Filed Pursuant to Rule 424(b)(3)
Registration No. 333-282559

PROSPECTUS

Up to 3,508,024 Shares of Common Stock

This prospectus relates to the offer and resale, from time to time, by the selling holders identified in this prospectus (the “Selling Holders”), or their permitted transferees, of up to 3,508,024 shares of common stock, par value $0.001 (“Common Stock”), of Soluna Holdings, Inc., a Nevada corporation (the “Company,” “We,” or “Us”). These shares of Common Stock consist of:

●	3,000,000 shares of Common Stock that we may, at our discretion, elect to issue and sell to YA II PN, Ltd. (the “Investor”) from time to time after the date of this prospectus, pursuant to the Standby Equity Purchase Agreement, dated as of August 12, 2024, entered into by and between the Company and the Investor (the “SEPA”);
●	59,382 shares of Common Stock (the “Commitment Shares”) issued to the Investor as consideration for its irrevocable commitment to purchase shares of Common Stock at our direction, from time to time after the date of this prospectus, upon the terms and subject to the conditions set forth in the SEPA;
●	140,000 shares of Common Stock issuable upon the exercise of the warrants (the “Warrants”) issued to Chuntao Zhou (the “Series B Holder”), the holder of our Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”); and
●	308,642 shares of Common Stock (the “Release Shares”) issued to the two other Selling Holders pursuant to the Release Agreement (as defined below).

Pursuant to the terms of the SEPA, the Company agreed to issue and sell to the Investor, from time to time, and the Investor agreed to purchase from the Company, up to $25 million of the Company’s shares of Common Stock.

The Warrants were issued to the Series B Holder on October 1, 2024, pursuant to the waiver it granted the Company in connection with the SEPA. The Warrants have an exercise price of $0.01 and expire on October 1, 2029.

On October 1, 2024, the Company and Univest Securities, LLC (“Univest”) entered into a General Release Agreement (the “Release Agreement”) whereby the parties agreed to terminate all prior agreements with respect to investment banking and placement agency services offered by Univest to the Company. Under the Release Agreement, the Company agreed to issue Univest $1,000,000 of shares of Common Stock and to include such shares in the Company’s next registration statement. The number of shares issued was calculated based on the five-day volume weighted average price (“VWAP”) ending October 1, 2024. The Release Shares were issued in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Release Agreement, the shares were issued to settle all financial matters between the Company and Univest, including any payment obligations that the Company had towards Univest in connection with the services that Univest provided, in exchange for a mutual release. Also under the Release Agreement, Univest agreed, during the period commencing on the day such registration statement is declared effective by the SEC and continuing until the earlier of (x) the date of termination of such period as elected by the Company and (y) the three month anniversary thereof (such period, the “Leak-Out Period”) to not sell such shares in excess of 1/3 of the shares of Common Stock beneficially owned by Univest and its affiliates on the day immediately prior to the first day of the Leak-Out Period.

Under the SEPA, shares of Common Stock may be issued and sold to the Investor under one of two pricing options, at the election of the Company. Under the first option (“Pricing Option 1”), the Company will sell the shares of Common Stock to the Investor at 96% of the Market Price (as defined below) for any period commencing (i) if submitted to the Investor prior to 9:00 a.m. Eastern Time on a trading day, at the open of trading on such day or (ii) if submitted to the Investor after 9:00 a.m. Eastern Time on a trading day, upon receipt by the Company of written confirmation of acceptance of the advance notice by the Investor and, in either case, ending at 4:00 p.m. New York City time on the applicable advance notice date (the “Option 1 Pricing Period”). Under the second option (“Pricing Option 2”), the Company will sell the shares of Common Stock to the Investor at 97% of the Market Price for the three consecutive trading days commencing on the advance notice date (the “Option 2 Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the daily VWAP of the Common Stock on Nasdaq during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest VWAP of the Common Stock on the Nasdaq during the Option 2 Pricing Period.

We may not issue or sell any shares of Common Stock to the Investor under the SEPA that, when aggregated with all other shares of Common Stock then beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 promulgated thereunder), would result in the Investor and its affiliates beneficially owning more than 9.99% of the outstanding shares of Common Stock (the “Beneficial Ownership Limitation”). In addition, the number of shares of Common Stock that we may issue to the Investor under the SEPA may be limited by the number of our authorized shares of Common Stock. As of December 31, 2024, we were authorized to issue a maximum of 75 million shares of Common Stock, and we had an aggregate of 10,607,020 shares of Common Stock outstanding. Assuming a (i) Market Price of $2.24 and, (ii) no beneficial ownership limitations, we may issue up to 11,625,744 shares of Common Stock under Pricing Option 1 and up to 11,505,891 shares of Common Stock under Pricing Option 2, which would reflect approximately 52.3% and 52.0%, respectively, of the outstanding shares of our Common Stock as of the date hereof after giving effect to such issuances. This does not include consent fees paid to the Series B Holder in connection with advances under the SEPA.

We may not have access to the full $25 million amount available under the SEPA due to the reasons noted above. Please see “The Standby Equity Purchase Agreement” for more information regarding the SEPA. This prospectus only covers 3,000,000 shares that may be issued under the SEPA.

The shares of Common Stock that may be sold by the Selling Holders and the shares of Common Stock that may be issued by us are collectively referred to in this prospectus as the “Offered Securities.” We will not receive any of the proceeds from the sale by the Selling Holders of the Offered Securities.

We will bear all costs, expenses and fees in connection with the registration of Offered Securities. The Selling Holders will bear all commissions and discounts, if any, attributable to their respective sales of Offered Securities. We are registering certain shares of our Common Stock for sale by the Selling Holders pursuant to various registration rights agreements with the Selling Holders. See the section of this prospectus entitled “Selling Holders” for more information.

The Investor is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act and any profits on the sales of shares of our Common Stock by the Investor and any discounts, commissions, or concessions received by the Investor are deemed to be underwriting discounts and commissions under the Securities Act.

The Selling Holders may offer and sell the securities covered by this prospectus from time to time. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth in a post-effective amendment to the registration statement of which this prospectus forms a part. See the sections of this prospectus titled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such securities. We will file a prospectus supplement or post-effective amendment, as applicable, with any information regarding any permitted transferees of the Selling Holders when such transferees become identifiable. You should carefully read this prospectus and any applicable prospectus supplement before you invest in our securities.

Our Common Stock is listed on Nasdaq under the symbol “SLNH.” On February 3, 2025, the last reported sale price of our Common Stock as reported on Nasdaq was $1.74 per share.

You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information,” carefully before you invest in any of our securities.

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” beginning on page 8 of this prospectus, together with other information in this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 5, 2025.

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ABOUT THIS PROSPECTUS

This prospectus forms part of a registration statement that we filed with the SEC, and that includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC before making your investment decision.

You should rely only on the information provided in this prospectus or in a prospectus supplement or any free writing prospectuses or amendments thereto. Neither we, nor the Selling Holders, have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we, nor the Selling Holders, are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 8 and our consolidated financial statements and the related notes included herein, before making an investment decision.

Our Business

Unless the context requires otherwise in this registration statement, the terms “SHI,” “Soluna,” the “Company,” “we,” “us,” and “our” refer to Soluna Holdings, Inc. together with its consolidated subsidiaries, “SCI” refers to Soluna Computing, Inc., formerly known as EcoChain, Inc. Other trademarks, trade names, and service marks used in this registration statement are the property of their respective owners.

Soluna Holdings, Inc. is a digital infrastructure company that specializes in transforming surplus renewable energy into computing resources. The Company’s strategy is to operate data centers co-located with wind, solar, and hydroelectric power plants, supporting compute-intensive applications, including Bitcoin mining, generative AI, and scientific computing. This approach aims to create a more sustainable grid while providing cost-effective and environmentally friendly computing solutions.

Soluna Holdings, Inc., was originally incorporated in the State of New York in 1961 as Mechanical Technology, Incorporated and reincorporated in the State of Nevada on March 24, 2021. Headquartered in Albany, New York, the Company changed its name from “Mechanical Technology, Incorporated” to Soluna Holdings, Inc. on November 2, 2021. On October 29, 2021, Soluna Callisto merged into SCI, a private green data center development company. Effective December 31, 2023, SCI transferred substantially all of its assets to SHI and/or its subsidiaries, and SHI currently conducts its business through its wholly-owned subsidiary, Soluna Digital, Inc. (“SDI”). Additionally, SHI formed Soluna Cloud, Inc. (“Soluna Cloud”) on March 24, 2024, to operate cloud, co-location, and data hosting services related to high performance computing and AI. On April 2, 2024, SHI formed Soluna Energy, Inc. (“SEI”) to own and manage renewable energy power purchase agreements and land leases through a series of service subsidiaries.

During fiscal year 2021, the Company commenced mining operations at its Murray, Kentucky location (“Project Sophie”) and Calvert City, Kentucky site (“Project Marie”). Project Marie was decommissioned in February 2023, while Project Sophie transitioned its focus from proprietary Bitcoin mining to hosting customers’ Bitcoin mining operations in the second quarter of 2023. All 25 MW of Project Sophie now perform data hosting services, including an AI customer pilot conducted during the first half of 2024. The Company has since sold all Bitcoin miners at Project Sophie and redeployed the capital. In September 2022, the Company divested specific mining assets at its Wenatchee, Washington facility (“Project Edith”), while continuing to manage operational contracts for the new owner. In August 2024, the Company divested the legal entity and ceased management of operational contracts for the new owner.

The Company’s Texas site (“Project Dorothy”), located at a wind farm, holds the potential for up to 100 MW of power generation. By June 2024, SHI had energized 50 MW of the site across two phases, Project Dorothy 1A and 1B. As of September 30, 2024, SHI holds a 14.6% ownership interest in Soluna DVSL ComputeCo, LLC (“DVSL”), owner of Project Dorothy 1A, and a 51% ownership interest in Soluna DV ComputeCo, LLC (“DVCC”), owner of Project Dorothy 1B. On July 22, 2024, the Company closed financing for the 48 MW modular data center (the “Project Dorothy 2”). Project Dorothy 2 is financed by Soluna2 SLC Fund II Project Holdco LLC, an investment vehicle of Spring Lane Capital (“SLC”) and SDI. As of the September 30, 2024, SDI has a 28% ownership interest in Project Dorothy 2.

On June 18, 2024, Soluna AL CloudCo, LLC (“CloudCo”), a subsidiary of Soluna Cloud, entered into an agreement with Hewlett Packard Enterprise Company (“HPE”). Under this agreement, HPE will provide data center and cloud services for AI and supercomputing applications utilizing NVIDIA H100 Graphic Processing Units. This agreement involves an initial pre-payment of $10.3 million, with a total commitment of $34 million over a 36-month period, and offers the potential for expansion based on mutual agreement.

Soluna is committed to leveraging its data centers and renewable energy partnerships to support the growing demands of Bitcoin mining, AI, and other high-performance computing industries, while maintaining a focus on sustainable, cost-effective energy use.

Standby Equity Purchase Agreement with the Investor

On August 12, 2024, we entered into the SEPA with the Investor. Pursuant to the terms of the SEPA, the Company agreed to issue and sell to the Investor, from time to time, and the Investor agreed to purchase from the Company, up to $25 million of the Company’s shares of Common Stock. We are registering hereunder the resale of 3,000,000 shares of Common Stock that we may, at our discretion, elect to issue and sell the Investor from time to time after the date of this prospectus, pursuant to the SEPA. We are also registering for resale the 59,382 Commitment Shares issued to the Investor as consideration for its irrevocable commitment to purchase shares of Common Stock at our direction, from time to time, after the date of this prospectus, upon the terms and subject to the conditions set forth in the SEPA.

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Under the SEPA, shares of Common Stock may be issued and sold to the Investor under one of two pricing options, at the election of the Company. Under the first option (“Pricing Option 1”), the Company will sell the shares of Common Stock to the Investor at 96% of the Market Price (as defined below) for any period commencing (i) if submitted to the Investor prior to 9:00 a.m. Eastern Time on a trading day, at the open of trading on such day or (ii) if submitted to the Investor after 9:00 a.m. Eastern Time on a trading day, upon receipt by the Company of written confirmation of acceptance of the advance notice by the Investor and, in either case, ending at 4:00 p.m. New York City time on the applicable advance notice date (the “Option 1 Pricing Period”). Under the second option (“Pricing Option 2”), the Company will sell the shares of Common Stock to the Investor at 97% of the Market Price for the three consecutive trading days commencing on the advance notice date (the “Option 2 Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the daily VWAP of the Common Stock on Nasdaq during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest VWAP of the Common Stock on the Nasdaq during the Option 2 Pricing Period.

We may not issue or sell any shares of Common Stock to the Investor under the SEPA that, when aggregated with all other shares of Common Stock then beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the Investor and its affiliates beneficially owning more than 9.99% of the outstanding shares of Common Stock (the “Beneficial Ownership Limitation”). In addition, the number of shares of Common Stock that we may issue to the Investor under the SEPA may be limited by the number of our authorized shares of Common Stock. As of December 31, 2024, we were authorized to issue a maximum of 75 million shares of Common Stock, and we had an aggregate of 10,607,020 shares of Common Stock outstanding. Assuming a (i) Market Price of $2.24 and, (ii) no beneficial ownership limitations, we may issue up to 11,625,744 shares of Common Stock under Pricing Option 1 and up to 11,505,891 shares of Common Stock under Pricing Option 2, which would reflect approximately 52.3 % and 52.0%, respectively, of the outstanding shares of our Common Stock as of the date hereof after giving effect to such issuances. This does not include consent fees paid to a Selling Holder in connection with advances under the SEPA.

In addition, we also agreed to pay the Investor a commitment fee, equal to $250,000, or 1.0% of the aggregate amount available to be sold under the SEPA, in shares of Common Stock, for its irrevocable commitment to purchase our shares of Common Stock under the SEPA (the “Commitment Fee”). The Company issued 59,382 Commitment Shares to the Investor on September 4, 2024, in satisfaction of the Commitment Fee.

Pursuant to the SEPA, we were required to register resales of the shares of Common Stock eligible to be sold pursuant to the SEPA and the Commitment Shares, collectively referred to as the Registrable Shares. We agreed to file a registration statement and shall not have the ability to request any advances under the SEPA until the registration statement, of which this prospectus forms a part, is declared effective.

On November 15, 2024, at a Special Meeting of Stockholders and pursuant to the rules of the Nasdaq Capital Market, we obtained stockholder approval to issue to the Investor, pursuant to the SEPA, shares of Common Stock that exceed 19.99% of the shares of Common Stock outstanding immediately prior to the execution of the SEPA.

On October 1, 2024, the Company and Univest entered into the Release Agreement whereby the parties agreed to terminate all prior agreements with respect to investment banking and placement agency services offered by Univest to the Company. Under the Release Agreement, the Company agreed to issue Univest $1,000,000 of shares of Common Stock and to include such shares in the Company’s next registration statement. The number of shares issued was calculated based on the five-day VWAP ending October 1, 2024. The Release Shares were issued in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act. Pursuant to the Release Agreement, the shares were issued to settle all financial matters between the Company and Univest, including any payment obligations that the Company had towards Univest in connection with the services that Univest provided, in exchange for a mutual release. Also under the Release Agreement, Univest agreed, during the Leak-Out Period, to not sell such shares in excess of 1/3 of the shares of Common Stock beneficially owned by Univest and its affiliates on the day immediately prior to the first day of the Leak-Out Period.

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Recent Developments

Project Kati

The Company is developing Project Kati which is expected to be a 166MW data center for AI, machine learning, Bitcoin hosting and other computing-intensive applications, as well as joint venture potential. It will be co-located with a wind farm in Texas. The Company has received final ERCOT approval for the Reactive Power Study which is the last study required to exit planning. It is also waiting for required amendments to Las Majadas Wind Farm’s agreement with the transmission service provider to be completed.

Project Rosa

The Company is developing Project Rosa which is expected to be a 187MW data center for AI and Bitcoin hosting and other computing-intensive applications, as well as joint venture potential. It will be co-located with a wind farm in Texas. The Company has signed Term Sheets for both power and land purchase agreements.

Assignment and Assumption Agreements

CloudCo, Soluna Cloud and the Company entered into assignment and assumption agreements (the “Assignment Agreements”) on October 1, 2024 with one of the Purchasers (as defined below) and two other parties introduced by that Purchaser, with respect to an aggregate of $1.25 million of notes issued by CloudCo. Pursuant to the Assignment Agreements, the Company purchased such notes for a purchase price of $750,000, or 60% of their face value.

Special Meeting of Stockholders

At the special meeting of stockholders of the Company held on November 15, 2024, the Company’s stockholders approved (i) the issuance to the Investor, pursuant to the SEPA, of shares of Common Stock that exceed 19.99% of the shares of Common Stock outstanding immediately prior to the execution of the SEPA and (ii) an amendment (the “Amendment”) to the Soluna Holdings, Inc. Fourth Amended and Restated 2021 Stock Incentive Plan (the “Plan”). Prior to the Amendment, under the Plan, the number of shares of Common Stock available for awards was limited to 18.75% of the number of shares of Common Stock outstanding as of the first trading day of each quarter. The Amendment changed this limitation to 22.75% from the first quarter of our fiscal year ending December 31, 2025 through the second quarter of our fiscal year ending December 31, 2027. Pursuant to the Amendment, effective at the end of the second quarter of our fiscal year ending December 31, 2027, the percentage will revert to 18.75% of the number of shares of Common Stock outstanding as of the first trading day of each quarter.

Convertible Notes Conversion

On December 12, 2024, the Company entered into an agreement with Alpha Capital Anstalt, 3i, LP, and Supereight Capital Holdings Ltd. (the “Note Holders”) pursuant to which the Note Holders elected to immediately convert all of the outstanding principal and accrued interest of certain convertible notes (the “Convertible Notes”) into shares of Common Stock. The agreement satisfied the full outstanding debt owed to the Note Holders under the Convertible Notes. Following the conversion, 335,661 shares of Common Stock were issued to the Note Holders in accordance with the terms of the Convertible Notes, as amended. No further amounts are owed by the Company under the Convertible Notes.

Corporate Information

Our principal executive office is located at 325 Washington Avenue Extension, Albany, NY 12205, and our phone number is (516) 216-9257. Our principal website address is https://www.solunacomputing.com/.

We make available free of charge on or through our website access to press releases and investor presentations, as well as all materials that we file electronically with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after electronically filing such materials with, or furnishing them to, the SEC. The SEC maintains an Internet website, www.sec.gov, that contains reports, proxy and information statements and other information that we file electronically with the SEC.

Information contained in, or accessible through, our website does not constitute part of this prospectus or registration statement and inclusions of our website address in this prospectus or registration statement are inactive textual references only. You should not rely on any such information in making your decision whether to purchase our securities.

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies in this prospectus as well as our filings under the Exchange Act.

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THE OFFERING

Shares of Common Stock offered by the Selling Holders	●	3,000,000 shares of Common Stock that we may, at our discretion, elect to issue and sell the Investor from time to time after the date of this prospectus, pursuant to the SEPA;
	●	59,382 Commitment Shares issued to the Investor as consideration for its irrevocable commitment to purchase shares of Common Stock at our direction, from time to time after the date of this prospectus, upon the terms and subject to the conditions set forth in the SEPA;
	●	140,000 shares of Common Stock issuable upon the exercise of the Warrants issued to the Series B Holder; and
	●	308,642 Release Shares issued to the two other Selling Holders.

Common Stock outstanding before this offering	10,607,020 shares of Common Stock.

Common stock to be outstanding immediately after this offering

13,747,020 shares of Common Stock, assuming the sale of 3,508,024 shares of Common Stock in this offering.

The actual number of shares of our Common Stock issued pursuant to the SEPA will vary, depending on advance requests by us.

Use of Proceeds	We will not receive any proceeds from the shares of Common Stock offered by the Selling Holders pursuant to this prospectus. Please see the section titled “Use of Proceeds” on page 87 of this prospectus.

National Securities Exchange Listing	Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “SLNH.”

Risk Factors	An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” beginning on page 8 of this prospectus, together with other information in this prospectus.

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THE STANDBY EQUITY PURCHASE AGREEMENT

General

On August 12, 2024, we entered into the SEPA with the Investor. Pursuant to the terms of the SEPA, the Company agreed to issue and sell to the Investor, from time to time, and the Investor agreed to purchase from the Company, up to $25 million of the Company’s shares of Common Stock. We are registering hereunder the resale of 3,000,000 shares of Common Stock that we may, at our discretion, elect to issue and sell the Investor from time to time after the date of this prospectus, pursuant to the SEPA. We are also registering for resale the 59,382 Commitment Shares issued to the Investor as consideration for its irrevocable commitment to purchase shares of Common Stock at our direction, from time to time, after the date of this prospectus, upon the terms and subject to the conditions set forth in the SEPA.

Under the SEPA, shares of Common Stock may be issued and sold to the Investor under one of two pricing options, at the election of the Company. Under the first option (“Pricing Option 1”), the Company will sell the shares of Common Stock to the Investor at 96% of the Market Price (as defined below) for any period commencing (i) if submitted to the Investor prior to 9:00 a.m. Eastern Time on a trading day, at the open of trading on such day or (ii) if submitted to the Investor after 9:00 a.m. Eastern Time on a trading day, upon receipt by the Company of written confirmation of acceptance of the advance notice by the Investor and, in either case, ending at 4:00 p.m. New York City time on the applicable advance notice date (the “Option 1 Pricing Period”). Under the second option (“Pricing Option 2”), the Company will sell the shares of Common Stock to the Investor at 97% of the Market Price for the three consecutive trading days commencing on the advance notice date (the “Option 2 Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the daily VWAP of the Common Stock on Nasdaq during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest VWAP of the Common Stock on the Nasdaq during the Option 2 Pricing Period.

We may not issue or sell any shares of Common Stock to the Investor under the SEPA that, when aggregated with all other shares of Common Stock then beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the Investor and its affiliates beneficially owning more than 9.99% of the outstanding shares of Common Stock (the “Beneficial Ownership Limitation”). In addition, the number of shares of Common Stock that we may issue to the Investor under the SEPA may be limited by the number of our authorized shares of Common Stock. As of December 31, 2024, we were authorized to issue a maximum of 75 million shares of Common Stock, and we had an aggregate of 10,607,020 shares of Common Stock outstanding. Assuming a (i) Market Price of $2.24 and, (ii) no beneficial ownership limitations, we may issue up to 11,625,744 shares of Common Stock under Pricing Option 1 and up to 11,505,891 shares of Common Stock under Pricing Option 2, which would reflect approximately 52.3 % and 52.0%, respectively, of the outstanding shares of our Common Stock as of the date hereof after giving effect to such issuances. This does not include consent fees paid to a Selling Holder in connection with advances under the SEPA.

In addition, we also agreed to pay the Investor the Commitment Fee, equal to $250,000, or 1.0% of the aggregate amount available to be sold under the SEPA, in shares of Common Stock, for its irrevocable commitment to purchase our shares of Common Stock under the SEPA. The Company issued 59,382 Commitment Shares to the Investor on September 4, 2024, in satisfaction of the Commitment Fee.

On November 15, 2024, at a Special Meeting of Stockholders and pursuant to the rules of the Nasdaq Capital Market, we obtained stockholder approval to issue to the Investor, pursuant to the SEPA, shares of Common Stock that exceed 19.99% of the shares of Common Stock outstanding immediately prior to the execution of the SEPA.

Pursuant to the SEPA, we were required to register resales of the shares of Common Stock eligible to be sold pursuant to the SEPA and the Commitment Shares, collectively referred to as the Registrable Shares. We agreed to file a registration statement and shall not have the ability to request any advances under the SEPA until the registration statement, of which this prospectus forms a part, is declared effective.

Fees

As consideration for the Investor’s entry into the SEPA, we paid to the Investor a non-refundable due diligence fee of $25,000 and issued the Commitment Shares to the Investor.

Purchases of Common Stock Under the SEPA

Advance Notice

Pursuant to the SEPA, we will have the right, but not the obligation, from time to time at our sole discretion for a period of up to 24 months, unless the SEPA is earlier terminated, to direct the Investor to purchase a specified number of shares of Common Stock, not to exceed the Maximum Advance Amount (as defined below), by timely delivering an Advance Notice to the Investor by 9:00 a.m. New York City time on any Trading Day we select as the purchase date (the “Purchase Date”) for such purchase.

The “Maximum Advance Amount” applicable to such Advance will be an amount equal to one hundred percent (100%) of the average of the daily trading volume of the Company’s Common Stock during regular trading hours as reported by Bloomberg L.P. (“Daily Traded Amount”) during the five consecutive Trading Days immediately preceding the date of such Advance Notice.

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The actual number of shares of Common Stock that the Investor will be required to purchase in an Advance, which we refer to as the Advance Amount, will be equal to the number of shares that we specify in the applicable Advance Notice, subject to adjustment to the extent necessary to give effect to the applicable Maximum Advance Amount and other applicable limitations set forth in the SEPA, including the Beneficial Ownership Limitation.

Under the SEPA, shares of Common Stock may be issued and sold to the Investor under one of two pricing options, at the election of the Company. Under the first option (“Pricing Option 1”), the Company will sell the shares of Common Stock to the Investor at 96% of the Market Price (as defined below) for any period commencing (i) if submitted to the Investor prior to 9:00 a.m. Eastern Time on a trading day, at the open of trading on such day or (ii) if submitted to the Investor after 9:00 a.m. Eastern Time on a trading day, upon receipt by the Company of written confirmation of acceptance of the advance notice by the Investor and, in either case, ending at 4 :00 p.m. New York City time on the applicable advance notice date (the “Option 1 Pricing Period”). Under the second option (“Pricing Option 2”), the Company will sell the shares of Common Stock to the Investor at 97% of the Market Price for the three consecutive trading days commencing on the advance notice date (the “Option 2 Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the daily VWAP of the Common Stock on Nasdaq during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest VWAP of the Common Stock on the Nasdaq during the Option 2 Pricing Period.

In the case of an Advance Notice effected under the SEPA, if any, all share and dollar amounts used in determining the purchase price per share of Common Stock to be purchased by in an Advance, or in determining the applicable maximum purchase share amounts or applicable volume or price amounts in connection with any such Advance, in each case, will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or price amounts.

Conditions Precedent to the Right of the Company to Deliver an Advance Notice

The Investor’s obligation to accept Advance Notices that are timely delivered by us under the SEPA and to purchase shares of our Common Stock in Advances under the SEPA, are subject to satisfaction of the conditions precedent thereto set forth in the SEPA, all of which are entirely outside of the Investor’s control, which conditions include the following:

●	the accuracy in all material respects of the representations and warranties of the Company included in the SEPA as of the Advance Notice Date;

●	the Company having paid the cash commitment fee or issued the Commitment Shares to an account designated by the Investor;

●	the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to the Investor under the SEPA) having been declared effective under the Securities Act by the SEC, and the Investor being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement entered into between the Company and the Investor on August 12, 2024 (the “Registration Rights Agreement”)) to resell all of the shares of Common Stock included in this prospectus (and included in any such additional prospectuses);

●	the Company obtaining all permits and qualifications required by any applicable state for the offer and sale of all shares of Common Stock issuable pursuant to such Advance Notice, or will have the availability of exemptions therefrom;

●	the Board of Directors approving the transactions contemplated by the SEPA and Registration Rights Agreement, which approval will remain in full force;

●	there will not have occurred any event and there will not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company under the SEPA) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in the light of the circumstances under which they were made) not misleading;

●	the Company performing, satisfying and complying in all material respects with all covenants, agreements and conditions required by the SEPA;

●	the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the SEPA or the Registration Rights Agreement;

●	trading in the Common Stock will not have been suspended by the SEC, Nasdaq or FINRA, the Company will not have received any final and non-appealable notice that the listing or quotation of the Common Stock on Nasdaq will be terminated on a date certain (unless, prior to such date, the Common Stock is listed or quoted on any other Principal Market, as such term is defined in the SEPA), and there will be no suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by The Depository Trust Company with respect to the Common Stock;

●	the Company will have authorized all of the shares of Common Stock issuable pursuant to the applicable Advance Notice by all necessary corporate action of the Company; and

●	the accuracy in all material respects of the representations and warranties of the Company included in the applicable Advance Notice as of the applicable Advance Notice Date.

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Termination of the SEPA

Unless earlier terminated as provided in the SEPA, the SEPA will terminate automatically on the earliest to occur of:

●	the 24-month anniversary of the Effective Date; or

●	the date on which the Investor will have purchased shares of Common Stock under the SEPA for an aggregate gross purchase price equal to $25.0 million.

The Company has the right to terminate the SEPA at any time after the Effective Date, at no cost or penalty, upon five Trading Days’ prior written notice to the Investor; provided that (i) there are no outstanding Advance Notices under which shares of Common Stock have yet to be issued and (ii) the Company has paid all amounts owed to the Investor pursuant to the SEPA. The Company and the Investor may also terminate the SEPA at any time by mutual written consent.

No Short-Selling or Hedging by the Investor

The Investor has agreed that none of the Investor, its sole member, any of their respective officers, or any entity managed or controlled by the Investor or its sole member will engage in or effect, directly or indirectly, for its own account or for the account of any other of such persons or entities, any short sales of the Common Stock or hedging transaction that establishes a net short position in the Common Stock during the term of the SEPA.

Prohibition on Dilutive Issuances and Similar Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the SEPA or Registration Rights Agreement, other than a prohibition on repaying any loans to any executives or employees of the Company or payments in respect of any related party debt, and a prohibition on effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell Common Stock or any securities exercisable, exchangeable or convertible into Common Stock at a future determined price.

Effect of Sales of our Common Stock on our Stockholders

All shares that may be issued or sold by the Investor set forth in this prospectus are expected to be freely tradable. The resale of a significant amount of shares by the Investor registered in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile.

If and when the Investor receives shares pursuant to the terms of the SEPA, after the Investor has acquired such shares, the Investor may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, stockholders who purchase shares of our Common Stock from the Investor in this offering at different times will likely pay different prices for those shares of Common Stock, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. The stockholders may experience a decline in the value of the shares of the Company’s Common Stock they purchase from the Investor in this offering as a result of future issuances made by the Company to the Investor at prices lower than the prices such stockholders paid for their shares in this offering. In addition, if the Company issues a substantial number of shares to the Investor under the SEPA, or if stockholders expect that the Company will do so, the actual sales of shares or the mere existence of the SEPA may make it more difficult for the Company to sell equity or equity-related securities in the future at a time and at a price that it might otherwise wish to affect such sales.

Because the price at which the shares may be issued to the Investor will fluctuate based on the market prices of the Common Stock, as of the date of this prospectus it is not possible for the Company to predict the number of shares of its Common Stock that will be issued to the Investor under the SEPA or the actual purchase price at which such shares are issued to the Investor.

The issuance of shares of the Company’s Common Stock to the Investor pursuant to the SEPA will not affect the rights or privileges of existing stockholders, except that the economic and voting interests of each of the existing stockholders will be diluted. Although the number of shares of Common Stock that existing stockholders own will not decrease, the shares of Common Stock owned by existing stockholders will represent a smaller percentage of the total outstanding shares of Common Stock after any such issuance.

The offer and sale of the shares to the Investor pursuant to the SEPA is and will be made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

This summary of the material provisions of the SEPA does not purport to be a complete statement of the respective terms and conditions of such agreements. A copy of the SEPA is filed as an exhibit to the Registration Statement which relates to this Prospectus.

Transactions with Convertible Noteholders and the Series B Holder in connection with the SEPA

Access to the SEPA was subject to a number of conditions precedent including various consents from the Company’s outstanding convertible noteholders (the “Noteholders”) and the Series B Holder. The Company has entered into the following transactions on October 1, 2024, with the Noteholders and the Series B Holder as described below, satisfying the conditions precedent related to third parties to access the SEPA.

Agreements with Convertible Noteholders

Master Consent Agreement

The Company entered into a Consent, Waiver, and Mutual Release Agreement (the “Master Consent”) with the Noteholders that are parties to a Securities Purchase Agreement, dated October 25, 2021, as amended (the “SPA”), pursuant to which, among other things, the Company has issued convertible notes to various institutional investors (together with their respective agents, the “Purchasers”). The Master Consent provides the following from the Purchasers:

●	consent to the Company’s entry into the SEPA and the Payment Agreements (as described below);
●	waiver of any rights of first refusal or participation rights in connection with the SEPA ;
●	standstill of the rights to exercise certain $0.01warrants pursuant to the SPA;
●	the right to prepay the convertible notes with a 20% premium;
●	termination of the SPA and related agreements upon the full payoff of the convertible notes; and
●	mutual limited release of claims between the Purchasers and the Company.

In return for these consents, the Company agreed to pay the Purchaser agents a $750,000 fee for the right to prepay the Notes.

Payment Agreements

The Company entered into payment agreements with the Purchasers in connection with the SEPA (the “Payment Agreements”), pursuant to which the Company and the Purchasers agreed to permit the full or partial prepayment of any outstanding convertible note balances held by the Purchasers at any time with five business days’ notice.

Agreements with Series B Holder

The Company entered into Amendment No. 1 (the “Amendment”) to the securities purchase agreement with the Series B Holder, pursuant to which the Series B Holder agreed to waive its right of first refusal and participation rights with respect to the SEPA, to modify its consent rights to future financings, and to limit warrant exercises and conversions in accordance with the terms of the Amendment. In return, the Company agreed to amend the conversion price of the Series B Preferred Stock from $135.25 to $5, to amend the exercise of price of outstanding warrants held by the Series B Holder to $0.01 per share, and to issue the Warrants.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described below, together with other information in this prospectus. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such an event, the trading price of our shares of Common Stock could decline, and you might lose all or part of your investment.

Summary Risk Factors

Risks Relating to the Company and its Growth Strategy

●	The Company’s ability to operate as a going concern is in doubt.
●	We may not be able to refinance, extend or repay our substantial indebtedness owed to our note holders, which would have a material adverse effect on our financial condition, compliance with our negative covenants, and ability to continue as a going concern.
●	We may be impacted by macroeconomic conditions due to global pandemics, epidemics or outbreaks of disease and the resulting global supply chain crisis.
●	The shortage of advanced semiconductors needed by AI customers may adversely affect the Company’s transition to AI data hosting business.
●	Construction of our future facilities potentially exposes us to additional risks.
●	We may have difficulty in obtaining banking services for our cryptocurrency activities.
●	We may be unable to obtain additional funding to scale the AI hosting and its hosting and proprietary cryptocurrency mining business to a larger-scale business.
●	We rely upon strategic partners to finance certain of our facilities.
●	The lack of regulation of digital asset exchanges which Bitcoin, and other cryptocurrencies, are traded on, may expose us to the effects of negative publicity resulting from fraudulent actors in the cryptocurrency space, and can adversely affect an investment in the Company.
●	Our business plan is heavily dependent upon acquisitions and strategic alliances and our ability to identify, acquire or ally on appropriate terms, and successfully integrate and manage any acquired companies or alliances will impact our financial condition and operating results.
●	We have a Limited History in the Cloud Service and Artificial Intelligence Business.

Risks Related to our Cryptocurrency and Data Center Business

●	Our cryptocurrency business has a history of operating losses, is affected by the volatility of Bitcoin, and we may report additional operating losses in the future.
●	Our data center business has a limited operating history, and we may not recognize operating income in the future.
●	Prices of cryptocurrencies are extremely volatile, and if our mined cryptocurrencies are converted into dollars when such values are low, we may not recognize the income from the conversion of the mined cryptocurrencies that we were expecting.
●	We may not be able to continue to develop our technology and keep pace with technological developments, or otherwise compete with other companies, many of whom have greater resources and experience.
●	Regulatory changes or actions may alter the nature of an investment in us or restrict the use of cryptocurrencies in a manner that adversely affects our business, prospects, or operations.
●	Bitcoin and Bitcoin mining, as well as cryptocurrencies generally, may be made illegal in certain jurisdictions, including the ones we operate in, which could adversely affect our business prospects and operations.
●	Our interactions with a blockchain may expose us to specially designated nationals (“SDN”) or blocked persons and new legislation or regulation could adversely impact our business or the market for cryptocurrencies.
●	Security breaches could result in a loss of our cryptocurrencies.
●	Incorrect or fraudulent cryptocurrency transactions may be irreversible.
●	The impact of geopolitical and economic events on the supply and demand for Bitcoin and other cryptocurrencies is uncertain.
●	The failure of cryptocurrencies to become widely accepted and/or used as a medium of exchange and method of payment could adversely affect our business, prospects and financial condition.
●	Cryptocurrencies face significant scaling and adoption obstacle issues which may lessen the demand for our services over time.
●	Because most of our and our hosted customers’ miners are designed specifically to mine Bitcoin and may not be readily adaptable to mining other cryptocurrencies, a sustained decline in Bitcoin’s value could adversely affect our business and results of operations.
●	Our business model depends upon the demand for data centers.
●	Our data centers and related products may have a long sales cycle that may harm our revenues and operating results.
●	Our data center business could be harmed by prolonged power outages, power and fuel shortages, capacity constraints and increases in power costs.
●	The Dorothy Facility is subject to a five-year ground lease, and if we are unable to renew its term, we may be unable to fully realize the anticipated benefits of the ongoing development of the site.
●	Our properties may experience damages, including damages that are not covered by insurance.
●	Our reliance on a third-party mining pool service provider for our mining revenue payouts may have a negative impact on our operations. The same may be true in the case of our hosted customers.
●	Over time, incentives for Bitcoin miners to continue to contribute processing power to the Bitcoin network may transition from a set reward to transaction fees. If the incentives for Bitcoin mining are not sufficiently high, we and our hosted customers may not have an adequate incentive to continue to mine.
●	The Bitcoin reward for successfully uncovering a block will halve several times in the future, and Bitcoin’s value may not adjust to compensate us for the reduction in the rewards we receive from our Bitcoin mining efforts.
●	We may not be able to realize the benefits of forks, and forks in a digital asset network may occur in the future, which may affect the value of the cryptocurrencies that we mine.
●	As the aggregate amount of computing power, or hash rate, in the Bitcoin network increases, the amount of Bitcoin earned per unit of hash rate decreases; as a result, in order to maintain our market share, we may have to incur significant capital expenditures in order to expand our fleet of miners.
●	Climate change, and the regulatory and legislative developments related to climate change, may materially adversely affect our business and financial condition.
●	We are subject to risks associated with our need for significant electrical power.
●	Changing environmental regulation and public energy policy may expose our business to new risks.
●	We may be affected by price fluctuations in the wholesale and retail power markets.
●	If federal or state legislatures or agencies initiate or release tax determinations that change the classification of cryptocurrencies as property for tax purposes (in the context of when such cryptocurrencies are held as an investment), such determination could have a negative tax consequence on us.

Risks Related to our Company Generally

●	Our confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information, which could limit our ability to compete.
●	We rely on highly skilled personnel and the continuing efforts of our executive officers and, if we are unable to retain, motivate or hire qualified personnel, our business may be severely disrupted. In addition, increased labor costs and the unavailability of skilled workers could hurt our business, financial condition and results of operations.
●	Brookstone Partners Acquisition XXIV, LLC (“Brookstone XXIV”) and its director designees may acquire interests and positions that could present potential conflicts with our and our stockholders’ interests.
●	Insiders continue to have substantial control over the Company.
●	We are subject to complex environmental, health and safety laws and regulations that may expose us to significant liabilities for penalties, damages or costs of remediation or compliance.

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General Risk Factors

●	We are heavily dependent on our senior management, and a loss of a member of our senior management team could cause the market prices of our securities to suffer.
●	We may incur losses and liabilities in the course of business that could prove costly to defend or resolve.
●	We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from selling our products, require us to obtain licenses from third parties or to develop non-infringing alternatives, and subject us to substantial monetary damages and injunctive relief.
●	If we are unable to protect our information systems against service interruption or failure, misappropriation of data or breaches of security, our operations could be disrupted, we could be subject to costly government enforcement actions and private litigation and our reputation may be damaged.
●	Our risk management process may not identify all risks that we are subject to and will not eliminate all risk.
●	The Company’s officers and directors are indemnified against certain conduct that may prove costly to defend.
●	The requirements of being a public company may strain our resources and divert management’s attention.

Risks Related to our Securities

●	The market price of our securities are likely be volatile, which may cause investment losses for our shareholders.
●	Because there has been limited precedent set for financial accounting of Bitcoin and other cryptocurrency assets, the determination that we have made for how to account for cryptocurrency assets transactions may be subject to change.
●	If we are not able to comply with the applicable continued listing requirements or standards of Nasdaq, Nasdaq could delist our Common Stock or Series A Preferred Stock or broker-dealers may be discouraged from effecting transactions in shares of our securities.
●	Raising additional funds through debt or equity financing could be dilutive and may cause the market price of our securities to decline. We still may need to raise additional funding which may not be available on acceptable terms, or at all. Failure to obtain additional capital may force us to delay, limit or terminate our product development efforts or other operations.

Risks Related to this Offering and the SEPA

●	Substantial blocks of our Common Stock may be sold into the market as a result of our being party to the SEPA.
●	You may experience immediate and substantial dilution in the net tangible book value per share of our Common Stock.
●	Under the SEPA, we do not have the right to control the timing and amount sales of our shares of Common Stock by the Investor.

Risks Relating to the Company and its Growth Strategy

The Company’s ability to operate as a going concern is in doubt.

The audit opinion and notes that accompany the Company’s Consolidated Financial Statements disclose a going concern qualification to its ability to continue in business. The accompanying Consolidated Financial Statements have been prepared under the assumption that the Company will continue as a going concern. The Company has incurred losses resulting in an accumulated deficit of approximately $274 million as of September 30, 2024, and further losses are anticipated in the development of its business.

The accompanying Consolidated Financial Statements show that the Company did not generate sufficient revenue to generate net income and has negative working capital as of September 30, 2024. The Company’s ability to continue as a going concern is dependent on its ability to raise capital to fund its future data centers and working capital requirements or its ability to profitably execute its business plan. The Company’s plans for the long-term return to and continuation as a going concern include financing its future operations through sales of securities, which may include Common Stock, preferred stock, convertible debt and project finance, or through the exercise of outstanding warrants. The volatility in capital markets and general economic conditions in the U.S. and elsewhere can pose significant challenges to raising the required funds. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s consolidated financial statements do not give effect to any adjustments required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying Consolidated Financial Statements.

We may not be able to refinance, extend or repay our substantial indebtedness owed to our note holders, which would have a material adverse effect on our financial condition, compliance with our negative covenants, and ability to continue as a going concern.

We anticipate that we will need to raise a significant amount of debt or equity capital in the near future in order to repay our outstanding debt obligations owed to our noteholders when they mature. On June 20, 2024, the Company issued a secured promissory note in the aggregate principal amount of approximately $12.5 million and on July 12, 2024, the Company issued additional secured promissory notes in the aggregate principal amount of approximately $1.3 million. As of December 31, 2024, we owed the note holders approximately $11.8 million and $1.2 million of principal which is currently due on June 20, 2027 and July 12, 2027, respectively. We cannot provide any assurances that we will be able to raise the necessary amount of capital to repay these obligations or that we will be able to extend the maturity dates or otherwise refinance these obligations. Upon a default in the debt our noteholders would have the right to exercise their rights and remedies to collect, which would include foreclosing on our assets. Accordingly, a default would have a material adverse effect on our business and, if our noteholders exercise its rights and remedies, we would likely be forced to seek bankruptcy protection.

Our agreements with our noteholders contain numerous negative covenants, many of which are implicated by our regular business operations, necessitating frequent loan modifications and consents. Failure to achieve agreement with the noteholders on these covenants could have an adverse effect on our ability to obtain advanced financing or implement our business plan and a covenant default would have an adverse effect on our financial condition and results of operations.

We may be impacted by macroeconomic conditions due to global pandemics, epidemics or outbreaks of disease and the resulting global supply chain crisis.

Global trade conditions and consumer trends that originated during the COVID-19 pandemic continue to persist and may also have long-lasting adverse impact on us and our industry. There are continued risks arising from new pandemics, epidemics or outbreaks of disease, and ongoing COVID-19 related issues which have exacerbated port congestion and intermittent supplier shutdowns and delays, resulting in additional expenses to expedite delivery of new critical equipment, as well as critical materials needed for our expansion plans. Further, equipment manufacturers have been impacted by the constrained supply of the semiconductors used in the production of advanced computer processing equipment. Thus, until the global supply chain crisis is resolved, and these extraordinary pressures are alleviated, we expect to continue to incur higher than usual costs to obtain such equipment and we may face difficulties obtaining equipment we need at prices or in quantities we find acceptable, if at all, and our business and results of operations may suffer as a result.

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In addition, labor shortages may lead to increased difficulty and labor costs in hiring and retaining the highly qualified and motivated people we need to conduct our business and execute on our strategic growth initiatives. Sustaining our growth plans will require the ongoing readiness and solvency of our suppliers and vendors, a stable and motivated production workforce, and government cooperation, each of which may be affected by macroeconomic factors outside of our immediate control.

We cannot predict the duration or direction of current global trends or their sustained impact. Ultimately, we continue to monitor macroeconomic conditions to remain flexible and to optimize and evolve our business as appropriate, and we will have to accurately project demand and infrastructure requirements globally and deploy our workforce and capital resources accordingly. If we experience unfavorable global market conditions, or if we cannot or do not maintain operations at a scope that is commensurate with such conditions or are later required to or choose to suspend such operations again, our business, prospects, financial condition and operating results may be harmed.

The shortage of advanced semiconductors needed by AI customers may adversely affect the Company’s transition to AI data hosting business.

As the Company transitions into an AI cloud service provider, its business may be affected by the current severe shortage of advanced semiconductors needed for processing of AI-related large language models. While the Company’s customers are generally responsible for the provision of processing equipment, any difficulties faced by them in acquiring these advanced chips, our data-hosting business may be adversely affected by the shortage of equipment required by them.

Construction of our future facilities potentially exposes us to additional risks.

We intend to continue constructing modular data centers in addition to our Silverton, Texas site (the “Dorothy Facility”), which potentially exposes us to significant risks we may otherwise not be exposed to, including risks related to, among other sources: construction delays; lack of availability of parts and/or labor, increased prices as a result, in part to inflation, and delays for data center equipment; labor disputes and work stoppages, including interruptions in work due to unanticipated environmental issues and geological problems; delays related to permitting and approvals to open from public agencies and utility companies; and delays in site readiness leading to our failure to meet commitments made in connection with such expansion.

All construction related projects depend on the skill, experience, and attentiveness of our personnel throughout the design and construction process. Should a designer, general contractor, significant subcontractor or key supplier experience financial problems or other problems during the design or construction process, we could experience significant delays, increased costs to complete the project and/or other negative impacts to our expected returns.

If we are unable to overcome these risks and additional pressures to complete our expansion projects in a timely manner, if at all, we may not realize their anticipated benefits, and our business and financial condition may suffer as a result.

We may have difficulty in obtaining banking services for our cryptocurrency activities.

While the banking authorities in the United States do not prohibit banks from providing banking services to cryptocurrency-related businesses such as the Company, the Federal Reserve, the FDIC and the Office of the Comptroller of the Currency have issued directives to banks in the United relating to their crypto-asset risks and as a result a significant number of banks have determined to limit such activities. Accordingly, we have had, and may have in the future have, difficulty in opening bank accounts, obtaining letters of credit and generally access to the banking system.

We may be unable to obtain additional funding to scale the AI hosting and its hosting and proprietary cryptocurrency mining business to a larger-scale business.

We are considering further increasing the size of our business as we seek to leverage our experience and expertise in operating data centers for advanced data processing, including artificial intelligence and cryptocurrency. To do so, however, we will need to raise additional debt and/or equity financing, which may not be available to us on acceptable terms or at all. Failure to generate adequate cash from our operations or find sources of funding would require us to scale back or curtail our operations or expansion efforts, including limiting our ability to expand our hosting and cryptocurrency business to a larger-scale operation, and would have an adverse impact on our business and financial condition. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests, and the per-share value of our Common Stock could decline. Furthermore, if we engage in additional debt financing, the holders of debt likely would have priority over the holders of Common Stock on order of payment preference. We may be required to accept terms that restrict our ability to incur additional indebtedness or take other actions including terms that require us to maintain specified liquidity or other ratios that could otherwise not be in the interests of our stockholders.

We rely upon strategic partners to finance certain of our facilities.

In order to complete construction of the first phase of our Dorothy Facility we have partnered with SLC and Navitas Global (“Navitas”), which provided funding to complete construction and fund corporate expenses, and we may seek similar funding completion of subsequent phases of the Dorothy Facility and our other projects in development. As a result, we will be requiring financing assistance as well as cooperation in significant operation decisions affecting the projects. If we are unable to obtain strategic partners for our projects or if we and our partners disagree on matters affecting our projects, our growth, prospects and financial results may be adversely affected.

The lack of regulation of digital asset exchanges which Bitcoin, and other cryptocurrencies, are traded on, may expose us to the effects of negative publicity resulting from fraudulent actors in the cryptocurrency space, and can adversely affect an investment in the Company.

The digital asset exchanges on which Bitcoin is traded are relatively new and largely unregulated. Many digital asset exchanges do not provide the public with significant information regarding their ownership structure, management teams, corporate practices, or regulatory compliance. As a result, the marketplace may lose confidence in, or may experience problems relating to, such digital asset exchanges, including prominent exchanges handling a significant portion of the volume of digital asset trading. In recent years, a number of digital asset exchanges filed for bankruptcy proceedings and/or became the subjects of investigation by various governmental agencies for, among other things, fraud, causing a loss of confidence and an increase in negative publicity for the digital asset ecosystem. As a result, many digital asset markets, including the market for Bitcoin, have experienced increased price volatility. The Bitcoin ecosystem may continue to be negatively impacted and experience long term volatility if public confidence decreases.

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These events are continuing to develop, and it is not possible to predict, at this time, every risk that they may pose to us, our service providers, or the digital asset industry as a whole. A perceived lack of stability in the digital asset exchange market and the closure or temporary shutdown of digital asset exchanges due to business failure, hackers or malware, government-mandated regulation, or fraud, may reduce confidence in digital asset networks and result in greater volatility in cryptocurrency values. These potential consequences of a digital asset exchange’s failure could adversely affect an investment in us.

Our business plan is heavily dependent upon acquisitions and strategic alliances and our ability to identify, acquire or ally on appropriate terms, and successfully integrate and manage any acquired companies or alliances will impact our financial condition and operating results.

Part of our strategy to grow our business is dependent on the acquisition of other entities or businesses in the future that complement our current products, enhance our market coverage or technical capabilities, or offer growth opportunities. We may also need to form strategic alliances or partnerships in order to remain competitive in our market. We may not be able, however, to identify and successfully negotiate suitable acquisitions alliances, obtain any financing necessary for such acquisitions on satisfactory terms or otherwise complete any such acquisitions or alliances. Further, any acquisition or alliance may require a significant amount of management’s time and financial resources to complete; furthermore, such acquisitions, strategic alliances or partnerships could be difficult to integrate, disrupt our business and dilute stockholder value.

In the future, we may acquire or form strategic alliances or partnerships with other businesses in order to remain competitive or to acquire new technologies. Acquisitions, alliances and investments involve numerous risks, including:

●	the potential failure to achieve the expected benefits of the combination, acquisition or alliance;
●	difficulties in and the cost of integrating operations, technologies, services and personnel;
●	difficulty of assimilating geographically dispersed operations and personnel of the companies we acquire or ally with;
●	impairment of relationships with employees, customers, vendors, distributors or business partners of either an acquired business or our own;
●	unanticipated difficulties in conforming business practices, policies, procedures, internal controls and financial records of acquisitions with our own;
●	the potential inability to successfully integrate acquired operations and products or to realize cost savings or other anticipated benefits from integration;
●	diversion of financial and managerial resources from existing operations;
●	risk of entering new markets in which we have little or no experience or where competitors may have stronger market positions;
●	potential write-offs of acquired assets or investments and potential financial and credit risks associated with acquired customers;
●	inability to generate sufficient revenue to offset acquisition or investment costs;
●	the risk of cancellation or early termination of an alliance by either party;
●	potential unknown liabilities associated with the acquired businesses;
●	unanticipated expenses related to acquired technology and its integration into the existing businesses;
●	negative impact to our results of operations because of the depreciation and amortization of amounts related to acquired intangible assets, fixed assets and deferred compensation, and the loss of acquired deferred revenue and unbilled deferred revenue;
●	loss of key employees or customers of acquired companies;
●	potential disruption of our business or the acquired business;
●	inability to accurately forecast the performance of recently acquired businesses, resulting in unforeseen adverse effects on our operating results;
●	the tax effects of any acquisitions; and
●	adverse accounting impact to our results of operations.

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Our failure to successfully manage our strategic relationships with Spring Lane and Navitas, or other future acquisitions, strategic alliances or partnerships, could seriously harm our operating results. In addition, our stockholders would be diluted if we finance the future acquisitions, strategic alliances or partnerships by incurring convertible debt or issuing equity securities.

We cannot offer any assurance that we will be able to identify, complete or successfully integrate any suitable acquisitions or suitable alliances. Even if successfully negotiated and closed, any acquisitions or alliances may not yield expected synergies, may not advance our business strategy as expected, may fall short of expected return-on-investment targets, or may otherwise fail to achieve their objectives or perform as contemplated and not prove successful. Companies that we acquire may operate with different cost and margin structures, which could further cause fluctuations in our operating results and adversely affect our business, financial condition and results of operations.

We have a Limited History in the Cloud Service and Artificial Intelligence Business.

We are implementing a strategy to move into the cloud service business to provide green energy to power-intensive artificial intelligence applications. This is a new business for the Company and no history of operations in this industry from which to evaluate our future operating performance in this segment. Our ability to implement this strategy is dependent upon successfully deploy new supercomputers in conjunction with our strategic partner and to attract and retain customers in a very competitive market.

Risks Related to our Cryptocurrency and Data Center Business

Our cryptocurrency business has a history of operating losses, is affected by the volatility of Bitcoin, and we may report additional operating losses in the future.

Our primary focus has been on the hosting and proprietary cryptocurrency mining business, and we have recorded historical losses and negative cash flow from our operations when the value of Bitcoin we and our hosted customers mine does not exceed associated costs. Further, as part of our strategic growth plans, we have made capital investments in expanding and vertically integrating our mining operations, increased our employee base, and incurred additional costs associated with owning and operating a self-mining facility. However, future market prices of Bitcoin are difficult to predict, and we cannot guarantee that our future revenues will exceed our associated costs.

Our data center business has a limited operating history, and we may not recognize operating income in the future.

We began our cryptocurrency and computer hosting operations in January 2020 and therefore is subject to all the risks inherent in a relatively recently established business venture in a rapidly developing and changing industry. Furthermore, in 2024 we entered the artificial intelligence market in an attempt to leverage our expertise in advanced data processing applications. This limited operating history also makes it difficult to evaluate our current business and its future prospects. We have not yet been able to confirm that our business model can or will be successful over the long term, and we may not ever continue to recognize operating income from this business. Our projections have been developed internally and may not prove to be accurate. Our operating results will likely fluctuate moving forward as we focus on growing our operations. We may need to make business decisions that could adversely affect our operating results, such as modifications to its business structure or operations. In addition, we expect additional growth in this business, which could place significant demands on the Company’s management and other resources and require us to continue developing and improving our operational, financial and other internal controls. We may not be able to address these challenges in a cost-effective manner or at all. If we do not effectively manage our growth, it may not be able to execute on its business plan, respond to competitive pressures or take advantage of market opportunities, and our business, financial condition and results of operations could be materially harmed.

Given our early-stage status, without positive operating income, there is a substantial risk regarding our ability to succeed. You should consider our business and prospects in light of these risks and the risks and difficulties that we will encounter as we continue to develop our business model. We may not be able to address these risks and difficulties successfully, which would materially harm our business and operating results, and we could be forced to terminate our business, liquidate our assets and dissolve, and you could lose part or all of your investment.

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Prices of cryptocurrencies are extremely volatile, and if our mined cryptocurrencies are converted into dollars when such values are low, we may not recognize the income from the conversion of the mined cryptocurrencies that we were expecting.

The fluctuating prices of cryptocurrencies represent significant uncertainties for our business. A variety of factors, known and unknown, may affect price and valuation, including, but not limited to (i) the supply of such cryptocurrencies; (ii) global blockchain asset demand, which can be influenced by the growth of retail merchants’ and commercial businesses’ acceptance of blockchain assets like cryptocurrencies as payment for goods and services, the security of online cryptocurrency exchanges and networks and digital wallets that hold blockchain assets, the perception that the use and holding of blockchain assets is safe and secure, and the regulatory restrictions on their use; (iii) investors’ expectations with respect to the rate of inflation; (iv) changes in the software, software requirements or hardware requirements underlying a blockchain network; (v) changes in the rights, obligations, incentives or rewards for the various participants in a blockchain network; (vi) currency exchange rates; (vii) fiat currency withdrawal and deposit policies of cryptocurrency exchanges and networks and liquidity on such exchanges and networks; (viii) interruptions in service from or failures of major cryptocurrency exchanges and networks; (ix) investment and trading activities of large subscribers, including private and registered investment funds, that may directly or indirectly invest in blockchain assets; (x) monetary policies of governments, trade restrictions, currency devaluations and revaluations; (xi) regulatory measures, if any, that affect the use of blockchain assets; (xii) the maintenance and development of the open-source software protocol of the cryptocurrency networks; (xiii) global or regional political, economic or financial events and situations; (xiv) expectations among blockchain participants that the value of blockchain assets will soon change; and (xv) a decrease in the price of blockchain assets that may have a material adverse effect on our financial condition and operating results. If our mined cryptocurrencies are converted into dollars when their values are low, we may not recognize the income from the conversion of the mined cryptocurrencies that we were expecting. Further, the extreme swings in value can make it difficult for us to develop reasonable financial plans and projections with respect to our business.

We may not be able to continue to develop our technology and keep pace with technological developments, or otherwise compete with other companies, many of whom have greater resources and experience.

We do not have the resources to compete with larger cryptocurrency mining and other entities in the advanced data processing space at this time and may not be able to compete successfully against present or future competitors. These markets have attracted various high-profile and well-established operators, many of which have substantially greater liquidity and financial resources than we do. With the limited resources we have available, we may experience great difficulties in expanding and improving our network of miners to remain competitive, and we may not be in a position to construct additional operational cryptocurrency mines.

Rapid technological change is a current feature of the markets in which we operate, and we cannot provide assurance that we will be able to achieve the technological advances, in a timely manner or at all, that may be necessary for us to remain competitive or that certain of our equipment will not become obsolete. Our ability to anticipate and manage changes in technology standards on a timely basis will be a significant factor in our ability to remain competitive. We may not be successful, generally or relative to our competitors, in timely implementing new technology into our systems, or doing so in a cost-effective manner. During the course of implementing any such new technology into our operations, we may experience system interruptions and failures. Further, if due to technological developments we need to replace our equipment entirely to remain competitive in the market, there can be no assurance that we will be able to do so on a cost-effective basis or in a timely manner, particularly in light of the long production period to manufacture and assemble cryptocurrency miners, potential large-scale purchases of miners from existing competitors and new entrants into the industry, and the difficulty in obtaining the advanced semiconductors needed for artificial intelligence applications. Furthermore, there can be no assurance that we will recognize, in a timely manner or at all, the benefits that we may expect as a result of our implementing new technology into our operations. As a result, our business, prospects, and operations may suffer, and there may be adverse effects on our financial condition and on the market prices of our securities.

In addition, competition from existing and future competitors, particularly the other North American companies that may have access to greater volumes of competitively priced energy, could result in our inability to secure acquisitions and partnerships that we may need to expand our business in the future. This competition from other entities with greater resources, experience and reputations may result in our failure to maintain or expand our business. If we are unable to expand and remain competitive, our business could be negatively affected which would have an adverse effect on the trading prices of our securities, which in turn would harm investors in our Company.

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Regulatory changes or actions may alter the nature of an investment in us or restrict the use of cryptocurrencies in a manner that adversely affects our business, prospects, or operations.

As cryptocurrencies have grown in both popularity and market size, governments around the world have reacted differently to cryptocurrencies; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while some jurisdictions subject the mining, ownership and exchange of cryptocurrencies to extensive, and in some cases overlapping, unclear and evolving regulatory requirements.

For example, in January 2023, the Federal Reserve, Office of the Comptroller of the Currency, and Federal Deposit Insurance Corporation issued a joint statement effectively discouraging banks from doing business with clients in crypto-asset industries, which could potentially create challenges regarding access to financial services. In January 2023, the Federal Reserve also issued a policy statement broadening its authority to cover state-chartered institutions. Moreover, in January 2023, the White House issued a statement cautioning deepening ties between crypto-assets and the broader financial system. Meanwhile, the SEC has announced several actions aimed at curtailing activities it deems sales of unregistered securities.

However, also during January of 2023, the U.S. House of Representatives announced its first ever Financial Services Subcommittee on Digital Assets and the intention to develop a regulatory framework for the use and trade of digital assets and related financial services products in the United States. Bipartisan leadership of the Senate Banking Committee announced a similar objective.

Given the difficulty of predicting the outcomes of ongoing and future regulatory actions and legislative developments, it is possible that they could have a material adverse effect on our business, prospects or operations.

Bitcoin and Bitcoin mining, as well as cryptocurrencies generally, may be made illegal in certain jurisdictions, including the ones we operate in, which could adversely affect our business prospects and operations.

Although we do not anticipate any material adverse regulations on Bitcoin mining in our jurisdictions of operation, it is possible that state or federal regulators may seek to impose harsh restrictions or total bans on cryptocurrency mining which may make it impossible for us to do business without relocating our mining operations, which could be very costly and time consuming. Further, although Bitcoin and Bitcoin mining, as well as cryptocurrencies generally, are largely unregulated in most countries (including the United States), regulators in certain jurisdictions may undertake new or intensify existing regulatory actions in the future that could severely restrict the right to mine, acquire, own, hold, sell, or use cryptocurrency or to exchange it for traditional fiat currency such as the United States dollar. Such restrictions may adversely affect us as the large-scale use of cryptocurrencies as a means of exchange is presently confined to certain regions globally. Such circumstances could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin or other cryptocurrencies we or our hosted customers mine, and thus harm our investors.

Our interactions with a blockchain may expose us to SDNs or blocked persons and new legislation or regulation could adversely impact our business or the market for cryptocurrencies.

The Office of Financial Assets Control (“OFAC”) of the U.S. Department of Treasury requires us to comply with its sanction program and not conduct business with persons named on its SDN list. However, because of the pseudonymous nature of blockchain transactions we may inadvertently and without our knowledge engage in transactions with persons named on OFAC’s SDN list. Our Company’s policy prohibits any transactions with such SDN individuals, but we may not be adequately capable of determining the ultimate identity of the individual with whom we transact with respect to selling cryptocurrency assets. We are unable to predict the nature or extent of new and proposed legislation and regulation affecting the cryptocurrency industry, or the potential impact of the use of cryptocurrencies by SDN or other blocked or sanctioned persons, which could have material adverse effects on our business and our industry more broadly. Further, we may be subject to investigation, administrative or court proceedings, and civil or criminal monetary fines and penalties as a result of any regulatory enforcement actions, all of which could harm our reputation and affect the value of our securities.

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Security breaches could result in a loss of our cryptocurrencies.

Security breaches including computer hacking or computer malware have been a consistent concern in the cryptocurrency industry. This could involve hacking in which an unauthorized person obtains access to the systems or information and can cause harm by the transmission of virus or the corruption of data. These breaches may occur due to an action by an outside party or by the error and negligence of an employee. We primarily rely on the Luxor mining pool and our cryptocurrencies are stored with exchanges such as Coinbase prior to selling them. If any breach were to occur of our security system, operations or third-party platforms, the result could cause a loss of our cryptocurrencies, loss of confidential or proprietary information, force the Company to cease operations or could cause damage to the reputation of the Company. If an actual or perceived attack were to occur, the market perception of the Company may be damaged, which could adversely affect potential and current investments in the Company and reduce demand for our securities and cause a reduction in our share prices.

Incorrect or fraudulent cryptocurrency transactions may be irreversible.

It is possible that, through computer or human error, theft or criminal action, our cryptocurrency could be transferred in incorrect amounts or to unauthorized third parties or accounts. In general, cryptocurrency transactions are irreversible, and stolen or incorrectly transferred cryptocurrencies may be irretrievable, and we may have extremely limited or no effective means of recovering any losses as a result of an incorrect transfer or theft. As a result, any incorrectly executed or fraudulent cryptocurrency transactions could adversely affect our business, operating results and financial condition.

The impact of geopolitical and economic events on the supply and demand for Bitcoin and other cryptocurrencies is uncertain.

Geopolitical crises may motivate large-scale purchases of Bitcoin and other cryptocurrencies, which could rapidly increase the price of Bitcoin and other cryptocurrencies. This may increase the likelihood of a subsequent price decrease as crisis-driven purchasing behavior dissipates, adversely affecting the value of the cryptocurrencies that we or our hosted customers mine. Alternatively, as an emerging asset class with limited acceptance as a payment system or commodity, global crises and general economic downturn may discourage investment in cryptocurrencies as investors focus their investment on less volatile asset classes as a means of hedging their investment risk.

Cryptocurrencies, which are relatively new, are subject to supply and demand forces. How such supply and demand will be impacted by geopolitical events is largely uncertain but could be harmful to us and investors in our securities. Political or economic crises may motivate large-scale acquisitions or sales of cryptocurrencies either globally or locally. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies that we or our hosted customers mine.

The failure of cryptocurrencies to become widely accepted and/or used as a medium of exchange and method of payment could adversely affect our business, prospects and financial condition.

The use of cryptocurrencies in the retail and commercial marketplace, despite sporadic adoption, is currently limited. A significant portion of cryptocurrency demand is generated by investors seeking a long-term store of value or speculators seeking to profit from the short- or long-term holding of the asset. Price volatility, slow processing speeds and high transaction costs undermine Bitcoin’s and other cryptocurrencies’ ability to be used as a medium of exchange, as retailers are less likely to accept it as a direct form of payment. Large-scale acceptance of cryptocurrencies as a means of payment has not, and may never, occur.

The relative lack of acceptance of cryptocurrencies in the retail and commercial marketplace, or a reduction of such use, limits the ability of end users to use them to pay for goods and services. Such lack of acceptance or a decline in acceptance could have a material adverse effect on the value of the cryptocurrencies that we or our hosted customers mine, the viability of cryptocurrency mining as a business, and our ability to continue as a going concern or to pursue our business strategy, which could have a material adverse effect on our business, prospects, operations and financial condition, as well as on the market value of our securities.

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Cryptocurrencies face significant scaling and adoption obstacle issues which may lessen the demand for our services over time.

Cryptocurrencies, including Bitcoin, face significant scaling and adoption issues, which may lessen the demand for our services over time. The current limitations of transaction throughput, high transaction fees, and extended processing times hinder widespread adoption and reduce the feasibility of cryptocurrencies as a daily payment method. As the industry attempts to address these challenges through protocol upgrades, second-layer solutions, and alternative consensus mechanisms, there is no guarantee that such solutions will be widely adopted or successful in resolving these issues. Should the scaling and adoption challenges persist or worsen, the demand for cryptocurrencies may decline, negatively impacting our mining operations and revenue. Furthermore, the emergence of new cryptocurrencies employing alternative, more scalable technologies could lead to a shift in market preferences, diminishing the value of the cryptocurrencies we mine and potentially affecting our business prospects and profitability.

Because most of our and our hosted customers’ miners are designed specifically to mine Bitcoin and may not be readily adaptable to mining other cryptocurrencies, a sustained decline in Bitcoin’s value could adversely affect our business and results of operations.

We and our hosted customers have invested substantial capital in acquiring miners designed specifically to mine Bitcoin as efficiently and as rapidly as possible on our assumption that we will be able to use them to mine Bitcoin and generate revenue from our operations. Therefore, our mining and hosting operations focus primarily on mining Bitcoin, and our revenue is largely based on the value of Bitcoin. Accordingly, if the value of Bitcoin declines and fails to recover, for example, because of the development and acceptance of competing blockchain platforms or technologies, including competing cryptocurrencies which our miners or our customers’ miners may not be able to mine, the revenue we generate from our operations will likewise decline. Moreover, we may not be able to successfully repurpose our operations in a timely manner, if at all, if we or our customers decide to switch to mining a different cryptocurrency (or to another purpose altogether) following a sustained decline in Bitcoin’s value or if Bitcoin is replaced by another cryptocurrency. This could have a material adverse effect on our business, prospects, operations and financial condition, as well as on the market value of our securities.

Our business model depends upon the demand for data centers.

We intend to be in the business of owning, leasing and operating data centers. A reduction in the demand for data center space, power or connectivity would have an adverse effect on our business and financial condition. We are susceptible to general economic slowdowns as well as adverse developments in the data center, internet and data communications and broader technology industries. Any such slowdown or adverse development could lead to reduced corporate information technology (“IT”) spending or reduced demand for data center space. Reduced demand could also result from business relocations, including to markets that we do not currently serve. Changes in industry practice or in technology could also reduce demand for the physical data center space we provide. In addition, our customers may choose to develop new data centers or expand their own existing data centers or consolidate into data centers that we do not own or operate, which could reduce demand for our data centers or result in the loss of one or more key customers. If any of our key customers were to do so, it could result in a reduction in our revenues and/or put pressure on our pricing. If we lose a customer, we may not be able to replace that customer at a competitive rate or at all. Mergers or consolidations could reduce further the number of our customers and potential customers and make us more dependent on a more limited number of customers. If our customers merge with or are acquired by other entities that are not our customers, they may discontinue or reduce the use of our data centers in the future. Our financial condition, results of operations, cash flows and ability to satisfy our debt service obligations could be materially adversely affected as a result of any or all of these factors.

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Our data centers and related products may have a long sales cycle that may harm our revenues and operating results.

A customer’s decision to co-locate in a Soluna data center and to purchase additional services involves a significant commitment of resources. As a result, we have a long sales cycle for our products and services. Furthermore, we may expend significant time and resources in pursuing a particular sale or customer that ultimately does not result in revenue.

Macroeconomic conditions, including economic and market downturns, may further impact this long sales cycle by making it extremely difficult for customers to accurately forecast and plan future business activities. This could cause customers to slow spending or delay decision-making on our products and services, which would delay and lengthen our sales cycle.

Delays due to the length of our sales cycle may materially and adversely affect our revenues and operating results, which could harm our ability to meet our financial forecasts for a given quarter and cause volatility in our stock price.

Our data center business could be harmed by prolonged power outages, power and fuel shortages, capacity constraints and increases in power costs.

Our data centers could be affected by problems accessing electricity sources, such as planned or unplanned power outages and limitations on transmission or distribution. Unplanned power outages, including, but not limited to, those relating to large storms, earthquakes, fires, tsunamis, cyberattacks and planned power outages by public utilities could harm our customers and our business. Some of our data centers may be located in leased buildings where, depending upon the lease requirements and number of tenants involved, we may or may not control some or all of the infrastructure including generators and fuel tanks. As a result, in the event of a power outage, we may be dependent upon the landlord, as well as the utility company, to restore the power. We attempt to limit our exposure to system downtime by using backup generators and alternative power supplies, but these measures may not always prevent downtime, which can adversely affect customer experience and revenues.

In each of our markets, we rely on third parties to provide a sufficient amount of power for current and future customers. At the same time, power and cooling requirements are increasing per unit of equipment. As a result, some customers are consuming an increasing amount of power for the same amount of infrastructure. We generally do not control the amount of power our customers draw from their installed circuits, which can result in growth in the aggregate power consumption of our facilities beyond our original planning and expectations. This means that limitations on the capacity of our electrical delivery systems and equipment could limit customer utilization of our data centers. These limitations could have a negative impact on the effective available capacity of a given data center and limit our ability to grow our business, which could have a negative impact on our financial performance, operating results and cash flows. We attempt to limit our exposure to system downtime by using backup generators and alternative power supplies, but these measures may not always prevent downtime, which can adversely affect customer experience and revenues.

Recently, the cost of electricity has generally risen due to macroeconomic natural gas supply and demand constraints, initially beginning with inadequate natural gas reserves in Europe to meet European demand in light of sanctions on Russian natural gas supply as a result of the ongoing military conflict between Russia and Ukraine. In addition, we expect the cost of utilities, specifically electricity, will generally continue to increase in the future on a cost-per-unit or fixed basis and for growth in consumption of electricity by our customers. In addition, we expect the cost of utilities, specifically electricity, will generally continue to increase in the future on a cost-per-unit or fixed basis and for growth in consumption of electricity by our customers. Furthermore, the cost of electricity is generally higher in the summer months, as compared to other times of the year. Our costs of electricity may also increase as a result of the physical effects of climate change, increased regulations driving alternative electricity generation due to environmental considerations or as a result of our election to use renewable energy sources. To the extent we incur increased utility costs, such increased costs could materially impact our financial condition, results of operations and cash flows.

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The Dorothy Facility is subject to a five-year ground lease, and if we are unable to renew its term, we may be unable to fully realize the anticipated benefits of the ongoing development of the site.

The Dorothy Facility is subject to a ground lease with an initial term of five years, followed by five one-year renewal options, unless terminated earlier. The long-term success of our plans for the Dorothy Facility is largely based on our ability to maintain the lease in effect and to renew it going forward. If we fail to maintain the lease or renew it once its initial term expires and the landlord requires us to vacate the premises, we will likely incur significant costs in relocating our operations, if we could do so at all, and our operations would be interrupted during such relocation. Further, if we fail to renew the lease on terms favorable to us, and our costs are increased, then we may not realize the anticipated benefits of our investment in the facility or any future development of its remaining available capacity. Any disruptions or changes our present relationship with the landlord for the Dorothy Facility could disrupt our business and our results of operations negatively.

Our properties may experience damages, including damages that are not covered by insurance.

Our properties are subject to a variety of risks relating to physical condition and operation, including:

●	the presence of construction or repair defects or other structural or building damage;
●	any noncompliance with or liabilities under applicable environmental, health or safety regulations or requirements or building permit requirements; and
●	any damage resulting from natural disasters, such as hurricanes, earthquakes, fires, floods and windstorms.

For example, our facilities could be rendered inoperable, temporarily or permanently, as a result of a fire or other natural disaster or by a terrorist or other attack on the site. The security and other measures we take to protect against these risks may not be sufficient. Additionally, our processing equipment could be materially adversely affected by a power outage, loss of access to the electrical grid, or loss by the grid of cost-effective sources of electrical power generating capacity. Given the power requirement, it would not be feasible to run miners on back-up power generators in the event of a power outage. Our insurance covers the replacement cost of any lost or damaged miners but does not cover any interruption of our mining activities; our insurance therefore may not be adequate to cover the losses we suffer as a result of any of these events. In the event of an uninsured loss, including a loss in excess of insured limits, at any of the mines in our network, such mines may not be adequately repaired in a timely manner or at all and we may lose some or all of the future revenues anticipated to be derived from such mines. The potential impact on our business is currently magnified because we are currently operating only a single mine.

Our reliance on a third-party mining pool service provider for our mining revenue payouts may have a negative impact on our operations. The same may be true in the case of our hosted customers.

We and many Bitcoin miners use a third-party mining pool to receive our mining rewards from the network. Cryptocurrency mining pools allow miners to combine their computing power, increasing their chances of solving a block and getting paid by the network. The rewards are distributed by the pool operator, proportionally to our contribution to the pool’s overall mining power, used to generate each block. Should the pool operator’s system suffer downtime due to a cyber-attack, software malfunction, or similar issues, it will negatively impact our ability to mine and receive revenue. Furthermore, we and many other Bitcoin miners are dependent on the accuracy of the mining pool operator’s recordkeeping to accurately record the total processing power provided to the pool for a given Bitcoin mining application in order to assess the proportion of that total processing power we provided. While we have internal methods of tracking both our power provided and the total used by the pool, the mining pool operator uses its own recordkeeping to determine our proportion of a given reward. We and other miners have little means of recourse against the mining pool operator if we determine that the proportion of the reward that the mining pool operator pays out to us is incorrect, other than leaving the pool. If we are unable to consistently obtain accurate proportionate rewards from our mining pool operator, we may experience reduced reward for our efforts, which would have an adverse effect on our results of operations and financial condition.

Over time, incentives for Bitcoin miners to continue to contribute processing power to the Bitcoin network may transition from a set reward to transaction fees. If the incentives for Bitcoin mining are not sufficiently high, we and our hosted customers may not have an adequate incentive to continue to mine.

In general, as the number of Bitcoin rewards awarded for solving a block in a blockchain decreases, our ability to achieve profitability also decreases. Decreased use and demand for Bitcoin rewards may adversely affect our incentive to expend processing power to solve blocks. If the Bitcoin rewards for solving blocks and transaction fees are not sufficiently high, fewer Bitcoin miners will mine. At insufficiently attractive rewards, our costs of operations in total may exceed our revenues from Bitcoin mining and from hosting customers engaged in Bitcoin mining.

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To incentivize Bitcoin miners to continue to contribute processing power to the Bitcoin network, such network may either formally or informally transition from a set reward to transaction fees earned upon solving a block. This transition could be accomplished either by Bitcoin miners independently electing to record in the blocks they solve only those transactions that include payment of a transaction fee or by the Bitcoin network adopting software upgrades that require the payment of a minimum transaction fee for all transactions. If as a result transaction fees paid for Bitcoin transactions become too high, Bitcoin users may be reluctant to transfer Bitcoin or accept Bitcoin as a means of payment, and existing users may be motivated to hold existing Bitcoin and switch from Bitcoin to another digital asset or back to fiat currency for transactions, diminishing the aggregate amount of available transaction fees for Bitcoin miners. Such reduction would adversely impact our results of operations and financial condition.

The Bitcoin reward for successfully uncovering a block will halve several times in the future, and Bitcoin’s value may not adjust to compensate us for the reduction in the rewards we receive from our Bitcoin mining efforts.

Halving is a process designed to control the overall supply and reduce the risk of inflation in cryptocurrencies using a proof of work consensus algorithm. At a predetermined block, the Bitcoin mining reward is cut in half, hence the term “halving.” For Bitcoin, the reward was initially set at 50 Bitcoin currency rewards per block, and this was cut in half to 25 on November 28, 2012 at block 210,000, then again to 12.5 on July 9, 2016 at block 420,000 and then again to 6.25 on May 11, 2020 at block 630,000. The most recent halving for Bitcoin occurred on April 19, 2024 at block 840,000 and the reward was reduced to 3.125. This process will reoccur until the total amount of Bitcoin currency rewards issued reaches 21 million, which is expected around the year 2140. While Bitcoin prices have had a history of fluctuations around the halving of its rewards, there is no guarantee that the price change will be favorable or would compensate for the reduction in mining reward. If a corresponding and proportionate increase in the trading prices of Bitcoin or a proportionate decrease in mining difficulty does not follow these anticipated halving events, the revenue we and our hosted customers earn from our Bitcoin mining operations could see a corresponding decrease, which could have a material adverse effect on our business and operations.

We may not be able to realize the benefits of forks, and forks in a digital asset network may occur in the future, which may affect the value of the cryptocurrencies that we mine.

To the extent that a significant majority of users and miners on a cryptocurrency network install software that changes the cryptocurrency network or properties of a cryptocurrency, including the irreversibility of transactions and limitations on the mining of new cryptocurrency, the cryptocurrency network would be subject to new protocols and software. If less than a significant majority of users and miners on the cryptocurrency network consent to the proposed modification, however, and the modification is not compatible with the software prior to its modification, a “fork” of the network would occur, with one prong of the network running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two versions of the cryptocurrency running in parallel yet lacking interchangeability and necessitating exchange-type transaction to convert currencies between the two forks. After a fork, it may be unclear which fork represents the original asset and which is the new asset.

If we hold a specific cryptocurrency at the time of a hard fork into two cryptocurrencies, industry standards would dictate that we would be expected to hold an equivalent amount of the old and new assets following the fork. We may not, however, be able to secure or realize the economic benefit of the new asset. Our business may be adversely impacted by forks in an applicable cryptocurrency network.

In addition, historically, speculation over a new “hard fork” in the Bitcoin protocol has resulted in Bitcoin price volatility and future hard forks may occur at any time. A hard fork could lead to a disruption of networks and our information technology systems could be affected by cybersecurity attacks, replay attacks or security weaknesses, any of which can further lead to temporary or even permanent loss of its assets. Such disruption and loss could cause us to be exposed to liability, even in circumstances where we have no intention of supporting an asset compromised by a hard fork. Additionally, a hard fork may result in a scenario where users running the previous protocol will not recognize blocks created by those running the new protocol, and vice versa. This may render our cryptocurrency mining hardware, or that of our hosted customers, incompatible with the new protocol. Such changes may have a material effect on our operations, financial position and financial performance.

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As the aggregate amount of computing power, or hash rate, in the Bitcoin network increases, the amount of Bitcoin earned per unit of hash rate decreases; as a result, in order to maintain our market share, we may have to incur significant capital expenditures in order to expand our fleet of miners.

The aggregate computing power of the global Bitcoin network has generally grown over time, and we expect it to continue to grow in the future. To the extent the global hash rate continues to increase, the market share of and the amount of Bitcoin rewards paid to any fixed fleet of miners will decrease. Therefore, in order to maintain our market share, we may be required to expand our mining fleet, which may require significant capital expenditures. If we can’t acquire sufficient numbers of new miners or access sufficient capital to fund our expenditures, our results of operations and financial condition could be adversely materially affected. While a business strategy focused on hosting could mitigate some of this risk, the fact that hosted clients are ultimately exposed to similar such risk allows for the continued possibility that this could have an adverse effect on our business operations, strategy and financial performance.

Climate change, and the regulatory and legislative developments related to climate change, may materially adversely affect our business and financial condition.

The potential physical impacts of climate change on our operations are highly uncertain and would be particular to the geographic circumstances in areas in which we operate or in which our third-party providers operate. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. The impacts of climate change may materially and adversely impact the cost, production and financial performance of our operations. Further, any impacts to our business and financial condition as a result of climate change are likely to occur over a sustained period of time and are therefore difficult to quantify with any degree of specificity. For example, extreme weather events may result in adverse physical effects on portions of our infrastructure, which could disrupt our supply chain and ultimately our business operations.

In addition, a number of governments or governmental bodies have introduced or are contemplating legislative and regulatory changes in response to the potential impact of climate change. Companies across many industries are facing increasing scrutiny related to their environmental, social, and governance (“ESG”) practices. Investor advocacy groups, certain institutional investors, investment funds and other influential investors are also increasingly focused on ESG practices and in recent years have placed increasing importance on the non-financial impacts of their investments. Given the very significant amount of electrical power required to operate cryptocurrency miners, as well as the environmental impact of mining for the rare earth metals used in the production of mining servers, the cryptocurrency mining industry may become a target for future environmental and energy regulation, and any such regulation may not distinguish between cryptocurrency mining powered partially by renewable energy, as is much of the Company’s business, and cryptocurrency mining using traditional (i.e. fossil fuel) sources of energy. Legislation and increased regulation regarding climate change could impose significant costs on us and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs to comply with such regulations. Any future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Furthermore, increased public awareness and concern regarding environmental risks, including global climate change, may result in increased public scrutiny of our business and our industry, and our management team may divert significant time and energy away from our operations and towards responding to such scrutiny and reassuring our employees. Given the political significance and uncertainty around the impact of climate change and how it should be addressed, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Any of the foregoing could result in a material adverse effect on our business, prospects and financial condition.

We are subject to risks associated with our need for significant electrical power.

Our operations have required significant amounts of electrical power, and, as we continue to expand our mining fleet and begin to operate our Dorothy Facility, we anticipate our demand for electrical power will continue to grow. The fluctuating price of electricity we require for our operations, and to power our expansion, may inhibit our profitability. If we are unable to continue to obtain sufficient electrical power on a cost-effective basis, we may not realize the anticipated benefits of our significant capital investments.

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Additionally, our operations could be materially adversely affected by prolonged power outages. Although certain critical functions of our facilities may be powered by backup generators on a temporary basis, it would not be feasible or cost-effective to run miners on back-up power generators for extended periods of time. Therefore, we may have to reduce or cease our operations in the event of an extended power outage, or as a result of the unavailability or increased cost of electrical power. If this were to occur, our business and results of operations could be materially and adversely affected.

Changing environmental regulation and public energy policy may expose our business to new risks.

Our and our hosted customers’ Bitcoin mining operations require a substantial amount of power and can only be successful, and ultimately profitable, if the costs incurred, including for electricity, are lower than the revenue we generate from operations. As a result, any mine we or our hosted customers establish can only be successful if we can obtain sufficient electrical power for that mine on a cost-effective basis, and our establishment of new mines requires us to find locations where that is the case. For instance, our plans and strategic initiatives for the Dorothy Facility are based, in part, on our understanding of current environmental and energy regulations, policies, and initiatives enacted by federal and Texas regulators. If new regulations are imposed, or if existing regulations are modified, the assumptions we made underlying our plans and strategic initiatives may be inaccurate, and we may incur additional costs to adapt our planned business, if we are able to adapt at all, to such regulations.

In addition, there continues to be a lack of consistent climate legislation, which creates economic and regulatory uncertainty for our business because the cryptocurrency mining industry, with its high energy demand, may become a target for future environmental and energy regulation. New legislation and increased regulation regarding climate change could impose significant costs on us and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs to comply with such regulations. Further, any future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations.

For example, in September 2022, the White House issued a report regarding the Climate and Energy Implications of Crypto-Assets in the United States. The report states that the Department of Energy and Environmental Protection Agency should initiate a process to solicit data and develop environmental performance and energy conservation standards for crypto-asset technologies, including mining equipment. Should such measures prove ineffective at achieving the Administration’s environmental goals, the report calls for the Administration to explore executive actions and legislation to limit or eliminate the use of high energy intensity consensus mechanisms for crypto-asset mining in the United States.

We may be affected by price fluctuations in the wholesale and retail power markets.

While the majority of our power and hosting arrangements contain fixed power prices, some also contain certain price adjustment mechanisms in case of certain events. Furthermore, a portion of our power and hosting arrangements includes merchant power prices, or power prices reflecting market movements. Market prices for power, generation capacity and ancillary services, are unpredictable. Over the past year, the market prices for power have generally been increasing, driven in part by the price increases in various commodities, including natural gas. Depending upon the effectiveness of any price risk management activity undertaken by us, an increase in market prices for power, generation capacity, and ancillary services may adversely affect our business, prospects, financial condition, and operating results. Long- and short-term power prices may fluctuate substantially due to a variety of factors outside of our control, including, but not limited to:

●	increases and decreases in generation capacity;

●	changes in power transmission or fuel transportation capacity constraints or inefficiencies;

●	volatile weather conditions, particularly unusually hot or mild summers or unusually cold or warm winters;

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●	technological shifts resulting in changes in the demand for power or in patterns of power usage, including the potential development of demand-side management tools, expansion and technological advancements in power storage capability and the development of new fuels or new technologies for the production or storage of power;

●	federal and state power, market and environmental regulation and legislation; and

●	changes in capacity prices and capacity markets.

If we are unable to secure power supply at prices or on terms acceptable to us, it would have a material adverse effect on our business, prospects, financial condition, and operating results.

If federal or state legislatures or agencies initiate or release tax determinations that change the classification of cryptocurrencies as property for tax purposes (in the context of when such cryptocurrencies are held as an investment), such determination could have a negative tax consequence on us.

Current Internal Revenue Service guidance indicates that digital assets such as Bitcoin should be treated and taxed as property, and that transactions involving the payment of Bitcoin for goods and services should be treated as barter transactions. While this treatment creates a potential tax reporting requirement for any circumstance where the ownership of a cryptocurrency passes from one person to another, it preserves the right to apply capital gains treatment to those transactions which may adversely affect our results of operations.

Risks Related to our Company Generally

Our confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information, which could limit our ability to compete.

While we are currently in the process of applying for patents with respect to our business, presently we rely on trade secrets to protect our proprietary technology and processes. Despite such protection, however, it is possible that a third party may copy or otherwise obtain and use our U.S. Patent and Trademark Office-registered or other proprietary information without our authorization, and trade secrets can be difficult to protect. Policing unauthorized use of our intellectual property and trade secrets is difficult, particularly in light of the global nature of the Internet and because the laws of other countries may afford us little or no effective protection of our intellectual property. Potentially expensive litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Additionally, we enter into confidentiality and intellectual property assignment agreements with our employees, consultants and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties’ confidential information developed by the party under such agreements or made known to the party by us during the course of the party’s relationship with us. Our employees, consultants and other advisors, however, may not honor these agreements and enforcing a claim that a party illegally obtained and is using our trade secrets is difficult, expensive and time-consuming and the outcome is unpredictable. Our failure to obtain and maintain trade secret protection could adversely affect our competitive position.

We rely on highly skilled personnel and the continuing efforts of our executive officers and, if we are unable to retain, motivate or hire qualified personnel, our business may be severely disrupted. In addition, increased labor costs and the unavailability of skilled workers could hurt our business, financial condition and results of operations.

Our performance largely depends on the talents, knowledge, skills, know-how and efforts of highly skilled individuals and in particular, the expertise held by our Chief Executive Officer, John Belizaire. His absence, were it to occur, would materially and adversely impact development and implementation of our projects and businesses. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Our continued ability to compete effectively depends on our ability to attract, among others, new technology developers and to retain and motivate our existing contractors. If one or more of our executive officers or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. In such case, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers or other key personnel. In addition, if any of our executives or key personnel joins a competitor or forms a competing company, we may lose customers.

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In addition, we compete with other businesses in our industries and other similar employers to attract and retain qualified personnel with the technical skills and experience required to successfully operate our businesses. The demand for skilled workers is high and the supply is limited, and a shortage in the labor pool of skilled workers or other general inflationary pressures or changes in applicable laws and regulations could make it more difficult for us to attract and retain personnel and could require us to enhance our wage and benefits packages, which could increase our operating costs.

Brookstone XXIV and its director designees may acquire interests and positions that could present potential conflicts with our and our stockholders’ interests.

Brookstone XXIV and its director designees may make investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Brookstone XXIV and its director designees may also pursue, for their own accounts, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities might not be available to us. As part of our sale of 150,000 shares of our Common Stock to Brookstone XXIV in October 2016 and as required by Brookstone XXIV as a condition to purchasing the shares, our Board renounced, to the extent permitted by applicable law, the Company’s expectancy with respect to being offered an opportunity to participate in any business opportunity that is discovered by or presented to a director designee (a “Business Opportunity”), whether in such director designee’s capacity as a director of the Company or otherwise. Accordingly, the interests of Brookstone XXIV and the designated directors with respect to a Business Opportunity may supersede ours, and Brookstone XXIV or its affiliates or the Brookstone XXIV-designated directors may be involved with businesses that compete with us and may pursue opportunities for the sole benefit of Brookstone XXIV and its affiliates without our involvement, for which we have limited recourse. Such actions on the part of Brookstone XXIV or its director designees could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, Michael Toporek, the Company’s Executive Chairman, serves as the Managing General Partner of Brookstone XXIV. As a result of the potential conflicts inherent in his serving in both roles, it is possible that Mr. Toporek could make decisions that benefit Brookstone XXIV at the expense of the Company.

Insiders continue to have substantial control over the Company.

As of December 31, 2024, the Company’s directors and executive officers held the current right to vote approximately 28% of the Company’s outstanding voting stock. In addition, the Company’s directors and executive officers have the right to acquire additional shares of our Common Stock by exercising their equity awards under our equity compensation plans, which could increase their voting percentage significantly. As a result, many of the Company’s officers and directors acting together, may have the ability to exert significant control over the Company’s decisions and control the management and affairs of the Company, and also to determine the outcome of matters submitted to stockholders for approval, including the election or removal of a director, and any merger, consolidation or sale of all or substantially all of the Company’s assets. Accordingly, this concentration of ownership may harm the future market prices of our securities by:

●	delaying, deferring or preventing a change in control of the Company;
●	impeding a merger, consolidation, takeover or other business combination involving the Company; or
●	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company.

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We are subject to complex environmental, health and safety laws and regulations that may expose us to significant liabilities for penalties, damages or costs of remediation or compliance.

We are subject to various federal, state, local and foreign environmental, health and safety laws and regulations. These laws and regulations govern matters such as: the emission and discharge of hazardous materials into the ground, air or water; the generation, use, storage, handling, treatment, packaging, transportation, exposure to, and disposal of hazardous and biological materials, including recordkeeping, reporting and registration requirements; and the health and safety of our employees. We may incur significant additional costs beyond those currently contemplated to comply with these regulatory requirements. Further, if we fail to comply with these requirements we may be exposed to fines, penalties and/or interruptions in our operations that could have a material adverse effect on our business, operating results and financial condition. Certain environmental laws may impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances have been disposed or otherwise released into the environment, even under circumstances where the hazardous substances were released by prior owners or operators, or the activities conducted and from which a release emanated complied with applicable law.

Further, existing regulations, particularly in the environmental area, could be revised or reinterpreted, or new laws and regulations could be adopted or become applicable to us or our facilities and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions, any of which could result in significant additional costs. Any of the foregoing could have a material adverse effect on our results of operations and financial condition.

General Risk Factors

We are heavily dependent on our senior management, and a loss of a member of our senior management team could cause the market prices of our securities to suffer.

If we lose the services of John Belizaire, our Chief Executive Officer and member of our board of directors, John Tunison, our Chief Financial Officer, and/or certain key employees, we may not be able to find appropriate replacements on a timely basis, and our business could be adversely affected. We do not currently maintain key life insurance policies on these officers or key employees. Our existing operations and continued future development depend to a significant extent upon the performance and active participation of these individuals and certain key employees. We may not be successful in retaining the services of these individuals, and if we were to lose any of these individuals, we may not be able to find appropriate replacements on a timely basis and our financial condition and results of operations could be materially adversely affected.

We may incur losses and liabilities in the course of business that could prove costly to defend or resolve.

Companies that operate in one or more of the businesses that we operate face significant legal risks. There is a risk that we could become involved in litigation wherein an adverse result could have a material adverse effect on our business and our financial condition. There is a risk of litigation generally in conducting a commercial business, and we are, at times, involved in commercial disputes with third parties, such as customers, distributors and vendors. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. We may incur significant legal expenses in defending against litigation.

We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from selling our products, require us to obtain licenses from third parties or to develop non-infringing alternatives, and subject us to substantial monetary damages and injunctive relief.

We may receive notices from third parties that the manufacture, use or sale of any products we develop infringes upon one or more claims of their patents. Moreover, because patent applications can take many years to issue, there may be currently pending applications, unknown to us, that may later result in issued patents that materially and adversely affect our business. Third parties could also assert infringement or misappropriation claims against us with respect to our future product offerings, if any. We cannot be certain that we have not infringed the intellectual property rights of any third parties. Any infringement or misappropriation claim could result in significant costs, substantial damages and our inability to manufacture, market or sell any of our product offerings that are found to infringe another person’s patent. Even if we were to prevail in any such action, the litigation could result in substantial cost and diversion of resources that could materially and adversely affect our business. If a court determined, or if we independently discovered, that our product offerings violated third-party proprietary rights, there can be no assurance that we would be able to re-engineer our product offerings to avoid those rights or obtain a license under those rights on commercially reasonable terms, if at all. As a result, we could be prohibited from selling products that are found to infringe upon the rights of others. Even if obtaining a license were feasible, it may be costly and time-consuming. A court could also enter orders that temporarily, preliminarily, or permanently enjoin us from making, using, selling, offering to sell or importing our products that are found to infringe on third parties’ intellectual property rights, or could enter orders mandating that we undertake certain remedial actions. Further, a court could order us to pay compensatory damages for any such infringement, plus prejudgment interest, and could in addition treble the compensatory damages and award attorneys’ fees. Any such payments could materially and adversely affect our business and financial condition.

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If we are unable to protect our information systems against service interruption or failure, misappropriation of data or breaches of security, our operations could be disrupted, we could be subject to costly government enforcement actions and private litigation and our reputation may be damaged.

Our business involves the collection, storage and transmission of personal, financial or other information that is entrusted to us by our customers and employees. Our information systems also contain the Company’s proprietary and other confidential information related to our business. Our efforts to protect such information may be unsuccessful due to the actions of third parties, computer viruses, physical or electronic break-ins, catastrophic events, employee error or malfeasance or other attempts to harm our systems. As the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems, change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or timely implement adequate preventative measures. We could also experience a loss of critical data and delays or interruptions in our ability to manage inventories or process transactions. Some of our commercial partners, such as those that help us maintain our website, may receive or store information provided by us or our users through our website. If these third parties fail to adopt or adhere to adequate information security practices or fail to comply with our policies in this regard, or in the event of a breach of their networks, our customers’ or employees’ information may be improperly accessed, used or disclosed.

If our systems are harmed or fail to function properly, we may need to expend significant financial resources to repair or replace systems or to otherwise protect against security breaches or to address problems caused by breaches. If we experience a significant security breach or fail to detect and appropriately respond to a significant security breach, we could be exposed to costly legal actions against us in connection with such incidents, which could result in orders or judgments forcing us to pay damages or fines or to take certain actions with respect to our information systems. Any incidents involving unauthorized access to or improper use of user information, or incidents that are a violation of our online privacy policies, could harm our brand reputation and diminish our competitive position. Any of these events could have a material and adverse effect on our business, reputation or financial results. Our insurance policies carry coverage limits, which may not be adequate to reimburse us for losses caused by security breaches.

Our risk management process may not identify all risks that we are subject to and will not eliminate all risk.

Our Enterprise Risk Management (“ERM”) process seeks to identify and address significant risks. Our ERM process uses the most recent integrated risk framework in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission to assess, manage and monitor risks. We believe that risk-taking is an inherent aspect of the pursuit of our growth and performance strategy. Our goals are to proactively manage risks in a structured approach in conjunction with strategic planning, with the intent to preserve and enhance shareowner value, and to manage prudently, rather than wholly avoiding, risks. We can mitigate risks and their impact on the Company, however, only to a limited extent, and no ERM process can identify all risks that we may face. Therefore, there may be risks that we are currently unaware of, that may develop in the future or that we currently consider immaterial. Further, our management of risks may prove inadequate. The emergence of risks of which we were unaware or are unable to manage could have a material adverse effect on our business, prospects, financial condition and results of operations.

The Company’s officers and directors are indemnified against certain conduct that may prove costly to defend.

Our articles of incorporation, as amended (the “Articles of Incorporation”) and bylaws (the “Bylaws”) generally provide broad indemnification to our officers and directors against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees actually incurred in connection with most actions or proceedings to which they are or are threatened to be made a party that relates to their service as an officer or director, except as limited as set forth therein. We are also obligated to advance expenses as they are incurred by a director or officer in defending an action or proceeding prior to final disposition upon receipt of an undertaking by the applicable person to repay such advanced amount if the advancement is ultimately found to not be permitted by law or otherwise.

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In addition, the Nevada Revised Statutes (the “NRS”) provides that no director or officer is individually liable for damages as a result of an act or failure to act in his or her capacity as a director or officer except if (i) the presumption that such director or officer acted in good faith, on an informed basis and with a view to the interests of the Company is rebutted, and (ii) it is proven that such director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and such breach involved intentional misconduct, fraud or a knowing violation of law. Consequently, subject to the applicable provisions of the NRS and to certain limited exceptions in the Articles of Incorporation and Bylaws, the Company’s officers and directors will not be liable to the Company or to its stockholders for monetary damages resulting from their conduct as an officer or director. As a result, we may have to spend significant resources indemnifying our officers and directors or paying for damages caused by their conduct.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable securities rules and regulations. The Exchange Act requires, among other things, that we file annual and current reports with the SEC with respect to our business and operating results. Compliance with these rules and regulations increases our legal and financial compliance costs, makes some activities more difficult, time-consuming, or costly, and increases demand on our systems and resources. As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition is more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert resources of our management and harm our business and operating results.

Risks Related to our Securities

The market price of our securities are likely be volatile, which may cause investment losses for our shareholders.

The market price of our securities has been and is likely to continue to be volatile, and investors in our securities may experience a decrease, which could be substantial, in the value of their securities or the loss of their entire investment in the Company for a number of reasons, including reasons unrelated to our operating performance or prospects. The market price of our securities could be subject to wide fluctuations in response to a broad and diverse range of factors, including those described elsewhere in this “Risk Factors” section as well as the following:

●	announcements by us regarding liquidity, significant acquisitions, equity investments and divestitures, addition or loss of significant customers and contracts, capital expenditure commitments and litigation;
●	our issuance of securities or debt, particularly if in connection with acquisition activities;
●	the sale of a significant number of shares of our Common Stock by shareholders;
●	recent changes in financial condition or results of operations, such as in earnings, revenues or other measure of company value;
●	general market and economic conditions; and
●	announcements of technological innovations or new product introductions by us or our competitors.

Further, broad market and industry factors may have a material adverse effect on the market price of our securities regardless of our actual operating performance.

In addition, stock markets have experienced in the past and may in the future experience a high level of price and volume volatility, and the market prices of equity securities of many companies have experienced in the past and may in the future experience wide price fluctuations not necessarily related to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of our securities.

Finally, our relatively small public float and daily trading volume have in the past caused, and may in the future result in, significant volatility in the price of our securities. As of December 31, 2024, we had approximately 7,646,277 shares of our Common Stock outstanding held by non-affiliates and 3,161,356 shares of our Series A Preferred Stock outstanding held by non-affiliates. Our daily trading volume for the year ended December 31, 2024, averaged approximately 238,987 shares of Common Stock and 12,516 shares of Series A Preferred Stock.

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Because there has been limited precedent set for financial accounting of Bitcoin and other cryptocurrency assets, the determination that we have made for how to account for cryptocurrency assets transactions may be subject to change.

Because there has been limited precedent set for the financial accounting of cryptocurrencies and related revenue recognition and no official guidance has yet been provided by the FASB or the SEC, it is unclear how companies may in the future be required to account for cryptocurrency transactions and assets and related revenue recognition. A change in regulatory or financial accounting standards could result in the necessity to change our accounting methods and restate our financial statements. Such a restatement could adversely affect the accounting for our newly mined cryptocurrency rewards and more generally negatively impact our business, prospects, financial condition and results of operations. Such circumstances would have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which would have a material adverse effect on our business, prospects or operations as well as and potentially the value of any cryptocurrencies we hold or expect to acquire for our own account and harm our investors.

If we are not able to comply with the applicable continued listing requirements or standards of Nasdaq, Nasdaq could delist our Common Stock or Series A Preferred Stock or broker-dealers may be discouraged from effecting transactions in shares of our securities.

Our Common Stock became listed and commenced trading on Nasdaq on March 23, 2020, and our Series A Preferred Stock commenced trading on Nasdaq on August 19, 2021. In order to maintain such listings, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price and certain corporate governance requirements. While we are currently in compliance, our share price has in the past dropped below the minimum share price and there can be no assurances that we will be able to comply with such applicable listing standards. If we fail to do so, Nasdaq may delist our Common Stock and Series A Preferred Stock, which would likely have an adverse impact on the market price and liquidity of such securities.

If our securities are not listed on, or become delisted from, NASDAQ for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if it were quoted or listed on NASDAQ or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If an active, liquid public trading market for the Common Stock does not develop or is not maintained, we may be limited in our ability to raise capital by selling shares of Common Stock and our ability to acquire other companies or assets by using shares of Common Stock or other SHI securities as consideration.

In addition, our shares of Common Stock have in the past constituted, and may again in the future constitute, “penny stock” within the meaning of Section 3(a)(51) of the Exchange Act and Rule 3a-51-1 thereunder, and so will be subject to the “penny stock” rules adopted under Section 15(g) (now 15(h)) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on a national securities exchange and trades at less than $5.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stocks to persons other than “established customers” complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If our Common Stock is subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our Common Stock. If the Common Stock is subject to the penny stock rules, investors will find it more difficult to dispose of their shares of our Common Stock.

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Raising additional funds through debt or equity financing could be dilutive and may cause the market price of our securities to decline. We still may need to raise additional funding which may not be available on acceptable terms, or at all. Failure to obtain additional capital may force us to delay, limit or terminate our product development efforts or other operations.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a shareholder. Furthermore, any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our products and services. In addition, the sale of a significant number of our shares of Common Stock, either by us or by our shareholders (in particular Brookstone XXIV, our largest shareholder) could depress the price of our securities.

We may continue to seek funds through equity or debt financings, collaborative or other arrangements with corporate sources, or through other sources of financing. Additional funding may not be available to us on acceptable terms, or at all. Any failure to raise capital as and when needed, as a result of insufficient authorized shares or otherwise, could have a negative impact on our financial condition and on our ability to pursue our business plans and strategies.

Risks Related to this Offering and the SEPA

Substantial blocks of our Common Stock may be sold into the market as a result of our being party to the SEPA.

The price of our Common Stock could decline if there are substantial sales of shares of our Common Stock, if there is a large number of shares of our Common Stock available for sale, or if there is the perception that these sales could occur.

Any issuances of shares of our Common Stock in any issuance will dilute the percentage ownership of stockholders and may dilute the per share projected earnings (if any) or book value of our Common Stock. Sales of a substantial number of shares of our Common Stock in the public market or other issuances of shares of our Common Stock, or the perception that these sales or issuances could occur, could cause the market price of our Common Stock to decline and may make it more difficult for you to sell your shares at a time and price that you deem appropriate.

You may experience immediate and substantial dilution in the net tangible book value per share of our Common Stock.

The offering price per share of our Common Stock in this offering may or may not exceed the net tangible book value per share of our Common Stock outstanding prior to this offering. For example, assuming that an aggregate of 3,000,000 shares of our Common Stock are sold pursuant to this prospectus at an assumed price of $2.00 per share, you would experience dilution of $0.05/share (calculated based on current share count and price), representing the difference between our adjusted net tangible book value per share after giving effect to this offering and the assumed offering price.

Under the SEPA, we do not have the right to control the timing and amount sales of our shares of Common Stock by the Investor.

Sales of our Common Stock, if any, to the Investor under the SEPA will depend upon market conditions and other factors, and the discretion of the Investor. We may ultimately issue to the Investor all, some or none of the shares of our Common Stock.

Because the price for the shares will fluctuate based on the market prices of our Common Stock, it is not possible for us to predict, as of the date of this prospectus and prior to any issuance of shares under the SEPA, the number of shares that we will issue to the Investor under the SEPA, and it is possible that the number of shares could be higher than the number of shares registered for resale by the Investor hereunder. Further, the resale by the Investor of a significant amount of shares registered in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information, this prospectus contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 under Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward- looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “can,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “seek,” “estimate,” “continue,” “plan,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential” and other similar words and expressions of the future.

There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by us. These factors include, but are not limited to:

●	labor and other workforce shortages and challenges;
●	our dependence on principal customers;
●	the addition or loss of significant customers or material changes to our relationships with these customers;
●	our sensitivity to general economic conditions including changes in disposable income levels and consumer spending trends;
●	our ability to timely and successfully build new hosting facilities with the appropriate contractual margins and efficiencies;
●	our ability to continue to grow sales in our hosting business;
●	volatility of cryptoasset prices
●	uncertainties of cryptoasset regulation policy; and
●	equipment failures, power or other supply disruptions.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in such forward-looking statements. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should review the factors and risks and other information we describe in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent reports we will file from time to time with the SEC.

All forward-looking statements are expressly qualified in their entirety by this cautionary note. You are cautioned to not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. You should read this prospectus, including the financial statements and the notes to the financial statements included herein, completely and with the understanding that our actual future results may be materially different from what we expect. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that will achieve our objectives and plans in any specified time frame, or at all. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise. We have expressed our expectations, beliefs and projections in good faith and believe they have a reasonable basis. However, we cannot assure you that our expectations, beliefs or projections will result or be achieved or accomplished.

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Glossary of Abbreviations and Acronyms for Selected References

The following list defines various abbreviations and acronyms used throughout this prospectus, including the Business Section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations, the Consolidated Financial Statements, the Notes to Consolidated Financial Statements and the Financial Statement Schedules.

This glossary covers essential terms related to Bitcoin mining, high-performance computing, Artificial Intelligence (“AI”) and related fields, providing valuable context for readers of the prospectus. A number of cross-references to additional information included throughout this prospectus are also utilized throughout this prospectus, to assist readers seeking additional information related to a particular subject.

1. Artificial Intelligence (“AI”): The simulation of human intelligence processes by machines, especially computer systems. These processes include learning (the acquisition of information and rules for using the information), reasoning (using rules to reach approximate or definite conclusions), and self-correction. AI applications include expert systems, natural language processing, speech recognition, and machine vision.

2. Bitcoin: A decentralized digital currency created in 2009 by an unknown person or group of people using the name Satoshi Nakamoto. It operates on a peer-to-peer network, allowing direct transactions without intermediaries. Transactions are verified by network nodes through cryptography and recorded on a publicly distributed ledger called a blockchain.

3. Bitcoin Halving: An event occurring approximately every four years where the reward for mining new Bitcoin blocks is halved. This reduces the number of new Bitcoins generated by miners, impacting their profitability and potentially affecting Bitcoin’s value. It’s part of Bitcoin’s deflationary monetary policy, designed to control supply.

4. Bitcoin Mining: The process of adding new transactions to the Bitcoin blockchain. It involves solving complex cryptographic puzzles to discover a new block, rewarding miners with transaction fees and newly created Bitcoins. This process secures and verifies transactions on the network.

5. Curtailment (“Curtailed” or “Curtailments”): In energy management, the reduction in electrical power supply by power plants to balance the grid or avoid excess generation. In Bitcoin mining or other computing activities, curtailment - pausing computing activities and related energy usage - can occur during peak demand periods or insufficient energy supply.

6. Data Center Colocation: A service where businesses can be provided with services and infrastructure such as electrical power and network connectivity for servers and other computing hardware at a third-party provider’s data center. This arrangement allows for cost savings, better infrastructure, and enhanced security compared to private data centers.

7. Electric Reliability Council of Texas (“ERCOT”): An independent system operator that manages the flow of electric power to more than 26 million Texas customers, representing about 90 percent of the state’s electric load. ERCOT schedules power on an electric grid that connects more than 46,500 miles of transmission lines and over 680 generation units.

8. Exahash (“EH/s”): A unit of computational power equal to one quintillion (10^18) hashes per second. It is used to measure the hashrate of the most powerful cryptocurrency mining equipment and the overall computational power of the Bitcoin network.

9. Generative AI: Artificial intelligence that can generate new content, such as text, images, or music, based on its training data. It learns from vast amounts of data to create outputs that mimic original human-generated content, often used in creative and analytical applications.

10. Gigawatt (“GW”): A unit of power equal to one billion watts. Often used to measure the capacity of large power plants or the power usage of large operations like data centers and industrial complexes.

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11. Grid Demand Response Services: Services provided to support the basic services of generating and delivering electricity to the grid. They help maintain power quality, reliability, and efficiency. In the context of Bitcoin mining, the use of mining facilities to provide grid stabilization services is an emerging concept.

12. Hashprice: The revenue a miner earns for each unit of computational power (hash) over a specific period. It is influenced by factors such as the price of Bitcoin, network difficulty, and transaction fees. A higher hashprice means more profitability for miners.

13. Hashrate: The measure of computational power per second used in cryptocurrency mining. It indicates the number of hash function computations per second by a miner’s hardware, with higher hashrates implying greater efficiency and network security.

14. High Performance Computing (“HPC”): The use of supercomputers and parallel processing techniques for solving complex computational problems. HPC is used in fields such as scientific research, simulation, and large-scale data analysis.

15. Joules: A unit of energy in the International System of Units (SI). One joule is the energy transferred when one watt of power is exerted for one second. In Bitcoin mining, energy efficiency is often measured in joules per hash.

16. Large Language Models (LLMs): Advanced AI models designed to understand, generate, and respond to human language in a way that mimics human-like understanding. They are trained on vast datasets and can perform a variety of language-based tasks, such as translation, summarization, and question-answering.

17. Machine Learning: A subset of artificial intelligence involving the creation of algorithms that can learn and make decisions or predictions based on data. It enables computers to improve their performance on a specific task with experience and data, without being explicitly programmed.

18. Megawatts (“MW”): A unit of power measurement equivalent to one million watts. Used to measure the electrical power consumption of large operations like data centers and Bitcoin mining rigs.

19. Mining Pool: A group of cryptocurrency miners who combine their computational resources over a network to increase their chances of finding a block and receiving rewards. The rewards are then divided among the pool participants, proportional to the amount of hashing power each contributed.

20. Petahash (“PH/s”): A unit of computational power equal to one quadrillion (10^15) hashes per second. It is used to measure the hashrate of extremely powerful cryptocurrency mining equipment.

21. Power Usage Effectiveness (“PUE”): A ratio that describes how efficiently a computer data center uses energy; specifically, how much energy is used by the computing equipment (in contrast to cooling and other overhead that supports the equipment).

22. Terahash (“TH/s”): A unit of computational power equal to one trillion (10^12) hashes per second. It’s a common measure of the performance of cryptocurrency mining hardware, with higher terahash rates indicating more powerful equipment.

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BUSINESS

Overview and Recent Developments

We are a digital infrastructure company specializing in transforming surplus renewable energy into computing resources. Our modular data centers can co-locate with wind, solar, or hydroelectric power plants and support compute intensive applications including Bitcoin Mining, Generative AI, and Scientific Computing. This pioneering approach to data centers helps energize a greener grid while delivering cost-effective and sustainable computing solutions.

Our mission is to make renewable energy a global superpower using computing as a catalyst.

SHI through its subsidiaries operates across several business divisions:

●	Bitcoin Hosting - we host Bitcoin Mining customers at our data centers.
●	Proprietary Bitcoin Mining - we mine Bitcoin through joint ventures at our data centers.
●	AI Cloud and Hosting Services - we provide GPU-as-a-Service and provide colocation services at our data centers for companies seeking to train large language models, tune existing AI models, and deploy advanced AI-powered applications or other HPC workloads.
●	Demand Responses Services - we utilize our data centers to deliver demand response services to grid operators.

Operations and Project Pipeline

We currently operate 75 MW of facilities at two locations. We have another 405 MW of facilities in development or near shovel ready in the United States. In addition, we have a 2 GW+ pipeline of renewable-energy powered projects. A summary of our pipeline, current and anticipated operating locations are as follows (as of December 31, 2024):

Project Name	Location	MW	Status	Business Model	Power Source
Sophie	Murray, KY	25	Operating	Bitcoin Hosting	Grid / Hydro
Dorothy 1A	Silverton, TX	25	Operating	Bitcoin Hosting	Wind
Dorothy 1B	Silverton, TX	25	Operating	Bitcoin Mining	Wind
Ada	Cloud	-	Operating 512 GPU Cluster	AI	Grid / Hydro
Dorothy 2	Silverton, TX	50	In Construction	Bitcoin Hosting	Wind
Grace	Silverton, TX	2	Development	AI	Wind
Kati	Harlington, TX	166	Development	Bitcoin Hosting / AI	Wind
Rosa	Snyder, TX	187	Development	Bitcoin Hosting / AI	Wind

Capital Partners

We finance our data center projects through a combination of the sale of public equity and project-level capital partners. As of December 31, 2024, the Company had two primary project-level partners:

●	Spring Lane Capital (“SLC”) - A private venture fund with approximately $350 million of assets under management that focuses on sustainability solutions. On May 3, 2022, SLC committed a $35 million capital pool to finance Soluna data centers including Project Dorothy 1A.
●	Navitas West Texas Investments SPV, LLC (“Navitas”), organized by Navitas Global - a private equity firm with less than $150 million of assets under management focused on sustainable Bitcoin Mining. On May 9, 2023, we formed a strategic partnership with Navitas to mine Bitcoin at Project Dorothy 1B.

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Distinctives

We are a leading curtailment solutions provider. Our brand is now synonymous with curtailment solutions. We have relationships with the industry’s leading renewable energy developers and have a growing pipeline of projects with access to low-cost power resources. We have a repeatable way to grow our supply of sustainable, low-cost power from renewable energy generators. Our unique behind-the-meter structure allows us to draw power from the power plant or grid, and provide demand response services. This approach allows us to offer a lower cost of power for Bitcoin mining and, in the future AI and other HPC.

We are an infrastructure company. We build, own or jointly own, and operate our data centers and related power infrastructure. Our proprietary design is modular, scalable, and designed to run computing-intensive, batchable applications beyond Bitcoin Mining. We manage our data centers using MaestroOS(™), our proprietary data center operating system. MaestroOS reads a multitude of signals, including: local power costs, weather, Bitcoin metrics, and grid signals to optimize the operations of our facilities around the country. This allows us to monetize these facilities over a long period of time with a high return on invested capital.

Strategic Focus

In 2024, our execution was focused on four key initiatives, namely:

(1) Optimize Projects - improve the profitability, operational efficiency, customer satisfaction and customer mix at our operating data centers;

(2) Grow Pipeline - increase the number of curtailment assessments completed, sign more term sheets for projects and mature more projects to shovel readiness;.

(3) Launch AI - form, capitalize, and begin operations of our AI Cloud services business in partnership with a leading Original Equipment Manufacturer (“OEM”) partner and kick off customer development activities; and

(4) Financing Opportunities - Raise capital to support our growth initiatives, including Project Dorothy 2, Project Ada, and Project Kati. to support.

Competition

The Company competes with Bitcoin mining companies, Bitcoin hosting companies, and in the future specialized AI cloud or hosting companies.

Bitcoin miners compete globally, ranging from individuals to large data centers. This competition drives innovation in hardware, software, and power strategies. Miners often join pools for stability. The mining industry is decentralized and highly competitive. Bitcoin Hosting is also competitive, with customers seeking reliable, low-cost electricity and capable operating teams.

We compete with the following publicly-traded Bitcoin mining companies:

●	Riot Platforms, Inc.
●	Core Scientific, Inc.
●	Cipher Mining Inc.
●	Hut 8 Mining Corp
●	Hive Blockchain Technologies Ltd.
●	Bitfarms, Ltd.
●	Cleanspark, Inc.
●	Iris Energy Limited
●	Bit Digital, Inc.
●	TeraWulf Inc.
●	Greenidge Generation Holdings Inc.

Note: some of these mining companies may be customers of our Bitcoin Hosting division. Our differentiation is our power pipeline and our Distinctives as noted above.

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As we further develop our data center business, we will compete for HPC applications that large traditional data centers (such as Amazon Web Services, Google Cloud Platform, and Microsoft Azure), are not suited to compete for due to their higher power and other infrastructure costs.

Intellectual Property

Soluna has filed eight provisional patent applications with the U.S. Patent and Trade Market Office for technologies related to their Modular Data Center (“MDC”) concept, covering modular architecture, cooling technology, simulations, and overall data center control. These patents also include aspects like variable power consumption and local co-optimization of power generation supply with demand.

Additionally, Soluna has filed two utility patent applications. The first, granted (Patent # US20230013746A1) in 2023, focuses on the layout of modular data center buildings on a site, crucial for thermal efficiency. The second patent application is for local co-optimization of power generation supply with demand generated by a data center, detailing a method involving independently metered load co-location with power generation.

While there is no guarantee of patent approval or competitive advantage, enforcing patents can be resource intensive. Soluna also holds a registered trademark for its Company name, Soluna.

Soluna will continue to rely on its rapid innovation and relentless implementation to compete well, leveraging its strategic relationships, operating experience and technical know-how.

The Company has developed a proprietary software system called MaestroOS(™) to enable the automation, management, and operations of critical elements of its data centers. We have a dedicated team that engages in activities to continue to enhance the MaestroOS to drive innovation and growth in its business.

Environmental

There are increasing concerns about the quantity of non-renewable energy used by data centers, especially those used for Bitcoin Mining and increasingly Generative AI. We believe the integration of computing and renewable energy is the future of the modern grid.

By colocating our data centers with underutilized renewable resources, Soluna aims to reduce the carbon footprint of our data centers and encourage renewable power plant development. An independent study done by REsurety found that Soluna’s data centers are 18% greener than traditional data centers. This is driven by our flexible design, our MaestroOS software platform, and our location on the grid close to renewable resources. REsurety used Local Marginal Emissions data and analysis for the report. 1

Beginning in December 2023, we began participating in an ERCOT emergency demand response program which allows the grid to redirect our power allotment back into the market during extreme weather events when needed. By taking such actions, we immediately help to stabilize the grid by allowing our power allotment to be delivered to the areas of greatest need, such as heating homes and powering hospitals. Overall, our operations incentivize the development of new renewable power generation, and they help to reduce the frequency and impact of power failures and electricity price surges. Our MaestroOS technology makes this flexible behavior possible and has already performed well during ERCOT testing of the demand response system.

1 The Carbon Footprint of Project Dorothy: An LME Analysis - Soluna (solunacomputing.com)

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Existing or Probable Governmental Regulations

Cryptocurrency mining is largely an unregulated activity at both the state and federal level. We anticipate that cryptocurrency mining will face increased regulation in the near and long-term. We cannot predict how future regulations may affect our business or operations. State regulation of cryptocurrency mining is important with respect to where we conduct our mining operations. Our Dorothy Facility is located in the State of Texas. To the extent that there is any state regulation, Texas is one of the most favorable regulatory environments for cryptocurrency miners.

The effect of any regulatory change by the federal, state, local or foreign governments or any self-regulatory agencies on the Company is impossible to predict, but such change could be substantial and may have a material adverse effect on the Company’s business, financial condition, and results of operations. For example, in November 2022, the State of New York enacted a law prohibiting new proof-of-work mining activities that use power generated from carbon inputs. While the Company does not currently operate in New York, there is no guarantee that future regulation or adverse action will not take place and interpretation of existing regulations in a manner adverse to our business is possible. In January 2024, a decade after initial applications were filed, the SEC approved a series of spot Bitcoin exchange-traded funds, which have received billions of dollars of in-flows. In February 2024, the U.S. Energy Information Administration (the “EIA”) commenced a six-month survey among participants in the U.S. cryptocurrency mining industry to collect data to track and analyze the electricity consumption by such industry participants. The EIA’s analysis will focus on how the energy demand for cryptocurrency mining is evolving, identify geographic areas of high growth, and quantify the sources of electricity used to meet cryptocurrency mining demand. It is unclear what, if any, regulatory policy changes may result following the collection and analysis of the data obtained through the EIA’s survey, if it proceeds. If regulators seek to curb electricity consumption by cryptocurrency mining operations in the future our business could be adversely affected. As of February 23, 2024, the U.S. Department of Energy (the agency governing the EIA) agreed to temporarily suspend this survey following a lawsuit by a cryptocurrency association and Bitcoin mining company. The Company will closely monitor the outcome of this and other regulatory developments concerning cryptocurrency mining, as to the potential effects on our business.

As the regulatory and legal environment evolves, we may become subject to new laws, such as further regulation by the SEC and other agencies, which may affect our mining and other activities. For additional discussion regarding our belief about the potential risks that existing and future regulation pose to our business, see the section captioned “Risk Factors” in this prospectus.

Human Capital Resources

As of December 31, 2024, we had forty-seven employees, including forty-six full-time employees and one full-time consultant. Of these employees, thirteen were in finance, twenty-two in operations, two in corporate development, six in information technology and engineering, one in sales, one in human capital, one in power, and one executive. The operations personnel include both individuals directly involved in the strategy of our data centers as well as data center maintenance and supervisory roles. Certain positions within our organization require industry-specific technical knowledge. We have been successful in attracting and retaining qualified technical personnel for these positions.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, engaging, incentivizing, and integrating our existing and additional employees. The Company supports its employees through a competitive compensation package, including company equity, generous health benefits and a flexible PTO policy. We have a combination of remote and on-site employees.

None of our employees are subject to a collective bargaining agreement and we believe our relations with our employees is positive as reflected in our low voluntary turnover rate.

Diversity, Equity, and Inclusion

We support diversity and inclusion by ensuring a workplace where employees can thrive, and our policies are designed to promote equality and respect for everyone. Diverse backgrounds, experiences and opinions are encouraged and welcomed. In support of such diversity and inclusion, we act in accordance with our Code of Ethics and Business Conduct and our Non-Discrimination and Anti-Harassment Policy to create a safe environment free from discrimination or harassment that respects the human rights of our employees. We strive to achieve a workplace where opportunities for success are created and available for everyone equally. In support of this goal, in 2024, we required all employees to complete unconscious bias and harassment training.

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Compensation and Benefits

Our compensation programs are designed to provide incentives to attract, retain, and motivate employees to achieve our long-term goals. Specifically, we compare salary and wages against quantitative benchmarks and adjust monetary compensation to ensure wages are competitive and consistent with employee positions, skill levels, experience, and geographic location. We maintain a robust process for ensuring pay equity across the Company and increases in incentives and compensation based on merit and performance.

We provide a comprehensive range of health benefits options, including medical, behavioral, dental, and vision insurance for employees and family members, paid leaves, and life, disability, accident, and cancer care insurance coverage.

Insurance

The Company and its subsidiaries maintain insurance policies with reputable insurers against such risks and in such amounts as management has determined to be prudent for our operations and that we believe are similar in scope and coverage in all material respects to insurance policies maintained by other similarly situated businesses. These policies include coverage for D&O, Builders Risk, Property, General Liability, Auto and other casualty lines of business.

Factors Expected to Affect Our Future Results

Revenue Sources:

Our revenue streams consist of several components:

1. Hosting Revenues: We provide electrical power and network connectivity to cryptocurrency mining customers, who pay a specified amount and rate for these services.

2. Block Rewards in Bitcoin: These are fixed rewards programmed into the Bitcoin software and awarded to miners for solving cryptographic problems and creating new blocks on the blockchain.

3. Participation in Demand Response Programs: We also generate revenue by participating in demand response programs.

Market Price of Bitcoin

Changes in the market value of Bitcoin directly impact our revenues. For example, in 2022, 2023, and 2024 the average Bitcoin price was $27,795.81, $29,869.90 and $67,768.44, respectively. By December 31, 2024, the price of Bitcoin had reached a high of 93,429.20.

Halving

Halving events occur periodically in the Bitcoin network, reducing block rewards. The reduction is designed to occur irrespective of ongoing demand. While halving can impact our revenues negatively by reducing the rewards for mining, it will continue until the total Bitcoin rewards issued reach approximately 21 million, expected around 2140. The most recent halving for Bitcoin occurred on April 19, 2024 and the block rewards were fixed at 3.125 Bitcoin per block.

Network Hash Rate and Difficulty

A miner’s chance of earning Bitcoin rewards depends on their hash rate relative to the global network hash rate. As demand for Bitcoin increases, the global network hash rate rises rapidly, leading to higher network difficulty. This adjustment ensures a ten-minute block validation time, making the network more secure but requiring more computing power to earn rewards. Failure to keep pace with industry trends in deploying additional hash rate can decrease a miner’s share of the global network hash rate and, consequently, their chance of earning rewards.

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Company History, Information and Organization

History

Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated which was originally incorporated in the State of New York in 1961, reincorporated in the State of Nevada on March 24, 2021, and is headquartered in Albany, New York. Effective November 2, 2021, the Company changed its name from “Mechanical Technology, Incorporated” (or “MTI”) to “Soluna Holdings, Inc.” On October 29, 2021, Soluna Callisto merged into Soluna Computing, Inc. (“SCI”), a private green data center development company. MTI Instruments, Inc., a subsidiary of Soluna Holdings, Inc., was sold on April 11, 2022. We formed a wholly owned subsidiary of SHI on December 31, 2023, Soluna Digital, Inc. (“Soluna Digital”, or “SDI”). Effective December 31, 2023, SCI transferred substantially all of its assets to SHI or its subsidiaries, including SDI.

Information and Organization

Our website is at http://www.solunacomputing.com. Information contained on our website does not constitute part of and is not incorporated into this prospectus.

The following table is a description of each of the entities in the corporate organization chart, under Soluna Holdings, Inc.

Subsidiary	Inc.- State	Description
Soluna Computing, Inc. (“SCI”)	Nevada	Successor to EchoChain Mining, Inc. and the operating arm of SHI. Owner of the Project Edith data center.
Soluna Digital, Inc. (“SDI”)	Nevada	Holding company focused on cryptocurrency business segments.
Soluna Cloud, Inc. (“SCI”)	Nevada	Holding company focused on AI/HPC business segments
Soluna Energy Inc. (“SEI”)	Nevada	Holding company for all land and Power Purchase Agreements “PPA’s”
Soluna Global Services, Inc. (“SGSI”)	Nevada	Service provider and holding company for EPC services to projects.
Soluna MC, LLC (“SMC”)	Nevada	Owner and operator of Project Marie data center. Decommissioned in December 2022.
Soluna SW, LLC (“SSW”)	Nevada	Owner and operator of Project Sophie data center.
Soluna DV Services (“DVSV”)	Nevada	Provides operations and maintenance services, Engineering, procurement, and construction (“EPC”) services to the DVCC, and DVSL data centers.
Soluna DV ComputeCo, LLC (“DVCC”)	Delaware	Owner of Project Dorothy 1B data center.
Soluna DVSL ComputeCo, LLC (“DVSL”)	Delaware	Owner of Project Dorothy 1A data center.
Soluna DVSL II ComputeCo, LLC (“DVSL 2”)	Delaware	Owner of Project Dorothy 2 data center.
Soluna KK I ComputeCo, LLC (“KKCC 1”)	Delaware	Owner of Project Kati 1 data center.
Soluna DV Devco, LLC (“DVDC”)	Nevada	Owner of DVSL and indirect owner of Project Dorothy 1B data center and 100% of the Class A units of DVSL.
Soluna MC Borrowings, LLC 2021-1 (“SMCB1”)	Delaware	A borrowing entity to hold assets (miners) that collateralized an equipment loan with NYDIG ABL, LLC.
Soluna SW Borrowings, LLC 2022-1 (“SSWB1”)	Delaware	A borrowing entity for any potential loan agreements for Project Sophie.
Soluna KK Energy ServiceCo, LLC (“SEKK”)	Nevada	Owner of Project Kati PPA and land/land lease(s).
SDI SL Borrowing – 1, LLC	Nevada	A borrowing entity to hold loan agreements for SDI.
Soluna EPC Services, LLC	Nevada	Provides EPC services to projects.

Properties

We lease approximately 3,478 square feet of office, in Albany, New York, which houses the corporate offices of SHI. The current lease agreement expires on December 31, 2027.

On March 4, 2021, SSW acquired a 3.2-acre tract of real property located in Murray, Kentucky on which it has built an energy-efficient cryptocurrency mining facility, Project Sophie, that includes 22 buildings for data facility hosting or mining.

On February 24, 2023, DVSV entered into a lease agreement for a 33.19-acre tract of land in Silverton, Texas. The agreement has an initial five-year term with the right to extend the term of the agreement for five additional one-year terms.

We believe these facilities are generally well-maintained and adequate for the Company’s current needs and for expansion, if required. Our business growth, however, is dependent on developing additional properties, and we believe our project pipeline is strong enough to support our current business plan.

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Legal Proceedings

At any point in time, we may be involved in various lawsuits or other legal proceedings. Such lawsuits could arise from the sale of products or services or from other matters relating to our regular business activities, compliance with various governmental regulations and requirements, or other transactions or circumstances.

EPA

We have been named as a party in the December 19, 2019 United States Environmental Protection Agency (“EPA”) Demand Letter regarding the Malta Rocket Fuel Area Superfund Site (“Site”) located in Malta and Stillwater, New York, in connection with an alleged release of hazardous materials into the environment. The EPA is seeking reimbursement of response costs from all named parties in the amount of approximately $358 thousand plus interest in connection with the investigation and disposal activities associated with the various drum caches discovered at the Site, issuance of the Explanation of Significant Differences (“ESD”) of the Site, and implementation of the work contemplated by the ESD. We consider the likelihood of a material adverse outcome with respect to this matter to be remote and do not currently anticipate that any expense or liability that we may incur as a result of this matter in the future will be material to the Company’s business or financial condition.

NYDIG

NYDIG ABL LLC, (“NYDIG”) filed a complaint against SMCB1(“Borrower”) and SMC (“Guarantor”, and together with Borrower, “NYDIG Defendants”) in Marshall Circuit Court of the Commonwealth of Kentucky on December 29, 2022 regarding a series of loans (the “NYDIG Loans”) made by NYDIG to Borrower pursuant to a Master Equipment Finance Agreement (“MEFA”) that were secured by certain assets of Borrower and guaranteed by Guarantor pursuant to a written guaranty agreement executed by Guarantor. On February 15, 2023, the Court approved an agreed order granting NYDIG’s motion for writ of possession which, among other things, ordered the NYDIG Defendants to provide NYDIG access to the collateral securing the NYDIG Loans and preserved the rights of NYDIG to pursue a deficiency judgment against the NYDIG Defendants. Also on February 15, 2023, the NYDIG Defendants filed their answer and affirmative defenses in this proceeding. On February 23, 2023, NYDIG proceeded to foreclose on all of the collateral securing the MEFA, and repossessed the collateralized assets that totaled approximately $3.4 million, of which approximately $560 thousand was first used to pay off accrued interest and penalties to date. On September 5, 2023, NYDIG provided a letter finalizing the accounting for the repossessed collateralized assets totaling proceeds of approximately $3.4 million. This included legal and other expenses associated with the sale of the assets, net a modest gain on the estimated net book value of the assets totaling $251 thousand that was expensed as a loss on disposition of assets for the year ended December 31, 2023. On December 7, 2023, NYDIG filed its Motion for Summary Judgment seeking entry of a judgment against the NYDIG Defendants in the approximate amount of $10.3 million for principal and interest and penalties. On January 12, 2024, the NYDIG Defendants filed their objection to NYDIG’s motion for summary judgment on the grounds that NYDIG failed to explain what collateral of which loan was sold and how the sale proceeds were allocated and applied to each loan. NYDIG and the NYDIG Defendants consensually resolved the motion in the form of a Stipulation and Agreed Judgment, which the Court approved on February 23, 2024.

On March 13, 2024, NYDIG served the NYDIG Defendants with a post-judgment discovery seeking information regarding the NYDIG Defendants’ assets and liabilities. Per agreement between NYDIG and the NYDIG Defendants, the deadline to respond to the discovery demands was extended to May 13, 2024 but with rolling weekly production that commenced on April 12, 2024. The NYDIG Defendants completed responding to NYDIG’s initial document requests on May 13, 2024. On September 24, 2024, NYDIG sent a letter seeking supplemental discovery from the NYDIG Defendants. The NYDIG Defendants responded seeking clarification from NYDIG regarding their supplemental requests. On November 6, 2024, NYDIG sent a second “meet and confer” letter seeking (i) the production of additional/supplemental documents from Soluna by November 20, 2024 and (ii) the deposition of a representative of the Defendants on or before December 15, 2024. Per agreement between NYDIG and the NYDIG Defendants, (i) the deadline to respond to the supplemental discovery demands was extended to December 12, 2024 but with rolling weekly production to commence on November 21, 2024, and (ii) a deposition of a representative of the NYDIG Defendants will occur on January 23, 2025.

Additionally, NYDIG has stated its intention to pursue SCI, the parent company of Guarantor, under a piercing of the corporate veil theory relating to NYDIG Defendants’ debts and liabilities under the loan documents. The Company intends to vigorously defend itself from NYDIG’s parent company claims. SCI denies any such liability and has filed a complaint for a declaratory judgment against NYDIG in the Eighth Judicial District Court in Clark County, Nevada on March 16, 2023, seeking a declaratory judgment as to such matter. NYDIG filed a motion to dismiss in response to SCI’s declaratory judgment complaint on April 13, 2023. SCI filed a response in opposition to NYDIG’s motion to dismiss on April 27, 2023. The court heard oral arguments on May 16, 2023. On June 22, 2023, the court issued an order granting NYDIG’s motion to dismiss, on the basis that the case was not ripe for decision, without prejudice. SCI intends to continue to vigorously defend any allegations regarding liability on account of NYDIG Defendants’ debts and liabilities to NYDIG under their loan documents and intends to refile a declaratory judgment complaint against NYDIG.

Atlas

In September 2023, Atlas Technology Group LLC (“Atlas”) filed a complaint against Soluna MC LLC, Soluna Computing, Inc., and Soluna Holdings, Inc. (collectively, the “Atlas Defendants”) in the Supreme Court of New York regarding a co-location services agreement. Atlas alleged that Soluna MC’s termination of the agreement was a breach, seeking a return of pre-paid fees of approximately $464 thousand, additional damages of at least $7.9 million, and reimbursement of legal fees. The complaint also mentioned alter ego liability and corporate veil piercing.

The Atlas Defendants filed a motion to dismiss, and on April 17, 2024, the Court dismissed three of the four counts. The remaining count was answered on May 6, 2024, with counterclaims against Atlas. The Court denied the dismissal of Soluna Computing, Inc. and Soluna Holdings, Inc. as parties, leading to an appeal filed on May 7, 2024.

On June 25, 2024, Atlas and the Atlas Defendants entered into a settlement agreement.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview and Recent Developments

We are a digital infrastructure company specializing in transforming surplus renewable energy into computing resources. Our modular data centers can co-locate with wind, solar, hydroelectric and other renewable power plants and support compute intensive applications including Bitcoin Mining, Generative AI, Scientific Computing and other forms of HPC. This pioneering approach to data centers helps energize a greener grid while delivering cost-effective and sustainable computing solutions.

Our mission is to make renewable energy a global superpower using computing as a catalyst.

SHI through its subsidiaries operates across several business lines:

●	Bitcoin Hosting - we host Bitcoin Mining customers at our data centers.
●	Proprietary Bitcoin Mining - we mine Bitcoin through joint ventures at our data centers.
●	AI Cloud and Hosting Services - we provide GPU-as-a-Service and provide colocation services at our data centers for companies seeking to train large language models, tune existing AI models, and deploy advanced AI-powered applications or other HPC workloads.
●	Demand Responses Services - we utilize our data centers to deliver demand response services to grid operators.

Operations and Project Pipeline

We currently operate 75 MW of facilities at two locations. We have another 405 MW of facilities in development or near shovel ready in the United States. In addition, we have a 2 GW+ pipeline of renewable-energy powered projects. A summary of our pipeline, current and anticipated operating locations are as follows (as of December 31, 2024):

Project Name	Location	MW	Status	Business Model	Power Source
Sophie	Murray, KY	25	Operating	Bitcoin Hosting	Grid / Hydro
Dorothy 1A	Silverton, TX	25	Operating	Bitcoin Hosting	Wind
Dorothy 1B	Silverton, TX	25	Operating	Bitcoin Mining	Wind
Ada	Cloud	-	Operating 512 GPU Cluster	AI	Grid / Hydro
Dorothy 2	Silverton, TX	50	In Construction	Bitcoin Hosting	Wind
Grace	Silverton, TX	2	Development	AI	Wind
Kati	Harlington, TX	166	Development	Bitcoin Hosting / AI	Wind
Rosa	Snyder, TX	187	Development	Bitcoin Hosting / AI	Wind

Strategic Focus

In 2024, our execution has been focused on four key initiatives, namely:

(1) Optimize Projects - improve the profitability, operational efficiency, customer satisfaction and customer mix at our operating data centers;

(2) Grow Pipeline - increase the number of curtailment assessments completed, sign more term sheets for projects and mature more projects to shovel readiness;.

(3) Launch AI - form, capitalize, and begin operations of our AI Cloud services business in partnership with a leading Original Equipment Manufacturer (“OEM”) partner and kick off customer development activities; and

(4) Financing Opportunities - Raise capital to support our growth initiatives, including Project Dorothy 2, Project Ada, and Project Kati.

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A summary of our overview and developments in these areas follows below.

Energize Project Dorothy

We transitioned our flagship data center Project Dorothy from construction to operations during 2023 between spring and fall. The data center is co-located with Briscoe Wind Farm (“Briscoe”), a 150 MW wind power generation facility in Silverton, Texas. The project is comprised of two elements, Project Dorothy 1A (“D1A”), and Project Dorothy 1B (“D1B”), each 25 MW facilities.

Dorothy 1A

D1A is focused on Bitcoin Hosting of two large customers. There are approximately 7,700 Bitcoin miners installed between the two customers, resulting in an installed hashrate of approximately 950 PH/s. From May 2023 through December 31, 2023, D1A consumed over 11,900 MWh of Curtailed Energy and achieved a power usage effectiveness (“PUE”) of 1.03. For the three and nine months ended September 30, 2024, D1A consumed over 2,900 MWh and 31,000 MWh of Curtailed Energy and achieved a PUE of 0.99.

D1A was constructed in partnership with SLC, a leading venture capital firm focused on sustainability solutions. SLC owns approximately 85% of the Class B Membership Units, while we own 15% and own 100% of the Class A Membership Units. After SLC achieves an 18% Internal Rate of Return hurdle, Soluna retains 50% of the profits on D1A.

Dorothy 1B

D1B is focused on proprietary Bitcoin Mining. There are approximately 7,900 Bitmain Antminer S19s, S19j Pro and S19j Pro+ machines installed, resulting in an installed hashrate of 817 PH/s From July 2023 through December 31, 2023, D1B consumed over 10,600 MWh of Curtailed Energy and achieved a PUE of 1.03. For the three and nine months ended September 30 2024, D1B consumed over 2,650 and 30,800 MWh of Curtailed Energy and achieved a PUE of 0.99.

Demand Response Services at Dorothy

In November 2023, we completed registration of Project Dorothy for one of ERCOT’s Demand Response Services (“DRS”) programs establishing the project as a key contributor to intelligent and flexible energy solutions, promoting environmental and economic advantages for the state of Texas. It also allowed us to diversify our revenue. Under the program, we have a single promise to stand ready, on a monthly basis, to deliver a set amount of curtailment (committed capacity) per month when and if called upon by ERCOT. The Company is able to generate additional revenue for Project Dorothy by providing this grid resilience support which reduces its power costs, making it one of the lowest cost players in the industry. Since November 2023, Project Dorothy has successfully participated in and completed the Winter, Spring and Summer DRS periods in ERCOT, and is currently in the fall standby period.

Cash Flow, Site and Process Optimization

In the second quarter of 2023, we shifted our business from primarily proprietary Bitcoin Mining to Bitcoin Hosting. We signed 50 MW of hosting agreements at Dorothy 1A and Sophie.

Sophie

Project Sophie is a 25 MW data center, based in Murray, Kentucky connected to the grid (“Sophie”). The project has a Power Purchase Agreement (“PPA”) that requires the curtailment of the site during certain hours of the day to help balance the Kentucky grid. We own 100% of the facility which was completed in 2021.

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Sophie is focused on Bitcoin Hosting of multiple large customers such as Bit Digital and Compass. The data center generates revenue via a combination of fixed services fees and profit share, while energy cost is passed through. There are approximately 9,000 Bitcoin miners installed, resulting in an installed hashrate of approximately 801 PH/s. For 2023, the facility achieved a PUE of 1.03. For the three and nine months ended September 30, 2024, the facility achieved a PUE of 1.02.

Marie

In February 2023, Project Marie, our 20 MW data center in Kentucky was decommissioned. The decision was sparked by following events:

●	NYDIG, our asset-backed-lender on mining and infrastructure equipment, accelerated their loan and repossessed their collateral.

●	Our Bitcoin Hosting customer, Atlas Technology Group, LLC (“Atlas”), at the site failed to upgrade and invest in their mining equipment, decreasing the profitability of the site.

●	Our landlord, CC Metals and Alloys, LLC, (“CCMA”) terminated our lease.

As a result, we disposed of all remaining assets at the site, terminated the Atlas hosting agreement, and decommissioned the site.

Cost Cutting and Process Optimization

In 2023, we implemented a number of cost improvement initiatives and ramped up a new Financial Planning and Analysis (“FP&A”) function to provide our management and operations teams better insight into the financial performance of our data centers. This helped us find opportunities to improve profitability and proactively address critical issues with infrastructure equipment at all sites. Our MaestroOS software platform managed the efficient operations of projects Dorothy and Sophie through record setting temperatures (hot and cold) in both Texas and Kentucky in 2023. In 2024, our Maestro control system has continued to respond well to increases in grid demand throughout the summer.

In 2024, our objective was to achieve operational excellence across all data centers, targeting a budgeted EBITDA and maintaining high customer satisfaction. Our infrastructure optimization efforts have been completed to protect equipment against the severe summer heat to include miner heat shielding, building insulation upgrades, and transformer fan kit installations.

Flagship Expansion

Dorothy 2

We began planning for the 50 MW expansion of Project Dorothy in 2023. We partnered with SLC who will finance up to $30 million of the project cost. We closed the initial financing contribution and operation agreement with SLC in July 2024 and broke ground in the third quarter of 2024. Initial energization and ramp-up is expected by the end of the first quarter of 2025. Dorothy 2 will feature a stronger waterfall structure and enhanced management and development fees compared to Dorothy 1A, allowing Soluna to benefit from substantial income once the facility is operational.

In addition, we have 2 MW of our Project Dorothy 2 site slated for our Helix Pilot, focused on next generation data centers for AI.

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Pipeline Growth

Kati

Project Kati is planned to be a 166 MW data center integrated with a 300 MW wind farm in South Texas. It is expected to host a mix of Bitcoin Mining and AI/HPC customers in separate data center facilities located onsite and sharing certain infrastructure. The project has progressed rapidly from term sheet signing in 2023 through the ERCOT planning process and signing of a PPA with EDF Renewables and Masdar - Abu Dhabi Future Energy Company.

Rosa

Project Rosa is planned to be a 187 MW data center integrated with a 240 MW wind farm in North Texas. It is, like Kati, expected to host a mix of Bitcoin Mining and AI/HPC customers in separate data center facilities located onsite and sharing certain infrastructure. Term sheets for power and land were signed in September 2024 and the project will soon move into and through the ERCOT planning process as well as securing a PPA.

We are on track to nearly double our assets under management during 2025 which is our goal.

Launch AI

Ada

Project Ada launched when a subsidiary of Soluna Cloud entered into a $12.5 million credit facility with GreenCloud Partners in June 2024 and a $1.25 million credit facility on the same terms with a syndicated group of lenders related to Alpha Capital in July. These funds enabled us to fund ongoing working capital needs and to secure an agreement with Hewlett Packard Enterprise Company (“HPE”) to acquire access to datacenter and cloud services for AI and HPC processes for 36 months at a cost of $34 million, with $10.3 million pre-paid in June at contract execution.

Soluna Cloud began offering its services by leveraging HPE’s renewable-powered high performance data centers. Their cutting-edge facilities, known for their energy efficiency and sustainability, support the environmental sustainability of Soluna Cloud’s operations. Additionally, this collaboration expands Soluna Cloud’s offering beyond just bare-metal infrastructure, making available HPE’s comprehensive software solutions for AI pipelines. As an HPE Partner Ready Service Provider partner, Soluna Cloud will offer its advanced cloud solutions to HPE’s global customer base demonstrating AI expertise and delivery capabilities. This partnership can be expanded in the future.

Grace

Project Grace will leverage Soluna’s new Helix data center model to be built at 2 MW capacity adjacent to Project Dorothy. The Helix model will serve as the growth pathway for customers, addressing the growing demand for more sustainable data centers for AI powered by renewable energy and will demonstrate Soluna’s proprietary data center design and its substantial expected benefits.

Financing Opportunities

SEPA

We secured the $25 million SEPA in August 2024 with the Investor. This facility provides cash to us by way of draws against it which can be made once the registration statement of which this prospectus forms a part becomes effective. Funds from this facility will fund critical Soluna Cloud AI operations and data center development, capital for deployment into projects to improve equity ownership and cash flows, to strengthen the balance sheet and to retire existing convertible loan notes.

In order to secure necessary consents for the SEPA, agreements were reached with the Noteholders and the Series B Holder. The agreements with convertible loan note holders resulted in prepayment of convertible loan note prepayment fees, payment of a waiver fee of $750 thousand and an obligation to purchase the $1.25 million Soluna Cloud notes and pay unconverted convertible loan note balances from cash raised from the SEPA. The agreements with the Series B Holder resulted in limitations of future rights of first refusal, participation, consent and warrant or stock conversion and repricing of the conversion price and existing warrants and issuance of new warrants.

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Convertible Noteholders

In 2023 and early 2024, the Company negotiated four amendments to the Convertible Notes. These amendments were focused on extending the maturity date of the notes, lowering the conversion price of the notes, adding features to the notes to allow early payoff with predetermined cost, and the repricing of certain warrants to assist the Company in raising capital for operations. Additionally on May 17, 2024, certain warrants were further repriced to assist in raising additional capital. Finally, on December 13, 2024, the conversion price was reduced and all remaining balances were converted by the noteholders.

Future Financing

We plan to raise funds, via the SEPA and other means, to support accretive opportunities related to our growth initiatives and projects.

Recent Developments and Trends

Industry Trends

Soluna’s business is influenced by several industry trends, including: (1) challenges in the Bitcoin ecosystem, (2) the Bitcoin Halving, (3) the Inflation Reduction Act of 2022 (“IRA”), (4) the global supply chain, (5) the growth of AI.

Bitcoin Ecosystem

Fiscal years 2022 and 2023 presented unprecedented challenges for the Bitcoin mining industry. In 2022, a sharp drop in Bitcoin prices, compounded by geopolitical tensions such as the war in Ukraine and surging global energy costs, drove several mining companies into bankruptcy proceedings, resulting in market oversaturation with used mining equipment at steep discounts. This destabilization persisted well into 2023, further complicated by high-profile industry setbacks, including the collapse of FTX and regulatory scrutiny on Binance, the largest global cryptocurrency exchange. These events collectively dampened investor confidence and weighed on Bitcoin prices.

In late 2023, a critical turning point emerged as major asset managers, including BlackRock, Grayscale, and Bitwise, submitted applications for Bitcoin Spot Exchange-Traded Funds (ETFs). The anticipation surrounding potential ETF approvals reignited interest in Bitcoin, creating a bullish shift in market sentiment. Bitcoin prices have since seen upward momentum, providing substantial revenue opportunities across the ecosystem. The approval and adoption of Bitcoin ETFs in mainstream financial markets could seem poised to have marked a milestone for broader institutional support, having facilitated greater liquidity, price stability, and increased investment in the sector.

As we enter 2025, the Bitcoin mining sector seems positioned for recovery and growth, already underway, and transformation. The trend of institutionalization appears to be shaping the industry’s landscape, with consolidation likely reducing network competition, thus potentially increasing our share of Bitcoin rewards. Our company’s access to low-cost and renewable energy sources places us in a strategic position to maximize uptime and efficiency as hash rates and mining difficulty continue to climb.

Key factors shaping industry dynamics include ETF approvals, which have bolstered Bitcoin prices, increased institutional participation that may provide stability, and the possibility of a more defined regulatory framework as the digital asset landscape matures. However, as the sector gains mainstream acceptance, miners must also prepare for regulatory and ESG scrutiny, fluctuating energy costs, and market consolidation. Our emphasis on low-cost, renewable energy sources and strategic risk management supports our ability to navigate these challenges while maximizing profitability and operational longevity.

Looking forward, we are cautiously optimistic about industry trends, with a strong focus on agility, cost-efficiency, and compliance as we adapt to an evolving Bitcoin mining landscape.

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Bitcoin Halving

In April 2024, Bitcoin underwent its fourth halving event, occurring approximately every four years or after every 210,000 blocks are mined. During a halving, miners’ rewards for validating transactions and creating new blocks on the Bitcoin blockchain are cut in half, reducing the rate of new Bitcoin generation. This event typically triggers anticipation and speculation within the Bitcoin community and among investors, leading to increased market activity. Price volatility tends to rise before and after a halving as the market reacts to perceived supply scarcity. Mining profitability decreases post-halving, potentially prompting some miners to shut down operations. This often sparks consolidations in the space, reducing the number of mining companies. However, the network automatically adjusts mining difficulty to ensure consistent block production. The halving also causes a supply shock, reducing Bitcoin’s inflation rate and potentially driving long-term price appreciation, although past performance does not guarantee future outcomes. The 2024 halving was the first to happen during a high interest rate environment, and in the presence of strong institutional demand for Bitcoin driven by ETFs. Reduction in block-reward will represent a short-term reduction in revenue. But the supply-shock effect and the growth of ETFs may lessen the volatility in the long run. A projected rise in Bitcoin price in the months after the halving would increase revenues and increase demand for our low-cost data centers.

Recent events, including the Mt. Gox settlements have significantly impacted Bitcoin’s price and supply due to the reintroduction of approximately 141,000 bitcoins into the market, raising concerns about increased selling pressure and market volatility. Despite these concerns, experts believe the market has sufficient liquidity to absorb the selling pressure, and the impact on Bitcoin’s value is expected to be temporary. The announcement of repayments led to a notable decline in cryptocurrency prices, with Bitcoin experiencing a 6% drop in a single day and the overall market capitalization decreasing by over $170 billion. However, the long-term investment prospects for Bitcoin remain positive, influenced by broader economic factors such as potential Federal Reserve rate cuts.

Inflation Reduction Act

The IRA, signed into law by President Biden, is a significant investment in climate and energy in the U.S. At the time of its passage, legislators estimated that the bill would allocate $370 billion, primarily in the form of tax credits, to a wide array of decarbonization efforts. Recent private estimates are much higher. In March, the Brookings Institute released a study estimating the spending at $1.2 trillion, which is three times the Congressional estimate. The IRA aims to tackle the climate crisis, advance environmental justice, secure America’s position as a world leader in clean energy manufacturing, and work towards achieving a net-zero economy by 2050. Since its enactment, the IRA has driven substantial investment in clean energy projects, with over $110 billion announced in new clean-energy manufacturing investments. This includes investments in electric vehicle supply chains and solar manufacturing. Overall, the IRA stimulates economic growth through renewable energy development and infrastructure reinvestment in the United States. The IRA is accelerating the development of new renewable power plants across the country and extending the tax incentives. This growth is likely to exacerbate the wasted energy problem as grid transmission will not keep pace. In 2024, new guidance was issued allowing eligible taxpayers to sell their energy tax credits to unrelated parties, further incentivizing clean energy investments and potentially increasing the company’s long-term project pipeline.

Supply Chain

The global supply chain is facing challenges, particularly in the electric power sector, due to the scarcity of power infrastructure components like transformers. The electric grid component market is experiencing a supply and demand mismatch, leading to an ongoing shortage of transformers and other grid components. Over 70% of transmission and power transformers in the U.S. are over 25 years old, and there is insufficient manufacturing capacity to meet the demand for grid transformers and component parts. Factors contributing to the scarcity include aging infrastructure, increasing demand for electricity, extreme weather events threatening reliability, insufficient domestic manufacturing capacity, and reliance on foreign suppliers. President Biden authorized the use of the Defense Production Act Title III to accelerate domestic production of electric grid transformers and components to address the shortage. Companies are using emergency stocks of components, reviewing scheduled work, substituting materials when possible, improving communication with suppliers, and digitizing processes to enhance efficiency. The scarcity of power infrastructure components like transformers is a critical issue and efforts are being made to address these challenges through various strategies and actions. Difficult to source equipment could affect our growth. We have developed strategic relationships with key equipment providers with manufacturing facilities in the US and Abroad.

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AI

Since the inception of ChatGPT by OpenAI, AI has experienced remarkable growth, transforming the field. LLMs have revolutionized AI, fueling interest in Generative AI technologies. The introduction of ChatGPT alone has increased AI-related job listings significantly, indicating its impact beyond tech. In 2023, global venture capital investments in AI soared to $50 billion, reflecting confidence in AI’s future potential. Funding focus has shifted to mature companies with proven technologies, signaling market maturation. This growth has driven demand for computing resources and attracted enterprise interest. The Generative AI market is projected to reach $1.3 trillion by 2032, with significant energy implications. By 2030, AI could comprise 3-4% of global power demand, with Google already attributing 10-15% of its power use to AI technologies. The widespread adoption of Generative AI like ChatGPT has substantially increased energy consumption across various applications and services. (In 2023, Google reported a 17% increase in data center energy consumption, driven by AI. Microsoft consumed 24 TWh of energy in a single year-more than some developed nations.) The energy demands of AI will increase focus on the sustainability of the industry. We expect increasing demand for specialized AI data centers with access to renewable energy. This will likely open opportunities for Soluna to provide AI Cloud and Colocation services to new companies and enterprises investing in AI initiatives.

Since March 2024, developments in Generative AI have included advancements in multimodal models that integrate text, image, and audio generation, as well as improvements in model efficiency and scalability. Major tech companies have launched new Generative AI tools tailored for specific industries, enhancing productivity and innovation across sectors such as healthcare, finance, and entertainment. These advancements underscore the need for robust, energy-efficient infrastructure to support the growing capabilities and applications of Generative AI.

AI Infrastructure is now in increased demand. For example, Core Scientific and CoreWeave forged a partnership in June 2024 worth billions of dollars. This trend bodes well for Soluna’s prospects as it expands into the AI Infrastructure space through its subsidiary Soluna Cloud, in collaboration with Hewlett Packard Enterprise.

Hosting Agreement Termination

We mutually terminated a hosting agreement, representing over 50% of our data hosting revenue, and simultaneously secured new data hosting agreements to fully replace it during the fourth quarter of 2024. Due to the operational requirements around uninstalling the prior customer’s equipment and installing the new customers’ equipment, there are anticipated to be some revenue impacts during December of 2024 and early first quarter of 2025.

Consolidated Results of Operations

Comparison of the Three Months Ended September 30, 2024 and September 30, 2023

The following table summarizes changes in the various components of our net loss during the three months ended September 30, 2024 compared to the three months ended September 30, 2023.

(Dollars in thousands)	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	$ Change	% Change
Cryptocurrency mining revenue	$2,811	1,786	1,025	57%
Data hosting revenue	4,271	4,011	260	6%
High-performance computing service revenue	-	-	-	-%
Demand response service revenue	443	-	443	100%
Operating costs and expenses:
Cost of cryptocurrency mining revenue, exclusive of depreciation	1,963	1,040	923	89%
Cost of data hosting revenue, exclusive of depreciation	2,555	2,150	405	19%
Costs of high performance computing services	2,859	-	2,859	100%
Costs of revenue- depreciation	1,512	1,200	312	26%
General and administrative expenses, exclusive of depreciation and amortization	5,248	2,723	2,525	93%
Depreciation and amortization associated with general and administrative expenses	2,404	2,379	25	1%
Impairment on fixed assets	-	41	(41)	(100)%
Operating loss	(9,016)	(3,736)	(5,280)	141%
Other expense, net	(6)	(74)	68	(92)%
Interest expense	(821)	(495)	(326)	66%
Loss on sale of fixed assets	-	(373)	373	(100)%
Gain (loss) on debt extinguishment and revaluation, net	1,203	(769)	1,972	(256)%
Loss before income taxes	(8,640)	(5,447)	(3,193)	59%
Income tax benefit (expense)	547	(569)	1,116	(196)%
Net loss	(8,093)	(6,016)	(2,077)	35%
Net loss (income) attributable to non-controlling interest	903	(646)	1,549	(240)%
Net loss attributable to Soluna Holdings, Inc.	$(7,190)	(6,662)	(528)	8%

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The following table summarizes the balances for the Project sites for cryptocurrency mining revenue, data hosting revenue, cost of cryptocurrency mining revenue, exclusive of depreciation, cost of data hosting revenue, exclusive of depreciation, and cost of depreciation during the three months ended September 30, 2024:

(Dollars in thousands)	Project Dorothy 1B	Project Dorothy 1A	Project Sophie	Project Ada	Other	Total
Cryptocurrency mining revenue	$2,811	$-	$-	$-	$-	$2,811
Data hosting revenue	-	3,515	756	-	-	4,271
Demand response services	-	-	-	-	443	443
Total revenue	$2,811	$3,515	$756	$-	$443	$7,525

Cost of cryptocurrency mining, exclusive of depreciation	$1,963	$-	-	-	-	1,963
Cost of data hosting revenue, exclusive of depreciation	-	2,025	521	-	9	2,555
Cost of high-performance computing services	-	-	-	2,859	-	2,859
Cost of revenue- depreciation	1,076	284	152	-	-	1,512
Total cost of revenue	$3,039	$2,309	$673	$2,859	$9	$8,889

The following table summarizes the balances for the Project sites for cryptocurrency mining revenue, data hosting revenue, cost of cryptocurrency mining revenue, exclusive of depreciation, cost of data hosting revenue, exclusive of depreciation, and cost of depreciation during the three months ended September 30, 2023:

(Dollars in thousands)	Project Dorothy 1B	Project Dorothy 1A	Project Sophie	Project Marie	Other		Total
Cryptocurrency mining revenue	$1,739	$-	$47	$-	$		$1,786
Data hosting revenue	-	3,016	991	-		4	4,011
Demand response services	-	-	-	-		-	-
Total revenue	$1,739	$3,016	$1,038	$-		$4	$5,797

Cost of cryptocurrency mining, exclusive of depreciation	$1,023	$-	17	-		-	1,040
Cost of data hosting revenue, exclusive of depreciation	-	1,766	384	-		-	2,150
Cost of revenue- depreciation	739	284	171	6		-	1,200
Total cost of revenue	$1,762	$2,050	$572	$6		$-	$4,390

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Cryptocurrency Mining Revenue: Cryptocurrency revenue consists of revenue recognized from Soluna’s cryptocurrency mining operations. Cryptocurrency revenue was approximately $2.8 million for the three months ended September 30, 2024 compared to $1.8 million for the three months ended September 30, 2023. For the three months ended September 30, 2024, all cryptocurrency mining revenue related to Project Dorothy 1B, which began energization in the third quarter of 2023, and has been running at a full 25 MWs. Operations were stopped for Project Marie in February 2023 with the CCMA termination and NYDIG repossession of collateralized assets, and Project Sophie switched to Data Hosting beginning in the second quarter of fiscal year 2023 creating only $47 thousand in cryptocurrency revenue for the three months ended September 30, 2023, as such no revenue was recognized for either Project Marie or Sophie for the three months ended September 30, 2024. As noted above, Project Dorothy 1B began operations in the third quarter of 2023 as such was not running at 100% in the third quarter of 2023 and generated approximately $1.7 million of revenue. In addition to the above, the average price of Bitcoin increased by 118% from the three months ended September 30, 2023 compared to the same period for September 2024.

Data Hosting Revenue: The Company’s cryptocurrency hosting services provide energized space and operating services to third-party mining companies who locate their mining hardware at one of our mining locations. Services include fees for hosting the miners which could be fixed fees or profit sharing, as well as potential additional fees for services provided such as installation charges or other services fees. Data hosting revenue was approximately $4.3 million for the three months ended September 30, 2024 compared to $4.0 million for the three months ended September 30, 2023. The increase was primarily related to continued energization and the deployment of hosting customers at Project Dorothy 1A which began in the second quarter of 2023 creating approximately $3.5 million in data hosting revenue for the third quarter of 2024 compared to approximately $3.0 million for the third quarter of 2023, approximately a $500 thousand increase, in which was offset by a slight decrease in revenue of $235 thousand at Project Sophie who switched their business model from proprietary mining to data hosting in the second quarter of 2023.

Demand Response Service: In November 2023, we completed our registration of Project Dorothy for one of ERCOT’s demand response programs, in which we began services in December 2023. On a monthly basis we stand ready to deliver a set amount of committed capacity per period when and if called upon by ERCOT. We note that based on the time of the year, certain months and weather create more lucrative rewards. No such services were performed for the three ended September 30, 2023.

Cost of Cryptocurrency Mining Revenue, exclusive of depreciation: Cost of cryptocurrency mining revenue includes direct utility costs, site overhead expenses, and overhead costs that relate to the operations of our cryptocurrency mining facilities in Kentucky and Texas. Going forward, cost of cryptocurrency revenue will include any additional cryptocurrency mining facilities that are part of the Company’s future pipeline.

Cost of cryptocurrency revenue, exclusive of depreciation costs was approximately $2.0 million and $1.0 million for the three months ended September 30, 2024 and 2023, respectively, approximately $923 thousand increase. The higher costs during the three months ended September 30, 2024 compared to 2023 were due to the full Project Dorothy 1B site being active the entire quarter of 2024, versus as a startup in 2023. Also noted was that Project Sophie was dropping from being a proprietary mining site in the second quarter of 2023.

Cost of Data Hosting Revenue, exclusive of depreciation: Cost of data hosting revenue includes utility charges, site overhead expenses, and other charges.

Cost of data hosting revenue was approximately $2.6 million for the three months ended September 30, 2024 compared to $2.2 million for the same period in 2023. This increase was due to Project Dorothy 1A which began operations and hosting services in May 2023, creating costs of approximately $2.0 million for the three months ended September 30, 2024, compared to $1,8 million for the three months ended September 30, 2023. Also, the Company began data hosting operations at Project Sophie in mid-April 2023, which created an increase in costs of approximately $137 thousand between the comparable periods.

Cost of High-Performance Computing Services: Cost of high-performance computing services include production costs related to high performance computing services which for the three months ended September 30, 2024 was approximately $2.9 million and related to an agreement with HPE effective July 1, 2024 to acquire access to datacenter and cloud services for AI and HPC processes. As of September 30, 2024, no revenue has been generated for these services. There were no such costs associated for the three months ended September 30, 2023.

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Cost of revenue- depreciation: Depreciation costs associated with cryptocurrency and data hosting revenue was approximately $1.5 million for the three months ended September 30, 2024 compared to approximately $1.2 million for the three months ended September 30, 2023. The increase related to the capital additions to fixed assets between the second quarter of fiscal year 2023 through the third quarter of 2024. It was noted that Project Marie was discontinued in February of 2023, Project Sophie had sold a majority of its miners in the second quarter of 2023, and the significant additions of capital expenditures at Project Dorothy, causing an increase in depreciation costs period over period. As the Company has begun to invest more in capital expenditures, we expect to see depreciation costs to significantly increase over the next several quarters.

General and Administrative Expenses, exclusive of depreciation and amortization: General and administrative expenses, exclusive of depreciation and amortization include cash and non-cash compensation, benefits and related costs in support of our general corporate operations, including general management, finance and accounting, human resources, marketing, information technology, corporate development, and legal services.

●	General and administrative expenses, exclusive of depreciation and amortization increased approximately $2.5 million or 93% for the three months ended September 30, 2024 compared to the three months ended September 30, 2023. General and administrative expenses, exclusive of depreciation and amortization were approximately $5.2 million, including approximately $1.2 million of stock compensation expense for the three months ended September 30, 2024, compared to approximately $2.7 million, including $590 thousand of stock compensation for the three months ended September 30, 2023. The increase in general and administrative expenses, exclusive of depreciation and amortization was mainly due to employee related expenses, legal fees, professional fees, related credit loss provision expense, and stock compensation expenses.

●	The Company had an increase of approximately $838 thousand in employee related expense for the three months ended September 30, 2024 compared to three months ended September 30, 2023 due to an increase in resources and salaries of approximately $435 thousand, and in anticipation of hitting performance-based targets of approximately $403 thousand.

●	Legal fees increased by approximately $391 thousand for the three months ended September 30, 2024 compared to the three months ended September 30, 2023; the increase is due to the legal work related to Project Dorothy 2, equity plan amendments, and other development projects.

●	The Company took a provision for expected credit loss for approximately $346 thousand for the three months ended September 30, 2024 in relation an unresolved pricing dispute with a Bitcoin hosting customer, compared to no provision for the three months ended September 30, 2023.

●	Professional fees associated to audit and tax increased by approximately $77 thousand for the three months ended September 30, 2024 compared to September 30, 2023 due to additional costs review of complex transactions and additional tax work related to subsidiary entities.

●	Stock compensation increased approximately $659 thousand due multiple grants in April, June and September of 2024 causing an increasing in expense for the three months ended September 30, 2024 compared to the prior comparable period.

Depreciation and Amortization associated with general and administrative expenses: Depreciation and amortization expense was comparable for the three months ended September 30, 2024 and the three months ended September 30, 2023 in which the balances totaled approximately $2.4 million, respectively. The balances mainly related to amortization expense related to the strategic pipeline contract that was acquired in October 2021.

Interest expense: Interest expense for the three months ended September 30, 2024 was approximately $821 thousand related to approximately $369 thousand to the NYDIG loan, $431 thousand to compounded interest and deferred financing amortization expense for the equipment financing loan and June and July 2024 secured note financing, and $22 thousand to the Navitas loan. Interest expense for the three months ended September 30, 2023, was $495 thousand which primarily related to mainly related to interest accrued on the Navitas loan of $85 thousand and interest on the NYDIG Financing Loan of approximately $405 thousand.

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Gain (Loss) on Debt Extinguishment and Revaluation, net: For the three months ended September 30, 2024, the Company had a gain on revaluation of approximately $1.2 million. The gain was in relation to the convertible notes of $2.3 million due to factors including conversion assumptions and payouts, annual volatility and stock price conditions on the dates of valuations compared to what the noteholders could convert at as of September 30, 2024, in addition to a gain on warrant revaluation of the Soluna Cloud warrants for $327 thousand. The gain for the three months ended September 30, 2024 was offset with a loss on debt of approximately $1.4 million due to the satisfaction and redemption of the Dorothy 2 equipment loan through issuance of Class B Membership interests in the Dorothy 2 project valued at three times the borrowing amount (i.e., $2.16 million), in which created approximately a $1.4 million loss. For the three months ended September 30, 2023, the Company had a loss on debt revaluation of approximately $769 thousand due to additional assumptions and assessments on the valuation of the debt at quarter end.

Loss (Gain) on Sale of Fixed Assets: The Company did not have a loss or gain on sale of fixed assets for the three months ended September 30, 2024. For the three months ended September 30, 2023, the Company incurred a loss on sale of fixed assets of approximately $373 thousand in relation to the sale of miners for Project Sophie and sale of the remaining Project Marie fixed assets including the Tesseracks.

Income Tax Benefit (expense): Income tax benefit for the three months ended September 30, 2024 was $547 thousand compared to an income tax expense of approximately $569 thousand for the three months ended September 30, 2023. The balance for the three months ended September 30, 2024 and 2023 was related to deferred tax amortization impact of acquiring an asset in a transaction that is not a business combination when the amount paid exceeds the tax basis on the acquisition date. As such, the Company is required to adjust the value of the strategic contract pipeline by approximately $10.9 million at inception date (October 29, 2021), in which was recorded as a deferred tax liability and this amount will be amortized over the life of the asset. For the three months ended September 30, 2024 and September 30, 2023, the Company amortized $547 thousand, respectively. In addition, for the three months ended September 30, 2023, there were timing difference due to significant increase for in-service capital assets for the three months ended September 30, 2023 which created an offset of approximately $1.1 million in deferred income tax expense.

Net (loss) income attributable to non-controlling interest: Net loss attributable to non-controlling interest for the three months ended September 30, 2024 was $903 thousand compared to net income attributable to non-controlling interest of $646 thousand for the three months ended September 30, 2023 This amount relates to Spring Lane’s 85% noncontrolling interest of the net profit in Soluna DVSL and Navitas 45% - 49% noncontrolling interest of the net loss in Soluna DV ComputeCo for the three months ended September 30, 2024 and 2023. The change in non-controlling interest relates to a net loss in noncontrolling interest at Dorothy 1B of approximately $177 thousand, in which was driven by price of Bitcoin and site curtailments, and new for third quarter of 2024 was a noncontrolling interest loss of approximately $1.4 million associated to Dorothy 2 in which Spring Lane had noncontrolling interest of 58% - 72% for the three months ended September 30, 2024 in which the site is in development stage and would expect losses, offset with continued profitability at Dorothy 1A having a noncontrolling interest profit of $648 thousand in which is largely due to strong margins, creating a total net loss attributable to non-controlling interest of $68 thousand. The three-month net income for September 2023 balance in relation to non-controlling interest relates to Spring Lane’s 85% noncontrolling interest of the Net Profit in Soluna DVSL for approximately $759 thousand offset with Navitas 49% noncontrolling interest of the Net Loss of in Soluna DV ComputeCo of $111 thousand for the 3 months ended September 30, 2023.

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Comparison of the Nine Months Ended September 30, 2024 and September 30, 2023

The following table summarizes changes in the various components of our net loss during the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023.

(Dollars in thousands)	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023	$ Change	% Change
Cryptocurrency mining revenue	$13,691	5,497	8,194	149%
Data hosting revenue	14,446	5,451	8,995	165%
High-performance computing service revenue	-	-	-	-%
Demand response service revenue	1,612	-	1,612	100%
Operating costs and expenses:
Cost of cryptocurrency mining revenue, exclusive of depreciation	5,687	4,451	1,236	28%
Cost of data hosting revenue, exclusive of depreciation	6,982	3,181	3,801	119%
Cost of high-performance computing services	2,859	-	2,859	100%
Costs of revenue- depreciation	4,540	2,364	2,176	92%
General and administrative expenses, exclusive of depreciation and amortization	14,625	11,219	3,406	30%
Depreciation and amortization associated with general and administrative expenses	7,209	7,134	75	1%
Impairment on fixed assets	130	418	(288)	(69)%
Operating loss	(12,283)	(17,819)	5,536	(31)%
Other expense, net	(32)	(301)	269	(89)%
Interest expense	(1,694)	(2,355)	661	(28)%
Loss on sale of fixed assets	(21)	(404)	383	(95)%
Loss on debt extinguishment and revaluation, net	(7,495)	(2,350)	(5,145)	219%
Loss before income taxes	(21,525)	(23,229)	1,704	(7)%
Income tax benefit	1,743	524	1,219	233%
Net loss	(19,782)	(22,705)	2,923	(13)%
Net (income) loss attributable to non-controlling interest	(3,535)	206	(3,741)	(1,816)%
Net loss attributable to Soluna Holdings, Inc.	$(23,317)	(22,499)	(818)	4%

The following table summarizes the balances for the Project sites for cryptocurrency mining revenue, data hosting revenue, cost of cryptocurrency mining revenue, exclusive of depreciation, cost of data hosting revenue, exclusive of depreciation, and cost of depreciation during the nine months ended September 30, 2024:

(Dollars in thousands)	Project Dorothy 1B	Project Dorothy 1A	Project Sophie	Project Ada	Other	Total
Cryptocurrency mining revenue	$13,691	$-	$-	$-	$-	$13,691
Data hosting revenue	-	10,623	3,823	-	-	14,446
Demand response services	-	-	-	-	1,612	1,612
Total revenue	$13,691	$10,623	$3,823	$-	$1,612	$29,749

Cost of cryptocurrency mining, exclusive of depreciation	$5,687	$-	-	-	-	5,687
Cost of data hosting revenue, exclusive of depreciation	-	5,520	1,452	-	10	6,982
Cost of high-performance computing services	-	-	-	2,859	-	2,859
Cost of revenue- depreciation	3,243	844	453	-	-	4,540
Total cost of revenue	$8,930	$6,364	$1,905	$2,859	$10	$20,068

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The following table summarizes the balances for the Project sites for cryptocurrency mining revenue, data hosting revenue, cost of cryptocurrency mining revenue, exclusive of depreciation, cost of data hosting revenue, exclusive of depreciation, and cost of depreciation during the nine months ended September 30, 2023:

(Dollars in thousands)	Project Dorothy 1B	Project Dorothy 1A	Project Sophie	Project Marie	Other		Total
Cryptocurrency mining revenue	$1,739	$-	$2,989	$769	$		$5,497
Data hosting revenue	-	3,472	1,684	276		19	5,451
Demand response services	-	-	-	-		-	-
Total revenue	$1,739	$3,472	$4,673	$1,045		$19	$10,948

Cost of cryptocurrency mining, exclusive of depreciation	$1,426	$-	2,203	801		21	4,451
Cost of data hosting revenue, exclusive of depreciation	-	2,332	645	204		-	3,181
Cost of revenue- depreciation	753	470	1,005	136		-	2,364
Total cost of revenue	$2,179	$2,802	$3,853	$1,141		$21	$9,996

Cryptocurrency Mining Revenue: Cryptocurrency revenue consists of revenue recognized from Soluna’s cryptocurrency mining operations. Cryptocurrency revenue was approximately $13.7 million for the nine months ended September 30, 2024 compared to $5.5 million for the nine months ended September 30, 2023. For the nine months ended September 30, 2024, all cryptocurrency mining revenue related to Project Dorothy 1B, which began energization in the third quarter of 2023, and has been running at a full 25 MWs. Operations were stopped for Project Marie in February 2023 with the CCMA termination and NYDIG repossession of collateralized assets, and Project Sophie switched to Data Hosting beginning in the second quarter of fiscal year, as such no revenue was recognized for either Project Marie or Sophie for the nine months ended September 30, 2024. The Company also noted for the nine months ended September 30, 2024, that Project Marie shut down when only 8 MW was running for Proprietary Mining and Project Sophie was beginning to struggle and was not able to maintain running at 25 MW, therefore we started our transition to a hosting model and was fully switched by June 2023. In addition to the above, the average price of Bitcoin increased by 128% in the nine months ended September 30, 2023 compared to the same period for September 2024.

Data Hosting Revenue: The Company’s cryptocurrency hosting services provide energized space and operating services to third-party mining companies who locate their mining hardware at one of our mining locations. Services include fees for hosting the miners which could be fixed fees or profit sharing, as well as potential additional fees for services provided such as installation charges or other services fees. Data hosting revenue was approximately $14.4 million for the nine months ended September 30, 2024 compared to $5.5 million for the nine months ended September 30, 2023. The significant increase was primarily related to energization and the deployment of hosting customers at Project Dorothy 1A in the second quarter of 2023 creating approximately $10.6 million in data hosting revenue for the nine months ended September 30, 2024 compared to approximately $3.5 million for the same period in 2023, approximately a $7.1 million increase. In addition, Project Sophie switched their business model from proprietary mining to data hosting in the second quarter of 2023 which created an additional increase of approximately $2.1 million from approximately $1.7 million for the nine months ended September 30, 2023 to approximately $3.8 million for the nine months ended September 30, 2024. As such, the Company was performing hosting services utilizing approximately 50 MW between Project Dorothy 1A and Project Sophie. Offsetting the increase was the decommission of Project Marie operations in February 2023 causing a decline of approximately $276 thousand nine months ended September 30, 2024 compared to September 30, 2023. For the first quarter of 2023, Project Marie was hosting at approximately 10 MW.

Demand Response Service: In November 2023, we completed our registration of Project Dorothy for one of ERCOT’s demand response programs, and we began services in December 2023. On a monthly basis we stand ready to deliver a set amount of committed capacity per period when and if called upon by ERCOT. We note that based on the time of the year, certain months and weather create more lucrative rewards. No such services were performed for the nine months ended September 30, 2023.

Cost of Cryptocurrency Mining Revenue, exclusive of depreciation: Cost of cryptocurrency mining revenue includes direct utility costs, site overhead expenses, and overhead costs that relate to the operations of our cryptocurrency mining facilities in Kentucky and Texas. Going forward, cost of cryptocurrency revenue will include any additional cryptocurrency mining facilities that are part of the Company’s future pipeline.

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Cost of cryptocurrency mining revenue, exclusive of depreciation costs was approximately $5.7 million and $4.5 million for the nine months ended September 30, 2024 and 2023, respectively, approximately a $1.2 million increase. The higher costs during the nine months ended September 30, 2024 compared to 2023 were due to the full Project Dorothy 1B site being active the entire nine months ended September 30, 2024, versus as a startup beginning in the second quarter of 2023. Also noted, Project Sophie was no longer a proprietary mining site by the second quarter of 2023. The increase was slightly offset with the Company operating only one facility for the nine months ended September 30, 2024, compared to three facilities for the nine months ended September 30, 2023. Also, the electricity costs at Project Dorothy 1B are comparatively lower than the costs were at Project Sophie and Marie.

Cost of Data Hosting Revenue, exclusive of depreciation: Cost of data hosting revenue includes utility charges, site overhead expenses, and other charges.

Cost of data hosting revenue was approximately $7.0 million for the nine months ended September 30, 2024 compared to $3.2 million for the nine months ended September 30, 2023. This increase was due to Project Dorothy 1A which began operations and hosting services in May 2023, creating costs of approximately $5.5 million for the nine months ended September 30, 2024, compared to $2.3 million for the nine months ended September 30, 2023. Also, the Company began data hosting operations at Project Sophie in mid-April 2023, which created an increase in costs of approximately $807 thousand between the comparable periods. The increase was offset as a direct result by Project Marie’s operations ceasing in February 2023, where the main hosting contract was also simultaneously terminated, creating a decline in costs of approximately $204 thousand.

Cost of High-Performance Computing Services: Cost of high-performance computing services include production costs related to high performance computing services which for the nine months ended September 30, 2024 was approximately $2.9 million and related to an agreement with HPE effective July 1, 2024 to acquire access to datacenter and cloud services for AI and HPC processes. As of September 30, 2024, no revenue has been generated for these services. There were no such costs associated for the nine months ended September 30, 2023.

Cost of revenue- depreciation: Depreciation costs associated with cryptocurrency and data hosting revenue was approximately $4.5 million for the nine months ended September 30, 2024 compared to approximately $2.4 million for the nine months ended September 30, 2023. The increase related to the capital additions to fixed assets between the second quarter of fiscal year 2023 through the third quarter of 2024. It was noted that Project Marie was discontinued in February of 2023, Project Sophie had sold a majority of its miners in the second quarter of 2023, and the significant additions of capital expenditures and energization at Project Dorothy, causing an increase in depreciation costs period over period. As the Company has begun to invest more in capital expenditures, we expect to see depreciation costs to significantly increase over the next several quarters.

General and Administrative Expenses, exclusive of depreciation and amortization: General and administrative expenses, exclusive of depreciation and amortization include cash and non-cash compensation, benefits and related costs in support of our general corporate operations, including general management, finance and accounting, human resources, marketing, information technology, corporate development, and legal services.

●	General and administrative expenses, exclusive of depreciation and amortization increased approximately $3.4 million or 30% for the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023. General and administrative expenses, exclusive of depreciation and amortization were approximately $14.6 million, including approximately $3.3 million of stock compensation expense for the nine months ended September 30, 2024, compared to approximately $11.2 million, including $3.1 million of stock compensation for the nine months ended September 30, 2023. This increase was mainly related to employee related expenses, professional fees and services, investor relations, expected credit loss provision expense, legal fees, and stock compensation expenses.

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●	The Company had an increase of approximately $1.9 million in wage related expense for the nine months ended September 30, 2024 compared to nine months ended September 30, 2023 due to an increase in resources and salaries of approximately $710 thousand and in anticipation of hitting performance-based targets of approximately $1.1 million.

●	Professional fees associated to audit and tax increased by approximately $256 thousand for the nine months ended September 30, 2024 compared to September 30, 2023 due to additional costs related to subsidiary audits and tax preparation, as well as additional review of complex transactions and year-end planning work performed earlier in the year.

●	The Company took a provision for expected credit loss for approximately $611 thousand for the nine months ended September 30, 2024 due to a dispute over a contract rate with a customer and an outstanding note receivable that deemed uncollectible, compared to no provision for the nine months ended September 30, 2023.

●	Investor relations increased by approximately $151 thousand for the nine months ended September 30, 2024 compared to September 30, 2023 due to the Company implementing a series of investor acquisition and influencer marketing programs to attract new investors to Soluna Holdings.

●	Stock based compensation expense increased by $123 thousand due to in the prior year there was an acceleration of grants and awards that occurred in May of 2023, compared to the current year, the Company had grants issued in April, June, and September of 2024 therefore further increasing the expense compared to prior comparable period.

●	Legal fees increased by $170 thousand for the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023. The increase was mainly attributable to project associated legal expenses and compensation plan projects.

Depreciation and Amortization associated with general and administrative expenses: Depreciation and amortization expense was comparable for the nine months ended September 30, 2024 and the nine months ended June, 2023 in which the balances totaled approximately $7.2 million, respectively. The balances mainly related to amortization expense related to the strategic pipeline contract that was acquired in October 2021.

Impairment on Fixed Assets: During the nine months ended September 30, 2024, the Company had impairment charges of approximately $130 thousand. This charge related to the sale of S19 miners that occurred in April 2024, whereas the Company wrote down the net book value of the miners to the subsequent sales price. During the nine months ended September 30, 2023, the Company had impairment charges of approximately $418 thousand relating to impairment of approximately $166 thousand in power supply units (PSUs) at their Sophie location, $43 thousand for M31 miners in which were subsequently sold in April 2023, in which the Company wrote down the net book value to the subsequent sale price, $169 thousand of S19 miners to adjust to market value and $41 thousand related to miners held for sale.

Interest expense: Interest expense for the nine months ended September 30, 2024 was approximately $1.7 million related to approximately $1.1 million to the NYDIG loan, $480 thousand to compounded interest and deferred financing amortization expense of equipment financing loan and June and July 2024 secured note financing, and $122 thousand to the Navitas loan. Interest expense for the nine months ended September 30, 2023 was $2.4 million and related to default and continuing interest expense of the NYDIG loan of approximately $1.1 million, interest and other charges of approximately $220 thousand for the promissory notes issued in January and February of 2023, and interest on amortization of warrants for the convertible debt of approximately $475 thousand, as well as default interest charged through March 10, 2023 for the convertible holders of approximately $420 thousand.

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Loss on Debt Extinguishment and Revaluation, net: For the nine months ended September 30, 2024, the Company had a loss on debt extinguishment and revaluation of approximately $6.1 million. This was due to on February 28, 2024, the Company entered into the Fourth Amendment with the Noteholders and lowered the conversion price and issued new warrants and repriced additional warrants with certain exercise features. The issuance and reprice of warrants created a loss of extinguishment of debt of approximately $5.8 million, in which was offset by a gain on debt revaluation of the convertible debt of approximately $1.3 million as of February 28, 2024 (date of Fourth Amendment) and March 31, 2024 due to several factors including assumptions on conversions and payouts, annual volatility and stock price conditions on the dates of valuations. In addition, there was a revaluation of the warrant liability, in which created a gain on revaluation of approximately $1.5 million. The Company did a fair value assessment of the notes as of June 30, 2024, in which created a loss on revaluation of approximately $4.0 million due to factors including assumptions on conversions and payouts, annual volatility and stock price conditions on the dates of valuations compared to what the noteholders could convert at as of June 30, 2024. The convertible notes were revalued again on September 30, 2024, in which a gain was recorded of approximately $2.3 million due mainly to change in Company stock price offsetting the previous quarter assessments. In addition, in the second quarter of fiscal year 2024, the Company did a revaluation of the warrants through May 30, 2024 in which was the date of Annual Shareholder approval, in which created a loss on revaluation of approximately $1.6 million. In addition to the revaluation of the notes and warrants the loss on debt extinguishment had an additional loss on debt of approximately $1.4 million due to the satisfaction and redemption of the Dorothy 2 equipment loan through issuance of Class B Membership interests in the Dorothy 2 project valued at three times the borrowing amount (i.e., $2.16 million), in which created approximately a $1.4 million loss for the nine months ended September 30, 2024. The Company notes for the nine months ended September 30, 2023, the Company had a net loss on debt extinguishment and revaluation of $2.4 million due to the extinguishment and revaluation of the convertible debt agreement in the second quarter of 2023, as well as quarter end revaluations effected by changes in annual volatility, offset with a gain of $473 thousand in the first quarter of 2023.

Loss on Sale of Fixed Assets: The Company had an immaterial loss on sale of equipment of approximately $21 thousand for the nine months ended September 30, 2024, in which related to equipment held for sale and in storage. The Company received proceeds on the sale of equipment of approximately $215 thousand for the nine months ended September 30, 2024, in which the net book value was approximately $236 thousand.

For the nine months ended September 30, 2023, the Company had a loss on sale of equipment of approximately $404 thousand in which the majority of the loss related to the sale of miners for Project Sophie and sale of the remaining Project Marie fixed assets including the Tesseracks. For Project Sophie, the Company incurred a loss on sale of approximately $29 thousand in which was due to the shift at the site data hosting services compared to proprietary mining beginning in the second quarter of fiscal 2023, the Company was looking to sell all the miners at the site. The miners sold at the Sophie site were sold for proceeds of approximately $891 thousand in which had a net book value of $921 thousand. For Project Marie, the Company sold the Tesseracks and remaining assets for proceeds of $320 thousand in which included a note receivable of $240 thousand. In addition, the Company incurred a $251 thousand loss on sale of assets in relation to NYDIG collateral finalization in which the Company had to pay for expenses and legal fees in related to the disposition. thousand. There was an additional loss of approximately $31 thousand due to sale of M20 and M21 miners.

Other expense, net: For the nine months ended September 30, 2024, other expense, net was approximately $32 thousand, respectively, compared to $301 thousand for the nine months ended September 30, 2023. The main reason for the decrease in other expense, net, was that for the nine months ended September 30, 2023 , there was a $250 thousand expense in relation to an extension fee for the noteholders of the convertible debt when the 2nd Amendment was signed on May 11, 2023, whereas for the nine months ended September 30, 2024, there was an extension fee expense of approximately $325 thousand, offset with a gain on settlement of litigation with Atlas of approximately $254 thousand, in addition to some small additional other income items.

Income Tax Benefit: Income tax benefit for the nine months ended September 30, 2024 was approximately $1.7 million, compared to approximately $524 thousand for the nine months ended September 30, 2023. The balances were mainly related to deferred tax amortization impact of acquiring an asset in a transaction that is not a business combination when the amount paid exceeds the tax basis on the acquisition date. As such, the Company is required to adjust the value of the strategic contract pipeline by approximately $10.9 million at inception date (October 29, 2021), in which was recorded as a deferred tax liability and this amount will be amortized over the life of the asset. For the nine months ended September 30, 2024 and September 30, 2023, the Company amortized approximately $1.6 million. In addition, for the nine months ended September 30, 2023, there were timing difference due to significant increase for in-service capital assets for the nine months ended September 30, 2023 which created an offset of approximately $1.1 million in deferred income tax expense.

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Net income / (loss) attributable to non-controlling interest: Net income attributable to non-controlling interest for the nine months ended September 30, 2024 was $3.5 million compared to a net loss of approximately $206 thousand for the nine months ended September 30, 2023. This amount relates to Spring Lane’s 85% noncontrolling interest of the net profit in Soluna DVSL and Navitas 45% through 49% noncontrolling interest of the net profit in Soluna DV ComputeCo for the nine months ended September 30, 2024 and 2023. The change in non-controlling interest relates to continued profitability at Dorothy 1A and Dorothy 1B, creating a total net profit of approximately $4.9 million attributable to non-controlling interest for the nine months ended September 30, 2024, which started to grow in the third quarter of fiscal year 2023. The total net profit was offset by noncontrolling interest loss of $1.4 million associated to Dorothy 2 in which Spring Lane had noncontrolling interest of 58% - 72% for the nine months ended September 30, 2024 in which the site is in development stage and would expect losses. The $206 thousand net loss attributable to non-controlling interest for the nine months ended September 30, 2023 was attributable to a net loss in relation to the Company’s DVSL entity for $6 thousand and $200 thousand net loss in relation to the Company’s DV entity. For the first six months of fiscal 2023, DVSL was generating a non-controlling interest net loss, but with the energization at Dorothy 1A in effect beginning in the second quarter of 2023, the DVSL entity began to generate net profits, while DV was generating a net loss for the first four months of operations, but with energization beginning in the third quarter of fiscal 2023, the DV entity began to generate a net profit in non-controlling interest.

Comparison of the Years Ended December 31, 2023 and December 31, 2022

The following table summarizes changes in the various components of our net loss during the year ended December 31, 2023 compared to the year ended December 31, 2022.

(Dollars in thousands)	Year Ended December 31, 2023	Year Ended December 31, 2022	$ Change	% Change
Cryptocurrency mining revenue	$10,602	24,409	(13,807)	(57)%
Data hosting revenue	10,196	4,138	6,058	146%
Demand response service revenue	268	-	268	100%
Operating costs and expenses:
Cost of cryptocurrency mining revenue, exclusive of depreciation	6,365	14,226	(7,861)	(55)%
Cost of data hosting revenue, exclusive of depreciation	5,601	3,572	2,029	57%
Costs of revenue- depreciation	3,863	18,708	(14,845)	(79)%
General and administrative expenses, exclusive of depreciation and amortization	15,390	19,203	(3,813)	(20)%
Depreciation and amortization associated with general and administrative expenses	9,513	9,506	7	-%
Impairment on equity investment	-	750	(750)	(100)%
Impairment on fixed assets	575	47,372	(46,797)	(99)%
Operating loss	(20,241)	(84,790)	64,549	(76)%
Other (expense) income, net	(1,479)	22	(1,501)	(6,823)%
Interest expense	(2,748)	(8,375)	5,627	(67)%
Loss on sale of fixed assets	(398)	(4,089)	3,691	(90)%
Loss on debt extinguishment and revaluation, net	(3,904)	(11,130)	7,226	(65)%
Loss before income taxes from continuing operations	(28,770)	(108,362)	79,592	(73)%
Income tax benefit (expense) from continuing operations	1,067	1,346	(279)	(21)%
Net loss from continuing operations	(27,703)	(107,016)	79,313	(74)%
Net income from discontinued operations	-	7,921	(7,921)	(100)%
Net loss	(27,703)	(99,095)	71,392	(72)%
Net income (loss) attributable to non-controlling interest	1,498	(380)	1,878	(494)%
Net loss attributable to Soluna Holdings, Inc.	$(29,201)	(98,715)	69,514	(70)%

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The following table summarizes the balances for the Project sites for cryptocurrency mining revenue, data hosting revenue, cost of cryptocurrency mining revenue, exclusive of depreciation, cost of data hosting revenue, exclusive of depreciation, and cost of depreciation during the year ended December 31, 2023:

(Dollars in thousands)	Project Dorothy 1B	Project Dorothy 1A	Project Sophie	Project Marie	Other	Total
Cryptocurrency mining revenue	$6,849	$-	$2,984	$769	$-	$10,602
Data hosting revenue	-	6,876	3,021	276	23	10,196
Demand response services	-	-	-	-	268	268
Total revenue	$6,849	$6,876	$6,005	$1,045	$291	$21,066

Cost of cryptocurrency mining, exclusive of depreciation	$3,358	$-	2,206	801	-	6,365
Cost of data hosting revenue, exclusive of depreciation	-	4,366	1,030	205	-	5,601
Cost of revenue- depreciation	1,816	755	1,154	136	2	3,863
Total cost of revenue	$5,174	$5,121	$4,390	$1,142	$2	$15,829

The following table summarizes the balances for the Project sites for cryptocurrency mining revenue, data hosting revenue, cost of cryptocurrency mining revenue, exclusive of depreciation, cost of data hosting revenue, exclusive of depreciation, and cost of depreciation during the year ended December 31, 2022:

(Dollars in thousands)	Project Dorothy 1B	Project Dorothy 1A	Project Sophie	Project Marie	Other	Total
Cryptocurrency mining revenue	$-	$-	$13,221	$10,028	$1,160	$24,409
Data hosting revenue	-	-	-	4,131	7	4,138
Demand response services	-	-	-	-	-	-
Total revenue	$-	$-	$13,221	$14,159	$1,167	$28,547

Cost of cryptocurrency mining, exclusive of depreciation	$54	$-	7,471	6,048	653	14,226
Cost of data hosting revenue, exclusive of depreciation	-	54	-	3,518	-	3,572
Cost of revenue- depreciation	-	-	10,597	7,813	298	18,708
Total cost of revenue	$54	$54	$18,068	$17,379	$951	$36,506

Cryptocurrency Mining Revenue: Cryptocurrency revenue consists of revenue recognized from Soluna’s cryptocurrency mining operations. Cryptocurrency mining revenue was approximately $10.6 million for the year ended December 31, 2023, respectively, compared to $24.4 million for the year ended December 31, 2022, respectively, a $13.8 million decrease. We noted the significant decrease mainly related to volume variances due to Project Marie operations being decommissioned in February 2023 creating a decrease of approximately $9.3 million. In addition, the Company switched from a proprietary mining business model at Project Sophie to data hosting in the middle of April 2023 with a complete conversion to hosting by the third quarter of fiscal year 2023, which created a decrease of approximately $10.2 million. Offsetting the decline in cryptocurrency mining revenue was the deployment and ramping up of proprietary mining at Dorothy 1B for the year ended December 31, 2023, which created an increase of approximately $6.8 million.

Data Hosting Revenue: In August 2021, the Company began cryptocurrency hosting services in which we provide energized space and operating services to third-party mining companies who locate their mining hardware at one of our mining locations, in which they may receive a fee per miner installed, revenue share and if additional services are rendered, an additional service fee is charged to the hosted parties. Data hosting revenue was approximately $10.2 million for the year ended December 31, 2023 compared to $4.1 million for year ended December 31, 2022, an increase of approximately $6.1 million. The significant increase was primarily related to energization and the deployment of hosting customers at Project Dorothy 1A in the second quarter of 2023 creating approximately $6.9 million in data hosting revenue. In addition, Project Sophie switched their business model from proprietary mining to data hosting in the second quarter of 2023, which created an additional increase of approximately $3.0 million. Offsetting the increase for the year was the decommission of Project Marie operations in February 2023 causing a decline of approximately $3.9 million.

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Demand Response Service: In November 2023, we completed our registration of Project Dorothy for one of ERCOT’s demand response programs, in which we began services in December 2023. On a monthly basis we stand ready to deliver a set amount of committed capacity per month when and if called upon by ERCOT. No such services were performed for the year ended December 31, 2022.

Cost of Cryptocurrency Revenue, exclusive of depreciation: Cost of cryptocurrency mining revenue includes direct utility costs, site overhead expenses, and overhead costs that relate to the operations of our cryptocurrency mining facilities in Washington, Kentucky, and Texas. Going forward, cost of cryptocurrency revenue will include any additional cryptocurrency mining facilities that are part of the Company’s future pipeline.

Cost of cryptocurrency mining revenue, exclusive of depreciation costs, was approximately $6.4 million for the year ended December 31, 2023, respectively, compared to approximately $14.2 million for the year ended December 31, 2022, respectively. As noted above, the major reasons for the significant declines were due to a production volume decline from the ceasing of operations at Project Marie causing a decrease of approximately $5.3 million, and switching to a data hosting model from a proprietary mining model at Project Sophie causing a decline of approximately $5.2 million. These declines at Project Marie and Project Sophie were offset with increases at Project Dorothy 1B due to energization in the third quarter of 2023, creating an increase in costs of approximately $3.3 million.

Cost of Data Hosting Revenue, exclusive of depreciation: Cost of data hosting revenue includes utility charges, site overhead expenses, and other charges.

Cost of data hosting revenue was approximately $5.6 million for the year ended December 31, 2023, compared to $3.5 million for the year ended December 31, 2022. This increase was due to Project Dorothy 1A which began operations and hosting services in May 2023, creating costs of approximately $4.4 million and had minimal costs in fiscal year 2022. The increase was offset as a direct result by Project Marie’s operations ceasing in February 2023, where the main hosting contract was also simultaneously terminated, creating a decline in costs of approximately $3.3 million. While the Company began data hosting operations at Project Sophie in mid April 2023, which created an increase in costs of approximately $1.0 million, the energy costs associated with the hosting contract arrangements contained pass-through costs for electricity charges. In contrast, a large portion of the fiscal year 2022, the electricity costs were not pass-through costs, thus reducing the cost of revenue recorded for fiscal year 2023 for Project Sophie and Marie.

Cost of revenue- depreciation: Depreciation costs associated with cryptocurrency and data hosting revenue was approximately $3.9 million for the year ended December 31, 2023 compared to $18.7 million for the year ended December 31, 2022. The significant decline related to a higher net book value in property, plant, and equipment, (“PPE”) between the two periods. During the fiscal year 2022, the Company’s PPE net book value was as at $90.8 million in August 2022 compared to the net book value in 2023 of $46.5 million in August 2023. In fiscal year 2022, the Company impaired approximately $47.4 million of PPE of which $28.1 million was in the third quarter of fiscal year 2022 and $18.6 million was in the fourth quarter of fiscal year 2022, which resulted in lower net book value PPE for the beginning of fiscal year 2023, and a decline in depreciation costs for the year ended December 31, 2023. Beginning in the third quarter of fiscal year 2023, the Company has begun to invest more in capital expenditures in which has more than tripled purchases compared to the first six months of fiscal year 2023, as such the Company expects to see depreciation costs to significantly increase over the next several months.

General and Administrative Expenses:

General and administrative expenses include cash and non-cash compensation, benefits and related costs in support of our general corporate operations, including general management, finance and accounting, human resources, marketing, information technology, corporate development, and legal services.

General and administrative expenses for the year ended December 31, 2023 was approximately $15.4 million compared to $19.2 million for the year ended December 31, 2022, a decrease of approximately $3.8 million or 20%. This decrease was mainly related to decreased salaries, benefits, and other employee expenses, consulting and legal fees, other outside charges, and insurance expenses, offset with an increase in investor relation expenses.

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Salaries, benefits, and other employee expenses decreased by approximately $1.4 million due to employee recruitment fees decreased by approximately $329 thousand for the year ended December 31, 2023 compared to the year ended December 31, 2022 as the Company was actively recruiting for new employees for the Company in fiscal year 2022. Wages and salaries, including fringe benefits decreased by approximately $1.0 million due to differences in headcount and personnel costs between the comparable periods. In addition, employee related expenses decreased approximately $288 thousand for the year ended December 31, 2023 compared to the year ended December 31, 2022 as employees performed more traveling for events and site visits in the prior year compared to current year. This was offset with a higher bonus expense of approximately $200 thousand for year ended December 31, 2023 compared to the year ended December 31, 2022.

Legal fees decreased by approximately $1.1 million for the year ended December 31, 2023 compared to the year ended December 31, 2022. The Company had higher legal fees for the year ended December 31, 2022 compared to the year ended December 31, 2023, due to Dorothy project development agreements including SLC financing, power purchase agreements, Navitas financing, and ERCOT that were incurred for the year ended December 31, 2022 which were approximately $675 thousand higher than the year ended December 31, 2023. In addition, the Company incurred approximately $524 thousand more in legal fees for the year ended December 31, 2022 due to potential capital raising activities that did not occur and other corporate related legal matters, in which were not incurred or material for the year ended December 31, 2023.

The decrease in consulting fees, professional, and other outside services was approximately $1.6 million mainly due to higher consulting fees for various complex accounting transactions for the year ended December 31, 2022. These higher fees were due to the accounting activities related to the convertible debt addendums in July and September 2022, the sale of MTII Instruments and the accounting for the asset acquisition transaction and other valuations by approximately $620 thousand compared to the year ended December 31, 2023. In addition, there were additional nonrecurring consultant fees incurred for the year ended December 31, 2022 of approximately $220 thousand for management, general and other market consulting fees that was not incurred for the year ended December 31, 2023. In addition, the Company incurred approximately $62 thousand more in temporary help related fees for the year ended December 31, 2022 compared to the year ended December 31, 2023. Other outside services decreased by approximately $519 thousand for the year ended December 31, 2023 compared to the year ended December 31, 2022, due to reduced non-recurring expenses incurred including property tax advisors, website developers, and ERCOT market advisory fees that were one-time costs in 2022, as well as the Company cancelling services with two vendors that contributed $285 thousand of services in 2022, and expenses related to internal controls consultants used for the year ended December 31, 2022 compared to the year ended December 31, 2023.

Investor relations increased by approximately $980 thousand due to the Company implementing a series of investor acquisition and influencer marketing programs to attract new investors to Soluna Holdings.

Depreciation and Amortization associated with general and administrative expenses: Depreciation and amortization expense for the year ended December 31, 2023 totaled approximately $9.5 million, consistent with year ended December 31, 2022. The amortization expense related to the strategic pipeline contract that was acquired in October 2021.

Impairment on Equity Investment: During the year ended December 31, 2022, the Company fully impaired the equity method investment of $750 thousand due to current projections with the equity investment in HEL.

Impairment on Fixed Assets: During the year ended December 31, 2023, the Company’s impairment charges of approximately $575 thousand related to impairment of approximately $165 thousand for power supply units (PSUs) at the Project Sophie location, and $410 thousand for revaluing S19, M30, M31, and M32 miners to market conditions and sales prices of related miners made during and subsequent to year-end.

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During the year ended, December 31, 2022, the Company had impairment charges of approximately $47.4 million, relating to a multiple of factors including, S-9 and L3 miners in storage in which the carrying balance exceeded its fair value by approximately $1.9 million. In addition, the Company assessed the active miners in operations and determined there had been a decline in the market value of the active miners in the Company’s operations for fiscal year 2022. As a result, a quantitative impairment analysis was required as of December 31, 2022. As a result, the Company reassessed its estimates and forecasts as of December 31, 2022, to determine the undiscounted cash flows and whether the miners would be recoverable. It was determined based on the analysis, that the undiscounted cash flow with residual value was less than the net book value as of December 31, 2022, confirming the existence of a triggering event, and therefore required an impairment to be recognized. Based on a comparison of the fair value of the active miners to the net book value, the Company recorded an impairment charge of approximately $39.4 million to be recognized on the consolidated statements of operations for the year ended December 31, 2022. As of December 31, 2022, the Company had M20 miners and M21 miners in service at the Sophie location. Of these miners a portion were planned to be sold in the near future in fiscal year 2023. As a result of the fair value analysis as of December 31, 2022, the Company concluded the carrying amount of the property, plant and equipment associated with the M20 and M21 miners of approximately $2.1 million exceeded its fair value of $295 thousand, which resulted in impairment charges of approximately $1.8 million on the consolidated statements of operations for the year ended December 31, 2022.

As of December 31, 2022, the Company had equipment held at vendors including switchgears, transformers, busways and bus plugs. The Company had discussions with a potential buyer and our board of directors regarding the approval for sale of the switchgears held at vendor. The company had a purchase order received for the switchgear, subject to inspection of the equipment and final sale. The sale of the equipment held at one of our vendors would mean the equipment was not being used for its intended purpose. As such, the Company reassessed its estimates and forecasts as of December 31, 2022, to determine the fair values of the equipment held at vendor. As a result of the fair value analysis as of December 31, 2022, the Company concluded the carrying amount of the equipment held at vendor of approximately $2.8 million exceeded its fair value of $916 thousand, which resulted in an impairment charge of $1.9 million on the consolidated statements of operations for the year ended December 31, 2022.

Due to the decommissioning of Project Marie in February 2023, the Company disposed of approximately $1.7 million worth of leasehold improvements and general electrical upgrades and equipment which were attached to the facility which could not be salvaged for any value, and therefore the Company impaired those assets for the full amount as of December 31, 2022. As such, the Company had equipment held for sale due to the closure in the first quarter of 2023. Based on a fair value analysis compared to the Company’s net book value of the equipment still held resulted in an impairment of approximately $700 thousand was recorded on the consolidated statements of operations for the year ended December 31, 2022. As a result, the total impairment for the Marie assets not attached to the NYDIG collateralized assets (see Legal Proceedings) was approximately $2.4 million for the year-ended December 31, 2022.

Interest Expense: Interest expense for the year ended December 31, 2023 was approximately $2.7 million and related to default and continuing interest expense of the NYDIG loan of approximately $1.4 million (see Legal Proceedings), a financing loan with Navitas of approximately $228 thousand, interest and other charges of approximately $212 thousand for the promissory notes issued in January and February of 2023 to certain investors, and interest on amortization of warrants for the convertible debt of approximately $475 thousand, as well as default interest charged through March 10, 2023 for the convertible holders of approximately $420 thousand. Interest expense for the year ended December 31, 2022 was $8.4 million primarily related to $6.7 million of interest expense in relation to the October Secured Notes issued on October 25, 2021 (“Convertible Note agreement”) and certain promissory notes issued in each of February, March, and April 2022 and repaid as part of the offering of Series A preferred stock in June 2022. The amortization of warrants and debt discounts was at a higher value in the year ended December 31, 2022 by approximately $6.2 million, due to the value associated with the warrants from when the Company entered into the October Secured Note agreement in 2021, in which was subsequently amended in July and September of 2022, in which the Company needed to extinguish the original debt and establish a new fair value of debt, in which less amortization was associated. Interest expense of $1.7 million for the year ended December 31, 2022, respectively was also incurred under the NYDIG facility and due to its December 2022 default.

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Loss on Debt Extinguishment and Revaluation, net: During the fiscal year ended December 31, 2022, the Company entered into the Convertible Debt Addendum and Convertible Debt Addendum Amendment, in which per guidance in ASC 470, the Convertible Notes were treated as a debt extinguishment in our consolidated financial statements. The Company incurred a loss on the fair value valuation of approximately of approximately $12.9 million for the debt extinguishment and revaluation of debt through September 31, 2022. The Company did a fair value assessment of the Convertible Notes as of December 31, 2022 and recognized a gain from previous valuation of $1.8 million; therefore, the net loss for extinguishment and revaluation for the year ended December 31, 2022 was approximately $11.1 million. The Company incurred a loss on debt extinguishment and revaluation of approximately $3.9 million for the year ended December 31, 2023. On May 11, 2023, the Company entered into a new debt amendment agreement (“Second Amendment”) with the convertible noteholders and issued new warrants, creating a debt extinguishment and loss of $1.8 million. The main factor for the loss was the valuation of the new warrants. On November 20, 2023, the Company completed another new amendment (the “Third Amendment”) of the convertible notes and incurred an additional loss on extinguishment and revaluation of approximately $911 thousand. With quarterly fair value assessments and conversions of debt throughout the year ending December 31, 2023, Company incurred an additional loss on revaluation of approximately $1.2 million with changes in annual volatility of the debt at each quarter end, in addition to note conversions that occurred throughout the year.

Loss on Sale of Fixed Assets: The Company incurred a $398 thousand loss on sale of fixed assets for the year ended December 31, 2023 in connection with the disposal and sale of miners (M20, M21, M30, and M31 models) and equipment which included Switchgear and Tesseracks (mobile, Bitcoin mobile equipment) for approximately $147 thousand at the Project Sophie and Project Marie sites. For the sale of miners and equipment, the Company received proceeds of approximately $2.5 million which had a net book value of approximately $2.65 million. In addition to the sale of fixed assets, the Company incurred a $251 thousand loss on sale of assets in relation to NYDIG collateral repossession, in which the Company had to pay for expenses and legal fees in related to the disposition. The Company incurred a $4.1 million loss for the year ended December 31, 2022, in connection with the disposal of miners and equipment with a net book value of approximately $6.9 million for the year ended December 31, 2022 in which the Company received proceeds of $2.8 million for year ended December 31, 2022.

Other expense, net: For the year ended December 31, 2023, there was approximately $1.5 million other expense, net. The main reason for the balance was due to an approximately $1.0 million penalty charge in relation to moving further in the settlement litigation with NYDIG. In addition, there was a $250 thousand expense in relation to an extension fee for the noteholders of the convertible debt when the 2nd Amendment was signed on May 11, 2023, in addition to the prepayment penalty for the notes payable in the third quarter of fiscal 2023. There were no material other expenses for the year ended December 31, 2022.

Income Tax Benefit from Continuing Operations: Income tax benefit from continuing operations for the year ended December 31, 2023 was $1.1 million compared to an income tax benefit of $1.3 million for the year ended December 31, 2022. The income tax benefit for the fiscal year ended December 31, 2023 and 2022 related to deferred tax amortization impact of acquiring an asset in a transaction that is not a business combination when the amount paid exceeds the tax basis on the acquisition date. As such, the Company is required to adjust the value of the strategic contract pipeline by approximately $10.9 million at inception date (October 29, 2021), in which was recorded as a deferred tax liability and this amount will be amortized over the life of the asset. For the years ended December 31, 2023 and 2022 the Company amortized approximately $2.2 million. For the year ended December 31, 2023, these amounts were offset with a timing difference due to significant increase for in-service capital assets at the Dorothy entities which created an offset of approximately $1.1 million in deferred income tax expense. Income tax benefit from continuing operations for the year ended December 31, 2022 was $1.3 million, which mainly related to the amortization of deferred tax liability for the strategic pipeline discussed above, offset by a $295 thousand deferred tax expense incurred in the second quarter of 2022 related to increasing the Company’s valuation allowance associated with the deferred tax asset, as well as a $503 thousand deferred tax state adjustment.

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Net Income from Discontinued Operations: As of December 31, 2022, the Company’s MTI Instruments business was reported as discontinued operations up to the date of the sale on April 11, 2022. For the year ended December 31, 2022, the Company’s net income from discontinued operations was $7.9 million. This was primarily due to the $7.7 million gain on the sale of MTI Instruments and only having approximately three months of operations prior to the sale on April 11, 2022. The Company did not incur any gains or costs for the year ended December 31, 2023.

Net Income (loss) attributable to non-controlling interest: Net income attributable to non-controlling interest for the year ended December 31, 2023 was approximately $1.5 million compared to a net loss attributable to non-controlling interest for the year ended December 31, 2022 of approximately $380 thousand. This amount relates to Springlane’s 85% noncontrolling interest of the net profit in Soluna DVSL and Navitas 49% noncontrolling interest of the net profit in Soluna DV ComputeCo for the year ended December 31, 2023, compared to the Springlane’s 32.2% noncontrolling interest of Net loss in Soluna DVSL for the year ended December 31, 2022. Note, there was no noncontrolling interest of DV ComputeCo for the year ended December 31, 2022. The change in non-controlling interest relates to continued profitability at Dorothy 1A and Dorothy 1B, creating a total net profit which started to grow in the third quarter of fiscal year 2023. There was no minority interest for Dorothy 1B (DV ComputeCo), until the 2nd quarter of 2023, when Navitas obtained interest in DV ComputeCo. Dorothy 1A had a net profit of approximately $896 thousand for year ended December 31, 2023 compared to a $1.2 million net loss in year-ended 2022. It should also be noted that the non-controlling interest for DVSL with Springlane was 32.2% for fiscal year 2022, compared to 85% beginning January 1, 2023. As such, DVSL (Dorothy 1A) had a net profit for minority interest of $765 thousand for the year ended December 31, 2023 compared to $380 thousand net loss in minority interest for year ended December 31, 2022, a $1.1 million increase. In addition, the increase also related to Dorothy 1B, which had a zero balance in year-ended December 31, 2022 for non-controlling interest to a non-controlling interest profit of $733 thousand beginning in May 2023 through the year ended December 31, 2023. As the Company was generating revenue from energization at Project Dorothy, the Company began to see a shift from a net loss to profit within non-controlling interest.

Non-GAAP Measures

In addition to financial measures calculated in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), we also use “Adjusted EBITDA.” Adjusted EBITDA is a non-GAAP financial measure defined as net income (loss) from interest, taxes, depreciation and amortization (“EBITDA”) adjusted to eliminate the effects of certain non-cash, non-recurring items, that we believe do not reflect our ongoing strategic business operations. Management believes that Adjusted EBITDA results in a performance measurement that represents a key indicator of the Company’s business operations of cryptocurrency mining and hosting customers engaged in cryptocurrency mining.

We believe Adjusted EBITDA can be an important financial measure because it allows management, investors, and the Board to evaluate and compare our operating results, including our return on capital and operating efficiencies, from period-to-period by making such adjustments. Non-GAAP financial measures are subject to material limitations as they are not in accordance with, or a substitute for, measurements prepared in accordance with U.S. GAAP. For example, we expect that stock-based compensation costs, which is excluded from the non-GAAP financial measures, will continue to be a significant recurring expense over the coming years and is an important part of the compensation provided to certain employees, officers, and directors. Similarly, we expect that depreciation and amortization of fixed assets will continue to be a recurring expense over the term of the useful life of the assets.

Adjusted EBITDA is provided in addition to and should not be considered to be a substitute for, or superior to net income, the comparable measure calculated in accordance with U.S. GAAP. Further, Adjusted EBITDA should not be considered as an alternative to revenue growth, net income, or any other performance measure calculated in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under GAAP.

Comparison of the Three and Nine Months Ended September 30, 2024 and September 30, 2023

(Dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss	$(8,093)	$(6,016)	$(19,782)	$(22,705)
Interest expense	821	495	1,694	2,355
Income tax (benefit) expense	(547)	569	(1,743)	(524)
Depreciation and amortization	3,916	3,579	11,749	9,498
EBITDA	(3,903)	(1,373)	(8,082)	(11,376)

Adjustments: Non-cash items

Stock-based compensation costs	1,257	595	3,286	3,709
(Gain) loss on sale of fixed assets	-	373	21	404
Provision for credit losses	367	-	611	-
Impairment on fixed assets	-	41	130	418
(Gain) loss on debt extinguishment and revaluation, net	(1,203)	769	7,495	2,350
Adjusted EBITDA	$(3,482)	$405	$3,461	$(4,495)

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Comparison of the Three-Month Periods From January 1, 2024 Through September 30, 2024

(Dollars in thousands)	Three months ended March 31, 2024	Three months ended June 30, 2024	Three months ended September 30, 2024
Net loss	$(2,544)	$(9,145)	$(8,093)
Interest expense, net	424	449	821
Income tax (benefit) expense	(548)	(649)	(547)
Depreciation and amortization	3,926	3,909	3,916
EBITDA	1,258	(5,436)	(3,903)

Adjustments: Non-cash items

Stock-based compensation costs	661	1,368	1,257
Loss (gain) on sale of fixed assets	1	21	-
Provision for credit losses	-	244	367
Impairment on fixed assets	130	-	-
Loss (gain) on debt extinguishment and revaluation, net	3,097	5,600	(1,203)
Adjusted EBITDA	$5,147	$1,797	$(3,482)

Comparison of the Three-Month Periods From January 1, 2023 Through December 31, 2023

(Dollars in thousands)	Three months ended March 31, 2023	Three months ended June 30, 2023	Three months ended September 30, 2023	Three months ended December 31, 2023
Net loss	$(7,432)	$(9,257)	$(6,016)	$(4,998)
Interest expense, net	1,374	486	495	393
Income tax (benefit) expense	(547)	(547)	569	(542)
Depreciation and amortization	3,002	2,918	3,579	3,877
EBITDA	(3,603)	(6,400)	(1,373)	(1,270)

Adjustments: Non-cash items

Stock-based compensation costs	879	2,232	595	606
Loss (gain) on sale of fixed assets	78	(48)	373	(5)
Impairment on fixed assets	209	169	41	156
Loss (gain) on debt extinguishment and revaluation, net	(473)	2,054	769	1,554
Adjusted EBITDA	$(2,910)	$(1,993)	$405	$1,041

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Comparison of the Years Ended December 31, 2023 and December 31, 2022

(Dollars in thousands)	Years Ended December 31,
	2023	2022
Net loss from continuing operations	$(27,703)	$(107,016)
Interest expense	2,748	8,375
Income tax (benefit) expense	(1,067)	(1,346)
Depreciation and amortization	13,376	28,214
EBITDA	(12,646)	(71,773)

Adjustments: Non-cash items

Stock-based compensation costs	4,312	3,852
Loss on sale of fixed assets	398	4,089
Loss on debt extinguishment and revaluation, net	3,904	11,130
Impairment of equity investment	-	750
Impairment on fixed assets	575	47,372
Adjusted EBITDA	$(3,457)	$(4,580)

Stock based compensation costs represented approximately $3.4 million non-cash restricted stock units and $908 thousand non-cash stock options for the year ended December 31, 2023 to members of our Board and certain Company employees compared to non-cash restricted stock units of approximately $2.6 million to members of our Board of Directors and certain Company employees for the year ended December 31, 2022 and non-cash stock options of approximately $1.2 million for the year ended December 31, 2022.

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Comparison of the Three-Month Periods From January 1, 2022 Through December 31, 2022

(Dollars in thousands)	Three months ended March 31, 2022	Three months ended June 30, 2022	Three months ended September 30, 2022	Three months ended December 31, 2022	Year ended December 31, 2022
Net loss from continuing operations	$(9,132)	$(14,104)	$(56,143)	$(27,637)	$(107,016)
Interest expense, net	2,880	3,305	1,671	519	8,375
Income tax benefit from continuing operations	(547)	(251)	(547)	(1)	(1,346)
Depreciation and amortization	6,697	7,914	8,388	5,215	28,214
EBITDA	(102)	(3,136)	(46,631)	(21,904)	(71,773)

Adjustments: Non-cash items

Stock-based compensation costs	955	1,064	890	943	3,852
Loss on sale of fixed assets	-	1,618	988	1,483	4,089
Impairment on fixed assets	-	750	28,086	18,536	47,372
Loss (gain) on debt extinguishment and revaluation, net	-	-	12,317	(1,187)	11,130
Impairment on equity investment	-	-	750	-	750
Adjusted EBITDA	$853	$296	$(3,600)	$(2,129)	$(4,580)

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Liquidity and Capital Resources

Based on business developments, including changes in production levels, staffing requirements, and network infrastructure improvements, we will require additional capital equipment in the foreseeable future. The Company is focused on developing and monetizing green, zero-carbon computing and cryptocurrency mining facilities, as well as facilities capable of hosting customers engaged in cryptocurrency mining, and data centers to provide specialized AI Cloud and colocation services.

We plan to continue funding operations from our current cash position and our projected 2024 cash flows pursuant to management’s plans. If necessary, we may also seek to supplement our resources by increasing credit facilities to fund operational working capital and capital expenditure requirements. We expect to fund growth, including additional development and buildouts of data centers and its AI initiative through project-level capital raising and equity sale activities, to the extent that we can successfully raise capital through sales of additional debt or equity securities, as well as a variety of project specific funding options. Any additional financing, if required, may not be available to us on acceptable terms or not at all. On August 12, 2024, the Company entered into the SEPA with in which YA has agreed to purchase up to $25 million in aggregate gross purchase price of newly issued fully paid shares of the Company’s common stock from time to time subject to the limits and the conditions of the SEPA. On October 1, 2024, the Company obtained the necessary consents from other parties to access the SEPA. The Company expects to draw down partially on the $25 million during the first quarter of 2025.

As shown in the accompanying financial statements, the Company did not generate sufficient revenue to generate net income and has negative working capital as of September 30, 2024. These factors, among others, indicate that there is substantial doubt about the Company’s ability to continue as a going concern within one year after issuance of the condensed financial statements as of September 30, 2024, or November 14, 2024.

Further, various macroeconomic factors could adversely affect our business and the results of our operations and financial condition, including changes in inflation, interest rates and overall economic conditions. For instance, inflation could negatively impact the Company by increasing our labor costs, through higher wages and higher interest rates. If inflation or other factors were to significantly increase our business costs, our ability to develop our current projects may be negatively affected. Interest rates, the liquidity of the credit markets and the volatility of the capital markets could also affect the operation of our business and our ability to raise capital in order to fund our operations. If our revenue estimates are off either in timing or amount, or if cash generated from operations is insufficient to satisfy the operational working capital and capital expenditure requirements, the Company plans to implement additional steps to ensure liquidity including, but not limited to, the deferral of planned capital spending and/or delaying existing or pending product development initiatives; alternatively, the Company may be required to obtain credit facilities or other loans, if available, to fund these initiatives. However, the Company is actively monitoring this situation and the possible effects on our financial condition, liquidity, operations, suppliers, and the industry.

Debt

On September 15, 2021, the Company entered into a $1.0 million unsecured line of credit with KeyBank National Association (“KeyBank”), that will, among other things, allow the Company to request loans and to use the proceeds of such loans for working capital and other general corporate purposes (the “KeyBank facility”). The line of credit bears interest at a rate of Prime + 0.75% per annum. Accrued interest is due monthly and principal is due in full following KeyBank’s demand. As of January 1, 2022, the entire line of credit of $1.0 million was drawn and outstanding. As of December 31, 2023, the entire original $1.0 million outstanding balance has been paid down, and the Company did not have an outstanding balance as of December 31, 2023 and September 30, 2024. The Company does not plan to draw down on the line of credit in the foreseeable future. In addition, future drawdowns may require pre-approval by KeyBank.

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On October 25, 2021, the Company issued to certain institutional investors secured convertible notes in the aggregate principal amount of approximately $16.3 million for an aggregate purchase price of $15.0 million. The notes are convertible, subject to certain conditions, at any time at the option of the investors, into an aggregate of 71,043 shares of the Company’s common stock. On May 11, 2023, the Company entered into the Second Amendment with the Noteholders in which increased the principal outstanding balance to approximately $13.3 million and extending the maturity date to July 2024. On November 20, 2023 the Company and the Noteholders entered into a Third Amendment Agreement to amend the Notes, the October SPA and related agreements to facilitate future financings by the Company that may include funds for prepayment of the Notes by permitting the Company to force conversion of up to $1.5 million of the Notes under certain circumstances and reduce the prepayment penalty in return for reducing the conversion price of the $4.7 million of the Notes to $3.78 and reducing the exercise price of 150 thousand of the Warrants to $0.01.The Noteholders have converted approximately $4.6 million between May 11, 2023 to December 31, 2023, reducing the principal balance to approximately $8.7 million as of December 31, 2023. On February 28, 2024, the Company and the Noteholders have entered into a Fourth Amendment which allowed all the outstanding debt to be converted at a rate of $3.78. The Noteholders converted approximately $5.9 million between January 1, 2024 through September 30, 2024, reducing the outstanding principal balance to approximately $3.1 million as of September 30, 2024, which included an extension fee of approximately $325 thousand.

On January 14, 2022, the Company effected an initial drawdown under the Master Equipment Finance Agreement with NYDIG in the aggregate principal amount of approximately $4.6 million that bore interest at 14%. On January 26, 2022, the Company had a subsequent drawdown of $9.6 million. On December 20, 2022, Soluna MC Borrowing 2021-1 LLC (“Borrower”) received a Notice of Acceleration and Repossession (the “NYDIG Notice”) from NYDIG with respect to the Master Agreement, by and between Borrower and NYDIG. The obligations of Borrower under the Master Agreement and reflected in the NYDIG Notice are ring-fenced to Borrower and its direct parent company, Soluna MC LLC. The Company is not a party to any guaranty, collateral agreement or other support agreement with or for the benefit of NYDIG. As such, the principal balance of $10.5 million as of December 31, 2022 became due immediately and the Borrower shall bear interest, at a rate per annum equal to 2.0% plus the rate per annum otherwise applicable to such obligations set forth in the Master Agreement. On February 23, 2023, NYDIG proceeded to foreclose on all of the collateral securing the MEFA, and repossessed the collateralized assets that totaled approximately $3.4 million, in which approximately $560 thousand was first used to pay off accrued interest and penalty to date. On September 5, 2023, NYDIG provided a letter finalizing the accounting for the repossessed collateralized assets totaling proceeds of approximately $3.4 million. This included legal and other expenses associated with the sale of the assets net a modest gain on the estimated net book value of the assets totaling $251 thousand that was expensed as a loss on disposition of assets for the year ended December 31, 2023. On December 7, 2023, NYDIG filed its Motion for Summary Judgment seeking entry of a judgment against Soluna in the approximate amount of $10.3 million for principal and interest and penalties. On January 12, 2024, Soluna filed its objection to NYDIG’s motion for summary judgment on the grounds that NYDIG failed to explain what collateral of which loan was sold and how the sale proceeds were allocated to each loan. A summary judgment motion was performed on February 13, 2024 and was agreed upon by both NYDIG and the Borrower, that the total outstanding loan principal balance would be approximately $9.2 million, in which a penalty fee was applied of approximately $1.0 million to the repossessed collateralized assets, and outstanding interest and penalty balance would be approximately $936 thousand as of December 31, 2023. As of September 30, 2024, the Company still has an outstanding loan principal of approximately $9.2 million and outstanding interest and penalty balance of approximately $1.9 million.

On May 9, 2023, Soluna DV ComputeCo, LLC and Navitas West Texas Investments SPV, LLC entered into a 2-year Loan Agreement for $2,050,000. The unpaid principal balance of the Term Loan shall bear interest at per annum rate equal to 15%. As of September 30, 2024, the Company has an outstanding principal balance of approximately $290 thousand.

On June 20, 2024, pursuant to the terms and subject to the conditions of a June SPA by and among (i) CloudCo, (ii) Soluna Cloud, (iii) the Company and (iv) Investor, CloudCo issued to the Investor a secured promissory note in a principal amount equal to $12.5 million (the “June 2024 Note”). The June 2024 Note accrues interest at a rate 9.0% per annum, subject to adjustment upon an event of default. The June 2024 Note matures on June 20, 2027. On July 12, 2024, the Company, CloudCo, Soluna Cloud, and the Existing Investor entered into a First Amendment to the Note Purchase Agreement. This amendment allows CloudCo to issue additional secured promissory notes totaling $1,250,000 to new accredited investors. These Additional Notes are subject to the same terms and conditions as the June SPA financing.

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Comparison of the Nine-Months Ended September 30, 2024 and September 30, 2023, and the Year Ended December 31, 2023

	Nine Months Ended or as of	Nine Months Ended or as of	Year Ended or as of
(Dollars in thousands)	September 30, 2024	September 30, 2023	December 31, 2023
Cash	$8,766	$5,625	$6,368
Restricted cash	3,441	4,428	3,999
Working capital deficit	(12,820)	(13,177)	(13,891)
Net loss	(19,782)	(22,705)	(27,703)
Net cash used in operating activities	(3,412)	(4,404)	(2,987)
Purchase of property, plant and equipment	(3,820)	(12,534)	(12,705)

The Company had a consolidated accumulated deficit of approximately $274.3 million as September 30, 2024. As of September 30, 2024, the Company had negative working capital of approximately $12.8 million, $3.1 million outstanding principal in notes payable that may be converted to common stock, a subsidiary of the Company that defaulted on equipment financing and has a current outstanding loan of $9.2 million, a 3-year secured loan financing of approximately $13.75 million, , and a 2-year $2.05 million principal loan commitment to Navitas, in which as of September 30, 2024 has an outstanding principal balance of approximately $290 thousand. The Company had outstanding commitments as of September 30, 2024, related to SDI of $13.0 million in capital expenditures related to Project Dorothy 2 and $21.3 million related to CloudCo with HPE, and approximately $8.8 million of cash available to fund its operations.

Operating Activities

Net cash used by operations was approximately $3.4 million during the nine months ended September 30, 2024. The Company had a net loss for the nine months ended September 30, 2024 of approximately $19.8 million. Non-cash items included approximately $4.6 million of depreciation expense and $7.1 million of amortization expenses, $3.3 million of stock compensation expenses, $7.1 million of loss on debt extinguishment and revaluation, $611 thousand in provision for credit losses, and $179 thousand amortized deferred financing costs. These non-cash items were offset with a deferred tax benefit of $1.8 million. The change in asset and liabilities is mainly due to an increase in prepaid expenses and other long term assets by $9.2 million due to a prepayment of an arrangement with HPE of $10.3 million that is being amortized over the life of the agreement, an increase in accrued expenses and accounts payable of $4.2 million in relation to bonus accruals, NYDIG interest, and Project Dorothy 2 and Kati related bills. The other changes in assets and liabilities were not material.

Net cash used in operations for continuing operations was approximately $4.4 million during the nine months ended September 30, 2023. The Company had a net loss for the nine months ended September 30, 2023 of $22.7 million. Non-cash items included $2.4 million of depreciation expense and approximately $7.1 million of amortization expenses, as well as amortization of deferred financing costs and discount on notes of approximately $748 thousand, $3.7 million of stock-based compensation expenses, and $2.4 million loss on debt extinguishment and revaluation, net. These non-cash items were offset with a deferred tax benefit of $524 thousand. The change in asset and liabilities of approximately $1.5 million related to increase in accrued expenses of $2.6 million in which related to increases in NYDIG loan, utility accruals, and security deposits, in addition to an increase of $1.3 million in other long term liabilities related to electricity deposits to Western Kentucky and Washington state, offset with an increase in accounts receivable of $1.6 million in relation to performing further hosting services as of September 30, 2023. The other changes in assets and liabilities were not material.

Investing Activities

Net cash used in investing activities during the nine months ended September 30, 2024 was approximately $7.7 million consisting mainly of capital expenditures of $3.8 million and increase in deposits on equipment of $4.0 million. Net cash used in investing activities during the nine months ended September 30, 2023 was approximately $10.1 million consisting mainly of capital expenditures of $12.5 million, less cash proceeds from sale of equipment of $2.3 million.

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Financing Activities

Net cash provided by financing activities was approximately $12.9 million consisting mainly of proceeds from financing of approximately $14.5 million in which $13.75 million was from 2024 secured loan financing in June and July, and $720 thousand was drawn down for equipment financing. In addition, there was $2.3 million in warrants exercised, as well as $5.1 million in contributions of non-controlling membership interest. Offsetting the net cash provided by financing activities was $6.7 million in cash distributions to non-controlling interest members, and payments of $2.3 million relation to Navitas loan and deferred financing charges. Net cash provided by financing activities was approximately $22.8 million during the nine months ended September 30, 2023, which consisted of cash contributions for non-controlling interest of approximately $19.7 million. The Company also received net proceeds of approximately $817 thousand from the subsequent SPA offerings, in addition to proceeds from debt issuances of $3.1 million less debt payment costs of $510 thousand and $350 thousand for payment on the Company’s line of credit.

Comparison of the Years Ended December 31, 2023 and December 31, 2022

	Years Ended December 31,
(Dollars in thousands)	2023	2022
Cash	$6,368	$1,136
Restricted cash	3,999	685
Working capital (deficit)	(13,891)	(26,049)
Net loss from continuing operations	(27,703)	(107,016)
Net income from discontinued operations	-	7,921
Net cash used in operating activities	(2,987)	(6,118)
Net cash provided by operating activities for discontinued operations	-	369
Purchase of property, plant and equipment	(12,705)	(63,684)
Cash dividends paid on preferred stock	-	(3,852)

The Company had a consolidated accumulated deficit of approximately $251 million as of December 31, 2023. As of December 31, 2023, the Company had negative working capital of approximately $13.9 million, $8.7 million outstanding principal in notes payable that may be converted to common stock, a subsidiary of the Company that defaulted on equipment financing and has a current outstanding loan of $9.2 million, and a 2-year $2.05 million principal loan commitment to Navitas, in which as of December 31, 2023 has an outstanding principal balance of approximately $1.7 million. The Company had outstanding commitments as of December 31, 2023, related to SCI for $100 thousand in capital expenditures, and approximately $6.4 million of cash available to fund its operations.

Operating Activities

Net cash used in operating activities from continuing operations was approximately $3.0 million for the year ended December 31, 2023. The Company had a net loss of approximately $27.7 million, in which was offset by non-cash items of approximately $22.5 million. The non-cash items consisted primarily of approximately $13.4 million of amortization and depreciation expenses for the intangible assets acquired in 2021 and the fixed assets still in service and capital additions in 2023. There was also approximately $4.3 million in stock-based compensation expenses, $3.9 million on loss on debt extinguishment and revaluation, and additional $1.2 million in relation to fixed asset impairments, loss on sale of fixed assets, and amortization of operating lease assets. The non-cash items were offset with a $1.1 million deferred income tax benefit. The change in assets and liabilities of approximately $2.4 million related to increases in accrued expenses of $3.9 million in which related to interest for the NYDIG loan, sales and real estate tax accruals, and bonus accrual, as well as increase in customer deposits of $2.8 million with data hosting customers for the facility sites, offset with an increase in accounts receivable related to performing further hosting services and demand response services as of December 31, 2023.

Net cash used in operating activities from continuing operations was approximately $6.1 million for the year ended December 31, 2022. Cash was used in operations by a net loss from continuing operations of $107.0 million, less non-cash items of $97.7 million, consisting primarily of $28.2 million of amortization and depreciation expense for the year for the intangible asset acquired in 2021 and significant additions in fixed assets, approximately $3.9 million in stock-based compensation expense, $4.1 million in loss on sale of fixed assets, $47.4 million in impairment of fixed assets, $750 thousand for impairment on equity investment, $11.1 million on loss on debt extinguishment and revaluation, and $6.5 million for amortization of deferred financing costs and discount on notes payables issued during the year, offset with $1.4 million in deferred income tax benefits.

Net cash provided by operating activities from discontinued operations was $369 thousand for the year ended December 31, 2022. There were no discontinued operations for the year ended December 31, 2023.

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Investing Activities

Net cash used in investing activities during the year ended December 31, 2023 was approximately $10.3 million consisting mainly of capital expenditures of $12.7 million, less cash proceeds from sale of equipment of $2.3 million.

Net cash used in investing activities from continuing operations during the year ended December 31, 2022 was approximately $54.7 million. For the year ended December 31, 2022, we had $63.7 million worth of capital expenditures, less a net change in deposits on equipment of $6.4 million, and $2.6 million in proceeds from the sale of equipment.

Net cash provided by investing activities from discontinued operations during the year ended December 31, 2022 was approximately $9.1 million which mainly represented the net cash proceeds from the sale of MTI Instruments of $9.4 million for the year ended December 31, 2022. There was no cash provided by investing activities from discontinued operations for the year ended December 31, 2023.

Financing Activities

Net cash provided by financing activities was approximately $21.8 million during the year ended December 31, 2023, which consisted of cash contributions for noncontrolling interest of approximately $20.4 million, offset with distributions for non-controlling interest of $1.0 million. The Company also received net proceeds of approximately $817 thousand from the subsequent SPA offerings, in addition to proceeds from debt issuances of $3.1 million less debt payment costs of $1.1 million on promissory notes and the Navitas loan, and $350 thousand for payment on the Company’s line of credit.

Net cash provided by financing activities was approximately $42.9 million during year ended December 31, 2022, which consisted primarily of $14.7 million in net proceeds from the sale of Series A and Series B Preferred Stock, $23.9 million in net proceeds from notes and short-term debt issuances, and $2.3 million in net proceeds from a common offering and securities purchase offering. Proceeds of $779 thousand were also received in relation to common stock warrant exercises. During the year ended December 31, 2022, the Company made cash dividend payments of approximately $3.8 million to holders of its Series A Preferred Stock. Also, in the year ended December 31, 2022, the Company had a contribution of $4.8 million from its non-controlling interest in DVSL.

Critical Accounting Policies and Significant Judgments and Estimates

The above discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. Note 2, Accounting Policies, to the audited consolidated financial statements contained herein for the year ended December 31, 2023 includes a summary of our most significant accounting policies. There have been no material changes to the critical accounting policies previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2023. The preparation of these condensed consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosure of assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, income taxes, fair value measurements, and stock-based compensation. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Periodically, our management reviews our critical accounting estimates with the Audit Committee of our Board.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding shares of Common Stock beneficially owned as of December 31, 2024, for (i) each stockholder known to be the beneficial owner of more than 5% of our outstanding shares of Common Stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares over which such person, directly or indirectly, exercises sole or shared voting or investment power.

Name of Beneficial Owner(2)	Number(2)	Percent of Class(1)
Executive Officers
Michael Toporek(3)	1,180,338	11.1%
John Belizaire(4)	496,302	4.7%
John Tunison(5)	156,071	1.5%

Non-Employee Directors
Matthew E. Lipman(6)	118,977	1.1%
William P. Phelan(7)	169,657	1.6%
Thomas J. Marusak(8)	146,843	1.4%
Edward R. Hirshfield(9)	117,893	1.1%
William Hazelip(10)	117,607	1.1%
John Bottomley(11)	118,433	1.1%
David C. Michaels (12)	177,691	1.7%
All current directors and executive officer as a group (10 persons)		28.0%

* Less than 1%

(1)	Based on 10,607,020 shares of Common Stock outstanding on December 31, 2024, and, with respect to each individual holder, rights to acquire shares of Common Stock exercisable within 60 days of December 31, 2024.

(2)	Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned by the stockholder.

(3)	Includes 300 shares of Common Stock issuable to Mr. Toporek upon exercise of stock options exercisable as of December 31, 2024. Includes 1,179,219 restricted stock awards representing shares of Common Stock, which will vest 100% upon the reporting person’s separation from the Company.

(4)	Includes 181,294 restricted stock awards representing shares of Common Stock, which will vest 33% on June 1, 2024, 33% on June 1, 2025, and 34% on June 1, 2026, in each case subject to the reporting person remaining in the service of the Company on each such vesting date. Includes 152,043 restricted stock awards representing shares of Common Stock, which will vest 33% on September 1, 2025, 33% on September 1, 2026, and 34% on September 1, 2027, in each case subject to the reporting person remaining in the service of the Company on each such vesting date. Includes 153,745 restricted stock awards representing shares of Common Stock, which will vest 33% on December 1, 2025, 33% on December 1, 2026, and 34% on December 1, 2027, in each case subject to the reporting person remaining in the service of the Company on each such vesting date.

(5)	Mr. Tunison was appointed Chief Financial Officer of the Company on April 8, 2024 and was granted 57,987 restricted stock awards of Common Stock which will vest 33% on June 1, 2025, 33% on June 1, 2026, and 34% on June 1,2027, in each case subject to the reporting person remaining in the service of the issuer on each such vesting date. Also includes 48,769 restricted stock awards representing shares of Common Stock, which will vest 33% on September 1, 2025, 33% on September 1, 2026, and 34% on September 1, 2027, in each case subject to the reporting person remaining in the service of the Company on each such vesting date. Also includes 49,315 restricted stock awards representing shares of Common Stock, which will vest 33% on December 1, 2025, 33% on December 1, 2026, and 34% on December 1, 2027, in each case subject to the reporting person remaining in the service of the Company on each such vesting date

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(6)	Includes 246 restricted stock units representing shares of Common Stock, which shall vest on January 14, 2025, which is within 60 days of December 31, 2024, subject to Mr. Lipman remaining in the service of the Company on such vesting date. Includes 246 restricted stock units representing shares of Common Stock, which shall vest on January 26, 2025, which is within 60 days of December 31, 2024, subject to Mr. Lipman remaining in the service of the Company on such vesting date. Includes 300 shares of Common Stock issuable to Mr. Lipman upon exercise of stock options exercisable within 60 days of December 31, 2024. Includes 116,473 restricted stock awards representing shares of Common Stock, which will vest 100% upon the reporting person’s separation from the Company.

(7)	Includes 726 restricted stock units representing shares of Common Stock, which shall vest on January 14, 2025, which is within 60 days of December 31, 2024, subject to Mr. Phelan remaining in the service of the Company on each such vesting date. Includes 246 restricted stock units representing shares of Common Stock, which shall vest on January 26, 2025, which is within 60 days of December 31, 2024, subject to Mr. Phelan remaining in the service of the Company on each such vesting date. Includes 250 shares of Common Stock issuable to Mr. Phelan upon exercise of stock options exercisable within 60 days of December 31, 2024. Includes 156,071 restricted stock awards representing shares of Common Stock, which will vest 100% upon the reporting person’s separation from the Company.

(8)	Includes 492 restricted stock units representing shares of Common Stock, which shall vest on January 14, 2025, which is within 60 days of December 31, 2024, subject to Mr. Marusak remaining in the service of the Company on such vesting date. Includes 125 shares of Common Stock issuable to Mr. Marusak upon exercise of stock options exercisable within 60 days of December 31, 2024. Includes 50,610 restricted stock awards representing shares of Common Stock, which will vest 33% on June 1, 2024, 33% on June 1, 2025, and 34% on June 1, 2026, in each case subject to the reporting person remaining in the service of the Company on each such vesting date. Includes 42,568 restricted stock awards representing shares of Common Stock, which will vest 33% on September 1, 2025, 33% on September 1, 2026, and 34% on September 1, 2027, in each case subject to the reporting person remaining in the service of the Company on each such vesting date. Includes 43,044 restricted stock awards representing shares of Common Stock, which will vest 33% on December 31, 2025, 33% on December 31, 2026, and 34% on December 31, 2027, in each case subject to the reporting person remaining in the service of the Company on each such vesting date.

(9)	Includes 246 restricted stock units representing shares of Common Stock, which shall vest on January 14, 2025, which is within 60 days of December 31, 2024, subject to Mr. Hirshfield remaining in the service of the Company on such vesting date. Includes 300 shares of Common Stock issuable to Mr. Hirshfield upon exercise of stock options exercisable within 60 days of December 31, 2024. Includes 77,650 restricted stock awards representing shares of Common Stock, which will vest 100% upon the reporting person’s separation from the Company. Includes 14,423 restricted stock awards representing shares of Common Stock, which will vest 33% on June 1, 2025, 33% on June 1, 2026, and 34% on June 1, 2027, in each case subject to the reporting person remaining in the service of the Company on each such vesting date. Includes 12,132 restricted stock awards representing shares of Common Stock, which will vest 33% on September 1, 2025, 33% on September 1, 2026, and 34% on September 1, 2027, in each case subject to the reporting person remaining in the service of the Company on each such vesting date. Includes 12,268 restricted stock awards representing shares of Common Stock, which will vest 33% on December 31, 2025, 33% on December 31, 2026, and 34% on December 31, 2027, in each case subject to the reporting person remaining in the service of the Company on each such vesting date.

(10)	Includes 246 restricted stock units representing shares of Common Stock, which shall on January 14, 2025, which is within 60 days of December 31, 2024, subject to Mr. Hazelip remaining in the service of the Company on each such vesting date. Includes 116,473 restricted stock awards representing shares of Common Stock, which will vest 100% upon the reporting person’s separation from the Company.

(11)	Includes 246 restricted stock units representing shares of Common Stock, which shall vest on January 14, 2025, which is within 60 days of December 31, 2024, subject to Mr. Bottomley remaining in the service of the Company on such vesting date. Includes 246 restricted stock units representing shares of Common Stock, which shall vest on January 26, 2025, which is within 60 days of December 31, 2024, subject to Mr. Bottomley remaining in the service of the Company on such vesting date. Includes 116,473 restricted stock awards representing shares of Common Stock, which will vest 100% upon the reporting person’s separation from the Company.

(12)	Includes 492 restricted stock units representing shares of Common Stock, which shall vest on January 14, 2025, which is within 60 days of December 31, 2024, subject to Mr. Michaels remaining in the service of the Company on such vesting date. Includes 1,200 shares of Common Stock issuable to Mr. Michaels upon exercise of stock options exercisable within 60 days of December 31, 2024. Includes 25,309 restricted stock awards representing shares of Common Stock that vested 100% on date of grant of April 15, 2024. Also includes, 136,222 restricted stock awards representing shares of Common Stock, which will vest 100% upon the reporting person’s separation from the Company.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval or Ratification of Transactions with Related Persons

We have adopted a written policy requiring that all related person transactions be reported to our executive management and/or the Board and approved or ratified by the Audit Committee. In completing its review of proposed related person transactions, the Audit Committee considers the aggregate value of the transaction, whether the transaction was undertaken in the ordinary course of business, the nature of the relationships involved, and whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

We believe the terms of any transactions with related persons are as fair to us as those obtainable from unaffiliated third parties.

The following is a summary of transactions between the Company and certain related persons, as required to be disclosed under applicable SEC rules, that occurred since January 1, 2022, and any ongoing related relationships with related persons:

MeOH Power, Inc.

On December 18, 2013, MeOH Power, Inc. (“MeOH”) and the Company executed a Senior Demand Promissory Note (the “Note”) in the amount of $380 thousand to secure the intercompany amounts due to the Company from MeOH upon the deconsolidation of MeOH. Interest accrues on the Note at the Prime Rate in effect on the first business day of the month, as published in the Wall Street Journal. At the Company’s option, all or part of the principal and interest due on this Note may be converted to shares of common stock of MeOH at a rate of $0.07 per share. Interest began accruing on January 1, 2014. The Company recorded a full allowance against the Note. As of December 31, 2024 and December 31, 2023, $385 thousand and $363 thousand, respectively, of principal and interest are available to convert into shares of common stock of MeOH. Any adjustments to the allowance are recorded as miscellaneous expense during the period incurred.

Legal Services

During the years ended December 31, 2024, December 31, 2023, and December 31, 2022, the Company incurred $2 thousand, $2 thousand and $22 thousand, respectively, to Couch White, LLP for legal services associated with contract review. A partner at Couch White, LLP is an immediate family member of one of our Directors.

HEL Transactions

On October 29, 2021, the Company completed the Soluna Callisto acquisition pursuant to a merger agreement (the “Merger Agreement”). The purpose of the transaction was for SCI to acquire substantially all of the assets (other than those assets physically located in Morocco) formerly held by Harmattan Energy, Ltd. (formerly Soluna Technologies, Ltd.) (“HEL”), which assets consisted of SCI’s existing pipeline of certain cryptocurrency mining projects that HEL previously transferred to SCI, which was formed expressly for this purpose, and to provide SCI with the opportunity to directly employ or retain the services of four individuals whose services it had retained through HEL prior to the merger. As a result of the merger, each share of common stock of Soluna Callisto issued and outstanding immediately prior to the effective time of the merger, other than shares owned by the Company or any of our subsidiaries, was canceled and converted into the right to receive a proportionate share of up to 2,970,000 shares (the “Merger Shares”) of Mechanical Technology, Incorporated common stock, payable upon the achievement of certain milestones.

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Due to conditions being met within the Merger Agreement in relation to energization and retention of employees, the Company has advised SCI US Holdings LLC, a Delaware limited liability company, who is the sole Effective Time Holder (as defined in the Merger Agreement) of the right to receive the Merger Shares and that 19,800 Merger Shares were issued on April 19, 2024 and 39,600 Merger Shares were issued on October 10, 2023. SCI US Holdings LLC has consented to the issuance of such Merger Shares as required under the Merger Agreement and has directed the Company to issue such Merger Shares to its affiliate, HEL. Following the issuance of the 59,400 Merger Shares, a total of 59,400 Merger Shares remain available for possible issuance pursuant to the terms of the Merger Agreement.

Several of HEL’s equity holders are affiliated with Brookstone Partners, the investment firm that holds an equity interest in the Company through Brookstone XXIV. The Company’s two Brookstone-affiliated directors also serve as directors and, in one case, as an officer, of HEL and also have ownership interest in HEL. In light of these relationships, the various transactions by and between the Company and SCI, on the one hand, and HEL, on the other hand, were negotiated on behalf of the Company and SCI via an independent investment committee of the Board and separate legal representation. The transactions were subsequently unanimously approved by both the independent investment committee and the full Board.

Four of the Company’s directors have various affiliations with HEL.

Michael Toporek, the former Chief Executive Officer, and current Executive Director of the Company, owns (i) 90% of the equity of Soluna Technologies Investment I, LLC, which owns 57.9% of HEL and (ii) 100% of the equity of MJT Park Investors, Inc., which owns 3.1% of HEL, in each case, on a fully diluted basis. Mr. Toporek does not own directly, or indirectly, any equity interest in Tera Joule, LLC (“Tera Joule”), which owns 9.2% of HEL; however, as a result of his 100% ownership of Brookstone IAC, Inc. (“Brookstone IAC”), which is the manager of Tera Joule, he has dispositive power over the equity interests that Tera Joule owns in HEL.

In addition, one of the Company’s directors, Matthew E. Lipman, serves as a director and currently acting as President of HEL. Mr. Lipman does not directly own any equity interest in Tera Joule, which owns 9.2% of HEL; however, as a result of his position as a director and officer of Brookstone IAC, which is the manager of Tera Joule, he has dispositive power over the equity interests that Tera Joule owns in HEL. As a result, the approximate dollar value of the amount of Mr. Toporek’s and Mr. Lipman’s interest in the Company’s transactions with HEL for the year ended December 31, 2024 was $0 and $0.

John Belizaire, the Company’s Chief Executive Officer, and John Bottomley, who were elected to the Board upon the effective time of SCI’s acquisition of Soluna Callisto, serve as directors of HEL. In addition, Mr. Belizaire is the beneficial owner of 1,317,567 shares of common stock of HEL and 102,380 Class Seed Preferred shares, which are convertible into 86,763 shares of common stock of HEL. These interests give Mr. Belizaire an ownership of 10.54% in HEL. Mr. Belizaire also owns an interest in HEL indirectly through his 5.0139% interest of Tera Joule’s 965,945 Class Seed Preferred shares, which are convertible into 818,596 shares of common stock of HEL. Mr. Bottomley is the beneficial owner of 96,189, or approximately 0.72%, of the outstanding shares of common stock of HEL.

The Company’s investment in HEL was initially carried at the cost of investment and was $750 thousand. Based on evaluation of projections for the Company’s investment in HEL, the Company fully impaired the equity investment of $750 thousand as of December 31, 2022, writing it down to $0.

The Company owned approximately 1.79% of HEL, calculated on a converted fully diluted basis, as of December 31, 2024 and December 31, 2023. The Company may enter into additional transactions with HEL in the future.

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MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors with their respective ages as of December 31, 2024:

Name	Age	Position
Executive Officers:
John Belizaire	52	Chief Executive Officer and Director
John Tunison	50	Chief Financial Officer
Michael Toporek	60	Executive Chairman of the Board of Directors
Jessica L. Thomas	51	Chief Accounting Officer
Mary O’Reilly	48	Chief People Officer
Directors:
Edward R. Hirshfield	52	Director
William P. Phelan	68	Director
John Bottomley	57	Director
Matthew E. Lipman	46	Director
David C. Michaels	69	Director
William Hazelip	45	Director
Thomas J. Marusak	74	Director

John Belizaire has served as a member of the Board and as Chief Executive Officer of SCI since October 2021 and began service as the Chief Executive Officer of the Company on May 1, 2023. Additionally, Mr. Belizaire served as the Chief Executive Officer of Soluna Callisto from June 2018 until our acquisition of Soluna Callisto in October 2021. He also serves as an Operating Advisor of Pilot Growth Equity, a technology growth equity firm, since October 2020. In addition, Mr. Belizaire serves on the Board of Directors of Center for American Entrepreneurship, since May 2020. Mr. Belizaire served as the Managing Partner of NextStage LLC, a venture capital firm, from 2002 to 2016. Since June 2006, Mr. Belizaire was the Co-Founder and Chief Executive Officer of FirstBest Systems, which was acquired by Guidewire Software in September 2016, where he served as a Senior Industry Advisor until May 2017. Since January 1997, Mr. Belizaire was the Co-Founder, President and Chief Executive Officer of TheoryCenter, Inc., which was acquired by BEA Systems, Inc. in November 1999, where he served as a Senior Director, Business Development and Strategic Planning until April 2002. Mr. Belizaire has a B.S. in Computer Science and a Master of Engineering in Computer Science from Cornell University. Mr. Belizaire also attended the Executive Development Program at The Wharton School from 2001 to 2002.

John Tunison was appointed to serve as our Chief Financial Officer and Treasurer of the Company, effective April 8, 2024, with employment commencing on March 29, 2024. Mr. Tunison is an experienced finance professional, previously serving as CFO of Verdant Specialty Solutions from May 2023 to March 2024 and CFO of Trussway Manufacturing from November 2018 to December 2022. Prior to this, Mr. Tunison held CFO and senior finance roles at several companies, including Shell Oil, Univar, Ascend Performance Materials and Velocys plc. His CFO roles have included public, venture backed and private equity owned capital structures in the Renewable Fuels, Chemicals, Software and Manufacturing industries. Prior to his finance career, Mr. Tunison was a Nuclear Submarine Officer in the U.S. Navy. Mr. Tunison received an M.B.A. in Finance from the University of Rhode Island and a Bachelor of Science Degree in Political Science from the U.S. Naval Academy.

Michael Toporek served as our Chief Executive Officer from November 2020 until May 1, 2023 when he stepped down from that position and was selected as Executive Chairman of the Board as of that date. Mr. Toporek has served as a member of the Board since October 2016. Since 2003, Mr. Toporek has served as the Managing General Partner of Brookstone Partners, a lower middle market private equity firm based in New York and an affiliate of Brookstone XXIV. Prior to founding Brookstone Partners in 2003, Mr. Toporek was both an active principal investor and an investment banker. Mr. Toporek began his career in Chemical Bank’s Investment Banking Group, later joining Dillon, Read and Co., which became UBS Warburg Securities Ltd. during his tenure, and SG Cowen and Company. Mr. Toporek currently serves on the Board of Directors of Capstone Therapeutics Corp. Mr. Toporek has a B.A. in Economics and an M.B.A. from the University of Chicago in Finance/Accounting. Mr. Toporek brings strategic and financial expertise to the Board as a result of his experience with Brookstone Partners, which the Board believes qualifies him to serve as a director. As part of our sale of 150,000 shares of Common Stock to Brookstone XXIV in October 2016, Brookstone XXIV has two designated directors that sit on the Board; Mr. Toporek is one such director.

Jessica L. Thomas joined the Company as our Chief Financial Officer in July 2020 through July 2022 and currently serves as the Company’s Chief Accounting Officer beginning in August 2022. Ms. Thomas supervises the Company’s financial reporting, treasury, and risk management. Prior to her employment with the Company, Ms. Thomas served as Director of Optimization for Pregis, LLC, a provider of protective packaging materials, from 2014 through July 2020, where she was responsible for operations, system, and financial optimization. From 2009 through 2014, Ms. Thomas worked at Plasan NA as Manager of Budget & Control and Financial Planning & Analysis and was also responsible for compliance with government contracting, including monitoring compliance with Defense Contract Audit Agency and Federal Acquisition Regulations. From 2007 to 2009, Ms. Thomas was a Senior Staff Auditor at Cruden & Company, CPA’s PLLC. Ms. Thomas has also held positions in the banking industry as an officer at Key Bank and a Bank Branch Manager at M&T Bank. Ms. Thomas received a bachelor’s degree in Business Administration and Accounting from Siena College and an M.B.A. in Finance & International Finance from Northeastern University. Ms. Thomas obtained her Certified Public Accountant license in May 2009, has been a member of the American Institute of Certified Public Accountants (AICPA) since 2005, and holds the Chartered Global Management Accountant (CGMA) designation.

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Mary O’Reilly joined the Company as our Chief People Officer in September 2021. Ms. O’Reilly oversees the operations and initiatives that affect employee experience and company culture. Ms. O’Reilly has a long tenure as a Human Resource executive in various tech startups and large public organizations such as Viacom, Inc., CBS Corp., Alloy Media & Marketing. She has experience in organization design, employment law, risk management, benefits and payroll management, conflict resolution and employee relations. Over the past several years, Ms. O’Reilly worked as VP of Human Resources for Viacom, Inc. from June 2017 to December 2020, Farm Sanctuary as Chief Operating Officer from January 2020 to December 2020, and Founder of SHINE People from 2008 through 2021.

Edward R. Hirshfield has served as a member of the Board since October 2016. He served as a director of our former subsidiary, MTI Instruments, Inc. (“MTI Instruments”), from October 2016 until its sale in April 2022 and of our subsidiary, Soluna Computing, Inc., formerly known as EcoChain, Inc. (“SCI”), since its incorporation in January 2020. Mr. Hirshfield is currently Managing Member of Apple Ridge Capital Advisors, a special situations and debt advisory firm that focuses on raising debt for lower middle market companies. From 2018 to 2023, Mr. Hirshfield served as Managing Director in the restructuring group at B. Riley FBR, Inc., a leading financial services provider, where he advised stressed and distressed companies and their constituencies. From 2015 until 2018, Mr. Hirshfield served as a partner at Steppingstone Group, LLC, a special situations private equity fund located in New York. Mr. Hirshfield’s responsibilities in this role included business development activities, conducting extensive credit analysis on target companies, as well as portfolio management. Mr. Hirshfield began his career as a loan officer at CIT Group Inc. and then became a restructuring advisor at a boutique investment bank, CDG Group. In 2003, Mr. Hirshfield moved over to the buy side and joined Longacre Fund Management, LLC, a $2.5 billion distressed debt fund. Mr. Hirshfield continued as a distressed investor at Del Mar Asset Management, LP, Ramius LLC, and most recently Apple Ridge Advisors LLC from 2010 through 2015. Mr. Hirshfield has a B.S. in Applied Mathematics from Union College and an M.B.A. from Fordham University Graduate School of Business. Mr. Hirshfield brings over 20 years of experience understanding and analyzing public and private companies. He has an expertise in providing operational and investment recommendations as well as providing extensive valuation and credit analysis, which the Board believes qualifies him to serve as a director.

William P. Phelan has been a member of the Board since December, 2004, has served as Lead Independent Director since April 2023, and had served as our Chairman of the Board from January 2022 through April 30, 2023.. He also served as interim Chief Executive Officer and President of SCI from March 2020 to November 2020, and as interim Vice President of SCI from November 2020 to March 2021. Mr. Phelan is the co-founder and Chief Executive Officer of Bright Hub, Inc., a software company founded in 2005 that focuses on the development of online software for commerce. In May 1999, Mr. Phelan founded OneMade, Inc., an electronic commerce marketplace technology systems and tools provider. Mr. Phelan served as Chief Executive Officer of OneMade, Inc. from May 1999 to May 2004, including for a year after it was sold to, and remained a subsidiary of, America Online. Mr. Phelan serves on the Board of Trustees and is a Finance Committee member, an Executive Committee Member, an Investment Committee Chair and a Compensation Committee Chair for MVP Healthcare, Inc. Mr. Phelan also serves on the Board of Trustees and Chairman of the Audit Committee of the Paradigm Mutual Fund Family. He has also held numerous executive positions at Fleet Equity Partners, Cowen & Company, First Albany Corporation, and UHY Advisors, Inc., formerly Urbach Kahn & Werlin, PC. Mr. Phelan has a B.A. in Accounting and Finance from Siena College and an M.S. in Taxation from City College of New York, and is a Certified Public Accountant. Mr. Phelan contributes leadership, capital markets experience, and strategic insight as well as innovation in technology to the Board, which the Board believes qualifies him to serve as a director.

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John Bottomley has served as a member of the Board since October 2021. Mr. Bottomley served on the Executive Committee of SCI since January 2021 prior to our acquisition of Soluna Callisto Holdings Inc., formerly known as Soluna Computing, Inc. (“Soluna Callisto”). Mr. Bottomley is currently an employee of Greenvolt France, and Member of the Board of Directors, for Greenvolt USA. Mr. Bottomley was the co-founder, Partner and has been Chief Development Officer of v-ridium Europe, from June 2020 to July 2021. Mr. Bottomley has also served as a Deputy Strategy Director at Blockchain Climate Institute, a London-based think tank, since July 2021. From August 2017 to March 2020, Mr. Bottomley served as the SVP, Global Development at Vestas Wind Systems, a market leader in the wind industry. Mr. Bottomley served various leadership roles at GE Capital EFS, from September 2014 to May 2017. He also held numerous executive positions at The AES Corporation, Verde Ventures Ltd and Enron Europe Ltd. Additionally, Mr. Bottomley served various international joint venture boards, including the boards of directors of Vestas-WEB development JV (Italy, Germany and France) from 2018 to 2020, Vestas-WKN joint venture (Poland) from 2018 to 2019, Vestas-GEO joint venture (Poland) from 2018 to 2020 Vestas EMP Holdings (Ireland, Iceland, Uganda and Ghana) from 2018 to 2020, Sowitech, a German based international renewable energy development from 2019 and 2020, GE-Advanced Power JV (U.S.) from 2015 to 2016, GE-Maintream JV (Vietnam) from 2015 to 2016, AES-Innovent (France) from 2009 to 2012, AES-WEL (UK) from 2008 to 2012, and Enron-OPET (Turkey) from 2000 to 2001. Mr. Bottomley has a B.S. in Computer Engineering from Clemson University and an MBA in Finance and International Business from NYU Stern School of Business, and is a Chartered Financial Analyst.

William Hazelip has served as a member of the Board since February 2021. From 2015 to March 2022, he has served as Vice President of National Grid PLC, and from April 2022 through present as Senior Vice President, a multinational electricity and gas utility company headquartered in London, England. He has also served as National Grid PLC’s President, Global Transmission (US) from 2017 to 2019 and President of Strategic Growth for National Grid Ventures since August 2019, developing new business opportunities in electric transmission, energy storage, and renewable energy. Prior to joining National Grid, PLC, he was the Managing Director, Business Development at Duke Energy Corporation and the President of Path 15 Transmission, LLC, an independent electric transmission company in California, where he led the acquisition for Duke Energy Corporation. Mr. Hazelip also has extensive experience serving on the board of directors of companies. He currently serves as member of the board of directors of Millennium Pipeline Corporation, a multi-billion dollar natural gas pipeline company, the Vice-Chairman of the board of directors of New York Transco, a growing electric transmission company, and a member of the board of directors representative of Community Offshore Wind, a clean energy joint venture of RWE AG and National Grid plc. Mr. Hazelip began his career as an Area Director for CWL Investments, LLC, a Michigan investor group that owns and operates restaurant franchises including Jimmy John’s Gourmet Sandwich Shops. Mr. Hazelip earned a Bachelor of Arts from Emory University, Atlanta, GA, and an International Master of Business Administration (IMBA) from the Darla Moore School of Business at the University of South Carolina. Mr. Hazelip is an accomplished leader in the energy industry, with deep experience in utility project development, financing, regulation, and operations, which the Board believes, particularly in light of the Company’s involvement with the renewable energy sector as it relates to their cryptocurrency mining subsidiary, qualifies him to serve as a director.

Thomas J. Marusak has served as a member of the Board since December 2004. Additionally, Mr. Marusak served as a member of the Board of Directors of our former subsidiary, MTI Instruments, since April 2011 and has served as a member of the Board of Directors of our subsidiary, SCI, since January 2020. Since 1986 through his retirement in 2023, Mr. Marusak had served as President of Comfortex Corporation, a manufacturer of window blinds and specialty shades. Mr. Marusak was a member of the Advisory Board of Directors for Key Bank of New York from 1996 through 2004 and served on the Board of Directors of the New York Energy Research and Development Authority from 1998 through 2006. In 2019, Mr. Marusak retired from the Board of Directors of the Capital District Physician’s Health Plan, Inc., in Albany, where he had served for the prior eight years and had participated as a member of the board’s Finance, Compensation, Audit, Investment, and Executive Committees. Additionally, Mr. Marusak has served as a Board member for the following entities in the course of his professional career: Center for Economic Growth (past Chair), Dynabil Corp. (Advisory Board), and the Albany Chamber of Commerce (Executive Board). Mr. Marusak received a B.S. in Engineering from Pennsylvania State University and an M.S. in Engineering from Stanford University. Mr. Marusak brings technical development, manufacturing experience, product development and introduction, financial accounting, and human resources expertise to the Board, as well as relevant experience in committee and board service, which the Board believes qualifies him to serve as a director.

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Matthew E. Lipman has served as a member of the Board since October 2016. Since 2004, Mr. Lipman has served as Managing Director of Brookstone Partners, a lower middle market private equity firm based in New York and an affiliate of Brookstone XXIV. Mr. Lipman’s responsibilities at Brookstone Partners include identifying and evaluating investment opportunities, performing transaction due diligence, managing the capital structure of portfolio companies, and working with management teams to implement operational and growth strategies. In addition, Mr. Lipman is responsible for executing add-on acquisitions and other portfolio company-related strategic projects. From July 2001 through June 2004, Mr. Lipman was an analyst in the mergers and acquisitions group at UBS Financial Services Inc., responsible for formulating and executing on complex merger, acquisition, and financing strategies for Fortune 500 companies in the industrial, consumer products, and healthcare sectors. Mr. Lipman currently serves on the Board of Directors of Denison Pharmaceuticals, LLC, Advanced Disaster Recovery Inc., Totalstone, LLC, Harmattan Energy Limited and Capstone Therapeutics Corp. Mr. Lipman has a B.S. in Business Administration from Babson College. Mr. Lipman brings 20 years of experience working with companies to establish growth strategies and execute acquisitions, is proficient in reading and understanding financial statements, generally accepted accounting principles, and internal controls as a direct result of his investment experience evaluating companies for potential investments and the management of financial reporting and capital structure for three portfolio companies, as well as relevant experience in serving on other boards of directors, which the Board believes qualifies him to serve as a director. As part of our sale of 150,000 shares of Common Stock to Brookstone XXIV in October 2016, Brookstone XXIV has two designated directors that sit on the Board; Mr. Lipman is one such director.

David C. Michaels has served as a member of the Board since August 2013, served as our Lead Independent Director from June 2016 until April 2023 and as our Chairman of the Board from January 2017 to January 2022. Mr. Michaels was selected as Interim Chief Financial Officer on April 24, 2023, and resigned from the position on April 8, 2024, upon the appointment of John Tunison. Mr. Michaels served as the Chief Financial Officer of the American Institute for Economic Research, Inc., an internationally-recognized economics research and education organization, from October 2008 until his retirement in May 2018. Prior to that, Mr. Michaels served as Chief Financial Officer at Starfire Systems, Inc. from December 2006 to September 2008. Mr. Michaels worked at Albany International Corp. from March 1987 to December 2006 as Vice President, Treasury and Tax, and Chief Risk Officer. Mr. Michaels also worked at Veeco Instruments from May 1979 to March 1987 in various roles including Controller and Tax Manager. Mr. Michaels is the Chairman of the Board of Directors and Chair of the Audit Committee of Iverson Genetic Diagnostics, Inc. Mr. Michaels also serves as a member of the Board of Governors and Treasurer of the Country Club of Troy. Mr. Michaels has a Bachelor of Science degree with dual majors in Accounting and Finance and a minor in Economics from the University at Albany and completed graduate-level coursework at the C.W. Post campus of Long Island University. Mr. Michaels also completed the Leadership Institute Program at the Lally School of Management & Technology at Rensselaer Polytechnic Institute. Mr. Michaels contributes more than 30 years of international financial and operating experience in a wide variety of roles in both public and private organizations to the Board, which the Board believes qualifies him to serve as a director. Effective April 21, 2023, Mr. Michaels served as Chief Financial Officer of the Company through April 8, 2024, upon the appointment of Michael Tunison to that office.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Director Independence

The Board has determined that Messrs. Bottomley, Hazelip, Hirshfield, Marusak, and Phelan are “independent directors,” as defined by the rules and listing standards of The Nasdaq Stock Market LLC (“Nasdaq”). In making this determination, the Board considered the transactions and relationships disclosed under “Certain Relationships and Related Transactions” below. In April 2023 Mr. Michaels was appointed interim chief financial officer and accordingly was no longer an “independent director” until his resignation on April 8, 2024.

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Board Of Directors Committees

The Board has an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee, and an Executive Committee.

Audit Committee

The Audit Committee meets on a regular basis, at least quarterly and more frequently as necessary. The Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal controls which management has established and the audit and financial reporting process. The Audit Committee as of the date of this prospectus consists of Messrs. Marusak (Chair), Hirshfield, Phelan, and Bottomley. The Board has determined that each member of the Audit Committee is independent, as defined under the applicable rules and listing standards of Nasdaq and SEC rules and regulations. In addition, the Board has determined that Mr. Marusak qualifies as an “audit committee financial expert” as defined in the rules and regulations of the SEC. Mr. Marusak’s designation by the Board as an “audit committee financial expert” is not intended to be a representation that he is an expert for any purpose as a result of such designation, nor is it intended to impose on him any duties, obligations, or liability greater than the duties, obligations, or liability imposed on him as a member of the Audit Committee and the Board in the absence of such designation.

The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee, which was adopted by the Board and is published on our website at https://www. solunacomputing.com/investors/governance/. The Committee, among other matters, is responsible for the annual appointment of, and for compensating, retaining, overseeing and, where appropriate, replacing, the independent registered public accounting firm as the Company’s auditors, reviews the arrangements for and the results of the auditors’ examination of our books and records, and assists the Board in its oversight of the reliability and integrity of the Company’s accounting policies, financial statements and financial reporting, and disclosure practices, including its system of internal controls, and the establishment and maintenance of processes to assure compliance with all relevant laws, regulations, and company policies. The Audit Committee also reviews the adequacy of charter of the Audit Committee and recommends changes to the Board that it considers necessary or appropriate.

Nominating and Corporate Governance Committee

The Board has adopted a Nominating and Corporate Governance Committee charter, which is published on our website at https://www.solunacomputing.com/investors/governance/. The Nominating and Corporate Governance Committee consists of Messrs. Hirshfield (Chairman), Hazelip and Marusak. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent, as defined under the applicable rules and listing standards of Nasdaq.

The role of the Nominating and Corporate Governance Committee is to assist the Board by: 1) reviewing, identifying, evaluating, and recommending the nomination of Board members; 2) selecting and recommending director candidates to the Board; 3) developing and recommending governance policies of the Company to the Board; 4) addressing governance matters; 5) making recommendations to the Board regarding Board size, composition, and criteria; 6) making recommendations to the Board regarding existing Committees and report on the performance and effectiveness of the Committees to the Board; 7) periodically evaluating the performance of the Board; and 8) assisting the Board with other assigned tasks as needed.

In appraising potential director candidates, the Nominating and Corporate Governance Committee focuses on desired characteristics and qualifications of candidates, and although there are no stated minimum requirements or qualifications, preferred characteristics include business savvy and experience, concern for the best interests of our stockholders, proven success in the application of skills relating to our areas of business activities, adequate availability to participate actively in the Board’s affairs, high levels of integrity, and sensitivity to current business and corporate governance trends and legal requirements, and that candidates, when warranted, meet applicable director independence standards. The Nominating and Corporate Governance Committee has adopted a formal policy for the consideration of director candidates recommended by stockholders. Individuals recommended by stockholders are evaluated in the same manner as other potential candidates. A stockholder wishing to submit such a recommendation should forward it in writing to our Secretary at 325 Washington Avenue Extension, Albany, New York 12205. The mailing envelope should include a clear notation that the enclosure is a “Director Nominee Recommendation.” The recommending party should be identified as a stockholder and should provide a brief summary of the recommended candidate’s qualifications, taking into account the desired characteristics and qualifications considered for potential Board members mentioned above.

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Compensation Committee

The Board has adopted a Compensation Committee charter, which is published on our website at https://www. solunacomputing.com/investors/governance/. The Compensation Committee as of the date of this prospectus consists of Messrs. Phelan (Chairman), Hazelip, and Bottomley. The Board has determined that each member of the Compensation Committee is independent, as defined under the applicable rules and listing standards of Nasdaq and SEC rules and regulations.

The Compensation Committee is charged with ensuring that the Company’s compensation programs are aligned with Company goals and are adequately designed to attract, motivate, and retain executives and key employees. The role of the Compensation Committee is to assist the Board by:

1) regarding the overall compensation programs, philosophy, and practices of the Company, particularly as it relates to its executive officers, key employees, and directors; 2) reviewing and evaluating Company objectives and goals regarding our Chief Executive Officer’s compensation; 3) determining the compensation program for members of the Board; 4) developing and overseeing the Chief Executive Officer’s process for evaluating the performance objectives and compensation of executive officers; 5) administering the Company’s equity compensation plans; 6) determining succession planning and management development for the Chief Executive Officer and other executive officers; and 7) assisting the Board with other assigned tasks as needed.

In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee and, to the extent not expressly reserved to the Compensation Committee by the Board or by applicable law, rule, or regulation, to any other committee of directors appointed by it.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant, outside counsel, or other advisers as it deems appropriate to perform its duties and responsibilities, including the authority to approve the fees payable to such counsel or advisers and any other terms of retention. The Compensation Committee did not engage any such consultants, counsel, or advisers during 2024.

The Compensation Committee administers our executive compensation programs. This Committee is responsible for establishing the policies that govern base salaries, as well as short- and long-term incentives, for executives and senior management. The Committee considers recommendations made by our Chief Executive Officer and certain other executives when reaching its compensation decisions, including with respect to executive and director compensation. The Committee has approval authority regarding the compensation of the Company’s Chief Executive Officer, as well as the Company’s other executive officers after the review of the Chief Executive Officer’s recommendation and the results of such officer’s performance review.

Executive Committee

The Board formed an Executive Committee in January 2022 and adopted an Executive Committee charter, which is published on our website at https://www.solunacomputing.com/investors/governance/. The Executive Committee as of the date of this prospectus consists of Messrs. Phelan (Chairman), Bottomley, Lipman, and Toporek. The Board has determined that each of Mr. Phelan and Mr. Bottomley are independent, as defined under the applicable rules and listing standards of Nasdaq.

The purpose of the Executive Committee is to represent and assist the Board in its review and approval of certain transactions and other matters requiring Board consideration, and to take action, where necessary, appropriate and authorized by the Board during intervals between regular and special meetings of the Board. The Executive Committee has authority to: 1) monitor the management’s performance against the approved budget of record; 2) authorize mining equipment purchase transactions; 3) authorize the price at which equity securities of the Company are sold; 4) authorize the payment of dividends to holders of preferred stock of the Company; and 5) identify and assess business risks and develop and propose recommendations to management and the Board to minimize such risks. Notwithstanding anything in the foregoing, the Executive Committee is not authorized to 1) take any action that requires an adoption by an independent majority of the Board; 2) complete any transaction that would have a material effect on the Company’s financial statements; or 3) complete any transaction that qualifies as a related party transaction.

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EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Philosophy

The primary objectives of our compensation policies are to attract, retain, motivate, develop, and reward our\ management team for executing our strategic business plan, thereby enhancing stockholder value, while recognizing and rewarding individual and Company performance. These compensation policies include: (i) an overall management compensation program that is competitive with companies of similar size or within our industries and (ii) long-term incentive compensation in the form of stock-based compensation that is aimed towards encouraging management to continue to focus on stockholder returns. Our executive compensation program ties a substantial portion of our executives’ overall compensation to key strategic, financial, and operational goals, including: establishing and maintaining customer relationships; meeting revenue targets and profit and expense targets; growing our assets under management; evolving our Artificial Intelligence (“AI”) business; and improving operational efficiency.

We believe that potential equity ownership in the Company is important to provide executive officers with incentives to build value for our stockholders. We believe that equity awards provide executives with a strong link to our short-term and long-term performance while creating an ownership culture to maintain the alignment of interests between our executives and our stockholders. When implemented responsibly, we also believe these equity incentives can function as a powerful executive retention tool.

The Compensation Committee of the Board, consisting entirely of independent directors, administers our compensation plans and policies, including the establishment of policies that govern base salary as well as short-term and long-term incentives for our executive management team.

Summary of Cash and Other Compensation

The following table sets forth the total compensation awarded to, earned by, or paid to, for services rendered in all capacities to the Company during the fiscal years ended December 31, 2024 and December 31, 2023, our “named executive officers,” as defined in SEC rules.

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SUMMARY COMPENSATION TABLE

Name and Principal		Salary	Stock Awards		All Other Compensation	Total
Position	Year	($)	($)(1)		($)(2)	($)
John Belizaire
Chief Executive Officer (3)	2024	450,000	1,718,244	(4)	13,800	2,182,044
	2023	424,815	––		16,993	441,808

John Tunison Chief Financial Officer (5)	2024	263,467	528,467	(6)	8,167	800,592

Michael Toporek
Executive Chairman of the Board and Former Chief Executive Officer (7)	2024	315,000	6,727,285	(8)	12,600	7,054,885
	2023	327,940	––		13,118	341,058

(1)	Represents the grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 of the grants during each year presented. The value was determined by using the grant date fair value per award multiplied by the shares granted, as per the grant date.

(2)	Represents the Company’s 401K match for the executive employees named.

(3)	Effective May 1, 2023, Mr. Belizaire was appointed as Chief Executive Officer of Soluna Holdings, Inc.

(4)	Mr. Belizaire was granted 141,176 restricted stock awards of common stock on April 15, 2024, 100,000 restricted Series A preferred stock awards on April 15, 2024, 21,361 restricted stock awards on June 1, 2024, 170,800 restricted stock awards on September 1, 2024, and 153,745 restricted stock awards on December 1, 2024.

(5)	The Company has appointed John Tunison to serve as the Chief Financial Officer and Treasurer of the Company, effective April 8, 2024, with employment commencing on March 29, 2024.

(6)	Mr. Tunison was granted 47,059 restricted stock awards of common stock on April 15, 2024, 25,000 restricted Series A preferred stock awards on April 15, 2024, 6,852 restricted stock awards on June 1, 2024, 52,845 restricted stock awards on September 1, 2024, and 49,315 restricted stock awards on December 1, 2024.

(7)	Effective May 1, 2023, Mr. Toporek resigned as Chief Executive Officer of Soluna Holdings, Inc. and was appointed Executive Chairman of the Board of Directors.

(8)	Mr. Toporek was granted 317,647 restricted stock awards of common stock on April 15, 2024, 1,244,969 restricted Series A preferred stock awards on April 15, 2024, 51,464 restricted stock awards on June 1, 2024, 439,706 restricted stock awards on September 1, 2024, and 370,402 restricted stock awards on December 1, 2024.

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Base Salary and Cash Incentives of our Chief Executive Officer and Chief Financial Officer

John Belizaire

Pursuant to the merger with Soluna Callisto, SCI and John Belizaire entered into an employment agreement, dated as of October 29, 2021, pursuant to which Mr. Belizaire serves as President and Chief Executive Officer of SCI. The employment agreement provided for an initial term beginning on October 29, 2021, the effective date of the merger, and ending 36 months thereafter and, unless either party provides written notice that the agreement will not be renewed, will be automatically renewed for an additional 12-month period on the third and each subsequent anniversary date of the effective date of the merger.

The agreement provided for an annual base salary of $350,000, an annual cash performance bonus of up to $175,000, an annual grant of restricted stock units (“RSUs”) with an aggregate grant date fair value of up to $175,000, and a one-time “sign-on” grant of RSUs with a value equal to $811,410. The amount of the annual performance bonus Mr. Belizaire would actually receive will be based on his attainment of company and/or personal performance objectives (“key performance objectives”) approved by the Board with respect to Mr. Belizaire for each calendar year, with the performance bonus prorated on a proportionate basis if he achieves at least 75%, but less than 100%, of the applicable key performance objectives.

Each annual RSU award will vest on a proportionate basis if Mr. Belizaire achieves at least 75% of his applicable key performance objectives, with the RSUs becoming fully vested if he achieves 100% of such key performance objectives.

The agreement provided that the Company will issue the RSUs constituting the one-time sign-on grant within 60 days following the effective date of the merger, or December 28, 2021, subject to Mr. Belizaire’s continued employment on the date of issuance, and they were issued on October 29, 2021, the effective date of the merger. One-third of such RSUs will vest on the 12-month anniversary of the date of grant, or October 29, 2022, with one-twenty-fourth of the remaining two-thirds vesting upon the last day of each complete month after October 29, 2022, in each case assuming that Mr. Belizaire is still providing services to SCI in the capacity of an employee, officer, director, consultant, or advisor on the applicable vesting date.

Any unvested RSUs will become fully vested upon the termination of Mr. Belizaire’s employment by SCI without Cause or by Mr. Belizaire for Good Reason, or upon a Change of Control, each as defined in the agreement.

The agreement also provides that it will terminate immediately upon Mr. Belizaire’s death or the determination that he is Disabled, as defined in the agreement. In addition, SCI may terminate Mr. Belizaire’s employment for or other than for Cause and Mr. Belizaire may terminate his employment for or other than for Good Reason. If SCI terminates Mr. Belizaire’s employment other than for Cause or Mr. Belizaire terminates his employment for Good Reason, then in addition to any accrued salary and other payments and benefits earned to date, assuming Mr. Belizaire has executed and delivered to SCI a general release of claims and does not revoke or breach any provision thereof, he will receive: (i) a severance payment equal to his then-current base salary for a period of six-months; (ii) any amount of his performance bonus earned for the most recently-completed calendar year based on attainment of the applicable key performance objectives for such year, to the extent unpaid as of his termination date; (iii) any amount of his performance bonus earned for the current calendar year based on attainment of the applicable key performance objectives for such year, prorated based on the number of days Mr. Belizaire was employed during such year; and (iv) if he is eligible for and elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), continued copayment by SCI for Mr. Belizaire’s coverage under SCI’s group health plan during the 18-month period following the termination of his employment to the same extent that it was paying for such coverage immediately prior to his termination.

Pursuant to the employment agreement, SCI and Mr. Belizaire entered into a proprietary rights and restrictive covenants agreement that contains provisions with respect to safeguarding SCI’s proprietary and confidential information, as well as non-solicitation and non-compete provisions.

Effective May 1, 2023, Mr. Belizaire was appointed as Chief Executive Officer of Soluna Holdings, Inc. Pursuant to the Amended and Restated Employment Agreement dated November 20, 2023 (the “Belizaire Amended Agreement”), Mr. Belizaire agreed to continue to serve as Soluna Holdings, Inc.’s Chief Executive Officer for an initial term beginning as of May 1, 2023, and continuing through December 31, 2027, to be extended automatically for successive one-year periods, in consideration for a retroactive (to May 1, 2023) cash adjustment of his prior base salary through to the date of the Belizaire Amended Agreement and a base salary thereafter of $450,000, which will be subject to annual cost of living adjustments and annual review by the Board or the Compensation Committee and may be increased from time to time by the Board or the Compensation Committee (“Belizaire Base Salary”). The Belizaire Amended Agreement provides for annual performance bonuses under the Executive Bonus Plan based on achievement of key performance objectives; and eligibility for employee benefit plans in effect until Mr. Belizaire’s employment with the Company is terminated.

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Pursuant to the Belizaire Amended Agreement, if Mr. Belizaire is terminated for any reason other than termination without cause or resignation for good reason, he is entitled to receive (i) a lump sum payment in the amount equal to the sum of Mr. Belizaire’s earned but unpaid Belizaire Base Salary through the date of termination, (ii) his earned but unpaid annual performance bonus for the calendar year preceding the date of termination, (iii) his earned but unpaid annual performance bonus for the current calendar year as though the key performance objectives were achieved, (iv) his accrued but unused vacation days as of the date of termination, (v) reimbursement for any unreimbursed business expenses incurred through the date of termination, and (vi) any other benefits or rights Mr. Belizaire will have accrued or earned through his date of termination under the terms of any employee benefit plan. Additionally, if Mr. Belizaire is terminated without cause or he resigns for good reason, subject to satisfaction of certain release conditions, he will also be entitled to coverage under any health insurance plan covering Mr. Belizaire for 18 months after the termination of his employment, six months of his then-current Belizaire Base Salary, both paid in a single lump sum in cash on the first regular Company payroll date next following the 60th calendar day following the date of termination.

John Tunison

The Company appointed John Tunison to serve as the Chief Financial Officer and Treasurer of the Company, effective April 8, 2024, with employment commencing on March 29, 2024. In connection with the Board’s appointment of Mr. Tunison as Chief Financial Officer, the Company and Mr. Tunison entered into a three-year employment agreement (the “Employment Agreement”). The Employment Agreement provides for an initial annual base salary of $350,000 and a potential performance bonus of up to 50% of the base salary as well as severance and other standard employment benefits. As an inducement for Mr. Tunison to join the Company and as additional compensation, the Board granted (a) an equity award in the form of restricted common stock under incentive equity plans maintained by the Company on the Company’s standard form award agreements with a reference percentage of 2% and (b) an equity award in the form of restricted preferred stock under incentive equity plans maintained by the Company on the Company’s standard form award agreements for 25,000 shares.

Long-Term Equity Incentive Compensation

Equity awards typically take the form of stock options, restricted stock grants, or restricted stock units under our equity compensation plans. Authority to make equity awards to executive officers rests with the Compensation Committee. In determining the size of awards for new or current executives, the Compensation Committee consider the competitive market, strategic plan performance, contribution to future initiatives, benchmarking of comparative equity ownership for executives in comparable positions at similar companies, individual option history, and recommendations of our Chief Executive Officer and Chairman.

The timing of all equity awards for our named executive officers have coincided with either employment anniversary dates or our annual meeting dates, or such equity awards are granted at the next scheduled meeting of the Compensation Committee following the completion or assignment of the applicable objectives. We do not time equity grants to our executives in coordination with the release of material non-public information, nor do we impose any equity ownership guidelines on our executives.

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Outstanding Equity Awards at Fiscal Year End

The following table provides information as to equity awards granted by the Company and held by John Belizaire, John Tunison and Michael Toporek, outstanding as of December 31, 2024.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)

John Belizaire	-	-	-	-	-	-	-	494,256	1,500,238
John Tunison	-	-	-	-	-	-	-	181,071	552,749
Michael Toporek	300	-	-	22.50	12/12/2028	-	-	2,424,188	13,681,081

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Director Compensation for Fiscal Year 2024

On May 15, 2023, the Board’s Compensation Committee authorized non-employee directors to receive cash compensation, as follows: (i) $20,000 per annum to each non-employee director of the Board, an additional (ii) $15,000 per annum to each director then serving as a chairperson of the Audit Committee or the Compensation Committee of the Board, an additional (iii) $10,000 per annum for the Lead Independent Director of the Board, and an additional (iv) $15,000 per annum to each member of the Executive Committee. Future director compensation will be determined by the Compensation Committee. Directors who are also our employees, in particular Mr. Toporek, Mr. Belizaire, and partially Mr. Michaels for his time served as Interim CFO, are not compensated for serving on the Board. There were no changes for the fiscal year 2024.

The following table details the total compensation of the Company’s non-employee directors for the fiscal year ended December 31, 2024.

	Fees Earned or Paid in Cash	Stock awards		Stock options	Total
Name	($)(1)	($)		($)(2)	($)
John Bottomley	35,000	413,537	(3)	—	448,537
William Hazelip	20,000	413,537	(4)	—	433,537
Edward R. Hirshfield	20,000	413,537	(5)	—	433,537
Matthew E. Lipman	35,000	413,537	(6)	—	448,537
Thomas J. Marusak	35,000	538,898	(7)	—	573,898
David C. Michaels	14,583	538,898	(8)	—	553,481
William P. Phelan	60,000	929,519	(9)	—	989,519

(1)	The amounts reported in the Fees Earned or Paid in Cash column reflect the cash fees earned by the directors in 2024, consisting of a $15,000 quarterly cash fee for Mr. Phelan for service on the Board of Directors, serving as Independent Lead Director, a Committee Chair, and on the Executive Committee, a $8,750 quarterly cash fee for Mr. Marusak for service on the Board of Directors and serving as a Committee Chair, a $8,750 quarterly cash fee for Mr. Lipman and Mr. Bottomley for service on the Board of Directors and on the Executive Committee, and $5,000 quarterly cash fee to Mr. Hirshfield and Mr. Hazelip for service on the Board of Directors. Mr. Michaels was paid quarterly $5,000 beginning when his service ended as Interim CFO effective April 8, 2024, as a member of the Board of Directors. Mr. Toporek and Mr. Belizaire were not compensated for serving on the Board because they were employees of the Company.

(2)	There were no stock options granted to the Board of Directors for the fiscal year ended December 31, 2024. The aggregate number of shares of Common Stock underlying stock options outstanding as of December 31, 2024 held by each of Mr. Hirshfield and Mr. Lipman was 300, the aggregate number of shares of Common Stock underlying stock options outstanding as of December 31, 2024 held by Mr. Marusak was 125, the aggregate number of shares of Common Stock underlying stock options outstanding as of December 31, 2024 held by Mr. Michaels was 1,200 and the aggregate number of shares of Common Stock underlying stock options outstanding as of December 31, 2024 held by Mr. Phelan was 250. Each of Mr. Bottomley and Mr. Hazelip did not hold any stock options as of December 31, 2024.

(3)	Mr. Bottomley was granted 35,294 restricted stock awards of common stock on April 15, 2024, 26,489 restricted Series A preferred stock awards on April 15, 2024, 5,114 restricted stock awards on June 1, 2024, 39,260 restricted stock awards on September 1, 2024, and 36,805 restricted stock awards on December 1, 2024. As of December 31, 2024, Mr. Bottomley held 1,600 restricted stock units, 116,473 restricted stock awards and 26,489 restricted Series A preferred stock awards.

(4)	Mr. Hazelip was granted 35,294 restricted stock awards of common stock on April 15, 2024, 26,489 restricted Series A preferred stock awards on April 15, 2024, 5,114 restricted stock awards on June 1, 2024, 39,260 restricted stock awards on September 1, 2024, and 36,805 restricted stock awards on December 1, 2024. As of December 31, 2024, Mr. Hazelip held 894 restricted stock units, 116,473 restricted stock awards and 26,489 restricted Series A preferred stock awards.

(5)	Mr. Hirshfield was granted 35,294 restricted stock awards of common stock on April 15, 2024, 26,489 restricted Series A preferred stock awards on April 15, 2024, 5,114 restricted stock awards on June 1, 2024, 39,260 restricted stock awards on September 1, 2024, and 36,805 restricted stock awards on December 1, 2024. As of December 31, 2024, Mr. Hirshfield held 820 restricted stock units, 116,473 restricted stock awards and 17,748 restricted Series A preferred stock awards.

(6)	Mr. Lipman was granted 35,294 restricted stock awards of common stock on April 15, 2024, 26,489 restricted Series A preferred stock awards on April 15, 2024, 5,114 restricted stock awards on June 1, 2024, 39,260 restricted stock awards on September 1, 2024, and 36,805 restricted stock awards on December 1, 2024. As of December 31, 2024, Mr. Lipman held 1,640 restricted stock units, 116,473 restricted stock awards and 26,489 restricted Series A preferred stock awards.

(7)	Mr. Marusak was granted 41,176 restricted stock awards of common stock on April 15, 2024, 52,977 restricted Series A preferred stock awards on April 15, 2024, 5,981 restricted stock awards on June 1, 2024, 46,021 restricted stock awards on September 1, 2024, and 43,044 restricted stock awards on December 1, 2024. As of December 31, 2024, Mr. Marusak held 1,640 restricted stock units, 136,222 restricted stock awards and 52,977 restricted Series A preferred stock awards.

(8)	Mr. Michaels was granted 41,176 restricted stock awards of common stock on April 15, 2024, 52,977 restricted Series A preferred stock awards on April 15, 2024, 5,981 restricted stock awards on June 1, 2024, 46,021 restricted stock awards on September 1, 2024, and 43,044 restricted stock awards on December 1, 2024 for his service as a Director of the Board. As of December 31, 2024, Mr. Michaels held 1,640 restricted stock units, 161,531 restricted stock awards and 52,977 restricted Series A preferred stock awards.

(9)	Mr. Phelan was granted 47,059 restricted stock awards of common stock on April 15, 2024, 185,421 restricted Series A preferred stock awards on April 15, 2024, 6,852 restricted stock awards on June 1, 2024, 52,845 restricted stock awards on September 1, 2024, and 49,315 restricted stock awards on December 1, 2024. As of December 31, 2024, Mr. Phelan held 3,240 restricted stock units, 157,771 restricted stock awards and 185,421 restricted Series A preferred stock awards

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SELLING HOLDERS

This prospectus covers the resale or other disposition by the Selling Holders identified in the table below of the Offered Securities, consisting of (i) 3,000,000 shares of Common Stock that we may, at our discretion, elect to issue and sell the Investor from time to time after the date of this prospectus, pursuant to the SEPA, (ii) 59,382 Commitment Shares that we issued pursuant to the SEPA, (iii) 140,000 shares of Common Stock issuable upon the exercise of the Warrants issued to the Series B Holder and (iv) 308,642 Release Shares issued to Univest and Bradley Richmond that were issued such shares in connection with prior investment banking activities unrelated to the SEPA. Such Selling Holders acquired the Offered Securities in the transactions described above under the heading “The Standby Equity Purchase Agreement.”

The table below sets forth, as of December 31, 2024, the following information regarding the Selling Holders:

●	the name of the Selling Holders;
●	the number of shares of Common Stock owned by the Selling Holders prior to this offering;
●	the number of shares of Common Stock to be offered by the Selling Holders in this offering;
●	the number of shares of Common Stock to be owned by the Selling Holders assuming the sale of all of the shares of Common Stock covered by this prospectus; and
●	the percentage of our issued and outstanding shares of Common Stock to be owned by the Selling Holders assuming the sale of all of the shares of Common Stock covered by this prospectus based on the number of shares of Common Stock issued and outstanding as of December 31, 2024.

Except as described otherwise, the number of shares of Common Stock beneficially owned by the Selling Holders has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, shares of Common Stock that the Selling Holders has the right to acquire within 60 days of December 31, 2024.

All information with respect to the Common Stock ownership of the Selling Holders has been furnished by or on behalf of the Selling Holders. We believe, based on information supplied by the Selling Holders, that except as may otherwise be indicated in the footnotes to the table below, the Selling Holders have sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by the Selling Holders. Because the Selling Holders identified in the table may sell some or all of the shares of Common Stock beneficially owned by them and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of Common Stock, no estimate can be given as to the number of shares of Common Stock available for resale hereby that will be held by the Selling Holders upon termination of this offering. In addition, the Selling Holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Holders will sell all of the shares of Common Stock owned beneficially by them that are covered by this prospectus, but will not sell any other shares of Common Stock that they presently own. The Selling Holders have not held any position or office, or have otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares of Common Stock or other securities.

Name of Selling Holders	Shares Owned prior to Offering(1)		Shares Offered by this Prospectus		Shares Owned after Offering	Percentage of Shares Beneficially Owned after Offering(2)
YA II PN LTD.(3)	59,382		3,059,382	(4)	0	0%
Chuntao Zhou(5)	1,455,938	(6)	140,000	(4)	1,315,938	4.99	%(4)
Univest Securities, LLC(7)	108,024		108,024	(4)	0	0%
Bradley Richmond(8)	200,618	(9)	200,618	(4)	0	0%

1 Calculated in accordance with Rule 13(d)(3) under the Exchange Act, which includes all options and warrants owned by the holder which are exercisable within 60 days of the date of the table.

2 Based upon the number of shares outstanding on December 31, 2024.

3 YA II PN LTD. (the “Investor”) is a fund managed by Yorkville Advisors Global II, LP (the “Manager”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of the Manager. Investment decisions for the Investor are made by Mr. Mark Angelo, and Mr. Angelo may therefore be deemed to hold voting and dispositive power with respect to such shares. The business address of the Investor is 1012 Springfield Avenue, Mountainside, NJ 07092.

4 Based upon the number of shares registered under this Registration Statement. In the event the number of shares sold under the SEPA is less, the number of shares offered will be accordingly reduced.

5 The address of the Series B Holder is 7/F 15 Shelter Street, Causeway Bay, Hong Kong HK.

6 Consists of 5,938 consent shares of Common Stock issued in relation to the SEPA on October 1, 2024 in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act, warrants exercisable for 60,000 shares of Common Stock at an exercise price of $0.01 per share, the Warrants and 1,250,000 shares of Series B Preferred Stock which are subject to a 4.99% beneficial ownership blocker, of which each share is presently convertible into one share of Common Stock. The number of shares listed in the second and fourth columns are based on the number of shares of Common Stock and Series B Preferred Stock and warrants held by the Series B Holder, assuming the full conversion of the Series B Preferred Stock and full exercise of the warrants without regard to any limitations on exercise, but the percentage set forth in the fifth column is limited by the 4.99% beneficial ownership blocker.

7 The address of Univest is 75 Rockefeller Plaza, Suite 18C, New York, NY 10019.

8 The address of holder is c/o Univest, 75 Rockefeller Plaza, Suite 18C, New York, NY 10019.

9 Does not include 40,409 shares of 9% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), owned by Bradley Richmond. Mr. Richmond is a designee of Univest.

* less than 1%

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USE OF PROCEEDS

The Common Stock to be offered and sold using this prospectus will be offered and sold by the Selling Holders named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of our Common Stock in this offering. However, we will receive proceeds from future advance requests under the SEPA. We intend to use the net proceeds from the SEPA to prepay existing convertible notes, other debt, investment in data center projects and for working capital and general corporate purposes. We will pay all of the fees and expenses incurred by us in connection with this registration.

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PLAN OF DISTRIBUTION

The Selling Holders of the Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Common Stock covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the Common Stock are traded or in private transactions. These sales may be at fixed or negotiated prices. Selling Holders may use any one or more of the following methods when selling the Common Stock:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	in transactions through broker-dealers that agree with the Selling Holders to sell a specified number of such Common Stock at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Holders may also sell the Common Stock under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Northland Securities, Inc. acted as placement agent in connection with the SEPA and was entitled to receive a commission on funds received by the Company under the SEPA. Pursuant to an amendment to its engagement letter with the Company, Northland agreed to waive any and all commissions in connection with the SEPA.

Univest is a FINRA-registered broker dealer, and Bradley Richmond is a FINRA-registered broker and is an employee of and affiliated with Univest. The shares were issued to Univest and Bradley Richmond pursuant to the Release Agreement in connection with investment banking services Univest had previously provided to the Company.

If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in a post-effective amendment to the registration statement of which this prospectus forms a part.

The Investor is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, and any profits on the sales of shares of our Common Stock by the Investor and any discounts, commissions, or concessions received by the Investor are deemed to be underwriting discounts and commissions under the Securities Act. We will file a post-effective amendment to the registration statement of which this prospectus forms a part to identify the name of any permitted transferee of the Investor and such permitted transferee will be named an underwriter with respect to the shares offered by this prospectus.

We are required to pay certain fees and expenses incurred by us incident to the registration of the Common Stock. We have agreed to indemnify the Selling Holders against certain losses, claims, damages and liabilities, including certain liabilities under the Securities Act with respect to this prospectus.

We agreed to keep this prospectus effective until all the shares have been sold or may be sold without any restrictions pursuant to Rule 144, as determined by our counsel pursuant to a written opinion letter to such effect, addressed and reasonably acceptable to our transfer agent. The shares offered hereunder will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Stock may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Holders or any other person. We will make copies of this prospectus available to the Selling Holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Also under the Release Agreement, Univest agreed, during the Leak-Out Period, to not sell such shares in excess of 1/3 of the shares of Common Stock beneficially owned by Univest and its affiliates on the day immediately prior to the first day of the Leak-Out Period.

On October 1, 2024, the Company and the Series B Holder entered into that certain Amended and Restated Lock-Up and Leak-Out Agreement (the “Lock-Up and Leak-Out Agreement”), whereby the Series B Holder agreed, during the period commencing on the effective date of the Lock-Up and Leak-Out Agreement and continuing until the earlier of (x) the date of termination of such period as elected by the Company and (y) the twelve month anniversary of effectiveness date by the SEC of the Specified Registration Statement (as defined in the Amendment) to not sell the Series B Shares or the Warrants in excess of 1/12 of the shares of Common Stock beneficially owned by the Series B Holder and its affiliates on the day immediately prior to the first day of such period. Also under the Lock-Up and Leak-Out Agreement, the Series B Holder agreed, during the period commencing on the effective date of the Lock-Up and Leak-Out Agreement and continuing until the earlier of (x) the date of termination of such period as elected by the Company and (y) the twelve month anniversary thereof to not sell the shares of Common Stock issuable upon conversion of the Series B Shares or the shares of Common Stock issuable upon exercise of the Warrants in excess of 1/12 of the shares of Common Stock beneficially owned by the Series B Holder and its affiliates on the day immediately prior to the first day of such period.

Our Common Stock is quoted on The Nasdaq Capital Market under the symbol “SLNH.”

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DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our Articles of Incorporation and our Bylaws are summaries and are qualified by reference to our Articles of Incorporation and Bylaws. Such summaries do not purport to be complete and are qualified in their entirety by reference to Nevada law, including the NRS, as well as copies of our Articles of Incorporation and Bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our Articles of Incorporation authorizes us to issue up to 81,227,500 shares of stock, consisting of 75,000,000 shares of Common Stock and 6,227,500 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of which 6,040,000 shares were classified as shares of Series A Preferred Stock and 187,500 were classified as Series B Preferred Stock as of October 2, 2024. See “Description of Capital Stock - Preferred Stock” beginning on page 89. As of December 31, 2024, we had 10,607,020 shares of Common Stock outstanding, 4,953,545 shares of Series A Preferred Stock issued and outstanding, and 62,500 shares of Series B Preferred Stock issued and outstanding.

Common Stock

The following is a summary of some general terms and provisions of our Common Stock. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our Articles of Incorporation and Bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Except as otherwise described in the applicable prospectus supplement, and subject to the preferential rights of any other class or series of shares of capital stock then outstanding or which may be issued holders of our Common Stock are entitled to the following:

Voting Rights. The holders of the Common Stock are entitled to one vote per share held and have the right and power to vote on all matters on which a vote of shareholders is taken. Shareholders do not have cumulative voting rights in the election of directors. The election of directors of the Company is decided by plurality vote and all other questions are decided by majority vote of shareholders present in person or by proxy, except as otherwise required by the NRS or our Articles of Incorporation. Our Articles of Incorporation provide that notwithstanding any other provision of our Articles of Incorporation or the bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, the Articles of Incorporation or the bylaws), any director or the entire Board may be removed at any time, but only for cause or after the affirmative vote of 75% or more of the outstanding shares of capital stock entitled to vote for the election of directors at a meeting called for that purpose or after the affirmative vote of 75% of the entire Board.

The Board is divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors, with the terms of the classes scheduled to expire in successive years. At each annual meeting of the shareholders of the Company, the shareholders elect the members of a single class of directors for three-year terms.

Dividends. The holders of the Common Stock are entitled to receive dividends when, as, and if declared by the Board, out of funds legally available therefor.

Liquidation. Upon liquidation, dissolution, or the winding up of the Company, holders of Common Stock are entitled to receive any remaining assets of the Company in proportion to the respective number of shares held after payment of and reservation for Company liabilities.

Preemptive Rights. The holders of shares of our Common Stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock of the Company.

Redemption Rights. The outstanding shares of Common Stock are not subject to redemption by the Company. To the extent that the Company issues additional shares of Common Stock, the relative interest in the Company of existing shareholders will likely be diluted.

Nonassessability. All outstanding shares of our Common Stock are fully paid and nonassessable.

Preferred Stock

The following is a summary of the general terms and provisions of the Preferred Stock that we may issue. We may issue Preferred Stock in one or more classes or series; each class or series of Preferred Stock will have its own rights and preferences. We will describe in a prospectus supplement (1) the specific terms of the class or series of any Preferred Stock offered through that prospectus supplement and (2) any general terms outlined in this section that will not apply to such Preferred Stock. Because this is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our Articles of Incorporation, including any applicable Certificates of Designations, and Bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

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General. Our Articles of Incorporation authorize the Board, without obtaining stockholder approval, to issue up to 6,227,500 shares of Preferred Stock, from time to time, in one or more series, and to fix the number of shares and determine for each such series such voting powers, designations, preferences, and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof. The Board is also expressly authorized to increase or decrease (but not below the number of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. If the number of shares of any series is decreased, the shares no longer designated as shares of such series will resume the status of “blank check” preferred stock and may be designated, again, as a new series of Preferred Stock by the Board.

As of October 2, 2024, 6,040,000 shares of our Preferred Stock were classified as shares of Series A Preferred Stock and 187,500 shares were classified as Series B Preferred Stock, with 4,953,545 shares of our Series A Preferred Stock issued and outstanding and 62,500 shares of our Series B Preferred Stock issued and outstanding. Unless the applicable prospectus supplement indicates otherwise, we will have the right to “reopen” a previous issue of a series of Preferred Stock by issuing additional Preferred Stock of such series.

The Preferred Stock will have the distribution, liquidation, redemption, voting and conversion rights described in this section unless we state otherwise in the applicable prospectus supplement. The liquidation preference is not indicative of the price at which the Preferred Stock will actually trade on or after the date of issuance. You should read the prospectus supplement relating to the particular class or series of the Preferred Stock for specific terms, including:

●	the distinctive designation of the applicable class or series of Preferred Stock and the number of shares that will constitute the class or series;
●	the initial offering price of such Preferred Stock;
●	relative ranking and preference of such Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of our affairs;
●	the distribution rate or rates (or method of calculation) on that class or series, the distribution periods, the date(s) on which distributions will be payable and whether the distributions will be cumulative, noncumulative or partially cumulative, and, if cumulative, the dates from which the distributions will start to cumulate;
●	any redemption or sinking fund provisions of that class or series;
●	any voting rights;
●	any conversion or exchange provisions;
●	any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;
●	any limitations on issuance of any class or series of Preferred Stock ranking senior to or on a parity with such Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of our affairs;
●	any procedures for any auction and remarketing; and
●	any listing of such Preferred Stock on any securities exchange

Holders of our Preferred Stock have no preemptive rights to subscribe for any of our securities.

We will describe in the applicable prospectus supplement any material U.S. federal income tax considerations applicable to the Preferred Stock offered by such prospectus supplement.

The issuance of shares of Preferred Stock, the issuance of rights to purchase Preferred Stock or the possibility of the issuance of Preferred Stock or such rights could have the effect of delaying or preventing a change in our control. In addition, the rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that we have issued or may issue in the future.

Rank. Unless our Board of Directors otherwise determines and we so specify in the applicable prospectus supplement, we expect that the shares of Preferred Stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of our affairs, rank senior to all our Common Stock.

Distributions. Holders of Preferred Stock of each class or series will be entitled to receive cash and/or share distributions at the rates and on the dates shown in the applicable prospectus supplement. We will pay each distribution to holders of record as they appear on our stock transfer books on the record dates fixed by our Board of Directors.

We will not authorize or pay any distributions on a class or series of Preferred Stock or set aside funds for the payment of distributions if restricted or prohibited by law, or if the terms of any of our agreements, including agreements relating to our indebtedness or our other classes or series of Preferred Stock, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement. We are now, and may in the future become, a party to agreements which restrict or prevent the payment of distributions on, or the purchase or redemption of, our shares of capital stock, including Preferred Stock. These restrictions may be indirect, such as covenants which require us to maintain specified levels of net worth or assets.

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Distributions on any class or series of Preferred Stock may be cumulative, noncumulative or partially cumulative, as specified in the applicable prospectus supplement. Cumulative distributions will be cumulative from and after the date shown in the applicable prospectus supplement. If our Board of Directors fails to authorize a distribution that is noncumulative, the holders of the applicable class or series will have no right to receive, and we will have no obligation to pay, a distribution in respect of the applicable distribution period, whether or not distributions on that class or series are declared payable in the future.

We refer to our shares of Common shares or other stock, now or hereafter issued, that rank junior to an applicable class or series of Preferred Stock with respect to distribution rights as junior stock. To the extent that the applicable class or series is entitled to a cumulative distribution, we may not declare or pay any distributions, or set aside any funds for the payment of distributions, on junior stock, or redeem or otherwise acquire junior stock, unless we also have declared and either paid or set aside for payment the full cumulative distributions on such class or series of Preferred Stock and on all our other class or series of Preferred Stock ranking senior to or on a parity with such class or series of Preferred Stock for all past distribution periods. The preceding sentence does not prohibit:

●	distributions payable in junior shares or options, warrants or rights to subscribe for or purchase junior stock;
●	conversions into or exchanges for junior stock;
●	pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion of, the outstanding Preferred Stock of such class or series and any other class or series of shares ranking on a parity with such class or series of Preferred Stock with respect to distribution rights and rights upon our liquidation, dissolution or winding up; or
●	our redemption, purchase or other acquisition of shares under incentive, benefit or share purchase plans for Directors, officers or employees, or others performing or providing similar services, or our redemption or other acquisition of rights issued under any shareholder rights plan we may adopt.

To the extent an applicable class or series is noncumulative, we need only declare, and pay or set aside for payment, the distribution for the then current distribution period, before making distributions on or acquiring junior shares.

Unless full cumulative distributions on a class or series of Preferred Stock have been or are contemporaneously declared and either paid or set aside for payment for all past distribution periods, no distributions (other than in junior shares) may be declared or paid or set aside for payment on any other class or series of Preferred Stock ranking on a parity with such class or series with respect to distribution rights. When distributions are not paid in full upon a class or series of Preferred Stock and any other class or series ranking on a parity with such class or series with respect to distribution rights, all distributions declared upon such class or series and any class or series ranking on a parity with such class or series with respect to distribution rights shall be allocated pro rata so that the amount of distributions declared per share on such class or series and such other shares shall in all cases bear to each other the same ratio that the accrued distributions per share on such class or series and such other shares bear to each other.

Unless otherwise specified in the applicable prospectus supplement, we will credit any distribution payment made on an applicable class or series, including any capital gain distribution, first against the earliest accrued but unpaid distribution due with respect to the class or series.

Redemption. We may have the right or may be required to redeem one or more classes or series of Preferred Stock, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement. If a class or series of Preferred Stock is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid distributions, except in the case of noncumulative Preferred Stock. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for Preferred Stock of any class or series is payable only from the net proceeds of our issuance of shares of capital stock, the terms of the Preferred Stock may provide that, if no shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the Preferred Stock will automatically and mandatorily be converted into shares of Common Stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Liquidation Preference. The applicable prospectus supplement will specify the liquidation preference of the applicable class or series. Upon our voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution may be made to the holders of our common shares or any other shares of capital stock ranking junior in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, to the applicable class or series, the holders of that class or series will be entitled to receive, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable class or series, accrued and unpaid distributions include only the then current distribution period. Unless otherwise specified in the applicable prospectus supplement, if liquidating distributions have been made in full to all holders of Preferred Stock, our remaining assets will be distributed among the holders of any other shares of capital stock ranking junior to the Preferred Stock upon liquidation, according to their rights and preferences and in each case according to their number of shares.

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If, upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that class or series and the corresponding amounts payable on all equally ranking shares of capital stock upon any liquidation, dissolution or winding up of our affairs, then the holders of that class or series and all other equally ranking shares of capital stock shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled.

Unless otherwise specified in the applicable prospectus supplement, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of a class or series of Preferred Stock will have no right or claim to any of our remaining assets. Neither the sale, lease, transfer or conveyance of all or substantially all of our property or business, nor the merger or consolidation of us into or with any other entity or the merger or consolidation of any other entity into or with us or a statutory share exchange by us, shall be deemed to constitute the dissolution, liquidation or winding up of our affairs. In determining whether a distribution (other than upon voluntary or involuntary dissolution), by dividend, redemption or other acquisition of shares or otherwise, is permitted under Nevada law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of a class or series of Preferred Stock will not be added to our total liabilities.

Voting Rights. Holders of our Preferred Stock will not have any voting rights, except as set forth below or otherwise from time to time specified in the applicable prospectus supplement.

Unless otherwise provided for in an applicable class or series, so long as any Preferred Stock are outstanding, we may not, without the affirmative vote or consent of a majority of the shares of each affected class or series of Preferred Stock outstanding at that time:

●	reclassify any authorized shares of capital stock into a class or series of shares of capital stock ranking senior to that class or series of Preferred Stock with respect to distribution and liquidation rights;
●	create, authorize or issue any security or obligation convertible into or evidencing the right to purchase any shares of capital stock ranking senior to that class or series of Preferred Stock with respect to distribution and liquidation rights; and
●	amend, alter or repeal the provisions of our Articles of Incorporation or any Certificate of Designations relating to that class or series of Preferred Stock, whether by merger, consolidation or otherwise, in a manner that materially and adversely affects the class or series of Preferred Stock.

The authorization, creation or increase of the authorized or issued amount of any class or series of shares of capital stock ranking on parity or junior to a class or series of Preferred Stock with respect to distribution and liquidation rights will not be deemed to materially and adversely affect that class or series. Further, with respect to any merger, consolidation or similar event, so long as a class or series of Preferred Stock remains outstanding with the terms thereof materially unchanged or the holders of shares of that class or series receive shares of the successor with substantially identical rights, taking into account that, upon the occurrence of such event, we may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect that class or series.

The foregoing voting provisions will not apply if all of the outstanding shares of the class or series of Preferred Stock with the right to vote have been redeemed or called for redemption and sufficient funds have been deposited in trust for the redemption either at or prior to the act triggering these voting rights.

Conversion and Exchange Rights. We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert or exchange Preferred Stock of any class or series into shares of Common Stock or any other class or series of shares of capital stock or debt securities or other property. The terms will include the number of shares of Common Stock or other securities or property into which the Preferred Stock are convertible or exchangeable, the conversion or exchange price (or the manner of determining it), the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders of the class or series or at our option, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange upon the redemption of shares of the class or series.

Series A Preferred Stock

The following is a summary of some general terms and provisions of our Series A Preferred Stock. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our Articles of Incorporation and Bylaws, copies of which have been filed with the SEC. See “Where You Can Find More Information.”

Voting Rights. Holders of the Series A Preferred Stock do not have any voting rights, except as described below or as otherwise required by law. In any matter in which the Series A Preferred Stock may vote (as expressly provided herein or as may be required by law), each share of Series A Preferred Stock will be entitled to one vote per $25.00 of liquidation preference; provided that if the Series A Preferred Stock and any other stock ranking on parity to the Series A Preferred Stock as to dividend rights and rights as to the distribution of assets upon the Company’s liquidation, dissolution or winding up are entitled to vote together as a single class on any matter, the holders of each will vote in proportion to their respective liquidation preferences.

Dividends. Subject to the preferential rights, if any, of the holders of any class or series of capital stock of the Company ranking senior to the Series A Preferred Stock as to dividends, the holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors (or a duly authorized committee of the Board), only out of funds legally available for the payment of dividends, cumulative cash dividends at the annual rate of 9.0% of the $25.00 liquidation preference per year (equivalent to $2.25 per year).

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Liquidation. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders (i.e., after satisfaction of all the Company’s liabilities to creditors, if any) and, subject to the rights of holders of any shares of each other class or series of capital stock ranking, as to rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, senior to the Series A Preferred Stock, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment may be made to holders of shares of the Common Stock or any other class or series of the Company’s capital stock ranking, as to rights to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up, junior to the Series A Preferred Stock (the “liquidation preference”).

If, upon such voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the assets of the Company legally available for distribution to the Company’s stockholders are insufficient to pay the full amount of the liquidation preference on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock of the Company ranking, as to rights to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock, then the holders of the Series A Preferred Stock and each such other class or series of capital stock of the Company ranking, as to rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidation preference to which they would otherwise be respectively entitled.

Preemptive Rights. No holders of Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for the Common Stock or any other security.

Redemption Rights. The Company is not required to redeem the Series A Preferred Stock at any time. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely, unless the Company decides, at its option, to exercise its redemption right or, under circumstances as described in “Conversion Rights,” where the holders of Series A Preferred Stock have a conversion right, such holders convert the Series A Preferred Stock into the Common Stock. The Series A Preferred Stock is not subject to any sinking fund.

Conversion Rights. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Company or any other entity, except upon the occurrence of a delisting event or change of control.

Nonassessability. All outstanding shares of our Series A Preferred Stock are fully paid and nonassessable.

Series B Preferred Stock

On July 19, 2022, the Company entered into a Securities Purchase Agreement (the “Series B SPA”) with the Series B Holder pursuant to which the Company sold to the Series B Holder 62,500 shares of Series B Preferred Stock (the “Series B Shares”), for a purchase price of $5,000,000. The Series B Shares were initially convertible, subject to certain conditions, into 46,211 shares of Common Stock, at a price per share of $135.25 per share, a 20% premium to the closing price of the Common Stock on July 18, 2022, subject to adjustment as set forth in the Certificate of Designations of Preferences, Rights and Limitations for the Series B Preferred Stock (“Series B Certificate of Designations”). On October 2, 2024, the Company agreed, as a condition of a waiver of the Series B Holder’s right of first refusal and participation rights in connection with the SEPA, to reduce the conversion price to $5.00 upon stockholder approval, which was obtained on November 15, 2024.

In addition, in 2022, the Company issued to the Series B Holder 60,000 Common Stock purchase warrants (the “Series B Warrants”) to purchase up to an aggregate of shares of Common Stock. In connection with the above referenced waiver, the exercise price of these warrants was reduced to $0.01 per share and the 140,000 Warrants were issued. The Series B Holder is entitled to exercise the Series B Warrants at any time on or prior to January 19, 2028.

Effective from October 2, 2024, the sale of Common Stock as a result of conversion of Series B Preferred Stock and exercise of the 140,000 Warrants is subject to a 12 month lockup, followed by a 12 month leak out where the holder may not sell shares during the lockup period and may sell up to 1/12th of total conversion and warrant exercise shares per month during the leak out.

The Company’s Series B Preferred Stock includes a 10% accruing dividend compounded daily for 12 months from the original issue date of July 20, 2022, and annually thereafter, that may be paid in cash or stock at the Company’s option at the earlier of (i) the date the Series B Preferred Stock is converted, or (ii) the Series B Dividend Termination Date. On August 11, 2023, the Company paid a mandatory dividend on its outstanding Series B Convertible Preferred Stock in the amount of approximately $656 thousand. Pursuant to the Certificate of Designation for the Series B Stock, the Company had the option to pay the dividend in cash or shares of Common Stock. Pursuant to a Dividend Payment Agreement, the Company and the holder of the Series B Stock agreed to satisfy the payment of the dividend through the issuance of 44,000 shares of its Common Stock and 70,300 pre-funded warrants (the “Pre-funded Warrants”). Effective October 2, 2024 the dividend payment obligation has been modified to be annual.

Listing

Our shares of Common Stock and Series A Preferred Stock are listed on Nasdaq Capital Market under the symbols “SLNH” and “SLNHP”, respectively.

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Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock and Preferred Stock is Equiniti Trust Company, LLC (“EQ” or “Transfer Agent”) (formerly: American Stock Transfer & Trust Company, LLC). The Transfer Agent’s address is 48 Wall Street, 23rd Floor, New York, NY 10005.

Outstanding Stock Options and Warrants

As of December 31, 2024, there were options to acquire a total of 3,325 shares of Common Stock at a weighted-average exercise price of $23.00 of which 3,325 shares of our Common Stock are currently issuable upon exercise of outstanding stock options at a weighted-average exercise price of $23.00 per share; and outstanding warrants to purchase up to an aggregate of 2,829,798 shares of Common Stock at a weighted average exercise price of $8.15 (including the shares underlying the warrants). Below is a summarized table of outstanding warrants and their exercise prices, which includes the 140,000 Warrants issued to the Series B Holder.

Exercise Price	Warrants Outstanding
$0.01	719,976
$3.78	316,557
$4.20	846,657
$5.70	846,657
$6.00	1,409
$19.00	39,520
$39.60	2,779
$108.25	19,464
$206.00	779
$287.50	36,000
Total	2,829,798

Certain Provisions of Our Articles of Incorporation Bylaws

Our Articles of Incorporation and Bylaws contain provisions and terms that may delay, defer, or prevent a tender offer or change in control of the Company that a shareholder might consider to be in his, her, or its best interests, including attempts that might result in a premium being paid over the market price for our shares of Common Stock. The Company expects that such provisions and terms will operate to discourage extraordinary corporate transactions with respect to the Company, such as takeover bids, and will instead encourage any potential acquiror of the Company to first correspond with the Board. These provisions and terms include:

●	Special meetings of shareholders may only be called by the Chief Executive Officer, President, or Secretary of the Company or otherwise by resolution of the Board; shareholders have no right to call special meetings thereof.
●	The Company maintains a classified Board that is divided into three classes serving for respective three-year terms. As a result, it would take at least two successive annual meetings of shareholders to replace a majority of our Board.
●	Vacancies on the Board may be filled only by majority vote of remaining directors then in office, even if less than a quorum, with the individual elected to serve for the remainder of the unexpired term.

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●	Except in instances of removal for cause, a director of the Company may be removed from service as a director only after the affirmative vote of 75% or more of outstanding shares of stock or 75% of the entire Board.

Nevada Anti-Takeover Statutes

We are subject to Sections 78.411 – 78.444 of the Nevada Revised Statutes, relating to combinations with interested stockholders whose acquisition of shares was not approved by the Board of Directors. These provisions prohibit an “interested stockholder” from entering into a “combination” with the Company unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the Company’s capital stock entitled to vote.

Section 78.416 of the Nevada Revised Statutes defines “combination” to include the following:

●	any merger or consolidation involving the Company (or its subsidiary) and (i) the interested stockholder or (ii) any other entity which is, or after and as a result of the merger or consolidation would be, an affiliate or associate of the interested stockholder;
●	any sale, transfer, pledge or other disposition of the assets of the Company (or its subsidiary) involving the interested stockholder or its affiliate or associate where the assets transferred (i) have an aggregate market value equal to more than 5% of the aggregate market value of all of the Company’s assets, on a consolidated basis; (ii) have an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of the Company; or (iii) represent more than 10% of the earning power or net income of the Company, on a consolidated basis;
●	subject to certain exceptions, any transaction that results in the issuance or transfer by the Company of any stock of the corporation with a market value of 5% or more of the value of the outstanding shares of the Company;
●	the adoption of any plan or proposal for the liquidation or dissolution of the Company under any agreement, arrangement or understanding with the interested stockholder, or its affiliate or associate;
●	any transaction involving the Company that has the effect of increasing the proportionate share of the stock of any class or series of the Company beneficially owned by the interested stockholder, or its affiliate or associate; or
●	the receipt by the interested stockholder, or its affiliate or associate of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the Company.

In addition, Sections 78.378 through 78.3793 of the Nevada Revised Statutes limit the voting rights of certain acquired shares in a Nevada corporation (an “issuing corporation”) that (i) has 200 or more stockholders, at least 100 of which are Nevada residents and (ii) conducts business in Nevada. Specifically, if the acquisition results in ownership of: (i) 20% or more but less than 33%; (ii) 33% percent or more but less than 50%; or (iii) 50% or more, as applicable, of the issuing corporation’s then outstanding voting power with respect to the election of directors, then the securities acquired in such acquisition are denied voting rights unless the acquisition is approved by (i) the holders of a majority of the issuing corporation’s voting power; and (ii) the holders of a majority of each class or series of stock if the acquisition would adversely affect or change any preference of any relative or other right given to any such class or series. Unless an issuing corporation’s articles of incorporation or bylaws then in effect provide otherwise: (i) not less than all of the voting securities of the issuing corporation acquired by the acquiring person may be redeemable by an issuing corporation at the average price paid for the securities within 30 days if (x) the acquiring person has not given a timely offeror’s statement to the issuing corporation in accordance with Section 78.3789 of the Nevada Revised Statutes or (y) the issuing corporation’s stockholders vote not to grant voting rights to the acquiring person’s securities, and (ii) if the issuing corporation’s stockholders vote to accord voting rights to the securities acquired by acquiring person, then any stockholder of the issuing corporation who voted against granting voting rights to the acquiring person may demand the purchase from an issuing corporation, for fair value, all or any portion of his securities.

We expect the existence of these provisions to have an anti-takeover effect with respect to transactions that our Board does not approve in advance and could result in making it more difficult to accomplish transactions that our shareholders may see as beneficial such as (i) discouraging business combinations that might result in a premium over the market price for the shares of our Common Stock; (ii) discouraging hostile takeovers which could inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts; and (iii) preventing changes in our management.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Parsons Behle & Latimer, Reno, Nevada.

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EXPERTS

The consolidated balance sheets of Soluna Holdings, Inc. and its subsidiaries as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years then ended have been audited by UHY LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our securities, reference is made to our SEC filings and the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s website at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the web site of the SEC referred to above. We also maintain a website at https://www.solunacomputing.com/, where you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

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SOLUNA HOLDINGS, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Soluna Holdings, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Soluna Holdings, Inc. and Subsidiaries (the Company) as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit and negative working capital that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-2

Impairment Analysis of Intangible Assets

Description of the Matter

As discussed in Note 6 to the financial statements, the Company has strategic pipeline contracts related to the Company’s business. These contracts relate to the potential renewable energy data centers that the Company is in the process of completing. As of December 31, 2023, the book value of the strategic pipeline contracts totaled $26.6 million, net of accumulated amortization of $20.3 million.

We identified the impairment analysis of the strategic pipeline contract intangible assets triggered by the impairment indicators as a critical audit matter because the analysis includes significant estimates, assumptions and judgments. Specifically, the determination of the fair value of the strategic pipeline contracts was based on the status of the projects, undiscounted cash flows and the probability of realization of the benefit. The determination of the intangible fair value required management to make significant judgments, including the appropriateness of the valuation model and the reasonableness of estimates and assumptions included in the model. Changes in these estimates and assumptions could have a significant impact on the fair value of the intangible assets. Auditing these elements involved especially challenging auditor judgment due to the subjectivity and the nature and extent of audit effort required to address the matter, including the extent of specialized skills or knowledge needed.

How We Addressed the Matter in Our Audit

We gained an understanding of certain internal controls over the Company’s process to analyze the intangible asset for impairment, including controls related to the Company’s valuation. For example, we gained an understanding of controls over the estimation process supporting the impairment analysis of the strategic pipeline contracts intangible asset, which included controls over management’s review of assumptions used in its impairment analysis.

To test the impairment analysis of the strategic pipeline contracts, we performed audit procedures that included, among others, evaluating the methodology used by the Company’s valuation specialist, and evaluating the reasonableness of the key assumptions used to determine the estimated undiscounted cash flow. We utilized our firm’s valuation specialists to assist with the evaluation of the methodology used by management and significant assumptions included in the impairment analysis, including testing the likelihood of various scenarios. For example, we compared the Company’s budgets and forecasts and reviewed the status of the projects used as part of the determination of the likelihood of the various scenarios. We performed a sensitivity analysis over key assumptions used in the analysis. We also evaluated the adequacy of the Company’s disclosures included in Note 2 and Note 6 in relation to this valuation.

Fair value of the Warrants and Convertible Note

Description of the Matter

As discussed in Note 10 to the financial statements, the Company had a total of approximately 1.1 million common stock purchase warrants outstanding as of December 31, 2023. In addition, as discussed in Note 9 to the financial statements, the fair value of the convertible notes payable was $8.5 million as of December 31, 2023. The Company uses option pricing models to estimate the fair value of the warrants using various market-based inputs. The convertible notes payable is accounted for under the fair value method on a recurring basis in accordance with ASC 480.

We identified the measurement of fair value of the warrants and convertible notes payable as a critical audit matter. Specifically, there was a high degree of subjectivity and judgment in evaluating the determination of the expected volatility inputs used in the option pricing models for the warrants. Historical, implied, and peer group volatility levels provide a range of possible expected volatility inputs and the fair value estimates for the warrants and convertible notes payable are sensitive to the expected volatility inputs.

How We Addressed the Matter in Our Audit

The primary procedures we performed to address this critical audit matter included gaining an understanding of certain internal controls over the Company’s process to measure the fair value of the warrants and convertible notes payable. This included controls related to the evaluation of observable market information used in the determination of the expected volatility inputs. We also involved our firm’s valuation professionals with specialized skills and knowledge, who assisted in:

●	evaluating the expected volatility inputs by comparing them against a volatility range that was independently verified in consideration of historical, implied, and peer group volatility information; and

●	developing an estimate of the convertible notes payable and warrants’ fair value using the independently verified volatility range and comparing it to the value calculated by the Company.

/s/ UHY LLP

We have served as the Company’s auditor since 2021.

Albany, New York

April 1, 2024

F-3

Soluna Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2023 and December 31, 2022

(Dollars in thousands, except per share)

	December 31,	December 31,
	2023	2022
Assets
Current Assets:
Cash	$6,368	$1,136
Restricted cash	2,999	685
Accounts receivable	2,948	320
Notes receivable	446	219
Prepaid expenses and other current assets	1,416	1,107
Equipment held for sale	107	295
Total Current Assets	14,284	3,762
Restricted cash, noncurrent	1,000	-
Other assets	2,954	1,150
Deposits and credits on equipment	1,028	1,175
Property, plant and equipment, net	44,572	42,209
Intangible assets, net	27,007	36,432
Operating lease right-of-use assets	431	233
Total Assets	$91,276	$84,961

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,099	$3,548
Accrued liabilities	4,906	2,721
Line of credit	-	350
Convertible notes payable	8,474	11,737
Current portion of debt	10,864	10,546
Income tax payable	24	-
Deferred revenue	-	453
Customer deposits-current	1,588	-
Operating lease liability	220	161
Total Current Liabilities	28,175	29,516

Other liabilities	499	203
Customer deposits- long-term	1,248	-
Operating lease liability	216	84
Deferred tax liability, net	7,779	8,886
Total Liabilities	37,917	38,689

Commitments and Contingencies (Note 14)

Stockholders’ Equity:
9.0% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share, $25.00 liquidation preference; authorized 6,040,000; 3,061,245 shares issued and outstanding as of December 31, 2023 and December 31, 2022	3	3
Series B Preferred Stock, par value $0.0001 per share, authorized 187,500; 62,500 shares issued and outstanding as of December 31, 2023 and December 31, 2022	—	—

Common stock, par value $0.001 per share, authorized 75,000,000; 2,546,361 shares issued and 2,505,620 shares outstanding as of December 31, 2023 and 788,578 shares issued and 747,837 shares outstanding as of December 31, 2022(1)	3	1
Additional paid-in capital	291,276	277,429
Accumulated deficit	(250,970)	(221,769)
Common stock in treasury, at cost, 40,741 shares at December 31, 2023 and December 31, 2022(1)	(13,798)	(13,798)
Total Soluna Holdings, Inc. Stockholders’ Equity	26,514	41,866
Non-Controlling Interest	26,845	4,406
Total Stockholders’ Equity	53,359	46,272
Total Liabilities and Stockholders’ Equity	$91,276	$84,961

(1)	Prior period results have been adjusted to reflect the Reverse Stock Split of the Common Stock at a ratio of 1-for-25 that became effective October 13, 2023. See Note 2, “Accounting Policies,” for details.

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Soluna Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Years Ended December 31, 2023 and 2022

(Dollars in thousands, except per share)

	Year Ended
	December 31,
	2023	2022

Cryptocurrency mining revenue	$10,602	$24,409
Data hosting revenue	10,196	4,138
Demand response services	268	-
Total revenue	21,066	28,547
Operating costs:
Cost of cryptocurrency mining revenue, exclusive of depreciation	6,365	14,226
Cost of data hosting revenue, exclusive of depreciation	5,601	3,572
Costs of revenue-depreciation	3,863	18,708
Total costs of revenue	15,829	36,506
Operating expenses:
General and administrative expenses, exclusive of depreciation and amortization	15,390	19,203
Depreciation and amortization associated with general and administrative expenses	9,513	9,506
Total general and administrative expenses	24,903	28,709
Impairment on equity investment	-	750
Impairment on fixed assets	575	47,372
Operating loss	(20,241)	(84,790)
Interest expense	(2,748)	(8,375)
Loss on debt extinguishment and revaluation, net	(3,904)	(11,130)
Loss on sale of fixed assets	(398)	(4,089)
Other (expense) income, net	(1,479)	22
Loss before income taxes from continuing operations	(28,770)	(108,362)
Income tax benefit from continuing operations	1,067	1,346
Net loss from continuing operations	(27,703)	(107,016)
Income before income taxes from discontinued operations (including gain on sale of MTI Instruments of $7,751 for year ended December 31, 2022)	-	7,851
Income tax benefit from discontinued operations	-	70
Net income from discontinued operations	-	7,921
Net loss	(27,703)	(99,095)
(Less) Net income (loss) attributable to non-controlling interest	1,498	(380)
Net loss attributable to Soluna Holdings, Inc.	$(29,201)	$(98,715)

Basic and Diluted (loss) earnings per common share (1):
Net loss from continuing operations attributable to Soluna Holdings, Inc. per share (Basic & Diluted)	$(27.79)	$(187.63)
Net income from discontinued operations per share (Basic & Diluted)	$-	$13.22
Basic & Diluted loss per share	$(27.79)	$(174.41)

Weighted average shares outstanding (Basic and Diluted)	1,313,718	599,301

(1)	Prior period results have been adjusted to reflect the Reverse Stock Split of the Common Stock at a ratio of 1-for-25 that became effective October 13, 2023. See Note 2, “Accounting Policies,” for details.

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Soluna Holdings, Inc. and Subsidiaries

Consolidated Statements of Changes in Equity

For the Years Ended December 31, 2023 and 2022

(Dollars in thousands, except per share)

	Preferred Stock				Common Stock					Treasury Stock
	Series A Shares	Amount	Series B Shares	Amount	Shares (1)	Amount (1)		Additional Paid-in Capital (1)	Accumulated Deficit	Shares (1)	Amount	Non-Controlling Interest	Total Stockholders’ Equity

December 31, 2021	1,252,299	$1	—	$—	590,851	$1	$	227,804	$(123,054)	40,620	$(13,764)	$—	$90,988

Net loss	—	—	—	—	—	—		—	(98,715)	—	—	(380)	(99,095)

Preferred dividends distribution-Series A	—	—	—	—	—	—		(3,852)	—	—	—	—	(3,852)

Preferred dividends-Series B	—	—	—	—	—	—		(236)	—	—	—	—	(236)

Stock-based compensation	—	—	—	—	—	—		3,857	—	—	—	—	3,857

Issuance of shares – preferred offering	666,089	1	—	—	—	—		9,750	—	—	—	—	9,751

Issuance of shares – common offering	—	—	—	—	55,556	—		1,583	—	—	—	—	1,583

Issuance of shares – Securities Purchase offering	—	—	—	—	45,000	—		769	—	—	—	—	769

Restricted stock units vested	—	—	—	—	1,983	—		—	—	—	—	—	—

Issuance of shares – warrant exercises	—	—	—	—	3,780	—		779	—	—	—	—	779

Issuance of shares- Notes conversion	—	—	—	—	41,304	—		3,295	—	—	—	—	3,295

Issuance of shares -Series B preferred offering	—	—	62,500	—	—	—		4,994	—	—	—	—	4,994

Issuance of shares – option exercises	—	—	—	—	7,097	—		153	—	—	—	—	153

Issuance of shares-restricted stock	—	—	—	—	390	—		36	—	—	—	—	36

Promissory note conversion to preferred shares	1,142,857	1	—	—	—	—		13,894	—	—	—	—	13,895

Treasury Shares conversion	—	—	—	—	—	—		—	—	121	(34)	—	(34)

Surrender of warrants for common shares	—	—	—	—	29,064	—		(346)	—	—	—	—	(346)

Warrants and valuation in relation to debt financing	—	—	—	—	—	—		14,948	—	—	—	—	14,948

Issuance of common shares in relation to preferred & common offerings	—	—	—	—	13,553	—		1	—	—	—	—	1

Contribution from Non-Controlling interest	—	—	—	—	—	—		—	—	—	—	4,786	4,786

December 31, 2022	3,061,245	$3	62,500	$—	788,578	$1		$277,429	$(221,769)	40,741	$(13,798)	$4,406	$46,272

Net (loss) income	—	—	—	—	—	—		—	(29,201)	—	—	1,498	(27,703)

Preferred dividends-Series B	—	—	—	—	—	—		(421)	—	—	—	—	(421)

Stock-based compensation	—	—	—	—	—	—		4,294	—	—	—	—	4,294

Issuance of shares – securities purchase offering	—	—	—	—	264,624	—		1,655	—	—	—	—	1,655

Restricted stock units vested	—	—	—	—	33,193	—		—	—	—	—	—	—

Issuance of shares – warrant exercises	—	—	—	—	81,726	—		1	—	—	—	—	1

Issuance of shares- Notes conversion	—	—	—	—	1,235,678	2		6,011	—	—	—	—	6,013

Issuance of shares-restricted stock	—	—	—	—	1,400	—		14	—	—	—	—	14

True up shares for reverse split	—	—	—	—	37,762	—		—	—	—	—	—	—

Common Shares and Warrants for Series B dividend payment	—	—	—	—	44,000	—		656	—	—	—	—	656

Warrants and valuation in relation to debt amendments	—	—	—	—	—	—		1,637	—	—	—	—	1,637

Issuance of common shares -merger shares	—	—	—	—	59,400	—		—	—	—	—	—	—

Contribution from Non-Controlling interest	—	—	—	—	—	—		—	—	—	—	22,460	22,460

Distribution to Non-Controlling interest	—	—	—	—	—	—		—	—	—	—	(1,519)	(1,519)

December 31, 2023	3,061,245	$3	62,500	$—	2,546,361	$3		$291,276	$(250,970)	40,741	$(13,798)	$26,845	$53,359

(1)	Prior period results have been adjusted to reflect the Reverse Stock Split of the Common Stock at a ratio of 1-for-25 that became effective October 13, 2023. See Note 2, “Accounting Policies,” for details.

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Soluna Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Year Ended December 31, 2023 and 2022

(Dollars in thousands)

	Year Ended December 31,
	2023	2022
Operating Activities
Net loss	$(27,703)	$(99,095)
Net income from discontinued operations (including gain on sale of MTI Instruments of $7,751 for the year ended December 31, 2022)	-	(7,921)
Net loss from continuing operations	(27,703)	(107,016)

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation expense	3,894	18,731
Amortization expense	9,483	9,483
Stock-based compensation	4,225	3,673
Consultant stock compensation	87	179
Deferred income taxes	(1,107)	(1,388)
Impairment on fixed assets	575	47,372
Amortization of operating lease asset	238	202
Impairment on equity investment	-	750
Loss on debt extinguishment and revaluation, net	3,904	11,130
Amortization on deferred financing costs and discount on notes	753	6,538
Loss on sale of fixed assets	398	4,089
Changes in operating assets and liabilities:
Accounts receivable	(2,620)	211
Prepaid expenses and other current assets	(306)	146
Other long-term assets	(304)	(29)
Accounts payable	(862)	553
Deferred revenue	(453)	137
Customer deposits	2,836	-
Operating lease liabilities	(234)	(197)
Other liabilities	320	(308)
Accrued liabilities	3,889	(374)
Net cash used in provided by operating activities	(2,987)	(6,118)
Net cash provided by operating activities- discontinued operations	-	369
Investing Activities
Purchases of property, plant, and equipment	(12,705)	(63,684)
Purchases of intangible assets	(58)	(76)
Proceeds from disposal on property, plant, and equipment	2,286	2,605
Deposits of equipment, net	147	6,441
Net cash used in investing activities	(10,330)	(54,714)
Net cash provided by investing activities- discontinued operations	-	9,084
Financing Activities
Proceeds from preferred offerings	-	16,658
Proceeds from common stock offering	817	2,858
Proceeds from notes and debt issuance	3,100	30,543
Costs of preferred offering	-	(1,910)
Costs of common stock offering	(10)	(504)
Costs of notes and short-term debt issuance	(1,057)	(2,078)
Cash dividend distribution on preferred stock	-	(3,852)
Payments on NYDIG loans and line of credit	(350)	(4,491)
Contributions from non-controlling interest	20,365	4,786
Distributions for non-controlling interest	(1,002)	-
Proceeds from stock option exercises	-	153
Proceeds from common stock warrant exercises	-	779
Net cash provided by financing activities	21,863	42,942

Increase (decrease) in cash & restricted cash-continuing operations	8,546	(17,890)
Increase in cash & restricted cash- discontinued operations	-	9,453
Cash & restricted cash – beginning of period	1,821	10,258
Cash & restricted cash – end of period	$10,367	$1,821

Supplemental Disclosure of Cash Flow Information
Interest paid on NYDIG loans and line of credit	6	1,311
Interest paid on Navitas loan	204	-
Interest paid on convertible noteholder default	617	-

Noncash investing and financing activities:
Notes converted to common stock	6,013	3,295
Noncash disposal of NYDIG collateralized equipment	3,137	-
Noncash non-controlling interest contribution	2,095	-
Interest and penalty settled through repossession of collateralized equipment	1,773	-
Warrant consideration in relation to convertible notes and debt	1,637	14,602
Non-controlling interest membership distribution accrual	517	-
Noncash activity right-of use assets obtained in exchange for lease obligations	403	20
Promissory note conversion to common or preferred shares	845	15,236
Noncash proceed on sale of equipment	240	210
Series B preferred dividend prefunded warrant and common stock issuance	656	-
Noncash equipment financing	-	4,620
Proceed receivable from sale of MTI Instruments	-	295

The accompanying notes are an integral part of these consolidated financial statements.

F-7

Notes to Consolidated Financial Statements

1. Nature of Operations

Description of Business

Unless the context requires otherwise in these notes to the consolidated financial statements, the terms “SHI,” the “Company,” “we,” “us,” and “our” refer to Soluna Holdings, Inc. together with its consolidated subsidiaries, “SCI” refers to Soluna Computing, Inc, formerly known as EcoChain, Inc., and “MTI Instruments” refers to MTI Instruments, Inc..

Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated was incorporated in Nevada on March 24, 2021, and is the successor to Mechanical Technology, Inc., which was incorporated in the State of New York in 1961, as a result of a merger which became effective on March 29, 2021, and is headquartered in Albany, New York. Effective November 2, 2021, the Company changed its name from “Mechanical Technology, Incorporated” to “Soluna Holdings, Inc.”

The Company is a digital infrastructure company specializing in transforming surplus renewable energy into computing resources. Our modular data centers can co-locate with wind, solar, or hydroelectric power plants and support compute intensive applications including Bitcoin Mining, Generative AI, and Scientific Computing. This pioneering approach to data centers helps energize a greener grid while delivering cost-effective and sustainable computing solutions. SHI conducted its business through its wholly-owned subsidiary, Soluna Computing, Inc. (“SCI”). The Company formed a wholly owned subsidiary of SHI on December 31, 2023, Soluna Digital, Inc. (“Soluna Digital”, or “SDI”). Effective December 31, 2023, SCI transferred substantially all of its assets to SHI or its subsidiaries, including SDI.

In fiscal year 2021, SCI began mining operations in Murray, Kentucky, (“Project Sophie”) and Calvert City, Kentucky, (“Project Marie”). Project Marie had performed hosting services and proprietary mining in which 10 megawatts were used for hosting services and 10 megawatts was used for proprietary mining through the end of February 2023, at which time the facility had been decommissioned. In the second quarter of fiscal year 2023, Project Sophie entered into hosting contracts with Bitcoin miners, which marked a shift in the Company’s business model at the Company’s modular data centers at Project Sophie from proprietary mining to hosting Bitcoin miners for the customers for 25 MegaWatt (“MW”). As of December 31, 2023, all of Project Sophie is performing data hosting. The Company has sold most of its existing Bitcoin miners at the Project Sophie site and redeploying capital. On September 17, 2022, SCI sold specified assets consisting mainly of mining equipment and other general equipment items to a buyer at its Wenatchee, Washington location, (“Project Edith”). Soluna has committed to providing certain facilities contracts at cost plus a markup to facilitate the continued operations for the sold mining assets, on behalf of the new ownership. Our Texas site (“Project Dorothy”) is located at a wind farm and has a potential for up to 100 MWs, of which the Company obtained approval from the Electric Reliability Council of Texas (“ERCOT”) and energized 25 MW in May 2023 and has energized another 25 MW in October 2023. The Company as of December 31, 2023, has a 14.6% ownership interest in Soluna DVSL ComputeCo, LLC (“DVSL”), and 51% ownership interest in Soluna DV ComputeCo, LLC (“DVCC”) in which are included within the Project Dorothy site, as discussed further in Note 18.

Until the Sale (as defined below), we also operated though our wholly owned subsidiary, MTI Instruments, an instruments business engaged in the design, manufacture and sale of vibration measurement and system balancing solutions, precision linear displacement sensors, instruments and system solutions, and wafer inspection tools. MTI Instruments was incorporated in New York on March 8, 2000. MTI Instruments’ products consisted of engine vibration analysis systems for both military and commercial aircraft and electronic gauging instruments for position, displacement and vibration application within the industrial manufacturing markets, as well as in the research, design and process development markets. These systems, tools and solutions were developed for markets and applications that require consistent operation of complex machinery and the precise measurements and control of products, processes, and the development and implementation of automated manufacturing and assembly. On December 17, 2021, we announced that we had entered into a non-binding letter of intent with a potential buyer (the “Buyer”) regarding the potential sale of MTI Instruments (the “LOI”) to an unrelated third party. Pursuant to the LOI, the Buyer would acquire 100% of the issued and outstanding common stock of MTI Instruments. As a result of the foregoing, the MTI Instruments business was reported as discontinued operations in our consolidated financial statements as of December 31, 2022, and prior periods included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023 (the “Annual Report”). On April 11, 2022, we consummated the Sale, MTI Instruments ceased to be our wholly-owned subsidiary and, as a result, we have exited the instruments business. See Note 16 for additional information on the Sale.

On April 11, 2022, SHI entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with NKX Acquiror, Inc. (the “Purchaser”), pursuant to which the Company sold on such date all of the issued and outstanding shares of capital stock of its wholly-owned subsidiary, MTI Instruments, for approximately $9.4 million in cash, subject to certain adjustments as set forth in the Stock Purchase Agreement (the “Sale”). The consideration paid by the Purchaser to the Company was based on an aggregate enterprise value of approximately $10.75 million. The Company recognized a gain on sale of approximately $7.8 million.

F-8

Going Concern and Liquidity

The Company’s financial statements as of December 31, 2023 have been prepared using generally accepted accounting principles in the United States of America (“U.S. GAAP”) applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements, the Company did not generate sufficient revenue to generate net income and has a cash used in operations position during the year ending as of December 31, 2023. In addition, the Company has ceased operations for Project Marie in February 2023 due to the termination of the Management and Hosting Services agreement with CC Metals and Alloys, LLC (“CCMA”) and repossession of collateral for miners as discussed further below. These factors, among others indicate that there is substantial doubt about the Company’s ability to continue as a going concern within one year after issuance of these financial statements as of December 31, 2023, or April 1, 2024.

Soluna MC Borrowing 2021-1 (the “Borrower”), received a Notice of Acceleration and Repossession (the “NYDIG Notice”) from NYDIG ABL LLC (“NYDIG”) with respect to the Master Equipment Finance Agreement, dated as of December 30, 2021 (the “MEFA”), by and between Borrower and NYDIG. The NYDIG Notice states that (a) Borrower failed to observe or perform certain covenants, conditions or agreements contained in the MEFA and such failure continued unremedied for a period of ten days after Borrower’s knowledge of such breach, which resulted in an event of default under the MEFA, and (b) Borrower defaulted under the guaranty, collateral agreement, or other support agreement, which resulted in an event of default under the MEFA. In addition, the NYDIG Notice states that Borrower failed to pay certain payments of principal and interest under the MEFA when due, which failure also constituted an event of default under the MEFA. As a result of the foregoing events of default, and pursuant to the MEFA, NYDIG (x) declared the principal amount of all loans due and owing under the MEFA and all accompanying Loan Documents (as defined in the MEFA) to be due and immediately payable, (y) imposed a default rate of interest on any outstanding principal amount of each loan (together with all then unpaid interest accruing thereon) and all other obligations under the MEFA and the Loan Documents, and (z) demanded the return of all equipment subject to the MEFA and the Loan Documents. The obligations of Borrower under the MEFA and reflected in the NYDIG Notice were ring-fenced to Borrower and its direct parent company, Soluna MC LLC. On February 23, 2023, NYDIG proceeded to foreclose on all of the collateral securing the MEFA, which resulted in a reportable disposition of all of the Company’s mining assets at the site and certain of the operating assets of Project Marie. The total net book value of the collateralized assets that were repossessed totaled approximately $3.4 million. Additionally, NYDIG has stated its intention to pursue SCI, the parent company of Soluna MC, LLC (“Guarantor”), under a piercing of the corporate veil claim relating to the Guarantor together with Borrower, (“NYDIG Defendants”) debts and liabilities under the loan documents. SCI denies any such liability and has filed a complaint for a declaratory judgment against NYDIG in the Eighth Judicial District Court in Clark County, Nevada on March 16, 2023, seeking a declaratory judgment as to such matter. NYDIG filed a motion to dismiss in response to SCI’s declaratory judgment complaint on April 13, 2023. SCI filed a response in opposition to NYDIG’s motion to dismiss on April 27, 2023. The court heard oral arguments on May 16, 2023. On June 22, 2023, the court issued an order granting NYDIG’s motion to dismiss, on the basis that the case was not ripe for decision, without prejudice. SCI intends to continue to vigorously defend any allegations regarding liability on account of NYDIG Defendants’ debts and liabilities to NYDIG under their loan documents and intends to refile a declaratory judgment complaint against NYDIG. As of December 31, 2023, the Borrower has an outstanding principal balance of approximately $9.2 million and accrued interest and penalties of approximately $936 thousand.

The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. In the near term, management is evaluating and implementing different strategies to obtain financing to fund the Company’s expenses and growth to achieve a level of revenue adequate to support the Company’s current cost structure. Financing strategies may include, but are not limited to, stock issuances, project level equity, debt borrowings, partnerships and/or collaborations. If the Company is unable to meet its financial obligations, it could be forced to restructure or refinance, seek additional equity capital or sell its assets. The Company might then be unable to obtain such financing or capital or sell its assets on satisfactory terms. There can be no assurance that additional financing will be available to the Company when needed or, if available, that it can be obtained on commercially reasonable terms. If the Company is not able to obtain the additional financing on a timely basis, if and when it is needed, it will be forced to delay or scale down some or all of its development activities or perhaps even cease the operation of its business.

To further implement management’s strategy, in May 2022, SCI entered into a structural understanding with Soluna SLC Fund I Projects Holdco LLC (“Spring Lane”), a Delaware limited liability company, pursuant to which Spring Lane agreed to provide up to $35.0 million in project financing subject to various milestones and conditions precedent and in August 2022, the Company entered into an agreement with Spring Lane for an initial funding of up to $12.5 million from the previously agreed-upon $35.0 million commitment from Spring Lane for Project Dorothy for a 32% ownership as of year-end. As of December 31, 2022, the Company had received approximately $4.8 million worth of contributions from Spring Lane. In February and concluding on March 10, 2023, the Company entered into a series of Purchase and Sale Agreements with Spring Lane for a total purchase price of $7.5 million for the sale of Series B membership interests owned by SHI. The capital was funded and used to help complete the substation interconnection and the final stages of Project Dorothy, Soluna’s flagship project in West Texas, and corporate operations and general expenses of Soluna. In this series of transactions, Spring Lane increased its stake in Soluna DVSL ComputeCo from approximately 32% to 85.4% and reduced SHI’s ownership from 68% to 14.6%.

F-9

In addition, on May 9, 2023, the Company’s indirect subsidiary Soluna DV ComputeCo, LLC (“DVCC”) through Soluna DV Devco, LLC completed a strategic partnership and financing with a special purpose vehicle, Navitas West Texas Investments SPV, LLC, (“Navitas”) organized by Navitas Global, to complete the second phase of the Dorothy Project (“Dorothy 1B”). Under a Contribution Agreement among the parties, the Company owned a substantially complete 25MW data center under construction, in which the Company had contributed capital expenditures for the data center. Navitas has approximately $12.1 million cash contribution for the primary purpose of purchasing proprietary cryptocurrency miners and equipment necessary to put the Dorothy 1B Project into service. As a result of the contribution, the Company owns 51% of DVCC and Navitas owns 49% of DVCC.

Between January 24, 2023 and April 3, 2023, the Company had the first and partial second subsequent closings under the Securities Purchase Agreement dated December 5, 2022, among the Company and certain institutional investors. Pursuant to the SPA, the investors purchased approximately $886 thousand, resulting in the issuance of 117,097 shares of Common Stock and associated warrants for 234,195 shares of Common Stock. On August 1, 2023, the Company had the second subsequent closing under the Securities Purchase Agreement dated December 5, 2022 among the Company and certain institutional investors. Pursuant to the SPA, the investors purchased approximately $774,000 in common stock and associated common stock purchase warrants, with a purchase price of $7.50 per share. Accordingly, at the second subsequent closing the Company issued to the investors 103,183 shares of Common Stock, together with associated warrants to purchase 206,367 shares of Common Stock.

For the year-ended December 31, 2023, the Company has sold under-utilized miners and equipment, and continues to evaluate opportunities to sell more miners and equipment for fiscal year 2024. In addition to the proceeds from the foregoing transactions and together with the Company’s available cash on hand for available use of approximately $6.4 million as of December 31, 2023, the Company will need additional capital raising activities, to meet its outstanding commitments relating to capital expenditures as of December 31, 2023 of approximately $112 thousand and other operational needs, as well as additional needs during 2024 and management continues to evaluate different strategies to obtain financing to fund operations. However, management cannot provide any assurances that the Company will be successful in accomplishing additional financing or any of its other plans. These financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2. Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, SCI., as well the Company’s variable interest entities disclosed in Note 18. All intercompany balances and transactions are eliminated in consolidation.

Reverse Stock Split

On October 11, 2023, the Company filed a Certificate of Change (the “Certificate of Change”) effecting a reverse stock split as of 5:00 p.m. Eastern Standard Time on October 13, 2023 with a ratio of 1-for-25 (the “Reverse Split”). The Company’s common stock began trading on a post-split basis under the Company’s existing trading symbol, “SLNH,” when the market opened on October 16, 2023. The reverse stock split was approved by the Board of Directors and by shareholders at the annual meeting of the stockholders on June 29, 2023. At the effective time, every 25 issued and outstanding shares of the Company common stock was converted automatically into one share of the Company’s common stock without any change in the par value per share. The Reverse Split did not change the number of shares of common stock authorized for issuance. No fractional shares were outstanding following the Reverse Split. Any holder who would have received a fractional share of common stock was automatically entitled to receive an additional fraction of a share of common stock to round up to the next whole share.

The primary goal of the Reverse Stock Split was to increase the per share price of the Common Stock in order to meet the minimum per share price requirement of $1.00 for continued listing on the Nasdaq. On October 30, 2023, the Company received a notice of compliance from NASDAQ.

In addition, effective as of the same time as the Reverse Split, proportionate adjustments were made to all then-outstanding equity awards, warrants and convertible securities with respect to the number of shares of common stock subject to such award or security and the exercise or conversion price thereof. Furthermore, the number of shares of common stock available for issuance under the Company’s equity incentive plans has been proportionately adjusted for the Reverse Split ratio, such that fewer shares will be subject to such plans. Furthermore, proportionate adjustments were made to the conversion factor at which the Company’s Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), may be converted to Common Stock. The total number of shares of Series B Preferred Stock of the Company authorized for issuance remained at 187,500.

The effects of the Reverse Stock Split have been reflected in these financial statements and the accompanying footnotes for all periods presented, which includes adjusting the description of any activity that may have been transacted on a pre-Reverse Stock Split basis.

F-10

Reclassification

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations or net assets.

Correction of an Error

While preparing the Company’s Form 10-K for the year ended December 31, 2023, the Company identified the following errors related to the presentation of basic and diluted Earnings Per Share (“EPS”) in its historical filing for the year ended December 31, 2022, and for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023:

●	Inclusion of the net income/loss from noncontrolling interest in the numerator;
●	Inclusion of the cumulative undeclared preferred dividends in the numerator;
●	Exclusion of shares issuance for little or no cash consideration (ie: penny warrants) in the denominator.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements;” the Company evaluated the errors and has determined that the related impacts were not material to any prior annual or 10-Q report, but that correcting the cumulative impact of such errors would be significant to our EPS for the year ended December 31, 2023. Accordingly, the Company has corrected such immaterial errors by adjusting its December 31, 2022 consolidated statement of operations related to the calculation of earnings per share. The Company will also correct previously reported interim financial information for such immaterial errors in future filings, as applicable. The following summarizes the effect of the revision on each financial statement line item.

The following analysis provides a comparison amongst the basic and diluted EPS as reported on the Form 10-K for the year ended December 31, 2022, and the final revised basic and diluted EPS calculation to correct all identified errors:

	As reported on Form 10-K for the year ended December 31, 2022 (1)	As revised on Form 10-K	Change

Basic and Diluted net loss per share from continuing operations	$(185.39)	$(187.63)	$(2.24)
Basic and Diluted net income per share from discontinued operations	13.22	13.22	-
Basic and Diluted net loss per share	$(172.17)	$(174.41)	$(2.24)

(1)	Prior period results have been adjusted to reflect the Reverse Stock Split of the Common Stock at a ratio of 1-for- 25 that became effective October 13, 2023. See Note 2, “Accounting Policies,” for details.

The following analysis provides a comparison amongst the basic and diluted EPS as reported on the Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023, and the final revised basic and diluted EPS calculation to correct all identified errors:

	As reported for the three months ended March 31, 2023 (1)	As revised	Change

Basic and Diluted net loss per share	$(8.74)	$(10.30)	$(1.56)

	For the three months ended June 30, 2023			For the six months ended June 30, 2023
	(1) As Reported	As Revised	Change	(1) As Reported	As Revised	Change
Basic and Diluted net loss per share	$(8.44)	$(9.54)	$(1.10)	$(17.14)	$(19.74)	$(2.60)

(1)	Prior period results have been adjusted to reflect the Reverse Stock Split of the Common Stock at a ratio of 1-for- 25 that became effective October 13, 2023. See Note 2, “Accounting Policies,” for details.

	For the three months ended September 30, 2023			For the nine months ended September 30, 2023
	As Reported	As Revised	Change	As Reported	As Revised	Change
Basic and Diluted net loss per share	$(4.40)	$(5.96)	$(1.56)	$(20.11)	$(24.16)	$(4.05)

Use of Estimates

The consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property, Plant, and Equipment

Property, plant and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives as follows:

Leasehold improvements	Lesser of the life of the lease or the useful life of the improvement

Computers and related software	3 to 5 years

Cryptocurrency miners	3 years

Machinery and equipment	8 to 15 years

Office furniture, equipment and fixtures	2 to 10 years

Buildings	30-40 years

Purchased pre-fabricated buildings	15-20 years

Significant additions or improvements extending assets’ useful lives are capitalized; normal maintenance and repair costs are expensed as incurred. The costs of fully depreciated assets remaining in use are included in the respective asset and accumulated depreciation accounts. When items are sold or retired, related gains or losses are included in net (loss) income.

Intangible assets

Intangible assets include the Strategic Pipeline Contract with an estimated useful life of 5 years, assembled workforce of individuals included as part of the asset acquisition with an estimated useful life of 5 years and patents with an estimated useful life of 15-25 years. The Company amortizes the intangible assets over their estimated useful lives on a straight-line basis. The Company does not recognize internally developed patents as intangible assets, however legal costs associated with defending such patents are capitalized as long-lived assets.

Income Taxes

The Company is subject to income taxes in the U.S. (federal and state). As part of the process of preparing our consolidated financial statements, the Company calculates income taxes for each of the jurisdictions in which the Company operates. This involves estimating actual current taxes due together with assessing temporary differences resulting from differing treatment for tax and accounting purposes that are recorded as deferred tax assets and liabilities, loss carryforwards and tax credit carryforwards, for which income tax benefits are expected to be realized in future years. A valuation allowance has been established to reduce deferred tax assets, if it is more likely than not that all, or some portion, of such deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in the period that includes the enactment date.

Significant management judgment is required in determining the Company’s provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against the Company’s net deferred tax assets. The Company considers all available evidence, both positive and negative, such as historical levels of income and future forecasts of taxable income amongst other items in determining the Company’s valuation allowance. In addition, the Company’s assessment requires the Company to schedule future taxable income in accordance with accounting standards that address income taxes to assess the appropriateness of a valuation allowance, which further requires the exercise of significant management judgment.

F-11

The Company accounts for taxes in accordance with the asset and liability method of accounting for income taxes. Under this method, the Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The impact of the Company’s reassessment of its tax positions for these standards did not have a material impact on its results of operations, financial condition, or liquidity.

The Company is currently subject to audit in various jurisdictions, and these jurisdictions may assess additional income tax liabilities against us. Developments in an audit, litigation, or in applicable laws, regulations, administrative practices, principles, and interpretations could have a material effect on the Company’s operating results or cash flows in the period or periods in which such developments occur, as well as for prior and in subsequent periods.

Tax laws, regulations, and administrative practices in various jurisdictions may be subject to significant change, with or without notice, due to economic, political, and other conditions, and significant judgment is required in evaluating and estimating the Company’s provision and accruals for these taxes. There are many transactions that occur during the ordinary course of business for which the ultimate tax determination is uncertain. The Company’s effective tax rates could be affected by numerous factors, such as intercompany transactions, earnings being lower than anticipated in jurisdictions where the Company has lower statutory rates and higher than anticipated in jurisdictions where the Company has higher statutory rates, the applicability of special tax regimes, losses incurred in jurisdictions for which the Company is not able to realize the related tax benefit, changes in foreign currency exchange rates, entry into new businesses and geographies, changes to its existing businesses and operations, acquisitions and investments and how they are financed, changes in the Company’s stock price, changes in its deferred tax assets and liabilities and their valuation, and changes in the relevant tax, accounting, and other laws, regulations, administrative practices, principles, and interpretations.

Equity Investment – Harmattan Energy Limited

The Company owns approximately 1.79% of HEL’s outstanding stock, calculated on a fully-diluted basis, as of December 31, 2023 and 2022. The equity investment in HEL is carried at the cost of investment and was $0 following the impairment of the equity investment as of December 31, 2022.

Equity Investments without Readily Determinable Fair Values

Our equity investment in HEL is accounted for under the measurement alternative. Equity securities measured and recorded using the measurement alternative are recorded at cost minus impairment, if any, plus or minus changes resulting from qualifying observable price changes. Adjustments resulting from impairments and observable price changes are recorded in the income statement. There was an impairment recognized for the full amount of $750 thousand in fiscal year 2022.

Equity Method Investments

The Company’s consolidated net income or loss will include our proportionate share, if any, of the net income or loss of our equity method investee. When the Company records its proportionate share of net income, it increases equity income (loss), net in our consolidated statements of operations and our carrying value in that investment. Conversely, when the Company records its proportionate share of a net loss, it decreases equity income (loss), net in our consolidated statements of operations and our carrying value in that investment. When the Company’s carrying value in an equity method investee company has been reduced to zero, no further losses are recorded in the Company’s financial statements unless the Company guaranteed obligations of the investee company or has committed additional funding. When the investee company subsequently reports income, the Company will not record its share of such income until it equals the amount of its share of losses not previously recognized.

As of December 31, 2023, the Company owned approximately 47.5% of MeOH Power, Inc.’s outstanding common stock, or 75,049,937 shares. The number of shares of MeOH Power, Inc.’s common stock authorized for issuance is 240,000,000 as of December 31, 2023. The Company records its investment in MeOH Power, Inc. using the equity method of accounting. The fair value of the Company’s interest in MeOH Power, Inc. has been determined to be $0 as of December 31, 2023 and December 31, 2022, based on MeOH Power, Inc.’s net position and expected cash flows.

Variable Interest Entities

Variable Interest Entities (“VIEs”) are entities that, by design, either (i) lack sufficient equity to permit the entity to finance its activities independently, or (ii) have equity holders that do not have the power to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb the entity’s expected losses, or the right to receive the entity’s expected residual returns. The Company consolidates a VIE when it is the primary beneficiary, which is the party that has both (i) the power to direct the activities that most significantly impact the VIE’s economic performance and (ii) through its interests in the VIE, the obligation to absorb expected losses or the right to receive expected benefits from the VIE that could potentially be significant to the VIE.

F-12

The Company consolidates the accounts of Soluna DVSL ComputeCo, LLC (“DVSL”) and Soluna DV ComputeCo, LLC (“DVCC”), each a VIE. The Company held a 67.8% equity interest as of December 31, 2022 and a 14.6% equity interest as of December 31, 2023 in DVSL, and a 100% as of December 31, 2022, and 51% equity interest as of December 31, 2023 in DVCC. Both DVSL and DVCC were created in order to construct, own, operate and maintain multi-purpose data centers in order to support the mining of cryptocurrency assets, batch processing and other non-crypto related activities. DVSL and DVCC were designed by Soluna to create an entity for outside investors to invest in specific projects. The creation of DVSL and DVCC resulted in Soluna, through its equity interest in DVSL and DVCC, absorbing operational risk that the entity was created to create and distribute, resulting in Soluna having a variable interest in DVSL and DVCC. Soluna is the primary beneficiary of DVSL, due to its role as the manager handling the day-to-day activities of DVSL and its majority ownership of Class B Units of DVSL, and thus has the power to direct the activities of DVSL that most significantly impact the performance of DVSL and has the obligation to absorb losses or gains of DVSL that could be significant to Soluna. Soluna is the primary beneficiary of DVCC due to having the power to direct the activities of DVCC that most significantly impact the performance of the Company due to its role as the manager handling the day-to-day activities of DVCC as well as majority ownership of and has the obligation to absorb losses or gains of DVCC that could be significant to Soluna. Accordingly, both DVSL and DVCC are a VIE of Soluna as DVSL and DVCC are structured with non-substantive voting rights.

Non-Controlling Interests

The ownership interest held by owners other than the Company in less than wholly-owned subsidiaries are classified as non-controlling interests. The value attributable to the non-controlling interests is presented on the consolidated balance sheets separately from the equity attributable to the Company. Net income (loss) attributable to non-controlling interests are presented separately on the consolidated statements of operations and consolidated statements of comprehensive income, respectively.

Fair Value Measurement

The estimated fair value of certain financial instruments, including cash, accounts receivable and short-term debt approximates their carrying value due to their short maturities and varying interest rates. “Fair value” is the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation methods, the Company is required to provide the following information according to the fair value accounting standards. These standards established a fair value hierarchy as specified that ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities are classified and disclosed in one of the following three categories:

Level 1:	Quoted market prices in active markets for identical assets or liabilities, which includes listed equities.
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data. These items are typically priced using models or other valuation techniques. These models are primarily financial industry-standard models that consider various assumptions, including the time value of money, yield curves, volatility factors, as well as other relevant economic measures.
Level 3:	These use unobservable inputs that are not corroborated by market data. These values are generally estimated based upon methodologies utilizing significant inputs that are generally less observable from objective sources.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

On October 25, 2021, pursuant to a securities purchase agreement dated October 20, 2021 (the “SPA), the Company issued to certain accredited investors Class A, Class B and Class C common stock purchase warrants (collectively, the “Warrants”) to purchase up to an aggregate of 71,043 shares of common stock (the “Warrant Shares”), at an exercise price $312.50, $375 and $450 per share, respectively. The Warrants were considered freestanding equity-classified instruments due to their detachable and separately exercisable features and meet the indexation criteria within derivative accounting. Accordingly, the Warrants were presented as a component of Stockholders’ Equity in accordance with derivative accounting.

As noted in Note 9, the Company entered into an Addendum and Addendum Amendment in which the Company surrendered their Class B and Class C warrants in July and September 2022, in exchange for Class D common stock purchase warrants at an exercise price of $87.50 per share, Class E common stock purchase warrants of common stock at an exercise price of $112.50 per share, Class F common stock purchase warrants of common stock at an exercise price of $137.50 per share, and Class G common stock purchase warrants of common stock at an exercise price of $187.50, in which had fair values to be determined at $56.00 for Class D, $54.50 for Class E, $53.25 for Class F, and $52.00 for Class G, respectively. In connection with the Second Amendment on May 11, 2023, the Company also issued 240,000 new Class A warrants exercisable at $12.50 and 80,000 new Class B warrants exercisable at $20.00. The fair value of the new Class A warrants was $4.20 and for the new Class B warrants was $4.03.

F-13

Any modifications of the warrants were subsequently revalued, including the warrants attached to the Third Amendment on November 20, 2023, see Note 9 for details. Inherent in a Black-Scholes simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from its traded warrants and historical volatility of select peers’ common stock with a similar expected term of the Warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield on the grant date with a maturity similar to the expected remaining term of the warrants. The expected term of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company expects to remain at zero. The warrants were collectively classified as a Level 3 measurement within the fair value hierarchy because these valuation models involve the use of unobservable inputs relating to the Company’s estimate of its expected stock volatility which was developed based on the historical volatility of a publicly traded set of peer companies.

The following table represents the significant fair value assumptions used for warrants issued or repriced during the years ended December 31, 2023 and 2022:

	2023	2022
Stock price (1)	$2.93- 5.00	$14.25 - 259.25
Exercise price (1)	$0.01- 20.00	$19.00 – 331.50
Expected term in years	1.16- 5.00	2.00 – 5.00
Expected dividend yield	0.00%	0.00%
Volatility	108.50 – 140%	125 - 150%
Risk-free interest rate	3.36- 5.25%	1.18 – 4.41%

(1)	Prior period results have been adjusted to reflect the Reverse Stock Split of the Common Stock at a ratio of 1-for- 25 that became effective October 13, 2023. See Note 2, “Accounting Policies,” for details.

Following the debt extinguishment on July 19, 2022 as noted further in Note 9, the Convertible Notes will be accounted for under the fair value method on a recurring basis upon issuance (e.g., upon execution of the Addendum) per guidance within ASC 480, and at each subsequent reporting period, with changes in fair value reported in earnings. The Company had a subsequent Addendum Amendment on September 13, 2022, a Second Amendment on May 11, 2023, and a Third Amendment on November 20, 2023, which each caused a revaluation of the fair value on the executed Addendum Amendment, Second Amendment, and Third Amendment date. Although the Notes are not being accounted for under 825-10, the substance of the debt is considered to be the same and is therefore considered outside the scope of ASC 470-60. As such, the Company performed a fair value analysis of the Convertible Notes. For the year-ended December 31, 2022 and 2023, the Company had Monte Carlo simulations run-out for the expected conversion dates of the Convertible Notes using risk free rates, annual volatility, daily trading volumes, likely conversion profiles, and other assumptions based on principal and accrued interest as of the year-end. The Company determined the fair value of the Convertible Notes uses certain Level 3 inputs.

The following table represents the significant and subjective fair value assumptions used for Convertible Notes during the years ended December 31, 2023 and 2022:

	2023	2022
Stock price (1)	$3.60 – 6.75	$6.5
Conversion price (1)	$3.78 – 7.99	$7.99
Volatility	87.50 – 150%	65 – 105%
Risk-free interest rate	4.64- 5.50%	4.12 – 4.76%

(1)	Prior period results have been adjusted to reflect the Reverse Stock Split of the Common Stock at a ratio of 1-for- 25 that became effective October 13, 2023. See Note 2, “Accounting Policies,” for details.

Changes in Level 3 Financial Liabilities Carried at Fair Value

(in thousands)
Balance, July 19, 2022 (date of Addendum of convertible notes)	$14,610
Conversions of debt	(1,100)
Total revaluation loss	597
Balance, September 13, 2022	14,107
Total revaluation gains	(1,853)
Balance, December 31, 2022	$12,254
Conversions of debt (January 2023- May 11 2023)	(1,344)
Total revaluation losses	30
Balance, May 11, 2023 (date of Second Amendment)	10,940
Conversions of Debt (May 11, 2023-November 19, 2023)	(1,550)
Total revaluation losses	1,569
Balance November 20, 2023 (date of Third Amendment)	$10,959

Conversions of debt (November 20, 2023- December 31, 2023)	(3,069)
Total revaluation losses	584

Balance December 31, 2023	$8,474

Consistent with the guidance in purchase accounting, the value of the pipeline of certain cryptocurrency mining projects previously owned by HEL acquired in the Soluna Callisto acquisition in October 2021 as of the acquisition date was estimated using an expected value approach, which probability-weights various future outcomes and uses certain Level 3 inputs. Included in those inputs are the following key assumptions: expected growth in share price at a risk-free rate in the risk-neutral framework based on U.S. Treasury Rates as of the valuation date, volatility of share price based on historical equity volatilities of comparable companies over a lookback period, assessments associated with qualified projects based on assessment on timing of payments and assessment of active megawatt scenarios and the associated probabilities. The resulting amounts are then discounted to present value through use of a discount rate that considers, among other things, the risk of the payments, credit risk of the Company, and overall weighted average cost of capital of the acquired business. The resulting calculations resulted in an estimated fair value of the acquired assets and consideration paid in common stock of approximately $33 million, which was included as part of the consideration paid in the Soluna Callisto acquisition. As noted in Note 5, Accounting Standards Codification (“ASC”) 805-50 provides that assets acquired in an asset acquisition are measured based on the costs of the acquisition, which is the consideration that the acquirer transfers to the seller and includes direct transaction costs related to the acquisition in which costs were an additional $3.5 million including as part of the acquired assets. For assessment on the fair value of the strategic pipeline for impairment analysis, the Company looks at fair value based on projected construction costs, likely operating margins, timing of payments, assessment of active megawatts scenarios, and the associated probabilities of completion of future projects, with other factors noted above.

F-14

Revenue Recognition

Cryptocurrency Mining Revenue

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principles of the revenue standard are that a company should recognize revenue to depict the transfer of promised good or services to customers in an amount that reflects the consideration to which the company expects to be entitled for those goods or services. The following five steps are applied to achieve that core principle:

● Step 1: Identify the contract with the customer

● Step 2: Identify the performance obligations in the contract

● Step 3: Determine the transaction price

● Step 4: Allocate the transaction price to the performance obligations in the contract

● Step 5: Recognize revenue when the Company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all of the following:

● Variable consideration

● Constraining estimates of variable consideration

● The existence of a significant financing component in the contract

● Noncash consideration

● Consideration payable to a customer

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time.

Providing computing power to solve complex cryptographic algorithms in support of the Bitcoin blockchain (in a process known as “solving a block”) is an output of the Company’s ordinary activities. The provision of providing such computing power is the only performance obligation in the Company’s contracts with mining pool operators. The transaction consideration the Company receives, if any, is noncash consideration, which the Company measures at fair value on the date received, which is not materially different than the fair value at contract inception or the time the Company has earned the award from the pools. The consideration is all variable. Because it is not probable that a significant reversal of cumulative revenue will not occur, the consideration is constrained until the mining pool operator successfully places a block (by being the first to solve an algorithm) and the Company receives confirmation of the consideration it will receive, at which time revenue is recognized. There is no significant financing component in these transactions.

Fair value of the cryptocurrency award received is determined using the quoted price of the related cryptocurrency where the Company is registered at the time of receipt. The mined cryptocurrency is immediately paid to the Coinbase and Bittrex wallet. Cryptocurrency is converted to U.S. dollars nearly everyday, as SCI is not in the business of accumulating material amounts of cryptocurrency on its balance sheet.

Data center hosting

The Company has entered customer hosting contracts whereby the Company provides electrical power and network connectivity to cryptocurrency mining customers, and the customers pay a stated amount per megawatt-hour (“MWh”) (“Contract Capacity”), a fixed rate, as well as a percentage of the profit share of net income from the customer’s mining operations. The actual monthly amounts are calculated after the close of each month and billed the customer. If any shortfalls due to outages are experienced, service level credits may be made to customers to offset outages which prevented them from cryptocurrency mining. Customer contract security deposits are reflected as other liabilities and are made at the time the contract is signed and held until the conclusion of the contract relationship.

F-15

Deferred revenue is primarily from advance monthly payments received and revenue is recognized when service is completed.

Demand Response Service

The Company provides emergency demand response solutions to ERCOT pursuant to a contractual commitment over defined service delivery periods. This contract includes a single promise to stand ready, on a monthly basis, to deliver a set amount of curtailment (committed capacity) per month when and if called upon by ERCOT. The Company has concluded this represents a series of distinct monthly services that are substantially the same, with the same pattern of transfer to the customer. Accordingly, the monthly promise to stand ready is accounted for as a single performance obligation. The Company is the principal in these arrangements as it has control over the services prior to those services being transferred to the customer.

Capacity fees are paid to the Company by ERCOT for its stand ready commitment to curtail MWs and are typically based on the Company’s ability to deliver the committed capacity throughout the contractual delivery period. In general, if the Company fails to curtail the contracted MW during energy or emergency dispatches, the MW shortfall results in a penalty that could require the Company to reduce the fees paid by the customer during the contract period.

In order to determine the transaction price, the Company estimates the amount of variable consideration at the outset of the contract either utilizing the expected value or most likely amount method, depending on the facts and circumstances relative to the contract. These estimates consider i) the contractual rate per MW, and ii) historical performance. The Company constrains (reduces) the estimates of variable consideration such that it is probable that a significant reversal of previously recognized revenue will not occur throughout the life of the contract. When determining if variable consideration should be constrained, management considers whether there are factors outside the Company’s control that could result in a significant reversal of revenue. In making these assessments, the Company considers the likelihood and magnitude of a potential reversal of revenue. These estimates are re-assessed each reporting period as required. In the event of an emergency dispatch, any earned energy fees are associated and allocated to the specific month of performance, as these fees meet the criteria to allocate variable consideration to a distinct monthly service within a series of distinct services that comprise the single performance obligation. Therefore, energy fees are recognized in the month in which the Company is called upon to deliver on its stand-ready obligation to curtail capacity.

The Company believes that an output measure based on the monthly contractual MW stand-ready obligation is the best representation of the “transfer of value” to the customer. Accordingly, the Company recognizes monthly revenue based on the proportion of committed stand-ready capacity obligation that has been fulfilled to date.

Cost of Cryptocurrency Mining and Data Center Hosting Revenue

Cost of cryptocurrency mining and data center hosting revenue includes direct utility costs as well as overhead costs that relate to the operations of SCI’s cryptocurrency mining facility.

Accounts Receivable and Allowance

The Company’s accounts receivable balance consists of amounts due from its data center hosting customers and receivables for demand response services. The Company records accounts receivable at the invoiced amount less an allowance for any potentially uncollectable accounts under the current expected credit loss (“CECL”) impairment model and presents the net amount of the financial instrument expected to be collected. The CECL impairment model requires an estimate of expected credit losses, measured over the contractual life of an instrument, that considers forecasts of future economic conditions in addition to information about past events and current conditions. Based on this model, the Company considers many factors, including the age of the balance, collection history, and current economic trends. The Company determines the allowance based on historical write-off experience and current exposures identified. The Company reviews its allowance for potentially uncollectible accounts under CECL monthly. Past due balances over 90 days and over a specified amount are reviewed individually for collectability. All other balances are reviewed on a pooled basis by type of receivable. Account balances are charged off against the allowance when the Company believes it is probable the receivable will not be recovered. The Company does not have any off balance-sheet credit exposure related to its customers. Bad debts are written off after all collection efforts have ceased.

Allowances for credit losses are recorded as a direct reduction from an asset’s amortized cost basis. Credit losses and recoveries are recorded in General and administrative expenses in the Consolidated Statements of Operations. Recoveries of financial assets previously written off are recorded when received. Based on the Company’s current and historical collection experience, management did not record an allowance for expected credits losses or record any recoveries as of December 31, 2023 and December 31, 2022, respectively.

F-16

Notes Receivable

The Company’s notes receivable consists of loans made by the Company, who serves as the debt holder, to different entities, serving as borrowers. The Company accounts for its notes receivable in accordance with ASC Topic 310, Receivables (“ASC 310”).

In accordance with ASC 310, notes receivable are reported on the balance sheet at their amortized cost basis. The amortized cost basis is the amount at which a financing receivable or investment is originated or acquired, adjusted for applicable accrued interest, accretion, or amortization of premium, discount, and net deferred fees or costs, or other adjustments. The Company’s notes receivable were all issued at their respective principal amounts. Interest income will be recognized based on the contractual rate in the loan agreement and any premium/discount will be amortized to interest income using the effective interest rate method. The Company does not currently maintain a loan loss allowance as it has not experienced any such losses in historical periods and does not anticipate future losses. The Company evaluates any potential need for loan loss reserves on a periodic basis based on relevant internal and external factors that affect loan collectability, including the amount of outstanding loans owed to the Company, current collection patterns and current economic trends. As these conditions change, the Company may need to record allowances in future periods.

Employee Receivables

Certain employees have a receivable due to the Company based on their stock-based awards, in which $110 thousand and $120 thousand was outstanding as of December 31, 2023 and December 31, 2022, respectively. The balance is currently presented as $13 thousand and $26 thousand within Notes receivable as of December 31, 2023 and December 31, 2022 and $97 thousand and $94 thousand, respectively within Other assets on the financial statements.

Deposits and Credits on equipment

As of December 31, 2023 and December 31, 2022, the Company had approximately $1.0 million and $1.2 million, respectively, in deposits and credits on equipment, that had not yet been received by the Company as of the year end. Once the Company receives such equipment in the subsequent period, the Company will reclassify such balance into Property, Plant, and Equipment. The credit on equipment of $975 thousand is restricted to be used on future purchases by September 1, 2024 (“expiration date”). The Company notes that if an order is not executed by the expiration date, the credit would be forfeited. The Company intends to utilize the full credit balance for future orders prior to the expiration date.

Long-Lived Assets

The Company accounts for impairment or disposal of long-lived assets, which include property, plant, and equipment and also finite-lived intangible assets, in accordance with accounting standards that address the financial accounting and reporting for the impairment or disposal of long-lived assets, specify how impairment will be measured, and how impaired assets will be classified in the consolidated financial statements. On a quarterly basis, the Company analyzes the status of its long-lived assets at each subsidiary for potential impairment. Recoverability of assets to be held and used are measured by a comparison of the carrying amount of an asset to undiscounted future cash flows expected to be generated by the asset. Because the impairment test for long-lived assets held in use is based on estimated undiscounted cash flows, there may be instances where an asset or asset group is not considered impaired, even when its fair value may be less than its carrying value, because the asset or asset group is recoverable based on the cash flows to be generated over the estimated life of the asset or asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. During the year ended December 31, 2023 and 2022, the Company has impaired approximately $575 thousand and $47.4 million, respectively, of property, plant, and equipment, and there was no impairment for the intangible assets for the year ended December 31, 2023 and 2022.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid short-term investments with original maturities of less than three months.

Restricted Cash

Restricted cash relates to cash that is legally restricted as to withdrawal and usage or is being held for a specific purpose and thus not available to the Company for immediate or general business use. As of December 31, 2023, the Company had restricted cash of approximately $4.0 million, in which $3.0 million was classified as current and $1.0 million was classified as non-current. On December 31, 2022, the Company had restricted cash of approximately $685 thousand, in which the entire balance was classified as current. The balance in restricted cash relates to funds held in escrow accounts due to sales of equipment that were executed, in which the Company can release to the convertible noteholders only if they request their share of funds. If no funds are distributed to the convertible noteholders from the escrow account by July 25, 2024, the funds may be used for general purposes for the Company. In addition, there was a restricted deposit held with a customer that was for less than 12 months. The Company has a long-term restricted cash balance in relation to a collateralized deposit.

F-17

Net (loss) Income per Share

The Company computes basic income per common share by dividing net income by the weighted average number of common shares outstanding during the reporting period. Diluted income per share reflects the potential dilution, if any, computed by dividing income by the combination of dilutive common share equivalents, comprised of shares issuable under outstanding investment rights, warrants and the Company’s share-based compensation plans, and the weighted average number of common shares outstanding during the reporting period. Dilutive common share equivalents include the dilutive effect of in-the-money stock options, which are calculated based on the average share price for each period using the treasury stock method. Under the treasury stock method, the exercise price of a stock option and the amount of compensation cost, if any, for future service that the Company has not yet recognized are assumed to be used to repurchase shares in the current period.

Share-Based Payments

The Company grants options to purchase our common stock and awards restricted stock to our employees and directors under our equity incentive plans. The benefits provided under these plans are share-based payments and the Company accounts for stock-based awards exchanged for employee service in accordance with the appropriate share-based payment accounting guidance. Stock-based compensation represents the cost related to stock-based awards granted to employees and directors. The Company measures stock-based compensation cost at grant date based on the estimated fair value of the award and recognizes the cost as expense on a straight-line basis in accordance with the vesting of the options (net of estimated forfeitures) over the option’s requisite service period. The Company estimates the fair value of stock-based awards on the grant date using a Black-Scholes valuation model. The Company uses the fair value method of accounting with the modified prospective application, which provides for certain changes to the method for valuing share-based compensation. The valuation provisions apply to new awards and to awards that are outstanding on the effective date and subsequently modified. Under the modified prospective application, prior periods are not revised for comparative purposes. Stock-based compensation expense is recorded in the lines titled “Cost of cryptocurrency mining revenue,” “Cost of data hosting revenue,” and “Selling, general and administrative expenses” in the Consolidated Statements of Operations based on the employees’ respective functions.

The Company records deferred tax assets for awards that potentially can result in deductions on the Company’s income tax returns based on the amount of compensation cost that would be recognized upon issuance of the award and the Company’s statutory tax rate. All income tax effects of awards, including excess tax benefits, recognized on stock-based compensation expense are reflected in the Consolidated Statements of Operations as a component of the provision for income taxes on a prospective basis.

The determination of the fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables. These variables include the Company’s expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate, and expected dividends.

Theoretical valuation models and market-based methods are evolving and may result in lower or higher fair value estimates for share-based compensation. The timing, readiness, adoption, general acceptance, reliability, and testing of these methods is uncertain. Sophisticated mathematical models may require voluminous historical information, modeling expertise, financial analyses, correlation analyses, integrated software and databases, consulting fees, customization, and testing for adequacy of internal controls.

For purposes of estimating the fair value of stock options granted using the Black-Scholes model, the Company uses the historical volatility of its stock for the expected volatility assumption input to the Black-Scholes model, consistent with the accounting guidance. The risk-free interest rate is based on the risk-free zero-coupon rate for a period consistent with the expected option term at the time of grant. The expected option term is calculated based on our historical forfeitures and cancellation rates.

The fair value of restricted stock awards is based on the market close price per share on the grant date. The Company expenses the compensation cost of these awards as the restriction period lapses, which is typically a one- to three-year service period to the Company. The shares represented by restricted stock awards are outstanding at the grant date, and the recipients are entitled to voting rights with respect to such shares upon issuance.

Notes payable

The Company records notes payable net of any discount or premiums. Discounts and premiums are amortized as interest expense or income over the life of the note in such a way as to result in a constant rate of interest when applied to the amount outstanding at the beginning of any given period.

F-18

Concentration of Credit Risk

Financial instruments that subject the Company to concentrations of credit risk principally consist of cash equivalents and trade accounts receivable. The Company’s trade accounts receivable are from data hosting revenue with the Company’s customers throughout the year. The Company does not require collateral and has not historically experienced significant credit losses related to receivables from individual customers or groups of customers in any particular industry or geographic area. The Company requires that hosting customers make a prepayment of the next month’s estimated expenses or make a security deposit to the Company.

The Company has cash deposits in excess of federally insured limits but does not believe them to be at risk.

Other Comprehensive Income

The Company had no other comprehensive income items for the years ended December 31, 2023 and 2022.

Leases

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets and operating lease liability on our consolidated balance sheets. The Company did not have any finance leases as of December 31, 2023 or December 31, 2022.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU assets also include any lease payments made and excludes lease incentives and initial direct costs incurred. The Company’s lease terms may include options to extend or terminate its leases when it is reasonably certain that the Company will exercise those options. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

The Company has lease agreements with lease and non-lease components, which are generally accounted for separately. For real estate leases, the Company accounts for lease components together with non-lease components (e.g., common-area maintenance).

Accounting Updates Effective for fiscal year 2023

Changes to U.S. GAAP are established by the Financial Accounting Standards Board (the “FASB”) in the form of accounting standard updates (“ASUs”) to the FASB’s Accounting Standards Codification (“ASC”). The Company considered the applicability and impact of all ASUs. ASUs not mentioned below were assessed and determined to be either not applicable or are expected to have minimal impact on our consolidated financial position or results of operations.

In June 2016, the FASB issued ASU 2016-13 (Financial Instruments - Credit Losses (Topic 326)) and its subsequent amendments to the initial guidance within ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11 and ASU 2020-02, respectively (collectively, Topic 326). Topic 326 changes how entities will measure credit losses for most financial assets and certain other instruments that are not accounted for at fair value through net income. This standard replaces the existing incurred credit loss model and establishes a single credit loss framework based on a current expected credit loss model for financial assets carried at amortized cost, including loans and held-to- maturity debt securities. The current expected loss model requires an entity to estimate credit losses expected over the life of the credit exposure upon initial recognition of that exposure when the financial asset is originated or acquired, which will generally result in earlier recognition of credit losses. This standard also requires expanded credit quality disclosures. For available-for-sale debt securities, entities will be required to record allowances rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. This standard also simplifies the accounting model for purchased credit-impaired debt securities and loans. This standard will affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. ASU 2018-19 clarifies that receivables arising from operating leases are accounted for using lease guidance and not as financial instruments. ASU 2019-04 clarifies that equity instruments without readily determinable fair values for which an entity has elected the measurement alternative should be remeasured to fair value as of the date that an observable transaction occurred. ASU 2019-05 provides an option to irrevocably elect to measure certain individual financial assets at fair value instead of amortized cost. This standard should be applied on either a prospective transition or modified-retrospective approach depending on the subtopic. This standard will be effective for the Company for annual and interim reporting periods beginning on or after December 15, 2022, and while early adoption is permitted, the Company does not expect to elect that option. This standard has been adopted as of January 1, 2023, and did not have any material impact for the Company’s operations. The Company will continue to evaluate if any changes occur subsequently and properly record and disclose in relation to Topic 326.

F-19

Accounting Updates Not Yet Effective

Improvements to Reportable Segment Disclosures

In November 2023, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) 2023-07, Segment Reporting (Topic 280): Improvement to Reportable Segment Disclosures (ASU 2023-07), which requires disclosure of incremental segment information on an annual and interim basis, primarily through enhanced disclosures of significant segment expenses. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024 and requires retrospective application to all periods presented upon adoption. Early adoption is permitted. The Company is currently evaluating the impact that ASU 2023-07 will have on its consolidated financial statements and disclosures.

Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets

In December 2023, the FASB issued ASU 2023-08, Intangibles - Goodwill and Other - Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets, which establishes accounting guidance for crypto assets meeting certain criteria. Bitcoin meets this criteria. The amendments require crypto assets meeting the criteria to be recognized at fair value with changes recognized in net income each reporting period. Upon adoption, a cumulative-effect adjustment is made to the opening balance of retained earnings as of the beginning of the annual reporting period of adoption. ASU 2023-08 is effective for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. Early adoption is permitted. The guidance is not expected to have an impact on the Company’s consolidated financial statements and disclosures, unless the Company intends to hold crypto assets.

Improvements to Income Tax Disclosures

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating the impact that ASU 2023-09 will have on its consolidated financial statements and disclosures.

3. Accounts Receivable

Accounts receivables consist of the following at:

(Dollars in thousands)	December 31, 2023	December 31, 2022
Data hosting	$2,456	53
Related party receivable	8	247
Demand response service receivable	268	-
Proprietary mining Coinbase receivable	216	20
Total	$2,948	$320

4. Property, Plant and Equipment

Property, plant and equipment consist of the following at:

(Dollars in thousands)	December 31, 2023	December 31, 2022
Land and land improvements	$1,538	$540
Buildings and leasehold improvements	25,369	6,410
Computers and related software	11,764	7,248
Machinery and equipment	9,054	3,310
Office furniture and fixtures	28	22
Construction in progress	1,111	26,175
	48,864	43,705
Less: Accumulated depreciation	(4,292)	(1,496)
	$44,572	$42,209

Depreciation expense was approximately $3.9 million and $18.7 million for the years ended December 31, 2023 and 2022, respectively. Repairs and maintenance expense was $140 thousand and $76 thousand for the years ended December 31, 2023 and 2022, respectively.

On February 23, 2023, NYDIG proceeded to foreclose on all of the collateral securing the MEFA, which resulted in a reportable disposition of all of the Company’s mining assets at the site and certain of the operating assets of Project Marie. The total net book value of the collateralized assets that were repossessed totaled approximately $3.4 million in which were written off the Company’s books in the first quarter of 2023, offsetting the outstanding accrued interest and penalty first, then the remaining outstanding loan. On September 5, 2023, NYDIG provided a letter finalizing the accounting for the repossessed collateralized assets totaling proceeds of approximately $3.4 million. See Note 9 in relation to the outstanding debt and interest associated with the NYDIG financing.

F-20

Loss on sale of fixed assets

The Company incurred a $398 thousand loss for the year ended December 31, 2023 in connection with the disposal and sale of miners (M20, M21, M30, and M31 models) and equipment which included Switchgear and Tesseracks (mobile, Bitcoin mobile equipment) for approximately $147 thousand at their Project Sophie and Project Marie sites in which the Company received proceeds of approximately $2.5 million in which had a net book value of approximately $2.7 million. In addition, the Company incurred a loss on sale of assets of approximately $251 thousand in relation to NYDIG collateral finalization in which the Company had to pay for expenses and legal fees in related to the disposition. The Company incurred a $4.1 million loss for the year ended December 31, 2022 in connection with the disposal of miners and equipment with a net book value of approximately $6.9 million for the year ended December 31, 2022, in which the Company received proceeds of $2.8 million for the year ended December 31, 2022.

Impairment on fixed assets

During the year ended December 31, 2023, the Company had impairment charges of approximately $575 thousand in which related to impairment of approximately $165 thousand for power supply units (PSUs) at the Sophie location, and $410 thousand for revaluing S19, M30, M31, and M32 miners to market conditions and sales made during and subsequent to year-end in which lowered the net book value to the sales price of the type of miner sold.

During the year ended December 31, 2022, the Company had total impairment charges of approximately $47.4 million, relating to S-9 and L3 miners in storage in which the carrying balance exceeded its fair value by approximately $1.9 million. In addition, the Company assessed the active miners in operations and determined there had been a decline in the market value of the active miners in the Company’s operations for fiscal year 2022. As a result, a quantitative impairment analysis was required as of December 31, 2022. As such, the Company reassessed its estimates and forecasts as of December 31, 2022, to determine the undiscounted cash flows to determine whether the miners would be recoverable. It was determined based on the analysis, that the undiscounted cash flow with residual value was less than the net book value as of December 31, 2022, confirming the existence of a triggering event, and therefore required an impairment to be recognized. Based on the fair value of the active miners compared to the net book value, the Company recorded an impairment charge of approximately $39.4 million to be recognized on the consolidated statements of operations for the year ended December 31, 2022. As of December 31, 2022, the Company had M20 miners and M21 miners in service at the Sophie location. Of these miners a portion of the miners were planned to be sold in the near future in fiscal year 2023. As a result of the fair value analysis as of December 31, 2022, the Company concluded the carrying amount of the property, plant and equipment associated with the M20 and M21 miners exceeded its fair value of $295 thousand, which resulted in impairment charges of approximately $1.8 million on the consolidated statements of operations for the year ended December 31, 2022.

As of December 31, 2022, the Company had equipment held at vendor including switchgears, transformers, busways and bus plugs. The Company had discussions with a potential buyer and board of directors approval for sale of the switchgears held at vendor. The Company had a purchase order received for the switchgear, subject to inspection of the equipment and final sale. The sale of the equipment held at vendor would mean the equipment was not being used for its intended purpose. As such, the Company reassessed its estimates and forecasts as of December 31, 2022, to determine the fair values of the equipment held at vendor. As a result of the fair value analysis as of December 31, 2022, the Company concluded the carrying amount of the equipment held at vendor of approximately $2.8 million exceeded its fair value of $916 thousand, which resulted in an impairment charge of approximately $1.9 million on the consolidated statements of operations for the year ended December 31, 2022.

Due to the closure of operations for Project Marie as discussed above, the Company disposed of approximately $1.7 million worth of leasehold improvements and general electrical upgrades and equipment which were attached to the facility which could not be salvaged for any value with the operations ceasing, and therefore the Company impaired those assets for the full amount as of December 31, 2022. Also, the Company had equipment held for sale due to the closure of the Marie facility in the first quarter of 2023, in which based on a fair value analysis compared to the Company’s net book value of the equipment still held had an impairment of approximately $700 thousand that was recorded on the consolidated statements of operations for the year ended December 31, 2022. As a result, the total impairment for the Marie assets not attached to the collateralized NYDIG assets was approximately $2.4 million for the year-ended December 31, 2022.

Equipment held for sale

In April 2023, Project Sophie entered into a 25 MW hosting contract with a sustainability-focused Bitcoin miner, in which has shifted the Company’s business model at the Company’s modular data center at Project Sophie from proprietary mining to hosting Bitcoin miners for the customer. The Company is currently selling existing Bitcoin miners at the site and redeploying capital. The Company obtained Board of Director approval to sell all remaining miners at the Sophie location and as of December 31, 2023, approximately $107 thousand to be sold which the Company expects to sell within a year.

F-21

5. Asset Acquisition

As discussed above, on October 29, 2021, we completed the Soluna Callisto acquisition pursuant to an Agreement and Plan of Merger dated as of August 11, 2021, by and among the Company, SCI and Soluna Callisto (the “Merger Agreement”). The purpose of the transaction was for SCI to acquire substantially all of the assets (other than those assets physically located in Morocco) formerly held by HEL, which assets consisted of Soluna Callisto’s existing pipeline of certain cryptocurrency mining projects that HEL previously transferred to Soluna Callisto and to provide SCI with the opportunity to directly employ or retain the services of four individuals whose services it had retained through HEL prior to the merger. As a result of the merger, each share of common stock of Soluna Callisto issued and outstanding immediately prior to the effective time of the merger, other than shares owned by the Company or any of our subsidiaries, was cancelled and converted into the right to receive a proportionate share of up to 118,800 shares (the “Merger Shares”) of the Company’s common stock payable upon the achievement of certain milestones within five years after the effective date in the merger, as set forth in the merger agreement and the schedules thereto (the “Merger Consideration”). See Note 15 for further information regarding our relationship with HEL.

The acquisition was accounted for, for purposes of U.S. GAAP, using the asset acquisition method of accounting under the ASC 805-50. We determined that we acquired in the acquisition a group of similar identifiable assets (primarily, the “strategic pipeline contract” of certain cryptocurrency mining projects), which it classified as an intangible asset for accounting purposes. As a result, our acquisition of the set of assets and activities constituted an asset acquisition, as opposed to a business acquisition, under ASC 805. ASC 805-50 provides that assets acquired in an asset acquisition are measured based on the costs of the acquisition, which is the consideration that the acquirer transfers to the seller and includes direct transaction costs related to the acquisition. We include Soluna Callisto’s results of operations in our results of operations beginning on the effective date of the acquisition.

Termination Consideration

In connection with the Soluna Callisto acquisition, effective as of October 29, 2021, pursuant to the terms of a termination agreement dated as of August 11, 2021 by and among the Company, SCI, and HEL, on November 5, 2021, SCI paid HEL $725 thousand and SHI issued to HEL 6,000 shares of SHI common stock (the “Termination Shares”). SCI also reimbursed HEL $75 thousand for transaction-related fees and expenses. SHI included the termination costs as part of asset acquisition per ASC 805-50. Based on the closing price of the SHI common stock on Nasdaq on November 5, 2021, SHI has valued the aggregate termination consideration at approximately $1.9 million.

Merger Consideration

The fair value of the Merger Consideration includes various assumptions, including those related to the allocation of the estimated value of the maximum number of Merger Shares (118,800) issuable as Merger Consideration, which issuance is contingent on the achievement of certain milestones of generating active Megawatts from Qualified Projects in which the Cost Requirement is satisfied within five years after the effective date of the merger, as set forth in the Merger Agreement and the schedules thereto, as set forth below. The Merger Consideration and the timing of the payment thereof is subject to the following qualifications and limitations:

1a)	Upon the Company achieving each one active MegaWatts (“Active MWs”) from the projects in which the cost requirement is satisfied, this will cause SHI to issue to HEL 792 shares for each one MW up to a maximum 150 Active MW.

i.	If, on or before June 30, 2022, SCI or Soluna Callisto directly or indirectly achieves at least 50 active MWs from one or more of three current projects as set forth in the Merger Agreement that satisfy the Cost Requirement as defined within the Merger Agreement, then the Merger Shares will be issued at an accelerated rate of 1,188 Merger Shares for each of such first 50 Active MW, such that the Merger Shares in respect of the remaining 100 Active MWs (if any) will be issued at a reduced rate of 594 Merger Shares per Active MW (see below for extension and issuance of a proportion of shares);

ii.	If, by June 30, 2023, SCI or Soluna Calisto fail to achieve directly or indirectly (other than pursuant to a Portfolio Acquisition) at least 50 Active MW from Projects that satisfy the Cost Requirement, then the maximum aggregate number of Merger Shares shall be reduced from 118,800 to 59,400 (see below for extension and issuance of a proportion of shares);

F-22

iii.	No Merger Shares will be issued to HEL without our prior written consent;

iv.	Issuance of the Merger Shares will also be subject to the continued employment with or engagement by SCI or the surviving corporation of (A) John Belizaire and (B) at least two of Dipul Patel, Mohammed Larbi Loudiyi, (through ML&K Contractor), and Phillip Ng at the time that such Merger Shares are earned. If both (A) and (B) cease to be satisfied on or prior to the date that all Merger Shares are earned (such date, a “Trigger Date”), then “Qualified Projects” for purposes of determining Merger Shares shall only apply to those Qualified Projects that are in the pipeline as of the Trigger Date. For these purposes, if any such individual’s employment or service relationship with SCI is terminated without cause, as a result of his death or disability, or with good reason (as such terms are defined in the employment and consulting agreements), such individual shall be deemed to continue to be employed or engaged by SCI for these purposes;

v.	If SHI or SCI consummates a Change of Control before the fifth anniversary of the date of the closing of the merger, then we will be obligated to issue all of the unissued Merger Shares (subject to (ii) and (iii) above). The Merger Agreement defines “Change of Control” as (A) the sale, exchange, transfer, or other disposition of all or substantially all of the assets of us or SCI, (B) our failure to continue to own (directly or indirectly) 100% of the outstanding equity securities of SCI and/or the surviving corporation, or (C) a merger, consolidation, or other transaction in which the holders of SHI’s, SCI’s, or the surviving corporation’s outstanding voting securities immediately prior to such transaction own, immediately after such transaction, securities representing less than 50% of the voting power of the corporation or other entity surviving such transaction (excluding any such transaction principally for bona fide equity financing purposes, so long as, in the case of SHI or SCI (but not the surviving corporation) such transactions, individually and in the aggregate, do not result in a change in membership of such entity’s board of directors so that the persons who were members of the board of directors immediately prior to the first such transaction constitute less than 50% of the board membership at any time after such transaction(s) are consummated). Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its sole purpose is to change the state of SHI’s or SCI’s incorporation or to create a holding company that will be owned in the same proportions by the persons who held SHI’s or SCI’s securities immediately prior to such transaction; and

vi.	if on any of the fifth anniversary of the effective time of the merger, a facility has not become a Qualified Facility and therefore is not taken into consideration in the calculation of Active MW because any of the elements set forth in the definition of “Qualified Facility” as defined in the Merger Agreement have not been met for reasons beyond the reasonable control of SCI’s management team, but SCI’s management team is then actively engaged in the process of completing and is diligently pursuing the completion of the missing elements, then (A) the target dates set forth above shall be extended for an additional 90 days, and (B) additional extensions of time may be granted by the Board of Directors in its commercially reasonable discretion, in each case for the purpose of enabling SCI’s management team to complete the steps needed to qualify the facility as a Qualified Facility.

On April 11, 2023, the Board had reviewed and approved the progress of SCI’s management team in qualifying facilities as Qualified Facilities and discussed an extension of the date in Section 2.7(a)(ii)(A) of the Merger Agreement to December 31, 2023 (previously was June 30, 2022), and an extension of the date in Section 2.7(a)(ii)(B) of the Merger Agreement to June 30, 2024 (previously was June 30, 2023).

Due to conditions being met within the Merger Agreement in relation to energization and retention of employees, the Company has advised SCI US Holdings LLC, a Delaware limited liability company, who is the sole Effective Time Holder (as defined in the Merger Agreement) of the right to receive the Merger Shares and that 19,800 and 39,600 Merger Shares were issued on May 26, 2023 and October 10, 2023. SCI US Holdings LLC has consented to the issuance of such Merger Shares as required under the Merger Agreement and has directed the Company to issue such Merger Shares to its affiliate, HEL. Following the issuance of the 59,400 Merger Shares, a total of 59,400 Merger Shares remain available for possible issuance pursuant to the terms of the Merger Agreement.

The number of Merger Shares is also subject to customary anti-dilution adjustments in the event of any stock split, stock consolidation, stock dividend, or similar event involving the shares of our common stock. Based on the assessment performed, the fair value of the merger consideration as of October 29, 2021 was approximately $33.0 million.

Based on management’s evaluation, management concluded that due to the high volatility of its share price, the low probability of not achieving the MW targets, and the fact the value associated with meeting the performance measures are not intended to drive the number of shares to be issued, but rather act as a proxy for and driver of share value, the monetary value of the obligation at inception is predominantly a function of equity shares. As such, the consideration will be treated as equity as ASC 480-10-25-14 is not applicable since the monetary value of the Merger Shares is not (1) fixed, or (2) dependent on (i) variations in something other than the fair value of the Company’s equity shares, or (ii) variations inversely related to changes in the fair value of the Company’s equity shares and is instead exposed to changes in the fair value of the Company’s share price, and as such does not represent a liability under ASC 480. The economic risks and characteristics of the share consideration are clearly and closely related to a residual equity interest since the underlying (i.e., the incremental shares of common stock delivered upon achievement of each MW target) will participate in the increase in value of the common equity of the Company, similar to a call option on common stock. Based on guidance in ASC 815-40-25-7 through 25-35, the share consideration is considered to be indexed to the Company’s stock and meets the additional criteria for equity classification.

F-23

6. Intangible Assets

Intangible assets consist of the following as of December 31, 2023:

(Dollars in thousands)	Intangible Assets	Accumulated Amortization	Total

Strategic pipeline contract	$46,885	$20,317	$26,568
Assembled workforce	500	216	284
Patents	165	10	155
Total	$47,550	$20,543	$27,007

Intangible assets consist of the following as of December 31, 2022:

(Dollars in thousands)	Intangible Assets	Accumulated Amortization	Total

Strategic pipeline contract	$46,885	$10,940	$35,945
Assembled workforce	500	117	383
Patents	110	6	104
Total	$47,495	$11,063	$36,432

Amortization expense for the year ended December 31, 2023 and 2022 was approximately $9.5 million and $9.5 million.

The strategic pipeline contract relates to supply of a critical input to our digital mining business. The Company has analyzed this strategic pipeline contract similar to a permit for future benefit. The strategic pipeline contract relates to potential renewable energy datacenters that fit in the alignment of the Company structure to expand operations of the Company’s new focus in their business.

The Company expects to record amortization expense of intangible assets over the next five years and thereafter as follows:

(Dollars in thousands)
Year ending December 31,
2024	$9,485
2025	9,485
2026	7,905
2027	8
2028	8
Thereafter	116
Total	$27,007

7. Income Taxes

Income tax expense (benefit) for each of the years ended December 31 consists of the following:

(Dollars in thousands)	2023	2022

Federal	$—	$—
State	40	42
Deferred	(1,107)	(1,388)
Total	$(1,067)	$(1,346)

F-24

The significant components of deferred income tax expense (benefit) from operations for each of the years ended December 31 consists of the following:

(Dollars in thousands)	2023	2022

Deferred tax expense (benefit)	$2,566	$(12,760)
Net operating loss carry forward	(9,813)	(7,359)
Valuation allowance	6,140	18,731
	$(1,107)	$(1,388)

The Company’s effective income tax rate from operations differed from the Federal statutory rate for each of the years ended December 31 as follows:

	2023	2022
Federal statutory tax rate	21%	21%
Change in valuation allowance	(15)	(17)
State taxes, net of federal benefit	—	—
Expiration of stock option	(1)	—
Loss on extinguishment of debt	(1)	(2)
Other deferred Adjustments	(1)	(1)
Tax rate	3%	1%

Deferred Tax (Liabilities) Assets:

Deferred tax (liabilities) assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates. Temporary differences, net operating loss carryforwards and tax credit carryforwards that give rise to deferred tax assets and liabilities are summarized as follows as of December 31:

(Dollars in thousands)	2023	2022

Deferred tax assets:
Accruals and reserves	$274	$251
Net operating loss	28,951	19,137
Property, plant and equipment	5,777	10,093
Stock options	1,562	996
Research and development tax credit	227	174
Deferred tax assets	36,791	30,651
Valuation allowance	(36,791)	(30,651)
Deferred tax assets, net of valuation allowance	—	—

Deferred tax liabilities:
Intangibles	(7,779)	(8,886)
Deferred tax liabilities	(7,779)	(8,886)
Deferred tax liabilities, net	$(7,779)	$(8,886)

In connection with the strategic contract pipeline acquired in the Soluna Callisto acquisition as further discussed in Note 6, ASC 740-10-25-51 requires the recognition of a deferred tax impact of acquiring an asset in a transaction that is not a business combination when the amount paid exceeds the tax basis on the acquisition date. As such, the Company is required to adjust the value of the strategic contract pipeline by approximately $10.9 million and this amount will be amortized over the life of the asset.

Valuation Allowance:

The Company believes that the accounting estimate for the valuation of deferred tax assets is a critical accounting estimate because judgment is required in assessing the likely future tax consequences of events that have been recognized in our financial statements or tax returns. The Company based the estimate of deferred tax assets and liabilities on current tax laws and rates and, in certain cases, business plans and other expectations about future outcomes.

As a result of its assessment in 2023, the Company increased its valuation allowance against its deferred tax assets. The increase in the valuation allowance caused incremental tax expense of $6.1 million to be recognized in 2023. The increase of the valuation allowance was based upon the uncertainty surrounding the Company’s projected future taxable income, causing the Company to evaluate what portion of the Company’s deferred tax assets it believes are more likely than not to be realized. The Company has determined that it will not generate sufficient levels of pre-tax earnings in the future to realize the deferred tax assets relating to net operating loss carryforwards and research and development credit carryforwards recorded on the balance sheet as of December 31, 2023. Taking into consideration existing levels of permanent differences, non-deductible expenses and the reversal of significant temporary differences, the Company has determined that all other deferred tax assets recorded on the balance sheet as of December 31, 2023, will be fully realized.

F-25

The valuation allowance on December 31, 2023 and 2022 was $36.8 million and $30.7 million, respectively. Activity in the valuation allowance for deferred tax assets is as follows as of December 31:

(Dollars in thousands)	2023	2022

Valuation allowance, beginning of year	$30,651	$11,921
Net operating (loss) income	9,813	7,361
Property, plant and equipment	(4,316)	10,093
Stock options	566	996
Research and development credit	53	30
Accrued expenses	24	250
Valuation allowance, end of year	$36,791	$30,651

Net operating losses:

As of December 31, 2023, the Company has unused Federal net operating loss carryforwards of approximately $126.2 million. Of these, none will expire in 2023, $52 million will expire between 2024 and 2035, and the remainder being carried forward indefinitely.

The Company’s and/or its subsidiaries’ ability to utilize their net operating loss carryforwards may be significantly limited by Section 382 of the IRC of 1986, as amended, if the Company or any of its subsidiaries undergoes an “ownership change” as a result of changes in the ownership of the Company’s or its subsidiaries’ outstanding stock pursuant to the exercise of the warrants or otherwise.

Unrecognized tax benefits:

The Company has unrecognized tax benefits of $0 and $0 thousand as of December 31, 2023 and 2022.

Additionally, the Company does not have uncertain tax positions that it expects will increase or decrease within twelve months of this reporting date. The Company recognizes interest and penalties related to uncertain tax positions as a component of tax expense. The Company did not recognize any interest or penalties in 2023 and 2022.

The Company files income tax returns, including returns for its subsidiaries, with federal and state jurisdictions. The Company is no longer subject to IRS or state examinations for any periods prior to 2019, although carryforward attributes that were generated prior to 2021 may still be adjusted upon examination by the IRS if they either have been or will be used in a future period.

8. Accrued Liabilities

Accrued liabilities consist of the following at:

(Dollars in thousands)	December 31, 2023	December 31, 2022

Salaries, wages and related expenses	$423	$178
Liability to shareholders for previous acquisition	363	363
Legal, audit, tax and professional fees	448	214
Sales tax accrual	575	-
Real estate taxes accrual	1,166	-
Hosting and utility fees	383	626
Interest payable	936	477
Dividend payable	7	243
Construction fees	-	590
Membership distribution accrual	517	-
Other	88	30
Total	$4,906	$2,721

F-26

9. Debt

Debt consists of the following:

Convertible Notes Payable

(Dollars in thousands):

	Maturity Date	Interest Rate	December 31, 2023	December 31, 2022
Convertible Note	July 25, 2024	*18%	$8,474	$12,254
Less: discount from issuance of warrants			-	(475)
Less: debt issuance costs			-	(42)
Total convertible notes, net of discount and issuance costs			$8,474	$11,737

*	Default interest was waived on March 10, 2023, and no further interest applied on the Convertible Note for the remainder of the year.

On October 25, 2021, pursuant to a Securities Purchase Agreement (the “October SPA”), the Company issued to certain accredited investors (the “Noteholders”) (i) secured convertible notes in an aggregate principal amount of $16.3 million for an aggregate purchase price of $15 million (collectively, the “October Secured Notes”), which were, subject to certain conditions, convertible at any time by the investors, into an aggregate of 71,043 shares of the Company’s common stock, at a price per share of $229.50 and (ii) Class A, Class B and Class C common stock purchase warrants (collectively, the “October Warrants”) to purchase up to an aggregate of 71,043 shares of common stock, at an initial exercise price of $312.50, $375 and $450 per share, respectively. The October Warrants are legally detachable and can be separately exercised immediately for five years upon issuance, subject to applicable Nasdaq rules.

The October Secured Notes, subject to an original issue discount of 8%, had a maturity date (the “Maturity Date”) of October 25, 2022, which was extended to April 25, 2023 pursuant to the Addendum Amendment (as defined below), upon which date the October Secured Notes shall be payable in full. Commencing on the Maturity Date and also five (5) days after the occurrence of any Event of Default (as defined in the October Secured Notes), interest on the October Secured Notes will accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. If any Event of Default or a Fundamental Transaction (as defined in the October Secured Notes) or a Change of Control (as defined in the October Secured Notes) occurs, the outstanding principal amount of the October Secured Notes, liquidated damages and other amounts owing in respect thereof through the date of acceleration, will become, at the Noteholder’s election, immediately due and payable in cash at the Mandatory Default Amount (as defined in the October Secured Notes). The October Secured Notes may not be prepaid, redeemed or mandatorily converted without the consent of the Noteholders. The obligations of the Company pursuant to the October Secured Notes are (i) secured to the extent and as provided in the Security Agreement, dated as of October 25, 2021, by and among the Company, MTI Instruments and SCI, Soluna MC, LLC and Soluna SW, LLC (both of which are wholly owned subsidiaries of SCI, and together with MTI Instruments and SCI, the “Subsidiary Guarantors”), and Collateral Services LLC (the “Collateral Agent”), as collateral agent for the Noteholders; and (ii) guaranteed, jointly and severally, by the Subsidiary Guarantors pursuant to each Subsidiary Guaranty, dated as of October 25, 2021, by and among each Subsidiary Guarantor and the Noteholders signatory to the October SPA, subject to subsequent modifications pursuant to the Addendum, the Addendum Amendment and the NYDIG Transactions.

On July 19, 2022, the Company entered into an addendum to the October SPA (the “Addendum”), pursuant to which a portion of the October Secured Notes would be converted and may be redeemed in three tranches, with each tranche of $1,100,000 required to be converted into common stock in each case at the then in effect conversion price of the October Secured Notes, with such price, prior to each conversion, to be reduced (but not increased) to a 20% discount to the 5-day volume weighted average price (“VWAP”) of the Company’s common stock. In addition, the Noteholders may require the Company to redeem up to $2,200,000 worth of October Secured Notes in connection with each tranche at a rate of $1.20 for every $1.00 owed, less the amount of October Secured Notes converted during such tranche, not including the required conversion amount if the Noteholders are unable to convert out of such amount of the October Secured Notes in each tranche. The Company is also required to deposit up to $1,950,000 in an escrow account in connection with each tranche to satisfy any redemptions, except with respect to the first tranche as provided in the Addendum Amendment (as defined below). The Addendum also provides the right for the Company to pause the commencement of the conversion of the second and third tranches each for 45 days in the event the Company pursues an equity financing. Pursuant to the Addendum, the exercise price of the Class A Warrants and Class B Warrants and certain other warrants to purchase up to 3,400 shares of common stock issued to the Noteholders on January 13, 2022, was reduced from $331.50 to $237.50 per share. In addition, the Company agreed to exchange the Class C Warrants for 11,841 shares of common stock, which exchanges were completed between July 25, 2022 and August 1, 2022.

F-27

On September 13, 2022, the Company and the Noteholders entered into an agreement further amending the Addendum (the “Addendum Amendment”), which among other matters, extended the Maturity Date of the October Secured Notes by six months to April 25, 2023, and increased the principal amount of the October Secured Notes by an aggregate of $520,241 for a total outstanding principal amount of $13,006,022. Also pursuant to the Addendum Amendment, $1.0 million previously deposited by the Company and held in escrow pursuant to the Addendum, was released back to the Company upon signing of the Addendum Amendment; however, on or before October 17, 2022, the Company (i) must deposit $1,000,000 into escrow as the Third Deposit, (ii) will not be required to make the second deposit of $1,950,000 pursuant to the Addendum and the Addendum Agreement, or redeem the first tranche of October Secured Notes. Additionally, the First Reconcile Date was extended to October 12, 2022. The Company gave notice to the Noteholders on October 10, 2022 that the Company would be conducting an equity financing. This in turn paused the commencement of (a) the Second Conversion and the Second Reconcile Date, and (b) the Third Conversion and the Third Reconcile Date, in each case, for forty-five (45) Trading Days, each as defined in the Addendum. This also had the effect of pausing the Company’s requirement to make the Third Deposit of $1,000,000 under the October Purchase Agreement as amended by the Addendum, for 45 Trading Days. The 45-day trading window opened on December 20, 2022 to allow the Noteholders to apply the 20% discount to the 5-day VWAP of the Company’s stock. In addition, pursuant to the Addendum Agreement, the Company issued to the Noteholders (i) 17,223 shares of the common stock (“New Shares”) in exchange for the Class B warrants, (ii) Class D common stock purchase warrants to purchase up to an aggregate of 40,000 shares of common stock at an exercise price of $87.50 per share, (iii) Class E common stock purchase warrants to purchase up to an aggregate of 40,000 shares of common stock at an exercise price of $112.50 per share, (iv) Class F common stock purchase warrants to purchase up to an aggregate of 40,000 shares of common stock at an exercise price of $137.50 per share, and (v) Class G common stock purchase warrants to purchase up to an aggregate of 40,000 shares of common stock at an exercise price of $187.50 per share (together, the “New Warrants”). The New Warrants are exercisable immediately and have exercise period of 5 years from the issuance date.

Pursuant to the Addendum, between July 21, 2022 to August 3, 2022, the October Secured Notes with an aggregate principal amount of $1,100,000 converted into 11,734 shares of common stock, at the conversion price of $93.75. Pursuant to the Addendum and Addendum Amendment, the Company evaluated whether the new addendums qualified as debt modification or debt extinguishment, and based on ASC 470, Debt, the Company determined the Addendum and Addendum Amendment to fall under Debt Extinguishment and the Company would be required to fair value the new debt, and in turn write off the existing debt on the books. Based on the Company’s assessment, an extinguishment of debt of approximately $12.8 million was recorded in July and September of 2022 based on the Addendum and Addendum Amendment, the October Secured Notes had an aggregate principal amount of approximately $13.0 million and a fair value of approximately $14.1 million outstanding after the debt extinguishment. The fair value of the New Warrants issued to the Noteholders on September 13, 2022 was approximately $8.6 million and recorded as part of the loss on extinguishment of debt. The residual fair value of the New Warrants issued to non-lenders was $892 thousand and was recorded as equity with the offset as debt discount against the residual proceeds, in which the entire $892 thousand has been amortized. All the original debt issuance costs were written off with the extinguishment of the debt, and with the Addendum Amendment. As of the year ended December 31, 2022, the Company had to fair value the outstanding debt, in which it was determined to be approximately $12.3 million of a principal outstanding balance of approximately $13.0 million, in which the change in valuation compared to September 2022 when the Company had an extinguishment recorded, was recorded as a revaluation gain for the year ended December 31, 2022.

In accordance with the most favored nation provision (“MFN Provision”), following the issuance of the December 2022 Shares and the December 2022 Warrants, the Company reduced the conversion price of the October Secured Notes to $19.00 per share. The Company held a special meeting on March 10, 2023 of our stockholders for the purpose of obtaining stockholder approval for a reduction in the conversion price of the October Secured Notes, subject to a conversion price floor of $7.50 per share, which amount represented the closing price of our Common Stock on the Nasdaq Stock Market on January 3, 2023, the first trading day of the 2023 fiscal year.

In connection with the December 2022 Offering, the Company also agreed to amend certain existing warrants to purchase up to an aggregate of: (i) 23,681 shares of our Common Stock at an exercise price of $237.50 per share and an expiration date of October 25, 2026; (ii) 40,000 shares of our Common Stock at an exercise price of $87.50 per share and with an expiration date of September 13, 2027; (iii) 40,000 shares of our Common Stock at an exercise price of $112.50 per share and with an expiration date of September 13, 2027; (iv) 40,000 shares of our Common Stock at an exercise price of $137.50 per share and with an expiration date of September 13, 2027; (v) 40,000 shares of our Common Stock at an exercise price of $7.50 per share and an expiration date of September 13, 2027; and (vi) 3,400 shares of Common Stock at an exercise price of $187.50 and an expiration date of January 14, 2025, held by the Noteholders (collectively, the “Noteholder Warrants”) so that the amended Noteholder Warrant would have an exercise price of $19.00 per share. The Company evaluated the warrant exercise price adjustment from the values noted above to $19.00 noting the total dollar value impact in which the Noteholder Warrant’s new fair value, as a result of the exercise price revision, exceeded the previous warrant instrument was approximately $370 thousand, the Company deemed the change in exercise price was in contemplation with the December 2022 offering, as such was recognized as a deferred cost of the offering against the proceeds.

The events of default stated in the Notice of Acceleration and Repossession defined below with NYDIG Financing constituted a cross-default under the terms of secured convertible notes issued to the Noteholders. In addition to such cross-default, the failure of the Company pursuant to the Addendum dated as of July 19, 2022, to escrow an aggregate amount of $950,000 for the benefit of the Noteholders by December 21, 2022, constituted an event of default under the Notes. Due to the defaults noted, the Company did not enter into the second and third tranche of conversions. As such, beginning on November 30, 2022, the Company has been accruing interest of 18% per annum on the outstanding principal amount due to the default which amounted to $617 thousand as of March 10, 2023. On March 10, 2023, the Company entered into a Second Addendum Amendment with the Noteholders, in which the Company paid the accumulated default accrued interest of $617 thousand through the Company’s restricted escrow accounts and contemporaneously with the payment, the Noteholders waived all existing events of default arising under the convertible notes.

F-28

On May 11, 2023, the Company entered into a Second Amendment Agreement (the “Second Amendment”) with the holders of its October Secured Notes to extend the maturity date of the October Secured Notes to July 25, 2024. In connection with the Second Amendment, the Company paid an extension fee of $250,000 and increased the principal amount of the outstanding October Secured Notes by 14%. The Company also issued 240,000 new Class A warrants exercisable at $12.50 and 80,000 new Class B warrants exercisable at $20.00.

Subject to the Equity Conditions (as defined below), upon each trigger set forth below, the Company is allowed, once per trigger, require the Note holders to convert up to 20% percent of the outstanding amount of the October Secured Notes as:

(i)	the Company’s Common Stock trades for 10 consecutive days at or above $12.50 per share and at least 40,000 shares trade on each day.

(ii)	the Company’s Common Stock trades for 10 consecutive days at or above $17.50 per share and at least 40,000 shares trade on each day.

(iii)	the Company’s Common Stock trades for 10 consecutive days at or above $22.50 per share and at least 40,000 shares trade on each day.

The Equity Condition is met if all of the following conditions have been met: (i) the shares of Common Stock issuable upon the conversion are either registered under the Securities Act of 1933 or resellable under Rule 144 thereunder without any volume restrictions, (ii) the number of shares issuable to each Note holder are below 4.99% of the outstanding shares, (iii) at least 20 trading days has elapsed since the previous mandatory conversion, (iv) the Company is current in all the SEC filings, and (v) the Company has obtained all required approvals from NASDAQ, or any successor trading market, to list the Common Stock to be issued upon such conversion.

On November 20, 2023 the Company and the Noteholders entered into a Third Amendment Agreement to amend the Notes, the October SPA and related agreements (collectively, the “Transaction Documents”) to facilitate future financings by the Company that may include funds for prepayment of the Notes by permitting the Company to force conversion of up to $1.5 million of the Notes under certain circumstances and reduce the prepayment penalty in return for reducing the conversion price of the $4.7 million of the Notes and reducing the exercise price of 150,000 of the Warrants to $0.01.

As provided in the original terms of the Notes, in the event the Company prepays the amounts owed under Notes, the Company must pay an additional 20% prepayment penalty. Under the new Transaction Documents, in the event the prepayment occurs between February 15, 2024 and July 24, 2024, prepayment penalty is reduced to 10%.

In addition, under the new Transaction Documents, the Company has the right to force the conversion of up to $1.5 million of face value of the Notes in whole or in part at any time up to the maturity date of the Notes, provided that at the time of such conversion the share price on the trading market on which the Company’s shares is then listed exceeds $5.00 and a minimum volume of 50,000 traded each trading day for the five trading days immediately prior to such forced conversion.

As consideration for the reduction in the prepayment penalty and the new forced conversion right, the Company agreed that an aggregate $4.7 million of the Notes had the conversion price reduced to $3.78 per share and 150,000 of the Warrants had the exercise price reduced to $0.01 (the “Repriced Warrants”), provided that prior to February 1, 2024, for each $31.33 in Notes converted by a Noteholder, such Noteholder may exercise one Repriced Warrant and that on February 1, 2024, all Repriced Warrants became immediately exercisable.

With the Second Amendment on May 11, 2023, the principal value was reestablished to approximately $13.3 million, and a new fair value was established at approximately $10.94 million. The Second Amendment caused an extinguishment of debt of approximately $1.9 million which includes a loss on revaluation of the debt of $554 thousand and warrant valuation of New Class A and Class B warrants of $1.3 million. In addition, there was a $250 thousand extension fee cash payment that was included within “Other expense, net” on the consolidated financial statements for the year ended December 31, 2023. The Company had approximately $1.6 million of note conversions between May 11, 2023 and November 20, 2023 (date of the Third Amendment).

The Company performed a fair value assessment as of November 20, 2023 due to the trigger of extinguishment of debt, and had a debt revaluation loss of approximately $911 thousand, which included a valuation adjustment for the warrant repricing. The Company had approximately $3.1 million of note conversions between November 21, 2023 through December 31, 2023. In addition, a fair value assessment was performed as of December 31, 2023, and a $584 revaluation loss was recorded to adjust the fair value of the convertible debt to approximately $8.5 million outstanding as of December 31, 2023. The Company has approximately an $8.7 million principle balance outstanding for the convertible debt as of December 31, 2023.

F-29

Promissory Notes

The Company had issued six promissory notes in fiscal year 2023 to certain holders totaling an aggregate principal balance of $900 thousand in which were issued in $300 thousand increments on January 13, 2023, February 3, 2023, and February 10, 2023. Each of the promissory notes accrued at an interest rate of 15% per annum, and each note matured within nine months subsequent its issuance. On March 24, 2023, the Company issued to the holders of the promissory notes on January 13, 2023, 53,517 shares of common stock in satisfaction of the repayment of $300 thousand in principal plus accrued and unpaid interest of $9 thousand and other charges thereon of $92 thousand in which were included as part of interest expense, at the same price per share as the agreed upon share price conversion rate noted in relation to the December 5, 2022 SPA amendment on February 9, 2023, and approved during the Special Shareholders Meeting on March 10, 2023.

On April 4, 2023, the Company issued to the holders of the promissory notes on February 3, 2023 and February 10, 2023, 58,673 shares of common stock in satisfaction of the February 3, 2023 promissory note and partial satisfaction of the February 10, 2023 promissory note a total repayment of $325 thousand in principal plus accrued and unpaid interest of $10 thousand and other charges thereon of $105 thousand in which were included as part of interest expense, at the same price per share as the agreed upon share price conversion rate noted in relation to the December 5, 2022 SPA amendment on February 9, 2023, and approved during the Special Shareholders Meeting on March 10, 2023.

On May 5, 2023, June 2, 2023, and July 31, 2023 the Company paid the remaining principal balance of $275 thousand plus interest of approximately $13 thousand to fulfill all obligations of the promissory notes that were issued in 2023.

Notes payable

On July 13, 2023, the Company entered into two note payable agreements for a total principal value of approximately $235 thousand. The two note payable amounts had a 15% issue discount applied and a maturity date of April 15, 2024. The Company can prepay the notes by paying the full amount owed plus an additional 20%. On August 2, 2023 and August 25, 2023, the Company paid both outstanding note payable balances of approximately $235 thousand plus a 20% prepayment fee of approximately $47 thousand. With the prepayment of the notes payable, the Company incurred a $33 thousand loss on debt extinguishment. As of the December 31, 2023, the Company has fulfilled the two note payable agreements.

NYDIG Financing

(Dollars in thousands)	Maturity Dates	Interest Rate	December 31, 2023	December 31, 2022
NYDIG Loans #1-11	April 25, 2023 thru January 25, 2027*	12% thru 15%	$10,546	$14,387

Less: principal payments			—	(3,841)
Less: repossession of collateralized assets			(1,363)	-
Total outstanding debt			$9,183	$10,546

*	Due to event of default- the entire NYDIG Financing became current, see note below.

On December 30, 2021, Soluna MC Borrowing 2021-1 LLC (the “Borrower”), an indirect wholly owned subsidiary of the Company entered into a Master Equipment Finance Agreement (the “Master Agreement”) with NYDIG ABL LLC (“NYDIG”) as lender, servicer and collateral agent (the “NYDIG facility”). The Master Agreement outlined the framework for a financing up to approximately $14.4 million in aggregate equipment financing. Subsequently, the parties negotiated the specific terms of each equipment financing transaction as well as the terms upon which the Noteholders would consent to the transactions contemplated by the Master Agreement.

On January 14, 2022, the Borrower effected an initial drawdown under the Master Agreement in the aggregate principal amount of approximately $4.6 million that bore interest at 14% and was to be repaid over 24 months. On January 26, 2022, the Borrower had a subsequent drawdown of $9.8 million. As part of the transactions contemplated under the Master Agreement, (i) the Company’s indirect wholly owned subsidiary, Soluna MC LLC, formerly EcoChain Block LLC (“Guarantor”), which is the owner of 100% of the equity interests of Borrower, executed a Guaranty Agreement in favor of NYDIG, as lender, dated as of December 30, 2021 (the “Guaranty Agreement”), (ii) Borrower has granted a lien on, and security interest in, all of its assets to NYDIG, as collateral agent, (iii) Guarantor entered into an equipment financing arrangement on assets purchased with the borrowed funds, (iv) Borrower would borrow from NYDIG the loans as forth in certain loan schedules (the “Specified Loans”), and (v) Borrower had executed a Digital Asset Account Control Agreement (the “ACA Wallet Agreement”) with NYDIG, as collateral agent and secured party, and NYDIG Trust Company LLC, as custodian, dated as of December 30, 2021, as well as such other agreements related to the foregoing as mutually agreed (collectively, the “NYDIG Transactions”).

F-30

In connection with the NYDIG Transactions, on January 13, 2022, the Company entered into a Consent and Waiver Agreement, dated as of January 13, 2022 (the “Consent”), with the Noteholders, in connection with the October SPA, pursuant to which the Noteholders agreed to waive any lien on, and security interest in, certain assets, provided various contingencies are fulfilled, and each Noteholder who acquired October Secured Notes having a principal amount of not less than $3,000,000 agreed to waive its rights under Section 4.17 of the October SPA to participate in Subsequent Financings (as defined in the October SPA) with respect to the NYDIG Transactions and any additional loans under the MEFA that only finance the purchase of equipment from NYDIG, in order to consent to the NYDIG Transactions. Pursuant to the Consent, the Noteholders also waived the current requirement of the October SPA and the other transaction documents (collectively, the “SPA Documents”) that the Borrower become an Additional Debtor (as defined in the Security Agreement) and execute an Additional Debtor Joinder (as defined in the Security Agreement) for so long as the Specified Loans were outstanding, and NYDIG would not have entered into a subordination or intercreditor agreement with respect to the Guaranty. Further, pursuant to the Consent, the Noteholders waived the right to accelerate the Maturity Date of the October Secured Notes and the right to charge a default rate of interest on such Notes, in each case, with respect to certain changes in names of, and jurisdiction of incorporation, of the Debtors (as defined in the SPA Documents), which waiver would not waive any other Event of Default (as defined in any of the SPA Documents), known or unknown, as of the date of Consent.

Promptly after the date of the Consent, the Company issued warrants to purchase up to 3,400 shares of common stock to the Noteholder holding the largest outstanding principal amount of October Secured Notes as of the date of the Consent. Such warrants were substantially in form similar to the other warrants held by the Noteholders. Such warrants were exercisable for three years from the date of the Consent at an exercise price of $237.50 per share. On December 5, 2022, the exercise price of the warrants were reduced to an exercise price of $19.00 per share, effective with the closing of the Securities Purchase Agreement Offering on December 5, 2022.

The Company, through the Borrower, was required to make average monthly principal and interest payments to NYDIG of approximately $730 thousand on initial drawdown in aggregate principal amount of approximately $4.6 million bearing interest at 14%, and a subsequent drawdown of $9.8 million.

On December 20, 2022, the Borrower received a Notice of Acceleration and Repossession (the “NYDIG Notice”) from NYDIG with respect to the Master Agreement, by and between Borrower and NYDIG. The obligations of Borrower under the Master Agreement and reflected in the NYDIG Notice are ring-fenced to Borrower and its direct parent company, Soluna MC LLC. The Company is not a party to any guaranty, collateral agreement or other support agreement with or for the benefit of NYDIG.

The NYDIG Notice states that (a) Borrower failed to observe or perform certain covenants, conditions or agreements contained in the Master Agreement and such failure continued unremedied for a period of ten days after Borrower’s knowledge of such breach, which resulted in an event of default under the Master Agreement, and (b) Borrower defaulted under the guaranty, collateral agreement, or other support agreement, which resulted in an event of default under the Master Agreement. In addition, the NYDIG Notice states that Borrower failed to pay certain payments of principal and interest under the Master Agreement when due, which failure also constituted an event of default under the Master Agreement. As a result of the foregoing events of default, and pursuant to the Master Agreement, NYDIG (x) declared the principal amount of all loans due and owing under the Master Agreement and all accompanying Loan Documents (as defined in the Master Agreement) to be due and immediately payable, (y) imposed a default rate of interest on any outstanding principal amount of each loan (together with all then unpaid interest accruing thereon) and all other obligations under the Master Agreement and the Loan Documents, and (z) demanded the return of all equipment subject to the Master Agreement and the Loan Documents. As such, the principal balance of $10.5 million became due immediately and the Borrower was to bear interest, at a rate per annum equal to 2.0% plus the rate per annum otherwise applicable to such obligations set forth in the Master Agreement. Also, as the Company was not able to obtain a waiver, the outstanding deferred financing costs were written off. As of December 31, 2022, the Borrower had incurred accrued interest and penalty of approximately $274 thousand. On February 23, 2023, NYDIG proceeded to foreclose on all of the collateral securing the MEFA, and repossessed the collateralized assets that totaled approximately $3.4 million, in which approximately $560 thousand was first used to pay off accrued interest and penalty to date. On September 5, 2023, NYDIG provided a letter finalizing the accounting for the repossessed collateralized assets totaling proceeds of approximately $3.4 million. This included legal and other expenses associated with the sale of the assets net a modest gain on the estimated net book value of the assets totaling $251 thousand that was expensed as a loss on disposition of assets for the year ended December 31, 2023. On December 7, 2023, NYDIG filed its Motion for Summary Judgment seeking entry of a judgment against Soluna in the approximate amount of $10.3 million for principal and interest and penalties. On January 12, 2024, Soluna filed its objection to NYDIG’s motion for summary judgment on the grounds that NYDIG failed to explain what collateral of which loan was sold and how the sale proceeds were allocated to each loan. A summary judgment motion was performed on February 13, 2024, and was agreed upon by both NYDIG and the Borrower, that the total outstanding loan principal balance would be approximately $9.2 million, in which a penalty fee was applied of approximately $1.0 million to the repossessed collateralized assets, and outstanding interest and penalty balance would be approximately $694 thousand as of October 31, 2023. The Company applied the per diem interest rate agreed upon for the remaining two months, incurring an additional $242 thousand in interest and penalties, for a total outstanding interest and penalties balance of $936 thousand as of December 31, 2023.

F-31

Additionally, NYDIG has stated its intention to pursue SCI, the parent company of Guarantor, under a piercing of the corporate veil claim relating to NYDIG Defendants’ debts and liabilities under the loan documents. SCI denies any such liability and has filed a complaint for a declaratory judgment against NYDIG in the Eighth Judicial District Court in Clark County, Nevada on March 16, 2023 seeking a declaratory judgment as to such matter. NYDIG filed a motion to dismiss in response to SCI’s declaratory judgment complaint on April 13, 2023. SCI filed a response in opposition to NYDIG’s motion to dismiss on April 27, 2023. The court heard oral arguments on May 16, 2023. On June 22, 2023, the court issued an order granting NYDIG’s motion to dismiss, on the basis that the case was not ripe for decision, without prejudice. SCI intends to continue to vigorously defend any allegations regarding liability on account of NYDIG Defendants’ debts and liabilities to NYDIG under their loan documents and intends to refile a declaratory judgment complaint against NYDIG.

Loan and Security Agreement

Navitas Term Loan

(Dollars in thousands)	Maturity Dates	Interest Rate	December 31, 2023
Term Loan and capitalized interest	May 9, 2025	15%	$2,254
Less: principal and capitalized interest payments			(547)
Less: debt issuance costs			(25)
Total outstanding debt			1,682

On May 9, 2023, DVCC and Navitas West Texas Investments SPV, LLC entered into a 2-year Loan Agreement (“Term Loan”) for $2,050,000. The unpaid principal balance of the Term Loan shall bear interest at per annum rate equal to 15%. Beginning on the last Business Day of the month in which the In-Service Date occurs (date Dorothy 1B is put into full operation following the planned ramp-up period), and continuing on the last Business Day of each month thereafter until the repayment of all Term Loan debt principal and accrued interest occurs, DVCC shall make debt service payments on the Term Loan through a cash sweep with the Site-level Free Cash Flow (total revenue of DVCC minus power costs and site level costs listed in Loan and Security agreement), otherwise to be distributed to Soluna Holdings, Inc., the ultimate parent entity of DVCC (the “SLNH Cash”) being applied as a permanent repayment of the Loan in an amount equal to the greater of: (i) the sum of (A) the amount of accrued and unpaid interest that has not yet been added to the principal balance of the Term Loan, if any, plus (B) an amount equal to 1/24th of the then outstanding principal balance of the Term Loan; provided that the aggregate amount payable pursuant to this clause (i) shall not exceed SLNH Cash times 0.60; or (ii) SLNH Cash times 0.33.

Any and all monthly debt service amounts so paid to Lender shall be applied first to accrued and unpaid interest that has not yet been added to the principal balance of the Term Loan, if any, and then to repayment of the then outstanding principal balance of the Term Loan. On the Term Loan Maturity Date (May 9, 2025), all remaining principal and accrued and unpaid interest that has not yet been added to the principal balance of the Term Loan, if any, shall become immediately due and owing in full and shall be paid by wire transfer in immediately available funds. As of December 31, 2023, approximately $1.7 million is included in current portion of debt as the Company’s expectation is that principal and capitalized interest payments will be made to pay off the Term Loan within one year after year-end. The Company has paid approximately $547 thousand in principal and capitalized interest payments for the year ended December 31, 2023. For the year ended December 31, 2023, the Company has incurred approximately $204 thousand in interest expense.

Line of Credit

On September 15, 2021, the Company entered into a $1.0 million unsecured line of credit with KeyBank National Association (“KeyBank”), that will, among other things, allow the Company to request loans and to use the proceeds of such loans for working capital and other general corporate purposes (the “KeyBank facility”). The line of credit bears interest at a rate of Prime + 0.75% per annum. Accrued interest is due monthly and principal is due in full following KeyBank’s demand. As of January 1, 2022, the entire line of credit of $1.0 million was drawn and outstanding. As of December 31, 2022, $650 thousand of outstanding balance has been paid down; therefore $350 thousand of the amount drawn under the line of credit remained outstanding. As of December 31, 2023, the remaining $350 thousand has been paid down, and the Company does not have any remaining balance outstanding. The Company does not plan to draw down on the line of credit in the foreseeable future. In addition, future drawdowns may require pre-approval by KeyBank.

F-32

10. Stockholders’ Equity

Preferred Stock

The Company has two series of preferred stock outstanding: the Series A Preferred Stock, with a $25.00 liquidation preference; and the Series B Convertible Preferred Stock, par value $0.0001 per share, with a stated value equal to $100.00 (the “Series B Preferred Stock”). As of December 31, 2023 and December 31, 2022, there were 3,061,245 shares of Series A Preferred Stock issued and outstanding, respectively, and as of December 31, 2023 and December 31, 2022 there was 62,500 shares of Series B Preferred Stock issued and outstanding, respectively.

Series B Preferred Stock

On July 19, 2022, the Company entered into a Securities Purchase Agreement (the “Series B SPA”) with an accredited investor (the “Series B Investor”) pursuant to which the Company sold to the Series B Investor 62,500 shares of Series B Preferred Stock, for a purchase price of $5,000,000. The shares of Series B Preferred Stock are initially convertible, subject to certain conditions, into 46,211 shares of common stock, at a price per share of $135.25 per share, a 20% premium to the closing price of the common stock on July 18, 2022, subject to adjustment as set forth in the Certificate of Designations of Preferences, Rights and Limitations for the Series B Preferred Stock (“Series B Certificate of Designations”).

In addition, on July 19, 2022, the Company issued to the Series B Investor common stock purchase warrants (the “Series B Warrants”) to purchase up to an aggregate of 40,000 shares of common stock at an initial exercise price of $250.00 per share. The Series B Investor is entitled to exercise the Series B Warrants at any time on or after the date that is 180 days following the issue date and on or prior to January 19, 2028. On the closing date of the next public offering of the common stock or other securities, the exercise price of the Series B Warrants is to adjust to a price equal to the lower of (a) the exercise price then in effect, or (b) the price of the warrants issued in the Company’s next public offering, or if no warrants are issued in the Company’s next public offering, 110% of the price per share of the common stock issued in the Company’s next public offering. In addition, upon the Series B Closing, the Series B Investor delivered to the Company for cancellation an outstanding warrant to acquire 40,000 shares of common stock at an exercise price of $287.50 per share previously issued on April 13, 2022, in connection with the Notes.

Common Stock

The Company has one class of common stock, par value $0.001 per share. Each share of the Company’s common stock is entitled to one vote on all matters submitted to stockholders. As of December 31, 2023 and December 31, 2022, there were 2,505,620 and 747,837 shares of common stock issued and outstanding, respectively.

Dividends

Pursuant to the Certificate of Designations, Preferences and Rights of 9.0% Series A Cumulative Perpetual Preferred Stock of the Company, dividends, when, as and if declared by the Board (or a duly authorized committee of the Board), will be payable monthly in arrears on the final day of each month, beginning August 31, 2021. During the year ended December 31, 2022, the Board declared and paid the Company aggregate dividends on the shares of Series A Preferred Stock of approximately $3.9 million, respectively. The Board of Directors had not declared any Series A Preferred Stock dividends beginning October 2022 through December 31, 2023, as such the Company has accumulated approximately $8.6 million of dividends in arrears on the Series A Preferred Stock through December 31, 2023.

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The Company’s Series B Preferred Stock includes a 10% accruing dividend compounded daily for 12 months from the original issue date of July 20, 2022 that may be paid in cash or stock at the Company’s option at the earlier of (i) the date the Series B Preferred Stock is converted, or (ii) the Series B Dividend Termination Date. On August 11, 2023, the Company paid a mandatory dividend on its outstanding Series B Convertible Preferred Stock in the amount of approximately $656 thousand. Pursuant to the Certificate of Designation for the Series B Stock, the Company had the option to pay the dividend in cash or shares of Common Stock. Pursuant to a Dividend Payment Agreement, the Company and the holder of the Series B Stock agreed to satisfy the payment of the dividend through the issuance of 44,000 shares of its Common Stock and 70,300 prefunded warrants (the “Prefunded Warrants”).

Each Pre-Funded Warrant has been funded to the amount of $.19999, with $0.00001 per share of common stock payable upon exercise, is immediately exercisable, may be exercised at any time until exercised in full and is subject to customary adjustments. The Pre-Funded Warrants may not be exercised if the aggregate number of shares of the Company’s common stock beneficially owned by the holder (together with her affiliates) would exceed 4.99% of the Company’s outstanding Common Stock immediately after exercise. However, the holder may increase (upon 61 days’ prior notice from the holder to the Company) or decrease such percentages, provided that in no event such percentage exceeds 4.99%.

F-33

Reservation of Shares

The Company had reserved common shares for future issuance as follows as of December 31, 2023:

Stock options outstanding (1)	52,393
Restricted stock units outstanding (1)	9,612
Warrants outstanding (1)	1,148,269
Common stock available for future equity awards or issuance of options (1)	523,716
Number of common shares reserved	1,733,990

(1)	Prior period results have been adjusted to reflect the Reverse Stock Split of the Common Stock at a ratio of 1-for-25 that became effective October 13, 2023. See Note 2, “Accounting Policies,” for details.

The Company also notes that as of December 31, 2023, there are 1,907,188 Series A preferred stock available for future equity awards under the 2021 Plan.

Placement Agent Agreements

On September 13, 2022, the Company entered into a placement agent agreement with Univest Securities LLC (“Univest”) in which all of the 19,464 outstanding warrants held with Univest which were earned through previous equity offerings would be revised to a new exercise price value of $108.25 per warrant.

Additionally, on December 2, 2022, the Company entered into an additional placement agency agreement with, pursuant to which Univest agreed to serve as the exclusive placement agent for the Company on a reasonable best-efforts basis in connection with the December Offering. Pursuant to the additional Placement Agency Agreement, the Company agreed to pay to Univest (i) a fee in shares of Common Stock equal to 7% of the Shares issued and sold in the Offering (excluding any securities that may be issued pursuant to the Options or upon exercise of the Warrants) (the “Placement Agent Shares”), (ii) 17,241 restricted shares of Common Stock in relation to Univest’s role in the underwritten offering that closed on October 26, 2022 (the “October Shares”), and (iii) an additional fee of warrants to purchase the number of shares of Common Stock equal to 7% of the number of Shares issued and sold in the December Offering (excluding any securities that may be issued pursuant to the Options or upon exercise of the Warrants) in the form substantially similar as the Warrants (the “Placement Agent Warrants”, and together with the Placement Agent Shares and the October Shares, the “Placement Agent Securities”), each such issuance to Univest (and/or its designees) subject to and upon obtaining the appropriate approval by stockholders required by the applicable rules and regulations of the Nasdaq. Approval by the shareholders took place during a Special Shareholder meeting on March 10, 2023.

11. Retirement Plan

The Company maintains a voluntary savings and retirement plan under IRC Section 401(k) covering substantially all employees. Employees must complete six months of service and have attained the age of twenty-one prior to becoming eligible for participation in the plan. The Company plan allows eligible employees to contribute a percentage of their compensation on a pre-tax basis and the Company matches employee contributions, on a discretionary basis, currently in an amount equal to 100% of the first 3% and 50% of the next 2% of the employee’s salary, subject to annual tax deduction limitations. Effective January 1, 2017, Company matching contributions are vested immediately. Company matching contributions were $176 thousand and $177 thousand, which includes $0 and $19 thousand related to discontinued operations for 2023 and 2022, respectively. The Company may also make additional discretionary contributions in amounts as determined by management and the Board of Directors. There were no additional discretionary contributions by the Company for the years 2023 or 2022.

12. Net (loss) income per Share

The following table sets forth the reconciliation of the numerators and denominators of the basic and diluted per share computations for continuing operations for the years ended December 31:

(Dollars in thousands, except shares)	2023	2022

Numerator:
Net loss from continuing operations	$(27,703)	$(107,016)
(Less) Net income (loss) attributable to non-controlling interest	1,498	(380)
Net income from discontinued operations	-	7,921
Net loss attributable to Soluna Holdings, Inc.	$(29,201)	$(98,715)
Less: Preferred Dividend	(421)	(4,088)
Less: Cumulative Preferred Dividends in arrears	(6,888)	(1,722)
Balance	$(36,510)	$(104,525)
Denominator:
Basic and Diluted EPS:
Common shares outstanding, beginning of period	747,837	550,168
Weighted average common shares issued during the period including penny warrants issued and outstanding as of year-end	565,881	49,133
Denominator for basic earnings per common shares —
Weighted average common shares	1,313,718	599,301

F-34

The Company notes as continuing operations was in a net loss for fiscal year 2023 and 2022, as such basic and diluted EPS is the same balance as continuing operations acts as the control amount in which would cause antidilution. Not included in the computation of earnings per share, assuming dilution, for the year ended December 31, 2023, were options to purchase 52,393 shares of the Company’s common stock, 9,612 nonvested restricted stock units, 1,148,269 outstanding warrants not exercised, and shares of common stock issuable upon the conversion of a portion of the October Secured Notes pursuant to the Addendum, as discussed in Note 9. These potentially dilutive items were excluded because the calculation of incremental shares resulted in an anti-dilutive effect. Not included in the computation of earnings per share, assuming dilution, for the year ended December 31, 2022, were options to purchase 52,393 shares of the Company’s common stock, 33,221 nonvested restricted stock units, 396,107 outstanding warrants not exercised, and shares of common stock issuable upon the conversion of a portion of the October Secured Notes pursuant to the Addendum, as discussed in Note 9. These potentially dilutive items were excluded because the calculation of incremental shares resulted in an anti-dilutive effect.

13. Stock Based Compensation

Stock-based incentive awards are provided to employees and directors under the terms of the Company’s 2012 Equity Incentive Plan (the 2012 Plan), which was amended and restated as of October 20, 2016, the 2014 Equity Incentive Plan (the 2014 Plan), the 2021 Stock Incentive Plan (the 2021 Plan), which was amended and restated effective as of October 29, 2021, May 27, 2022, and March 10, 2023, respectively, and the 2023 Stock Incentive Plan (the 2023 Plan), which was amended and restated effective as of June 29, 2023, (collectively, the Plans). Awards under the Plans have generally included at-the-money options and restricted stock grants.

2023 Plan

The 2023 Plan was adopted by the Board on February 10, 2023 and approved by the stockholders on March 10, 2023. The 2023 Plan sets the number of shares of our Common Stock reserved for issuance thereunder, on a quarterly basis, to 9.75% of the shares of our Common Stock outstanding on the measurement date. Subject to certain adjustments as provided in the 2023 Plan, the maximum aggregate number of shares of our Common Stock that may be issued under the 2023 Plan (excluding the number of shares of our Common Stock subject to Specified Awards (as defined below)) (i) pursuant to the exercise of stock options, (ii) as unrestricted or restricted Common Stock, and (iii) in settlement of RSUs shall be limited to, beginning with the first quarter of our fiscal year ending December 31, 2023 (or January 1, 2023), 9.75% of the number of shares of our Common Stock outstanding as of the first trading day of each quarter . Subject to certain adjustments as provided in the 2023 Plan, (i) shares of our Common Stock subject to the 2023 Plan shall include shares of our Common Stock which revert back to the 2023 Plan in a prior quarter pursuant to the paragraph below, and (ii) the number of shares of our Common Stock that may be issued under the 2023 Plan may never be less than the number of shares of our Common Stock that are then outstanding under (or available to settle existing) 2023 Plan Award grants.

On June 29, 2023, at the Annual Shareholder Meeting, the Amended and Restated 2023 Stock Incentive Plan was approved. The Amended and Restated 2023 Plan will, among other things, increase the number of shares of our Common Stock reserved for issuance thereunder, on a quarterly basis, to 23.75% of the shares of our Common Stock outstanding on the measurement date. Subject to certain adjustments as provided herein, the maximum aggregate number of Common Shares that may be issued hereunder (excluding the number of Common Shares subject to Specified Awards (as hereinafter defined)) (i) pursuant to the exercise of Options, (ii) as unrestricted Common Shares or Restricted Stock, and (iii) in settlement of RSUs shall be limited to, beginning with the third quarter of our fiscal year ending December 31, 2023 (or July 1, 2023), 23.75% of the number of Common Shares outstanding as of the first trading day of each quarter. Subject to certain adjustments as provided herein, (A) Common Shares subject to this Plan shall include Common Shares which reverted back to this Plan in a prior quarter, and (B) the number of Common Shares that may be issued under this Plan may never be less than the number of Common Shares that are then outstanding under (or available to settle existing) Awards. For purposes of determining the number of Common Shares available under this Plan, Common Shares withheld by the Company to satisfy applicable tax withholding or exercise price obligations pursuant to Section 10(e) of this Plan shall be deemed issued under this Plan. In the event that, prior to the date this Plan shall terminate, any Award granted under this Plan expires unexercised or unvested or is terminated, surrendered or cancelled without the delivery of Common Shares, or any shares of Restricted Stock are forfeited back to the Company, then the Common Shares subject to such Award may be made available for subsequent Awards under the terms of this Plan. As used in this Plan, “Specified Awards” shall mean (i) Awards to Eligible Persons who are not employed or engaged by the Company or any of its subsidiaries as of the last day of any fiscal quarter of the Company, commencing with the fiscal quarter ending March 31, 2023 and (ii) Awards that have a grant date at least three (3) years prior to the last day of any fiscal quarter of the Company, commencing with the fiscal quarter ending March 31, 2023.

F-35

2021 Plan

The Company’s 2021 Plan was adopted by the Board on February 12, 2021 and approved by the stockholders on March 25, 2021. The 2021 Plan was amended and restated effective as of October 29, 2021, and May 27, 2022, respectively. The 2021 Plan authorizes the Company to issue shares of common stock upon the exercise of stock options, the grant of restricted stock awards, and the conversion of restricted stock units (collectively, the “Awards”). The Compensation Committee has full authority, subject to the terms of the 2021 Plan, to interpret the 2021 Plan and establish rules and regulations for the proper administration of the 2021 Plan. Subject to certain adjustments as provided in the 2021 Plan, the maximum aggregate number of shares of the Company’s common stock that may be issued under the 2021 Plan (i) pursuant to the exercise of options, (ii) as shares or restricted stock and (iii) in settlement of RSUs shall be limited to (A) during the Company’s fiscal year ending December 31, 2021 (the “2021 Fiscal Year”), 1,460,191 Shares, (B) for the period from January 1, 2022 to June 30, 2022, fifteen percent (15%) of the number of Shares outstanding on January 3, 2022, which was the first trading day of 2022, and (C) beginning with the third quarter of the Company’s fiscal year ending December 31, 2022 (the “2022 Fiscal Year”), fifteen percent (15%) of the number of Shares outstanding as of the first trading day of each quarter, net of any Shares awarded in the previous quarter(s). Subject to certain adjustments as provided in the 2021 Plan, (i) shares subject to the 2021 Plan shall include shares reverted back to the Company pursuant the 2021 Plan in a prior year or quarter, as applicable, as provided herein and (ii) the number of shares that may be issued under the 2021 Plan may never be less than the number of shares that are then outstanding under (or available to settle existing) Awards. For purposes of determining the number of shares available under the 2021 Plan, shares withheld by the Company to satisfy applicable tax withholding or exercise price obligations pursuant to the 2021 Plan shall be deemed issued under this Plan. In the event that, prior to the date on which the 2021 Plan shall terminate, any Award granted under the 2021 Plan expires unexercised or unvested or is terminated, surrendered, or cancelled without the delivery of shares of common stock, or any Awards are forfeited back to the Company, then the shares of common stock subject to such Award may be made available for subsequent Awards under the terms of the 2021 Plan.

On March 10, 2023, at the Special Shareholder Meeting, the Third Amended and Restated 2021 Stock Incentive Plan was approved. The Third Amended and Restated 2021 Plan will, among other things, (a) increase the number of shares of our Common Stock reserved for issuance thereunder, on a quarterly basis, to 18.75% of the shares of our Common Stock outstanding on the measurement date and (b) allow us to grant awards of shares of our 9.0% Series A Cumulative Perpetual Preferred Stock (“Series A Preferred Stock”) (with and without restrictions). Subject to certain adjustments as provided in the Third Amended and Restated 2021 Plan, the maximum aggregate number of shares of our Common Stock that may be issued under the Third Amended and Restated 2021 Plan (excluding the number of shares of our Common Stock subject to Specified Awards (as defined below)) (i) pursuant to the exercise of stock options, (ii) as unrestricted or restricted Common Stock, and (iii) in settlement of RSUs shall be limited to, beginning with the first quarter of our fiscal year ending December 31, 2023 (or January 1, 2023), 18.75% of the number of shares of our Common Stock outstanding as of the first trading day of each quarter. Subject to certain adjustments as provided in the Third Amended and Restated 2021 Plan, the maximum aggregate number of shares of our Series A Preferred Stock that may be issued under the Third Amended and Restated 2021 Plan as unrestricted or restricted Series A Preferred Stock shall equal $3,600,000 valued as of the effective date of the Third Amended and Restated 2021 Plan as determined at the lower of the closing price of our Series A Preferred Stock on Nasdaq on such date or the average of the daily volume weighted average price of our Series A Preferred Stock on Nasdaq as reported by Bloomberg L.P. for a period of five (5) consecutive trading days ending on such date. Subject to certain adjustments as provided in the Third Amended and Restated 2021 Plan, (i) shares of our Common Stock and Series A Preferred Stock, as applicable, subject to the Third Amended and Restated 2021 Plan shall include shares of our Common Stock and Series A Preferred Stock, as applicable, which revert back to the Third Amended and Restated 2021 Plan in a prior quarter or fiscal year, as applicable, pursuant to the paragraph below, and (ii) the number of shares of our Common Stock and Series A Preferred Stock, as applicable, that may be issued under the Third Amended and Restated 2021 Plan may never be less than the number of shares of our Common Stock and Series A Preferred Stock, as applicable, that are then outstanding under (or available to settle existing) 2021 Plan Award grants. For purposes of the Third Amended and Restated 2021 Plan, “Specified Awards” means (i) 2021 Plan Awards issued to Eligible Persons who are not employed or engaged by us or any of our subsidiaries as of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2023, and (ii) 2021 Plan Awards that have a grant date at least three (3) years prior to the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2023. The exclusion of Specified Awards from the determination of the maximum aggregate number of shares of our Common Stock available for issuance under the Third Amended and Restated 2021 Plan could have material effect on the number of shares of our Common Stock available for issuance thereunder and could have a material dilutive effect on our stockholders.

2014 Plan

The 2014 Plan was adopted by the Company’s Board of Directors on March 12, 2014, and approved by its stockholders on June 11, 2014. The 2014 Plan provides an initial aggregate number of 500,000 shares of common stock that may be awarded or issued. The number of shares that may be awarded under the 2014 Plan and awards outstanding may be subject to adjustment on account of any stock dividend, spin-off, stock split, reverse stock split, split-up, recapitalization, reclassification, reorganization, combination or exchange of shares, merger, consolidation, liquidation, business combination, exchange of shares or the like. Under the 2014 Plan, the Board-appointed administrator of the 2014 Plan is authorized to issue stock options (incentive and nonqualified), stock appreciation rights, restricted stock, restricted stock units, phantom stock, performance awards and other stock-based awards to employees, officers and directors of, and other individuals providing bona fide services to or for, the Company or any affiliate of the Company. Incentive stock options may only be granted to employees of the Company and its subsidiaries.

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2012 Plan

The 2012 Plan was adopted by the Company’s Board of Directors on April 14, 2012, and approved by its stockholders on June 14, 2012. The 2012 Plan was amended and restated by the Board of Directors effective October 20, 2016. The October 2016 amendment allowed for the award agreement, or another agreement entered into between the Company and the award grantee to vary the method of exercise of options issued under the 2012 Plan and an agreement entered into between the Company and the award grantee to vary the provisions governing expiration of options or other awards under the 2012 Plan following termination of the award recipient. The 2012 Plan provides an initial aggregate number of 600,000 shares of common stock that may be awarded or issued. The number of shares that may be awarded under the 2012 Plan and awards outstanding may be subject to adjustment on account of any recapitalization, reclassification, stock split, reverse stock split and other dilutive changes in our common stock. Under the 2012 Plan, the Board of Directors is authorized to issue stock options (incentive and nonqualified), stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to employees, officers, directors, consultants and advisors of the Company and its subsidiaries. Incentive stock options may only be granted to employees of the Company and its subsidiaries.

During the fiscal year ended December 31, 2023, the Company did not issue any equity awards under its 2023 Plan.

During the fiscal year ended December 31, 2023, the Company awarded 20,000 restricted stock units under the 2021 Plan, valued at $7.47 per share based on the closing market price of the Company’s common stock on the date of the grant. The restricted stock units vested during May 2023.

During the fiscal year ended December 31, 2023, the Company did not issue any restricted stock awards or options under the 2021 Plan.

During the fiscal year ended December 31, 2022, the Company granted options to purchase 21,563 shares of the Company’s common stock under the 2021 Plan, of which all were vested as of December 31, 2022 with an exercise price of $23.75 per share, based on the closing market price plus 25% of the Company’s common stock on the date of the grant. Using a Black-Scholes Option Pricing Model, the weighted average fair value of these options was $14.75 per share and was estimated at the date of grant.

During the fiscal year ended December 31, 2022, the Company did not award shares of restricted common stock under the 2021 Plan.

During the fiscal year ended December 31, 2022, the Company awarded 29,017 restricted stock units under the 2021 Plan, valued at $28 through $271.25 per share based on the closing market price of the Company’s common stock on the date of the grant, with a weighted average fair value of $180.50 per share. 12,260 shares of common stock shall vest as follows: 37% vesting 12 months from the date of the grant, 33% vesting 24 months from the date of the grant, and 30% vesting 36 months from the date of the grant, in each case subject to the reporting person remaining in the service of the Company on each such vesting date. 7,800 shares of common stock shall vest as follows: 25% of such restricted stock units shall vest on the first anniversary, and the remaining shares shall vest ratably over the succeeding 36-month period, with (1/36) of such vesting on the last day of each such calendar month. 7,080 shares of common stock shall vest 50% on December 1, 2023, and 50% on December 1, 2024. 1,860 shares of common stock are performance-based awards that will vest in the following year in January 2023 based on approval of the Board based on achievement of key performance objectives. The remaining 18 shares of common stock are performance-based awards that were granted and vested during January 2022 as approved by the Board based on the achievement of key performance objectives during the prior year.

Stock-based compensation expense for the years ended December 31, 2023, and 2022 was generated from stock option and restricted stock awards. Stock options are awards that allow holders to purchase shares of the Company’s common stock at a fixed price. Certain options granted may be fully or partially exercisable immediately, may vest on other than a four-year schedule or vest upon attainment of specific performance criteria. Restricted stock awards generally vest one to three years after the date of grant, although certain awards may vest immediately or vest upon attainment of specific performance criteria. Option exercise prices are generally equivalent to the closing market value price of the Company’s common stock on the date of grant. Unexercised options generally terminate ten years after date of grant.

The following table presents the weighted-average assumptions used for options granted under the 2021 Plan:

2022
Option term (years)	4.95
Volatility	110.21%
Unvested forfeiture rate	0.00%
Risk-free interest rate	3.93%
Dividend yield	0.00%
Weighted-average fair value per option granted	$14.75

No options were granted under the 2023 Plan, the 2021 Plan, the 2014 Plan and the 2012 Plan for the year ended December 31, 2023.

No options were granted under the 2014 Plan and the 2012 Plan for the year ended December 31, 2022.

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Share-based compensation expense recognized in the Consolidated Statements of Operations is based on awards ultimately expected to vest, therefore, awards are reduced for estimated forfeitures. The accounting standard requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Total share-based compensation expense, related to the Company’s share-based awards, recognized for the years ended December 31, was included within the representative group comprised as follows:

	2023	2022
(Dollars in thousands)
Cost of cryptocurrency mining revenue, exclusive of depreciation	$300	$67
Cost of data hosting revenue, exclusive of depreciation	24	-
General and administrative expenses, exclusive of depreciation and amortization	3,988	3,785
Share-based compensation expense	$4,312	$3,852

Total unrecognized compensation costs related to non-vested stock options as of December 31, 2023 and December 31, 2022 is approximately $266 thousand and $1.0 million, respectively, and is expected to be recognized over a weighted-average remaining vesting period of approximately 0.37 years and 1.36 years, respectively.

Presented below is a summary of the Company’s stock option activity for the Plans for the years ended December 31:

	2023	2022
Shares under option, beginning	52,393	39,662
Granted	-	21,564
Exercised	-	(7,097)
Forfeited	-	(430)
Expired/canceled	-	(1,306)
Shares under option, ending	52,393	52,393
Options exercisable	45,276	38,158

The weighted average exercise price for the Company’s stock option activity for the Plans is as follows for each of the years ended December 31:

	2023	2022
Shares under option, beginning	$102.86	$136.00
Granted	$-	$23.75
Exercised	$-	$21.50
Forfeited	$-	$259.75
Expired/canceled	$-	$196.00
Shares under option, ending	$102.86	$102.86
Options exercisable, ending	$92.53	$78.25

The following table summarizes information for options outstanding and exercisable for the Plans as of December 31, 2023:

Outstanding				Exercisable
		Weighted Average	Weighted		Weighted Average	Weighted
		Remaining	Average		Remaining	Average
Exercise Price Range	Number	Contractual Life	Exercise Price	Number	Contractual Life	Exercise Price
$17.50-$30.00	25,409	3.88	$23.72	25,159	3.85	$23.78
$30.01-188.00	26,384	4.64	$175.11	19,717	4.39	$176.50
$188.01-277.50	600	7.23	$277.50	400	7.23	$277.50
	52,393	4.30	$102.86	45,276	4.12	$92.53

The aggregate intrinsic value (i.e., the difference between the closing stock price and the price to be paid by the option holder to exercise the option) is $0 for the Company’s outstanding options and $0 for the exercisable options as of December 31, 2023. The amounts are based on the Company’s closing stock price of $4.00 as of December 29, 2023.

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Non-vested restricted stock activity is as follows for the year ended December 31:

	2023	2022
Non-vested restricted stock balance, beginning January 1	33,221	16,213
Non-vested restricted stock granted	20,000	29,017
Vested restricted stock	—	—
Non-vested restricted stock exercised	(35,336)	(7,730)
Non-vested restricted stock forfeited/expired	(6,382)	(4,279)
Non-vested restricted stock balance, ending December 31	11,503	33,221

The weighted average fair value price for the Company’s restricted stock activity for the Plans is as follows for each of the years ended December 31:

	2023	2022
Restricted stock, beginning	$208.83	$282.11
Granted	$7.47	$180.55
Exercised	$107.84	$245.22
Forfeited/ expired	$112.55	$235.54
Restricted stock, ending	$222.39	$208.83

As of December 31, 2023 and 2022, there was approximately $1.4 million and $4.8 million, respectively of unrecognized compensation cost related to restricted stock plans. This cost is expected to be recognized over a remaining period of 0.60 years and 2.37 years, respectively.

Stock Warrants:

The following is a summary of common stock warrant activity during the year ended December 31, 2023.

	Number of Warrant Shares	Weighted Average Exercise Price ($)
Balance, December 31, 2022	396,107	$57.25
Granted	834,022	9.55
Exercised	(81,726)	0.01
Forfeited/ Expired	(134)	0.01
Balance, December 31, 2023	1,148,269	$24.21

As of December 31, 2023, the outstanding warrants have a weighted average remaining term of 3.88 years.

The following is a summary of common stock warrant activity during the year ended December 31, 2022.

	Number of Warrant Shares	Weighted Average Exercise Price ($)
Balance, December 31, 2021	87,758	$346.25
Granted	359,491	57.75
Exercised	(3,780)	206.00
Forfeited/ Expired	(47,362)	237.50
Balance, December 31, 2022	396,107	$57.25

As of December 31, 2022, the outstanding warrants have a weighted average remaining term of 3.99 years.

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14. Commitments and Contingencies

Commitments:

Leases

The Company determines whether an arrangement is a lease at inception. The Company has operating leases for certain manufacturing, laboratory, office facilities and certain equipment. The leases have remaining lease terms of less than one year to less than ten years. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. As of December 31, 2023 and December 31, 2022, the Company has no assets recorded under finance leases.

Lease expense for these leases is recognized on a straight-line basis over the lease term. For the twelve months ended December 31, total lease costs are comprised of the following:

(Dollars in thousands)
	2023	2022
Operating lease cost	$238	$202
Short-term lease cost	—	—
Total net lease cost	$238	$202

Short-term leases are leases having a term of twelve months or less. The Company recognizes short-term leases on a straight-line basis and does not record a related lease asset or liability for such leases.

Supplemental cash flows information related to leases for the twelve months ended December 31 was as follows:

(Dollars in thousands)
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$234	$197

Non-Cash Activity Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$403	$20

Supplemental balance sheet information for the twelve months ended December 31 was as follows:

(Dollars in thousands, except lease term and discount rate)
	2023	2022
Operating leases:
Operating lease ROU asset	$431	$233

Current operating lease liabilities	$220	$161
Non-current operating lease liabilities	216	84
Total operating lease liabilities	$436	$245

Operating leases:
ROU assets	$1,058	$655
Asset lease expense	(627)	(422)
ROU assets, net	$431	$233

Weighted Average Remaining Lease Term (in years):
Operating leases	4.38	1.5

Weighted Average Discount Rate:
Operating leases	8.04%	3.83%

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Maturities of operating lease liabilities are as follows for the year ending December 31:

(Dollars in thousands)

2023
2024	$247
2025	79
2026	29
2027	29
2028	29
Thereafter	116
Total lease payments	529
Less: imputed interest	(93)
Total lease obligations	436
Less: current obligations	(220)
Long-term lease obligations	$216

As of December 31, 2023, there were no additional operating lease commitments that had not yet commenced.

Contingencies:

Spring Lane Capital Contingency

The Company has a potential contingency associated with an agreement with Spring Lane of up to $250 thousand which would be reduced by a proportion of funding received from Spring Lane up to the $35.0 million aggregate contribution cap. The Company considers the probability of a payment for the contingency to be remote.

Legal

We are subject to legal proceedings, claims and liabilities which arise in the ordinary course of business. When applicable, we accrue for losses associated with legal claims when such losses are probable and can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change. Legal fees are charged to expense as they are incurred.

The Company has been named as a party in the December 19, 2019 United States Environmental Protection Agency (“EPA”) Demand Letter regarding the Malta Rocket Fuel Area Superfund Site (“Site”) located in Malta and Stillwater, New York in connection with an alleged release of hazardous materials into the environment. The EPA is seeking reimbursement of response costs from all named parties in the amount of approximately $358 thousand plus interest in connection with the investigation and disposal activities associated with the various drum caches discovered at the Site, issuance of the Explanation of Significant Differences (“ESD”) of the Site, and implementation of the work contemplated by the ESD. The Company considers the likelihood of a material adverse outcome to be remote and does not currently anticipate that any expense or liability it may incur as a result of these matters in the future will be material to the Company’s financial condition.

NYDIG filed a complaint against a subsidiary of Company, Soluna MC Borrowing 2021-1, LLC (“Borrower”) and Soluna MC, LLC, as Guarantor (“Guarantor”), and together with Borrower, (“NYDIG Defendants”) in Marshall Circuit Court of the Commonwealth of Kentucky on December 29, 2022 regarding a series of loans made by NYDIG to Borrower pursuant to a master equipment finance agreement that were secured by certain assets of Borrower and guaranteed by Guarantor pursuant to a written guaranty agreement executed by Guarantor. The Court issued on February 15, 2023 an agreed order granting NYDIG’s motion for writ of possession which, among other things, ordered parties to provide NYDIG access to the collateral described therein and preserved the rights of NYDIG to pursue a deficiency judgment against the NYDIG Defendants. Also on February 15, 2023, the NYDIG Defendants filed their answer and affirmative defenses in this proceeding. The NYDIG Defendants believe that NYDIG has liquidated some of the collateral securing the loans and anticipate that NYDIG will complete the liquidation of collateral and continue to prosecute the complaint to obtain a judgment against the NYDIG Defendants. Additionally, NYDIG has stated its intention to pursue SCI, the parent company of Guarantor, under a piercing of the corporate veil claim relating to NYDIG Defendants’ debts and liabilities under the loan documents. SCI denies any such liability and has filed a complaint for a declaratory judgment against NYDIG in the Eighth Judicial District Court in Clark County, Nevada on March 16, 2023 seeking a declaratory judgment as to such matter. NYDIG filed a motion to dismiss in response to SCI’s declaratory judgment complaint on April 13, 2023. SCI filed a response in opposition to NYDIG’s motion to dismiss on April 27, 2023. The court heard oral arguments on May 16, 2023. On June 22, 2023, the court issued an order granting NYDIG’s motion to dismiss, on the basis that the case was not ripe for decision, without prejudice. SCI intends to continue to vigorously defend any allegations regarding liability on account of NYDIG Defendants’ debts and liabilities to NYDIG under their loan documents and intends to refile a declaratory judgment complaint against NYDIG.

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On February 23, 2023, NYDIG proceeded to foreclose on all of the collateral securing the MEFA, and repossessed the collateralized assets that totaled approximately $3.4 million, in which approximately $560 thousand was first used to pay off accrued interest and penalty to date. On September 5, 2023, NYDIG provided a letter finalizing the accounting for the repossessed collateralized assets totaling proceeds of approximately $3.4 million. This included legal and other expenses associated with the sale of the assets net a modest gain on the estimated net book value of the assets totaling $251 thousand that was expensed as a loss on disposition of assets for the year ended December 31, 2023. On December 7, 2023, NYDIG filed its Motion for Summary Judgment seeking entry of a judgment against Soluna in the approximate amount of $10.3 million for principal and interest and penalties. On January 12, 2024, Soluna filed its objection to NYDIG’s motion for summary judgment on the grounds that NYDIG failed to explain what collateral of which loan was sold and how the sale proceeds were allocated to each loan. A summary judgment motion was performed on February 13, 2024, and was agreed upon by both NYDIG and the Borrower, that the total outstanding loan principal balance would be approximately $9.2 million, in which a penalty fee was applied of approximately $1.0 million to the repossessed collateralized assets, and outstanding interest and penalty balance would be approximately $936 thousand as of December 31, 2023. This settlement did not result in the admission of any liability on the part of SHI, whose declaratory judgment remains the subject of litigation. On March 13, 2024, NYDIG served the Company with a post-judgment discovery seeking information regarding the Company’s assets and liabilities. The deadline for response to the discovery is April 12, 2024. The Company intends to vigorously defend itself from NYDIG’s parent company claims.

In September 2023, Atlas Technology Group LLC (“Atlas”) filed a complaint against Soluna MC LLC (formerly EcoChain Block LLC) (“Soluna MC”), Soluna Computing, Inc., and Soluna Holdings, Inc. (collectively, the “Atlas Defendants”) in the Supreme Court of the State of New York, County of New York regarding a co-location services agreement between Soluna MC and Atlas. Atlas alleges that the termination of such agreement by Soluna MC was a breach and asserts various claims, including breach of contract and the return of pre-paid fees. The claim requests a judgement against the Atlas Defendants for the return of pre-paid fees of approximately $464 thousand and additional damages to be determined at trial of not less than $7.9 million, and reimbursement of costs including legal fees and other costs. The complaint also contains references to alter ego liability and piercing the corporate veil. The Atlas Defendants believes they have substantial factual and legal defenses to these claims and intend to defend the claims vigorously.

The referenced pre-paid fees of approximately $464 thousand have been reported in previous filings on Soluna MC’s balance sheet. No reserves have been established for any other claims asserted in such complaint.

15. Related Party Transactions

MeOH Power, Inc.

On December 18, 2013, MeOH Power, Inc. and the Company executed a Senior Demand Promissory Note (the Note) in the amount of $380 thousand to secure the intercompany amounts due to the Company from MeOH Power, Inc. upon the deconsolidation of MeOH Power, Inc. Interest accrues on the Note at the Prime Rate in effect on the first business day of the month, as published in the Wall Street Journal. At the Company’s option, all or part of the principal and interest due on this Note may be converted to shares of common stock of MeOH Power, Inc. at a rate of $0.07 per share. Interest began accruing on January 1, 2014. The Company recorded a full allowance against the Note. As of December 31, 2023 and December 31, 2022, $363 thousand and $342 thousand, respectively, of principal and interest are available to convert into shares of common stock of MeOH Power, Inc. Any adjustments to the allowance are recorded as miscellaneous expense during the period incurred.

Legal Services

During the years ended December 31, 2023 and December 31, 2022, the Company incurred $2 thousand and $22 thousand, respectively, to Couch White, LLP for legal services associated with contract review. A partner at Couch White, LLP is an immediate family member of one of our Directors.

HEL Transactions

As discussed above, on October 29, 2021, the Company completed the Soluna Callisto acquisition pursuant to the Merger Agreement. The purpose of the transaction was for SCI to acquire substantially all of the assets (other than those assets physically located in Morocco) formerly held by HEL, which assets consisted of SCI’s existing pipeline of certain cryptocurrency mining projects that HEL previously transferred to SCI, which was formed expressly for this purpose, and to provide SCI with the opportunity to directly employ or retain the services of four individuals whose services it had retained through HEL prior to the merger. As a result of the merger, each share of common stock of Soluna Callisto issued and outstanding immediately prior to the effective time of the merger, other than shares owned by the Company or any of our subsidiaries, was cancelled and converted into the right to receive a proportionate share of the Merger Consideration.

In connection with the Soluna Callisto acquisition, effective as of October 29, 2021, upon and subject to the terms and conditions of the Termination Agreement, on November 5, 2021: (1) the existing Operating and Management Agreements between HEL and SCI were terminated in all respects; and (2)(A) SCI paid HEL $725 thousand, (B) SHI issued to HEL the Termination Shares, and (C) HEL and SHI entered into an Amended and Restated Contingent Rights Agreement that, among other things, amended the existing Contingent Rights Agreement by and between HEL and SHI, dated January 13, 2020, to provide SHI the right to invest directly in certain cryptocurrency mining opportunities being pursued by HEL. SHI filed a registration statement with the SEC to register the resale of the Termination Shares on February 14, 2022.

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Due to conditions being met within the Merger Agreement in relation to energization and retention of employees, the Company has advised SCI US Holdings LLC, a Delaware limited liability company, who is the sole Effective Time Holder (as defined in the Merger Agreement) of the right to receive the Merger Shares and that 19,800 Merger Shares were issued on May 26, 2023 and 39,600 Merger Shares were issued on October 10, 2023. SCI US Holdings LLC has consented to the issuance of such Merger Shares as required under the Merger Agreement and has directed the Company to issue such Merger Shares to its affiliate, HEL. Following the issuance of the 59,400 Merger Shares, a total of 59,400 Merger Shares remain available for possible issuance pursuant to the terms of the Merger Agreement.

Please see Note 5 for additional information regarding the Soluna Callisto acquisition and related transactions.

Several of HEL’s equity holders are affiliated with Brookstone Partners, the investment firm that holds an equity interest in the Company through Brookstone Partners Acquisition XXIV, LLC. The Company’s two Brookstone-affiliated directors also serve as directors and, in one case, as an officer, of HEL and also have ownership interest in HEL. In light of these relationships, the various transactions by and between the Company and SCI, on the one hand, and HEL, on the other hand, were negotiated on behalf of the Company and SCI via an independent investment committee of the Board and separate legal representation. The transactions were subsequently unanimously approved by both the independent investment committee and the full Board.

Four of the Company’s directors have various affiliations with HEL.

Michael Toporek, the former Chief Executive Officer, and current Executive Director of the Company, owns (i) 90% of the equity of Soluna Technologies Investment I, LLC, which owns 57.9% of HEL and (ii) 100% of the equity of MJT Park Investors, Inc., which owns 3.1% of HEL, in each case, on a fully diluted basis. Mr. Toporek does not own directly, or indirectly, any equity interest in Tera Joule, LLC, which owns 9.2% of HEL; however, as a result of his 100% ownership of Brookstone IAC, Inc., which is the manager of Tera Joule, LLC, he has dispositive power over the equity interests that Tera Joule owns in HEL.

In addition, one of the Company’s directors, Matthew E. Lipman, serves as a director and currently acting as President of HEL. Mr. Lipman does not directly own any equity interest in Tera Joule, LLC, which owns 9.2% of HEL; however, as a result of his position as a director and officer of Brookstone IAC, Inc., which is the manager of Tera Joule, LLC, he has dispositive power over the equity interests that Tera Joule owns in HEL. As a result, the approximate dollar value of the amount of Mr. Toporek’s and Mr. Lipman’s interest in the Company’s transactions with HEL for the year ended December 31, 2023 was $0 and $0.

John Belizaire, the Company’s Chief Executive Officer, and John Bottomley, who were elected to the Board upon the effective time of SCI’s acquisition of Soluna Callisto, serve as directors of HEL. In addition, Mr. Belizaire is the beneficial owner of 1,317,567 shares of common stock of HEL and 102,380 Class Seed Preferred shares, which are convertible into 86,763 shares of common stock of HEL. These interests give Mr. Belizaire an ownership of 10.54% in HEL. Mr. Belizaire also owns an interest in HEL indirectly through his 5.0139% interest of Tera Joule, LLC’s 965,945 Class Seed Preferred shares, which are convertible into 818,596 shares of common stock of HEL. Mr. Bottomley is the beneficial owner of 96,189, or approximately 0.72%, of the outstanding shares of common stock of HEL.

The Company’s investment in HEL was initially carried at the cost of investment and was $750 thousand. Based on evaluation of projections for the Company’s investment in HEL, the Company fully impaired the equity investment of $750 thousand as of December 31, 2022, writing it down to $0.

The Company owned approximately 1.79% of HEL, calculated on a converted fully diluted basis, as of December 31, 2023 and December 31, 2022. The Company may enter into additional transactions with HEL in the future

16. Discontinued Operations

As described in Note 1, the Company entered into a Stock Purchase Agreement with Purchaser, pursuant to which the Company sold on April 11, 2022 all of the issued and outstanding shares of capital stock of its wholly-owned subsidiary, MTI Instruments for approximately $9.0 million in cash, net of transaction costs. For fiscal year 2022, our Instrumentation business segment was classified as discontinued operations in our financial statements for all periods presented. The Company incurred approximately a $7.5 million pretax gain on sale of MTI Instruments for the year ended December 31, 2022, in which they did not receive until the second quarter of fiscal year 2022. The Company’s consolidated balance sheets and consolidated statements of operations report discontinued operations separate from continuing operations. The Company’s consolidated statements of equity and statements of cash flows combine continuing and discontinued operations.

F-43

Set forth below are the results of the discontinued operations:

(Dollars in thousands)	2022

Product revenue	$1,799
Cost of sales	728
Research and development	398
Selling, general, and administrative	573
Other income, net	-
Income from discontinued operations before the gain on disposal and income taxes	100
Pretax gain on sale of MTI Instruments	7,751
Income tax benefit	70
Net income from discontinued operations	$7,921

MTI Instruments Sale

As described in Note 1, the Company entered into a Stock Purchase Agreement with Purchaser, pursuant to which the Company sold on April 11, 2022 all of the issued and outstanding shares of capital stock of our wholly-owned subsidiary, MTI Instruments for an all-cash purchase price of $10.75 million, subject to working capital and certain other adjustments as set forth in the Stock Purchase Agreement. The purchase price did not include specified debt of MTI Instruments, which is the responsibility of the Company. This debt was transferred to the Purchaser at the date of Sale and is included in the closing balance sheet as shown below, which resulted in a reduction in the consideration payable to the Company.

The following table presents the gain associated with the Sale that was reported within the 2022 Annual Report.

(Dollars in thousands)

As of April 11,
2022
Consideration received	$10,750
Plus: closing cash	1
Less: transaction costs	(908)
Less: closing indebtedness	(483)
Plus: new working capital adjustments	19
Adjusted consideration received	9,379

Cash	1
Accounts receivable, net	1,119
Inventories	888
Prepaid expense and other current assets	42
Operating lease right-of-use assets	579
Deferred tax assets	171
Property, plant and equipment, net	76
Total assets	2,876

Accounts payable	122
Accrued liabilities	547
Operating lease liability	579
Total liabilities	1,248

Net assets transferred	1,628

Gain on sale	$7,751

17. PROJECT MARIE

As previously disclosed in Footnotes 1 and 9, on December 20, 2022, Soluna MC Borrowing 2021-1 LLC (“Borrower”), an indirect wholly owned subsidiary of Soluna Holdings, Inc. (the “Company”), received a Notice of Acceleration and Repossession (the “NYDIG Notice”) from NYDIG ABL LLC (“NYDIG”) with respect to the Master Equipment Finance Agreement, dated as of December 30, 2021 (the “MEFA”), by and between Borrower and NYDIG. The NYDIG Notice states that (a) Borrower failed to observe or perform certain covenants, conditions or agreements contained in the MEFA and such failure continued unremedied for a period of ten days after Borrower’s knowledge of such breach, which resulted in an event of default under the MEFA, and (b) Borrower defaulted under the guaranty, collateral agreement, or other support agreement, which resulted in an event of default under the MEFA. In addition, the NYDIG Notice states that Borrower failed to pay certain payments of principal and interest under the MEFA when due, which failure also constituted an event of default under the MEFA. As a result of the foregoing events of default, and pursuant to the MEFA, NYDIG (x) declared the principal amount of all loans due and owing under the MEFA and all accompanying Loan Documents (as defined in the MEFA) to be due and immediately payable, (y) imposed a default rate of interest on any outstanding principal amount of each loan (together with all then unpaid interest accruing thereon) and all other obligations under the MEFA and the Loan Documents, and (z) demanded the return of all equipment subject to the MEFA and the Loan Documents.

F-44

The assets which secure the MEFA represent substantially all of the Company’s mining assets at the site and certain of the operating assets of Project Marie, a 20 MW facility located in Kentucky. The obligations of Borrower under the MEFA and reflected in the NYDIG Notice are ring-fenced to Borrower and its direct parent company, Soluna MC LLC. The Company is not a party to any guaranty, collateral agreement or other support agreement with or for the benefit of NYDIG. For the year ended December 31, 2022, the principal balance of $10.5 million became due immediately and the Borrower was to bear interest, at a rate per annum equal to 2.0% plus the rate per annum otherwise applicable to such obligations set forth in the Master Agreement. As of December 31, 2023, the Company reduced the outstanding debt by the repossessed collateralized assets net book value of $3.4 million less accrued interest that was paid off first when the collateral was repossessed of approximately $740 thousand, legal fees of approximately $251 thousand, and an additional penalty expense of $1.0 million, reducing the debt outstanding to approximately $9.2 million as of December 31, 2023. Also, as the Company was not able to obtain a waiver, the outstanding deferred financing costs were written off on September 5, 2023. NYDIG provided a letter finalizing the accounting for the repossessed collateralized assets totaling proceeds of approximately $3.4 million. This included legal and other expenses associated with the sale of the assets net a modest gain on the estimated net book value of the assets totaling $251 thousand that was expensed as a loss on disposition of assets for the year ended December 31, 2023. On December 7, 2023, NYDIG filed its Motion for Summary Judgment seeking entry of a judgment against Soluna in the approximate amount of $10.3 million for principal and interest and penalties. On January 12, 2024, Soluna filed its objection to NYDIG’s motion for summary judgment on the grounds that NYDIG failed to explain what collateral of which loan was sold and how the sale proceeds were allocated to each loan. A summary judgment motion was performed on February 13, 2024, and was agreed upon by both NYDIG and the Borrower, that the total outstanding loan principal balance would be approximately $9.2 million, in which a penalty fee was applied of approximately $1.0 million to the repossessed collateralized assets, and outstanding interest and penalty balance would be approximately $936 thousand as of December 31, 2023.

On February 23, 2023, NYDIG proceeded to foreclose on all of the collateral securing the MEFA, which resulted in a reportable disposition of all of the Company’s mining assets at the site and certain of the operating assets of Project Marie. The total net book value of the collateralized assets that were repossessed totaled approximately $3.4 million in which were written off the Company’s books for the year ended December 31, 2023, with an offset accrued interest to date when repossessed, a loss on sale of fixed assets, and to the outstanding loan. Additionally, NYDIG has stated its intention to pursue SCI, the parent company of Guarantor, under a piercing of the corporate veil claim relating to NYDIG Defendants’ debts and liabilities under the loan documents. SCI denies any such liability and has filed a complaint for a declaratory judgment against NYDIG in the Eighth Judicial District Court in Clark County, Nevada on March 16, 2023 seeking a declaratory judgment as to such matter. In a related development, also on February 23, 2023, the Borrower received a notice of termination of the Management and Hosting Services Agreement with CC Metals and Alloys, LLC. As a result of this action and certain other characteristics of the facility, the Company elected to shut down the Marie facility. The Company believes it will maximize its profits and return on assets by concentrating its personnel and capital on its Dorothy Facility.

With the notice of termination of the Management and Hosting Services from CCMA, the Company notes that this event triggered the impairment of the remaining fixed assets at the Marie facility for the year ended December 31, 2022. Based on the closure of operations on Project Marie, the Company performed an impairment analysis and determined that approximately $2.4 million of equipment and leasehold approvements associated with Project Marie that were not attached with the repossession of NYDIG collateralized assets were impaired as of the year-ended December 31, 2022.

For the year ended December 31, 2023, the Company assessed whether the abandonment of the Project Marie facility qualified for the classification of discontinued operations under ASC 205-20-45-1B and 1C. A disposal of a component of an entity or a group of components of an entity shall be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when any of the following occurs:

a. The component of an entity or group of components of an entity meets the criteria in paragraph 205-20-45-1E to be classified as held for sale.

b. The component of an entity or group of components of an entity is disposed of by sale.

c. The component of an entity or group of components of an entity is disposed of other than by sale in accordance with paragraph 360-10-45-15 (for example, by abandonment or in a distribution to owners in a spinoff).

As such, the Company deemed that criteria c was applicable as the Project Marie facility was abandoned and ceased further operations beginning on February 23, 2023. However, to qualify for reporting as discontinued operations, it must represent a strategic shift. Per ASC 205-20-45-1C, examples of a strategic shift that has (or will have) a major effect on an entity’s operations and financial results could include a disposal of a major geographical area, a major line of business, a major equity method investment, or other major parts of an entity. A strategic shift implies that the disposal must result from a change in the way management had intended to run the business. Management does not believe the closure of Project Marie represented a strategic shift as the Company still fully intends to manage operations through data hosting with customers and proprietary mining arrangements for future pipelines, as such the strategic shift criteria was not met and will not qualify as discontinued operations.

F-45

However, per ASC 360-10-50-3A, in addition to the disclosures in paragraph 360-10-50-3, if a long-lived asset (disposal group) includes an individually significant component of an entity that either has been disposed of or is classified as held for sale and does not qualify for presentation and disclosure as discontinued operation, a public business entity shall disclose the pretax profit or loss of the individually significant component of an entity for the period in which it is disposed of or is classified as held for sale and for all prior period that are presented in the statement where net income is reported in accordance with ASC 205-20-45-6 through 45-9.

Set forth below are the results of Project Marie:

(Dollars in thousands)	Year Ended December 31, 2023	Year Ended December 31, 2022

Cryptocurrency mining revenue	$769	$10,028
Data hosting revenue	276	4,131
Total revenue	1,045	14,159
Operating costs:
Cost of cryptocurrency mining revenue, exclusive of depreciation	801	6,048
Cost of revenue-depreciation	136	7,813
Data hosting costs	205	3,518
General and administrative expense	379	561
Impairment on fixed assets	43	17,940
Operating loss	(519)	(21,721)
Interest expense	1,394	1,702
Loss on sale of fixed assets	332	1,623
Other expense, net	1,041	-
Net loss before income taxes	$(3,286)	$(25,046)

18. VARIABLE INTEREST ENTITY

On January 26, 2022, DVSL was created in order to construct, own, operate and maintain variable data centers in order to support the mining of cryptocurrency assets, batch processing and other non-crypto related activities (collectively, the “Project”). On May 3, 2022, SCI entered into a Bilateral Master Contribution Agreement (the “Bilateral Contribution Agreement”) with Spring Lane Capital, pursuant to which Spring Lane agreed, pursuant to the terms and conditions of such agreement, to make one or more capital contributions to, and in exchange for equity in, SCI or one of its subsidiaries up to an aggregate amount of $35 million to fund certain projects to develop green data centers co-located with renewable energy assets (the “Spring Lane Commitment”). We anticipate that these capital contributions, once deployed into the projects, will help develop up to three behind-the-meter (BTM) projects designed to convert wasted renewable energy into clean computing services such as Bitcoin mining and artificial intelligence. The Bilateral Contribution Agreement outlines the framework for the Spring Lane Commitment; however, neither we nor Spring Lane are obligated to complete any projects under such agreement and any actual capital contributions are subject to various conditions precedent, including the receipt of requisite lender and other consents, acceptance by Spring Lane of specific projects and negotiations of agreements regarding those projects, including milestones and structure. In partial consideration of the amendment to the October Secured Notes discussed above, the investors agreed to release certain collateral covered by their security agreement to permit the Company to proceed forward with the initial phase of Project Dorothy, which we expect to be partially funded by Spring Lane, which the Company expects to complete in the near future.

On August 5, 2022, the Company entered into a Contribution Agreement (the “Dorothy Contribution Agreement”) with Spring Lane, Soluna DV Devco, LLC (“Devco”), an indirect wholly-owned subsidiary of SCI, and DVSL an entity formed in order to further the Company’s development for Project Dorothy, (each, a “Party” and, together, the “Parties”). Pursuant to the Dorothy Contribution Agreement, the Company committed to a capital contribution of up to approximately $26.3 million to DVSL (the “Company Commitment”), and on August 5, 2022, the Company was deemed to have contributed approximately $8.1 million, through payment of capital expenditures and development costs made on behalf of DVSL by the Company prior to August 5, 2022. Further under the Agreement, Spring Lane committed to a capital contribution of up to $12.5 million to DVSL (the “Spring Lane Dorothy Commitment”), and as of December 31, 2022, Spring Lane had actually contributed approximately $4.8 million. Under the Dorothy Contribution Agreement, the Company and Spring Lane have committed to make subsequent contributions, up to their respective Company Commitment and Spring Lane Dorothy Commitment amounts, on a pro rata basis, upon receipt of a contribution request from DVSL, as set forth in the Dorothy Contribution Agreement and subject to the satisfaction of certain conditions described therein. The proceeds of any subsequent commitments will be applied to pay project costs in accordance with the project budget.

F-46

In exchange for their contributions, the Company and Spring Lane were issued 67.8% and 32.2% of the Class B Membership Interests in DVSL, respectively, and were admitted as Class B members of DVSL. Further pursuant to the Agreement, DVSL issued 100% of its Class A Membership Interests to Devco. The Dorothy Contribution Agreement contains customary indemnification provisions, liquidation provisions and governance provisions with respect to DVSL. The Parties also entered into an Amended and Restated Limited Liability Company Agreement of DVSL providing for the governance of DVSL.

Soluna evaluated this legal entity under ASC 810, Consolidations and determined that DVSL is a variable interest entity that should be consolidated into Soluna, with a non-controlling interest recorded to account for Spring Lane’s equity ownership of the Company. Soluna has a variable interest in DVSL. The entity was designed by Soluna to create an entity for outside investors to invest in specific projects. The creation of this entity resulted in Soluna, through its equity interest in DVSL, absorbing operational risk that the entity was created to create and distribute, resulting in Soluna having a variable interest in DVSL.

On March 10, 2023, the Company along with Devco, and Soluna DVSL ComputeCo, LLC, a Delaware limited liability company (the “Project Company”) entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with Soluna SLC Fund I Projects Holdco, LLC, a Delaware limited liability company (“Spring Lane”) that is wholly owned indirectly by Spring Lane Management LLC. The Project Company is constructing a modular data center with a peak demand of 25 megawatts (the “Dorothy Phase 1A Facility”).

Under a series of transactions in February 2023 and March 2023, culminating in the March 10, 2023 Purchase and Sale Agreement, the Company sold to Spring Lane certain Class B Membership Interests for a purchase price of $7,500,000 (the “Sale”). After giving effect to the Sale, the Company owned 6,790,537 Class B Membership Interests (constituting 14.6% of the Class B Membership Interests) and Spring Lane owns 39,791,988 Class B Membership Interests (constituting 85.4% of the Class B Membership Interests). The cash portion of the purchase price paid by Spring Lane to the Company was $5,770,065, which represented the purchase price of $7,500,000 less the Company’s pro rata share of certain contributions funded entirely by Spring Lane in the earlier portion of this series of transactions occurring during February 2023 and March 2023. As a further part of these transactions, the parties agreed that from January 1, 2023 onwards, Soluna would bear only 14.6% of the costs relating to the construction and operation of the Dorothy Phase 1A Facility, compared to its 67.8% share until that time, including during the calendar year 2022. After Spring Lane Capital realizes an 18% Internal Rate of Return hurdle on its investments, the Company retains the right to 50% of the profits on Soluna DVSL ComputeCo. In connection with the Spring Lane transactions and agreements, Soluna DV Services, LLC. will be providing the operations and maintenance services to Soluna DVSL ComputeCo, LLC. Soluna DV Services, LLC expects to receive a margin of 20% for services rendered.

Concurrently with the Sale, the Company, Spring Lane, Devco and the Project Company entered into (a) the Fourth Amended and Restated Limited Liability Company Agreement of the Project Company, dated as of March 10, 2023 (the “Fourth A&R LLCA”), an amendment and restatement of the Third Amended and Restated Limited Liability Company Agreement of the Project Company dated as of March 3, 2023, and (b) the Amended and Restated Contribution Agreement, dated as of March 10, 2023 (the “A&R Contribution Agreement”), an amendment and restatement of the Contribution Agreement dated as of August 5, 2022. The Fourth A&R LLCA provides for certain updates in respect of Spring Lane’s majority ownership. The A&R Contribution Agreement reflects updated pro rata member funding percentages as a result of the Sale as well as updated contribution caps for each of the Company and Spring Lane.

As of January 1, 2023, there were no changes in the Limited Liability Agreement of the Company other than those related to incorporating the new investment and the purpose and design of the Company has not changed. The Company evaluated the power and benefits concepts under ASC 810 to determine whether the change in investment of Class B memberships would change the consolidation of the DVSL, and the Company concluded that, after the additional investment by Spring Lane, Soluna continues to have a controlling financial interest in DVSL. In addition, the Company continues to have the power and benefits associated with DVSL and therefore will continue to consolidate.

The carrying amount of the VIE’s assets and liabilities was as follows:

(Dollars in thousands)	December 31, 2023	December 31, 2022

Current assets:
Cash and restricted cash	$2,275	$15
Accounts receivable	1,246	-

Other receivable- current	-	247
Due from- intercompany	235	-
Total current assets	3,756	262

Other assets- long term	2,172	-
Property, plant, and equipment	13,712	13,673
Total assets	$19,640	$13,935

Current liabilities:
Due from – intercompany	$-	$241
Accounts payable	95	-
Accrued expense	677	-

Total current liabilities	772	241

Customer deposits- long term	1,190	-
Other long-term liabilities	224	-

Total liabilities	$2,186	$241

F-47

Effective, January 1, 2023, the Company’s ownership in DVSL was reduced from 67.8% to 14.6%; see above for details.

On May 9, 2023, the Company’s indirect subsidiary DVCC completed a strategic partnership and financing with a special purpose vehicle, Navitas West Texas Investments SPV, LLC, (“Navitas”) organized by Navitas Global, to complete the second phase of the Dorothy Project (“Dorothy 1B”). Under a Contribution Agreement among the parties, the Company owned a substantially complete 25MW data center under construction, in which the Company had contributed capital expenditures for the data center. Soluna and Navitas amended and restated the Initial LLCA (the “Existing LLCA”) to reflect Navitas’ contribution of $4,500,000 and its receipt of 4,500 Membership Interests, constituting 26.5% of the outstanding Membership Interests of the Company. On June 2, 2023, Soluna and Navitas amended and restated the Existing LLCA to (a) reflect (i) Navitas’s additional capital contribution of $7,596,970 and receipt of an additional 7,597 Membership Interests, for a total of 12,097 Membership Interests and 49% ownership of the Company, and (ii) Soluna’s additional capital contribution of $1,340,000 and receipt of an additional 1,340 Membership Interests, for a total of 12,590 Membership Interests and 51% ownership of the Company, and (b) describe the respective rights and obligations of the Members and the management of the Company.

Soluna evaluated this legal entity under ASC 810, Consolidations and determined that DVCC is a variable interest entity that should be consolidated into Soluna, with a non-controlling interest recorded to account for Navita’s equity ownership of the Company. Soluna has a variable interest in DVCC. The entity was designed by Soluna to create an entity for outside investors to invest in specific projects. The creation of this entity resulted in Soluna, through its equity interest in DVCC, absorbing operational risk that the entity was created to create and distribute, resulting in Soluna having a variable interest in DVCC.

DVCC is a variable interest entity of Soluna due to DVCC being structured with non-substantive voting rights. This is due to two factors being met as outlined in ASC 810-10-15-14 that require the Variable Interest Entity model to be followed.

a.	The voting rights of Soluna are not proportional to their obligation to absorb the expected losses of the legal entity. Soluna gave Navitas veto rights over significant decisions, which results in Soluna having fewer voting rights than their obligation to absorb the expected losses of the legal entity.

b.	Substantially all of DVCC’s activities are conducted on behalf of Soluna, who has disproportionally fewer voting rights.

Also, Soluna is the primary beneficiary due to having the power to direct the activities of DVCC that most significantly impact the performance of the Company due to its role as the manager handling the day-to-day activities of DVCC as well as majority ownership of and has the obligation to absorb losses or gains of DVCC that could be significant to Soluna.

Accordingly, the accounts of DVCC are consolidated in the accompanying financial statements.

The carrying amount of the VIE’s assets and liabilities was as follows for DVCC:

(Dollars in thousands)	December 31, 2023	December 31, 2022

Current assets:
Cash and restricted cash	$2,575	$-
Accounts receivable	254	-
Related party receivable- intercompany	577	-
Total current assets	3,406	-

Other assets- long term	2,172	-
Property, plant, and equipment	22,188	-
Total assets	$27,766	$-

Current liabilities:
Accounts payable	$138	$-
Accrued expense	2,214	-
Due to intercompany	151
Related party payable- intercompany	1,108	-
Current portion of debt	1,681	-
Total current liabilities	5,292	-

Total liabilities	$5,292	$-

F-48

19. Segment Information

The Company applies ASC 280, Segment Reporting, in determining its reportable segments. As of December 31, 2023, the Company had two reportable segments in Continuing Operations: Cryptocurrency Mining and Data Center Hosting. The Company notes that previously there was an additional segment: Test and Measurement Instrumentation, however as discussed in Notes 1 and 16, the Company sold MTI Instruments in April 2022, and therefore classified this segment as discontinued operations. The guidance requires that segment disclosures present the measure(s) used by the Chief Operating Decision Maker (“CODM”) to decide how to allocate resources and for purposes of assessing such segments’ performance. The Company’s CODM is comprised of several members of its executive management team who use revenue and cost of revenues of both reporting segments to assess the performance of the business of our reportable operating segments.

No operating segments have been aggregated to form the reportable segments. The Company does not allocate all assets to the reporting segments as these are managed on an entity-wide basis. Therefore, the Company does not separately disclose the total assets of its reportable operating segments.

The Cryptocurrency Mining segment generates revenue from the cryptocurrency the Company earns through its mining activities. The Data Center Hosting segment generated revenue from contracts for the provision/consumption of electricity and operation of the data center from the Company’s high performance computing facilities previously at Project Marie and currently from Project Sophie and Project Dorothy.

For the year December 31, 2023 and 2022, approximately 0% and 5% of the Company’s cryptocurrency mining revenue was generated from Project Edith (data center located in Wenatchee, Washington), 7% and 41% from Project Marie (former data center located in Calvert City, Kentucky), 28% and 54% from Project Sophie (data center located in Murray, Kentucky), and 65% and 0% from Project Dorothy (data center located in Texas), respectively. For the year ended December 31, 2023 and 2022, approximately 3% and 100% of the Company’s data center hosting revenue was generated from Project Marie from hosting with customers, 30% and 0% was generated from Project Sophie, and 67% and 0% was generated from Project Dorothy (data center located in Texas).

The Company evaluates performance based on profit or loss from operations before income taxes, accounting changes, items management does not deem relevant to segment performance, and interest income and expense. Inter-segment sales and expenses are not significant. Non-cash items of depreciation and amortization are included within both costs of sales and selling, general and administrative expenses.

The following table details revenue and cost of revenues for the Company’s reportable segments for years ended December 31, 2023 and 2022, and reconciles to net loss on the consolidated statements of operations:

(Dollars in thousands)	Years Ended December 31,
	2023	2022
Reportable segment revenue:
Cryptocurrency mining revenue	$10,602	$24,409
Data hosting revenue	10,196	4,138
Demand response service revenue	268	-
Total segment and consolidated revenue	21,066	28,547
Reportable segment cost of revenue:
Cost of cryptocurrency mining revenue, exclusive of depreciation	6,365	14,226
Cost of data hosting, exclusive of depreciation	5,601	3,572
Cost of revenue- depreciation	3,863	18,708
Total segment and consolidated cost of revenues	15,829	36,506
Reconciling items:
General and administrative expenses	24,903	28,709
Impairment on fixed assets	575	47,372
Impairment on equity investment	-	750
Interest expense	2,748	8,375
Loss on debt extinguishment and revaluation, net	3,904	11,130
Loss on sale of fixed assets	398	4,089
Other expense (income), net	1,479	(22)
Income tax benefit from continuing operations	(1,067)	(1,346)
Net loss from continuing operations	(27,703)	(107,016)
Income before income taxes from discontinued operations (including gain on sale of MTI Instruments of $ $7,751 for the year ended December 31, 2022)	-	7,851
Income tax benefit from discontinued operations	-	70
Net income from discontinued operations	-	7,921
Net loss	(27,703)	(99,095)
(Less) Net income (loss) attributable to non-controlling interest	1,498	(380)
Net loss attributable to Soluna Holdings, Inc.	$(29,201)	$(98,715)

Capital expenditures	12,705	63,684
Depreciation and amortization	13,376	28,214

F-49

20. Subsequent Events

Convertible Debt Fourth Amendment Agreement

On February 28, 2024 the Company and the Purchasers entered into a Fourth Amendment Agreement to amend the Notes, SPA and related agreements (collectively, the “Transaction Documents”) to facilitate future financings by the Company by amending the Transaction Documents as follows:

The Company shall be permitted undertake at-the-market transactions in the future provided:

●	No Event of Default shall have occurred and be continuing under the Notes; and

●	The market price of the shares of common stock shall be at least the At-the-Market (“ATM”) Floor Price. ATM Floor Price means $10 per share initially, which is reduced to $8 per share six months after the ATM is effective and $6 per share 12 months after the after the effective date of the ATM.

In addition, the Company will be permitted to unilaterally extend the maturity date of the Notes for two 3-Month extensions if prior to the then in effect maturity date the Company gives notice to the Purchasers and increases the principal amount of the Notes on the date of each such extension by two percent (2%) the principal amount of the Notes outstanding on the date of this Agreement per each extension.

In consideration of the foregoing, the Company will:

●	Reduce the conversion price of the Notes to $3.78 per share;

●	The Purchasers will receive an aggregate of 850,000 three year warrants exercisable at $0.01 per share;

●	An aggregate of 320,005 warrants held by the Purchasers will have the exercise price reduced to $3.78 per share (the “$3.78 Warrants”);

●	An aggregate of 478,951 warrants held by the Purchasers will have the exercise price reduced to $6.00 per share (the “Repriced Warrants”). For every one Repriced Warrant exercised by a Purchaser, such Purchaser shall receive 1.36 new five year warrants with an exercise price of $0.01, 1.6 new five year warrants with an exercise price of $4.20, and 1.6 new five year warrants with an exercise price of $5.70.

Pursuant to additional agreements with holders of another 51,618 outstanding warrants, similar adjustments with those warrants, resulting in a total adjustment to 530,569 warrants.

Because the foregoing will result in the issuance of more than 20% of the Company’s outstanding shares, the foregoing is subject to stockholder approval at the Company’s annual meeting of shareholders, to be held not later than May 30, 2024. Until such shareholder approval is obtained, the Company may not prepay any amount of the Notes which would reduce the aggregate principal amount thereof below $5 million.

F-50

Soluna Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of September 30, 2024 (Unaudited) and December 31, 2023

(Dollars in thousands, except per share)	September 30, 2024	December 31, 2023
Assets
Current Assets:
Cash	$8,766	$6,368
Restricted cash	1,981	2,999
Accounts receivable, net (allowance for expected credit losses $611 and $0 as of September 30, 2024 and December 31, 2023)	2,045	2,948
Notes receivable	33	446
Prepaid expenses and other current assets	5,662	1,416
Equipment held for sale	28	107
Total Current Assets	18,515	14,284
Restricted cash, noncurrent	1,460	1,000
Other assets	8,718	2,954
Deposits and credits on equipment	5,019	1,028
Property, plant and equipment, net	43,471	44,572
Intangible assets, net	19,986	27,007
Operating lease right-of-use assets	180	431
Total Assets	$97,349	$91,276

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$3,388	$2,099
Accrued liabilities	7,666	4,906
Convertible notes payable	3,370	8,474
Current portion of debt	14,529	10,864
Income tax payable	65	24
Customer deposits-current	2,291	1,588
Operating lease liability	26	220
Total Current Liabilities	31,335	28,175

Other liabilities	191	499
Customer deposits- long-term	-	1,248
Long-term debt	8,100	-
Operating lease liability	155	216
Deferred tax liability, net	5,973	7,779
Total Liabilities	45,754	37,917

Commitments and Contingencies (Note 9)

Stockholders’ Equity:
9.0% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share, $25.00 liquidation preference; authorized 6,040,000; 4,953,545 and 3,061,245 shares issued and outstanding as of September 30, 2024 and December 31, 2023	5	3
Series B Preferred Stock, par value $0.0001 per share, authorized 187,500; 62,500 shares issued and outstanding as of September 30, 2024 and December 31, 2023	—	—
Common stock, par value $0.001 per share, authorized 75,000,000; 7,690,219 shares issued and 7,649,478 shares outstanding as of September 30, 2024 and 2,546,361 shares issued and 2,505,620 shares outstanding as of December 31, 2023	8	3
Additional paid-in capital	308,947	291,276
Accumulated deficit	(274,287)	(250,970)
Common stock in treasury, at cost, 40,741 shares at September 30, 2024 and December 31, 2023	(13,798)	(13,798)
Total Soluna Holdings, Inc. Stockholders’ Equity	20,875	26,514
Non-Controlling Interest	30,720	26,845
Total Stockholders’ Equity	51,595	53,359
Total Liabilities and Stockholders’ Equity	$97,349	$91,276

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-51

Soluna Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

For the Three and Nine Months Ended September 30, 2024 and 2023

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share)	2024	2023	2024	2023

Cryptocurrency mining revenue	$2,811	$1,786	$13,691	$5,497
Data hosting revenue	4,271	4,011	14,446	5,451
High-performance computing service revenue	-	-	-	-
Demand response service revenue	443	-	1,612	-
Total revenue	7,525	5,797	29,749	10,948
Operating costs:
Cost of cryptocurrency mining revenue, exclusive of depreciation	1,963	1,040	5,687	4,451
Cost of data hosting revenue, exclusive of depreciation	2,555	2,150	6,982	3,181
Cost of high-performance computing services	2,859	-	2,859	-
Costs of revenue- depreciation	1,512	1,200	4,540	2,364
Total costs of revenue	8,889	4,390	20,068	9,996
Operating expenses:
General and administrative expenses, exclusive of depreciation and amortization	5,248	2,723	14,625	11,219
Depreciation and amortization associated with general and administrative expenses	2,404	2,379	7,209	7,134
Total general and administrative expenses	7,652	5,102	21,834	18,353
Impairment on fixed assets	-	41	130	418
Operating loss	(9,016)	(3,736)	(12,283)	(17,819)
Interest expense	(821)	(495)	(1,694)	(2,355)
Gain (loss) on debt extinguishment and revaluation, net	1,203	(769)	(7,495)	(2,350)
Loss on sale of fixed assets	-	(373)	(21)	(404)
Other expense, net	(6)	(74)	(32)	(301)
Loss before income taxes	(8,640)	(5,447)	(21,525)	(23,229)
Income tax benefit (expense)	547	(569)	1,743	524
Net loss	(8,093)	(6,016)	(19,782)	(22,705)
(Less) Net loss (income) attributable to non-controlling interest	903	(646)	(3,535)	206
Net loss attributable to Soluna Holdings, Inc.	$(7,190)	$(6,662)	$(23,317)	$(22,499)

Basic and Diluted loss per common share:
Basic & Diluted loss per share	$(1.29)	$(5.96)	$(6.00)	$(24.16)

Weighted average shares outstanding (Basic and Diluted)	7,738,664	1,412,640	5,147,602	1,162,689

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-52

Soluna Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Changes in Equity
For the Year Ended December 31, 2023

And the Three and Nine Months Ended September 30, 2024 (Unaudited)

(Dollars in thousands, except per share)

	Preferred Stock				Common Stock		Additional Paid-in		Treasury Stock		Non-	Total
	Series A Shares	Amount	Series B Shares	Amount	Shares (1)	Amount (1)	Capital (1)	Accumulated Deficit	Shares (1)	Amount	Controlling Interest	Stockholders’ Equity
January 1, 2023	3,061,245	$3	62,500	$—	788,578	$1	$277,429	$(221,769)	40,741	$(13,798)	4,406	$46,272

Net loss	—	—	—	—	—	—	—	(7,062)	—	—	(370)	(7,432)

Preferred dividends- Series B	—	—	—	—	—	—	(131)	—	—	—	—	(131)

Stock-based compensation	—	—	—	—	—	—	865	—	—	—	—	865

Issuance of shares – securities purchase offering	—	—	—	—	87,144	—	439	—	—	—	—	439

Restricted stock units vested	—	—	—	—	5,769	—	—	—	—	—	—	—

Issuance of shares – restricted stock	—	—	—	—	1,400	—	14	—	—	—	—	14

Issuance of shares- Notes conversion	—	—	—	—	174,505	—	1,394	—	—	—	—	1,394

Contribution from Non-Controlling interest	—	—	—	—	—	—	—	—	—	—	8,758	8,758

March 31, 2023	3,061,245	$3	62,500	$—	1,057,396	$1	$280,010	$(228,831)	40,741	$(13,798)	$12,794	$50,179

Net loss	—	—	—	—	—	—	—	(8,775)	—	—	(482)	(9,257)

Preferred dividends – Series B	—	—	—	—	—	—	(252)	—	—	—	—	(252)

Stock-based compensation	—	—	—	—	—	—	2,232	—	—	—	—	2,232

Issuance of shares – securities purchase offering	—	—	—	—	63,978	—	446	—	—	—	—	446

Restricted stock units vested	—	—	—	—	25,125	—	—	—	—	—	—	—

Issuance of shares-merger shares	—	—	—	—	19,800	—	—	—	—	—	—	—

Issuance of shares- Notes conversion	—	—	—	—	64,351	—	400	—	—	—	—	400

Warrants and valuation issued in relation to debt amendment	—	—	—	—	—	—	1,330	—	—	—	—	1,330

Contribution from Non-Controlling interest	—	—	—	—	—	—	—	—	—	—	13,543	13,543

June 30, 2023	3,061,245	$3	62,500	$—	1,230,650	$1	$284,166	$(237,606)	40,741	$(13,798)	$25,855	$58,621

Net (loss) income	—	—	—	—	—	—	—	(6,662)	—	—	646	(6,016)

Preferred dividends-Series B	—	—	—	—	—	—	(38)	—	—	—	—	(38)

Stock-based compensation	—	—	—	—	—	—	595	—	—	—	—	595

Issuance of shares – securities purchase offering	—	—	—	—	113,502	—	770	—	—	—	—	770

Common Shares and Warrants for Series B dividend payment	—	—	—	—	44,000	—	656	—	—	—	—	656

Issuance of shares- notes conversion	—	—	—	—	104,577	—	650	—	—	—	—	650

Contribution from Non-Controlling interest	—	—	—	—	—	—	—	—	—	—	151	151

September 30, 2023	3,061,245	$3	62,500	$—	1,492,729	$1	$286,799	$(244,268)	40,741	$(13,798)	$26,652	$55,389

Net (loss) income	—	—	—	—	—	—	—	(6,702)	——	—	1,705	(4,997)

Stock-based compensation	—	—	—	—	—	—	602	—	—	—	—	602

Issuance of shares-merger shares	—	—	—	—	39,600	—	—	—	—	—	—	—

Issuance of shares –warrants exercise	—	—	—	—	81,726	—	—	—	—	—	—	—

True up shares for reverse split	—	—	—	—	37,762	—	—	—	—	—	—	—

Restricted stock units vested	—	—	—	—	2,299	—	—	—	—	—	—	—

Warrant revaluation	—	—	—	—	—	—	307	—	—	—	—	307

Issuance of shares- notes conversion	—	—	—	—	892,245	2	3,568	—	—	—	—	3,570

Distribution to non-controlling interest	—	—	—	—	—	—	—	—	—	—	(1,520)	(1,520)

Contribution from Non-Controlling interest	—	—	—	—	—	—	—	—	—	—	8	8

December 31, 2023	3,061,245	$3	62,500	$—	2,546,361	$3	$291,276	$(250,970)	40,741	$(13,798)	$26,845	$53,359

(1)	Prior period results have been adjusted to reflect the Reverse Stock Split of the Common Stock at a ratio of 1-for-25 that became effective October 13, 2023. See Note 2, “Basis of Presentation,” for details.

F-53

	Preferred Stock				Common Stock		Additional		Treasury Stock		Non-	Total
	Series A Shares	Amount	Series B Shares	Amount	Shares	Amount	Paid-in Capital	Accumulated Deficit	Shares	Amount	Controlling Interest	Stockholders’Equity

January 1, 2024	3,061,245	$3	62,500	$—	2,546,361	$3	$291,276	$(250,970)	40,741	$(13,798)	$26,845	$53,359

Net (loss) income	—	—	—	—	—	—	—	(5,254)	—	—	2,710	(2,544)

Reverse split adjustment	—	—	—	—	17	—	—	—	—	—	—	—

Stock-based compensation	—	—	—	—	—	—	661	—	—	—	—	661

Issuance of shares – warrant exercise	—	—	—	—	61,501	—	300	—	—	—	—	300

Restricted stock units vested	—	—	—	—	3,780	—	—	—	—	—	—	—

Issuance of shares- Notes conversion	—	—	—	—	270,572	—	1,023	—	—	—	—	1,023

Warrant revaluation	—	—	—	—	—	—	(1,715)	—	—	—	—	(1,715)

Distribution to Non-Controlling interest	—	—	—	—	—	—	—	—	—	—	(2,233)	(2,233)

March 31, 2024	3,061,245	$3	62,500	$—	2,882,231	$3	$291,545	$(256,224)	40,741	$(13,798)	$27,322	$48,851

Net (loss) income	—	—	—	—	—	—	—	(10,873)	—	—	1,728	(9,145)

Series A Preferred Stock issuance	1,892,300	2	—	—	—	—	(2)	—	—	—	—	—

Stock-based compensation	—	—	—	—	—	—	1,386	—	—	—	—	1,386

Issuance of shares – warrant exercise	—	—	—	—	529,354	—	2,004	—	—	—	—	2,004

Issuance of shares- Restricted stock awards	—	—	—	—	1,149,767	1	(1)	—	—	—	—	—

Restricted stock units vested	—	—	—	—	100	—	—	—	—	—	—	—

Issuance of shares- Notes conversion	—	—	—	—	711,393	1	2,688	—	—	—	—	2,689

Warrant revaluation	—	—	—	—	—	—	7,648	—	—	—	—	7,648

Distribution to Non-Controlling interest	—	—	—	—	—	—	—	—	—	—	(3,482)	(3,482)

June 30, 2024	4,953,545	$5	62,500	$—	5,272,845	$5	$305,250	$(267,097)	40,741	$(13,798)	$25,568	$49,933

Net loss	—	—	—	—	—	—	—	(7,190)	—	—	(903)	(8,093)

Stock-based compensation	—	—	—	—	—	—	1,257	—	—	—	—	1,257

Issuance of shares – warrant exercise	—	—	—	—	596,390	1	26	—	—	—	—	27

Issuance of shares- Restricted stock awards	—	—	—	—	1,188,691	1	(1)	—	—	—	—	—

SEPA Commitment fee payment	—	—	—	—	59,382	—	250	—	—	—	—	250

Issuance of shares- Notes conversion	—	—	—	—	572,911	1	2,165	—	—	—	—	2,166

Contribution to Non-Controlling interest	—	—	—	—	—	—	—	—	—	—	7,259	7,259

Distribution to Non-Controlling interest	—	—	—	—	—	—	—	—	—	—	(1,204)	(1,204)

September 30, 2024	4,953,545	$5	62,500	$—	7,690,219	$8	$308,947	$(274,287)	40,741	$(13,798)	$30,720	$51,595

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-54

Soluna Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Nine Months Ended September 30, 2024 and 2023

	Nine Months Ended September 30,
(Dollars in thousands)	2024	2023
Operating Activities
Net loss	$(19,782)	$(22,705)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	4,634	2,387
Amortization expense	7,116	7,111
Stock-based compensation	3,286	3,709
Deferred income taxes	(1,806)	(524)
Impairment on fixed assets	130	418
Provision for credit losses	611	-
Amortization of operating lease asset	139	177
Loss on debt extinguishment and revaluation, net	7,495	2,350
Amortization on deferred financing costs and discount on notes	179	748
Loss on sale of fixed assets	21	404
Changes in operating assets and liabilities:
Accounts receivable	536	(1,552)
Prepaid expenses and other current assets	(3,429)	(484)
Other long-term assets	(5,771)	(307)
Accounts payable	1,159	551
Deferred revenue	-	(453)
Operating lease liabilities	(141)	(172)
Other liabilities and customer deposits	(811)	1,294
Accrued liabilities	3,022	2,644
Net cash used in operating activities	(3,412)	(4,404)
Investing Activities
Purchases of property, plant, and equipment	(3,820)	(12,534)
Purchases of intangible assets	(95)	(49)
Proceeds from disposal on property, plant, and equipment	215	2,266
Deposits of equipment, net	(3,991)	200
Net cash used in investing activities	(7,691)	(10,117)
Financing Activities
Proceeds from common stock warrant exercises	2,330	-
Proceeds from common stock securities purchase agreement offering	-	817
Proceeds from notes and debt issuance	14,470	3,100
Payments on Navitas loan and notes payable	(2,261)	(510)
Costs of common stock securities purchase agreement offering	-	(10)
Payments on NYDIG loans and line of credit	-	(350)
Contributions from non-controlling interest	5,098	19,706
Distributions to non-controlling interest	(6,694)	-
Net cash provided by financing activities	12,943	22,753

Increase in cash & restricted cash	1,840	8,232
Cash & restricted cash – beginning of period	10,367	1,821
Cash & restricted cash – end of period	$12,207	$10,053

Supplemental Disclosure of Cash Flow Information
Interest paid on NYDIG loans and line of credit	115	567
Interest paid on Navitas loan	103	-
Warrant consideration in relation to convertible notes and revaluation of warrant liability	5,606	1,330
Notes converted to common stock	5,877	2,444
Noncash membership distribution accrual	741	-
SEPA commitment payment	250	-
Noncash disposal of NYDIG collateralized equipment	-	2,576
Promissory note and interest conversion to common shares	-	845
Noncash non-controlling interest contributions	1,440	2,746
Noncash activity right-of-use assets obtained in exchange for lease obligations	-	403
Series B preferred dividend in accrued expense	-	657
Noncash note receivable from sale of equipment	-	240

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-55

Notes to Condensed Consolidated Financial Statements (Unaudited)

1. Nature of Operations

Description of Business

Unless the context requires otherwise in these notes to the consolidated financial statements, the terms “SHI,”, “ the “Company,” “we,” “us,” and “our” refer to Soluna Holdings, Inc. together with its consolidated subsidiaries, “SDI” refers to Soluna Digital, Inc. and previously, “SCI” refers to Soluna Computing, Inc., formerly known as EcoChain, Inc.

Soluna Holdings, Inc. is a digital infrastructure company that specializes in transforming surplus renewable energy into computing resources. The Company’s strategy is to operate modular data centers co-located with wind, solar, and hydroelectric power plants, supporting compute-intensive applications, including Bitcoin mining, generative AI, and scientific computing. This approach aims to create a more sustainable grid while providing cost-effective and environmentally friendly computing solutions.

Soluna Holdings, Inc., was originally incorporated in the State of New York in 1961 as Mechanical Technology, Incorporated and reincorporated in the State of Nevada on March 24, 2021. Headquartered in Albany, New York, the Company changed its name from “Mechanical Technology, Incorporated” to Soluna Holdings, Inc. on November 2, 2021. On October 29, 2021, Soluna Callisto merged into Soluna Computing, Inc. (“SCI”), a private green data center development company. Effective December 31, 2023, SCI transferred substantially all of its assets to SHI and/or its subsidiaries, and SHI currently conducts its business through its wholly owned subsidiary, Soluna Digital, Inc. (“SDI”). Additionally, SHI formed Soluna Cloud, Inc. (“Soluna Cloud”) on March 24, 2024, to operate cloud, co-location, and data hosting services related to high performance computing and AI. On April 2, 2024, SHI formed Soluna Energy, Inc. (“SEI”) to own and manage renewable energy power purchase agreements and land leases through a series of service subsidiaries.

During fiscal year 2021, the Company commenced mining operations at its Murray, Kentucky location (“Project Sophie”) and Calvert City, Kentucky site (“Project Marie”). Project Marie was decommissioned in February 2023, while Project Sophie transitioned its focus from proprietary Bitcoin mining to hosting customers’ Bitcoin mining operations in the second quarter of 2023. All 25 MW of Project Sophie now perform data hosting services, including an AI customer pilot conducted during the first half of 2024. The Company has since sold all Bitcoin miners at Project Sophie and redeployed the capital. In September 2022, the Company divested specific mining assets at its Wenatchee, Washington facility (“Project Edith”), while continuing to manage operational contracts for the new owner. In August 2024, the Company divested the legal entity and ceased management of operational contracts for the new owner.

The Company’s Texas site (“Project Dorothy”), located at a wind farm, holds the potential for up to 100 MW of power generation. By June 2024, SHI had energized 50 MW of the site across two phases, Project Dorothy 1A and 1B. As of September 30, 2024, SHI holds a 14.6% ownership interest in Soluna DVSL ComputeCo, LLC (“DVSL”), owner of Project Dorothy 1A, and a 51% ownership interest in Soluna DV ComputeCo, LLC (“DVCC”), owner of Project Dorothy 1B. On July 22, 2024 the Company closed financing for the 48 MW modular data center (the “Project Dorothy 2”). Project Dorothy 2 is financed by Soluna2 SLC Fund II Project Holdco LLC, an investment vehicle of Spring Lane Capital (“SLC”) and SDI. As of the September 30, 2024, SDI has a 28% ownership interest in Project Dorothy 2.

On June 18, 2024, Soluna AL CloudCo, LLC (“CloudCo”), a subsidiary of Soluna Cloud, entered into an agreement with Hewlett Packard Enterprise Company (“HPE”). Under this agreement, HPE will provide datacenter and cloud services for AI and supercomputing applications utilizing NVIDIA H100 Graphic Processing Units. This agreement involves an initial pre-payment of $10.3 million, with a total commitment of $34 million over a 36-month period and offers the potential for expansion based on mutual agreement.

Soluna is committed to leveraging its modular data centers and renewable energy partnerships to support the growing demands of Bitcoin mining, AI, and other high-performance computing industries, while maintaining a focus on sustainable, cost-effective energy use.

Going Concern and Liquidity

The Company’s condensed financial statements as of September 30, 2024 have been prepared using generally accepted accounting principles in the United States of America (“U.S. GAAP”) applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As shown in the accompanying condensed financial statements, the Company was in a net loss, has negative working capital, and has significant outstanding debt as discussed in Note 7 as of September 30, 2024. In addition, Soluna MC Borrowing has a litigation matter with NYDIG ABL LLC (“NYDIG”) in relation to their Master Equipment Finance Agreement. See further discussion around the NYDIG litigation in Note 9. These factors, among others indicate that there is substantial doubt about the Company’s ability to continue as a going concern within one year after issuance of these condensed financial statements as of September 30, 2024, or November 14, 2024.

F-56

The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. In the near term, management is evaluating and implementing different strategies to obtain financing to fund the Company’s expenses and growth to achieve a level of revenue adequate to support the Company’s current cost structure. Financing strategies may include, but are not limited to, stock issuances, project level equity, debt borrowings, partnerships and/or collaborations. If the Company is unable to meet its financial obligations, it could be forced to restructure or refinance, seek additional equity capital or sell its assets. The Company might then be unable to obtain such financing or capital or sell its assets on satisfactory terms. There can be no assurance that additional financing will be available to the Company when needed or, if available, that it can be obtained on commercially reasonable terms. If the Company is not able to obtain the additional financing on a timely basis, if and when it is needed, it will be forced to delay or scale down some or all of its development activities or perhaps even cease the operation of its business.

In addition to the Company’s cash on hand for available use of approximately $8.8 million as of September 30, 2024, the Company will need additional capital raising activities, to meet its capital expenditure needs for its current pipeline and other operational needs. On August 12, 2024, the Company entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, LTD., a Cayman Islands exempt limited company (“YA”). In accordance with the terms of the SEPA, YA has agreed to purchase up to $25 million in aggregate gross purchase price of newly issued fully paid shares of the Company’s common stock from time to time subject to the limits and the conditions of the SEPA.

The Company in fiscal year 2024 will continue to look to evaluate different strategies to obtain financing to fund operations. However, management cannot provide any assurances that the Company will be successful in accomplishing additional financing or any of its other plans. These financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2. Basis of Presentation

In the opinion of management, the Company’s condensed consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the periods presented in accordance with United States of America’s Generally Accepted Accounting Principles (“U.S. GAAP”). The results of operations for the interim periods presented are not necessarily indicative of results for the full year.

Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (“the Annual Report”).

The information presented in the accompanying condensed consolidated balance sheet as of December 31, 2023 has been derived from the Company’s audited consolidated financial statements. All other information has been derived from the Company’s unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2024 and September 30, 2023.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its subsidiaries, including the Company’s variable interest entities disclosed in Note 13. All intercompany balances and transactions are eliminated in consolidation.

Reverse Stock Split

On October 11, 2023, the Company filed a Certificate of Change (the “Certificate of Change”) effecting a reverse stock split as of 5:00 p.m. Eastern Standard Time on October 13, 2023 with a ratio of 1-for-25 (the “Reverse Split”). The Company’s common stock began trading on a post-split basis under the Company’s existing trading symbol, “SLNH,” when the market opened on October 16, 2023. The reverse stock split was approved by the Board of Directors and by shareholders at the annual meeting of the stockholders on June 29, 2023. At the effective time, every 25 issued and outstanding shares of the Company common stock was converted automatically into one share of the Company’s common stock without any change in the par value per share. The Reverse Split did not change the number of shares of common stock authorized for issuance. No fractional shares were outstanding following the Reverse Split. Any holder who would have received a fractional share of common stock was automatically entitled to receive an additional fraction of a share of common stock to round up to the next whole share.

The primary goal of the Reverse Stock Split was to increase the per share price of the Common Stock in order to meet the minimum per share price requirement of $1.00 for continued listing on the Nasdaq. On October 30, 2023, the Company received a notice of compliance from NASDAQ.

F-57

In addition, effective as of the same time as the Reverse Split, proportionate adjustments were made to all then-outstanding equity awards, warrants and convertible securities with respect to the number of shares of common stock subject to such award or security and the exercise or conversion price thereof. Furthermore, the number of shares of common stock available for issuance under the Company’s equity incentive plans has been proportionately adjusted for the Reverse Split ratio, such that fewer shares will be subject to such plans. Furthermore, proportionate adjustments were made to the conversion factor at which the Company’s Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), may be converted to Common Stock. The total number of shares of Series B Preferred Stock of the Company authorized for issuance remained at 187,500.

The effects of the Reverse Stock Split have been reflected in these financial statements and the accompanying footnotes for all periods presented, which includes adjusting the description of any activity that may have been transacted on a pre-Reverse Stock Split basis.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid short-term investments with original maturities of less than three months.

Restricted Cash

Restricted cash relates to cash that is legally restricted as to withdrawal and usage or is being held for a specific purpose and thus not available to the Company for immediate or general business use. As of September 30, 2024, the Company had restricted cash of approximately $3.4 million, in which approximately $2.0 million was classified as current and approximately $1.46 million was classified as non-current. As of December, 31, 2023, the Company had restricted cash of approximately $4.0 million, in which $3.0 million was classified as current and $1.0 million was classified as non-current. The balance in restricted cash relates to funds held in escrow accounts due to sales of equipment that were executed, in which the Company can release to the convertible noteholders only if they request their share of funds. If no funds are distributed to the convertible noteholders from the escrow account by January 24, 2025, the funds may be used for general purposes for the Company. In addition, there was a restricted deposit held with a customer that was for less than 12 months. The Company has a long-term restricted cash balance in relation to a collateralized deposit.

Deposits and Credits on equipment

As of September 30, 2024 and December 31, 2023, the Company had approximately $5.0 million and $1.0 million, respectively, in deposits and credits on equipment, that had not yet been received by the Company. Once the Company receives such equipment in the subsequent period, the Company will reclassify such balance into Property, Plant, and Equipment. Included in these balances was a credit on equipment of $975 thousand, of which approximately $49 thousand has been used as of September 30, 2024, and the remaining $926 thousand will be restricted to be used on future purchases for Project Dorothy 2 and Project Kati by March 1, 2025 (“expiration date”). The Company notes that if an order is not executed by the expiration date, the credit would be forfeited. The Company intends to utilize the full credit balance for future orders prior to the expiration date.

Warrant Liability

Under the guidance in ASC 815, Derivatives and Hedging (ASC 815), certain Company warrants associated with the Fourth Amendment described further in Note 7 on February 28, 2024 did not meet the criteria for equity treatment, due to being subject to shareholder approval. As such, the warrants were recorded on the balance sheet at fair value. This valuation was subject to re-measurement at each balance sheet date. With each re-measurement, the warrant valuation was adjusted to fair value, with the change in fair value recognized in the Company’s condensed consolidated statement of operations. On May 30, 2024, shareholder approval was obtained removing the cap containment provision, and as such, the liability accounting treatment was no longer required. Since all other criteria were met to be treated as an equity, the Company adjusted the warrant liability as of the date of shareholder approval and reclassified balance to equity. As such, the Company accounted for the change in the fair value of the warrant liability as of the date of the shareholder approval (May 30, 2024).

As discussed in Footnote 7, on June 20, 2024, Soluna AL Cloudco, LLC (“CloudCo”), a subsidiary of Soluna Cloud, Inc (“Cloud”), entered into a Promissory Note Agreement of $12.5 million with an accredited investor. In addition, on July 12, 2024, CloudCo, Cloud, and the Existing Investor entered into a First Amendment to the Note Purchase Agreement (the “June SPA Amendment”). This amendment allows CloudCo to issue additional secured promissory notes totaling $1.25 million to new accredited investors (the “Additional Investors”). In consideration of entering into the promissory note, Cloud provided warrants to the accredited investor. Since the warrants were determined to not be indexed to the Company’s own stock under ASC 815-40-15, and since the warrants to be delivered upon exercise are not readily convertible to cash, they do not meet the net settlement criteria within ASC 815-10-15-83. While Soluna Holdings, Inc is publicly traded, the shares provided are specific to Soluna Cloud, Inc, which is a subsidiary of Soluna Holdings, Inc. The shares of Soluna Cloud, Inc are not publicly traded and therefore the common stock underlying the warrant is not readily convertible to cash. Further evaluation of the Warrants under ASC 815-10 was required to determine if the Warrants meet the definition of a derivative. The warrants are classified as a liability that are required to be adjusted to fair market value. The Company applied a discounted cash flow method in relation to the valuation of Cloud in which assumptions from forecasted projected cash flow data and other key operating assumptions such as working cash flow were used to determine an enterprise value less any current debt in order to determine an equity value for Cloud. As of September 30, 2024, the warrants were fair valued, and deemed to not have any further value, as such the Company wrote down the liability balance to $0.

F-58

Reclassification

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations or net assets.

Correction of an Error

While preparing the Company’s Form 10-K for the year ended December 31, 2023, the Company identified the following errors related to the presentation of basic and diluted Earnings Per Share (“EPS”) in its historical filing for the year ended December 31, 2022, and for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023:

●	Inclusion of the net income/loss from noncontrolling interest in the numerator;
●	Inclusion of the cumulative undeclared preferred dividends in the numerator;
●	Exclusion of shares issued for little or no cash consideration (ie: penny warrants) in the denominator.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements;” the Company evaluated the errors and has determined that the related impacts were not material to any prior annual or 10-Q report, but that correcting the cumulative impact of such errors would be significant to our EPS for the year ended December 31, 2023. Accordingly, the Company has corrected such immaterial errors by adjusting its December 31, 2022 consolidated statement of operations related to the calculation of earnings per share. The Company also corrected previously reported interim financial information for such immaterial errors in future filings, as applicable. The following summarizes the effect of the revision on each financial statement line item.

The following analysis provides a comparison amongst the basic and diluted EPS as reported on the Form 10-Q for the quarter ended September 30, 2023, and the final revised basic and diluted EPS calculation to correct all identified errors:

	For the three months ended September 30, 2023			For the nine months ended September 30, 2023
	As Reported	As Revised	Change	As Reported	As Revised	Change
Basic and Diluted net loss per share	$(4.40)	$(5.96)	$(1.56)	$(20.11)	$(24.16)	$(4.05)

3. Accounts Receivable, net

Accounts receivables consist of the following at:

(Dollars in thousands)	September 30, 2024	December 31, 2023
Data hosting	$1,750	$2,456
Related party receivable	-	8
Demand response service receivable	631	268
Proprietary mining Coinbase receivable	31	216
Other	244	-
	2,656	2,948
Less: Allowance for expected credit losses	(611)	-
	$2,045	$2,948

The Company’s allowance for expected credit loss was $611 thousand as of September 30, 2024 and $0 as of December 31, 2023. In the nine months ended September 30, 2024, one of the Company’s borrowers from a note receivable were having financial difficulty and securing financing, as such the Company fully reserved the note balance and incurred a provision on credit loss of approximately $244 thousand. The Company increased its reserve by $367 thousand due to an unresolved pricing dispute with a Bitcoin hosting customer.

F-59

4. Property, Plant and Equipment

Property, plant and equipment consist of the following at:

(Dollars in thousands)	September 30, 2024	December 31, 2023
Land and land improvements	$1,553	$1,538
Buildings and leasehold improvements	25,384	25,369
Computers and related software	11,459	11,764
Machinery and equipment	9,142	9,054
Office furniture and fixtures	35	28
Construction in progress	4,295	1,111
	51,868	48,864
Less: Accumulated depreciation	(8,397)	(4,292)
	$43,471	$44,572

Depreciation expense was approximately $1.5 million and $1.2 million for the three months ended September 30, 2024 and 2023, respectively. Depreciation expense was approximately $4.6 million and $2.4 million for the nine months ended September 30, 2024 and 2023, respectively

There was no loss on sale of equipment for the three months ended September 30, 2024. The Company had a loss on sale of equipment of approximately $21 thousand for the nine months ended September 30, 2024, in which related to equipment held for sale and in storage. The Company received proceeds on the sale of equipment of approximately $215 thousand for the nine months ended September 30, 2024, in which the net book value was approximately $236 thousand. For the three and nine months ended September 30, 2023, the Company incurred a loss on sale of fixed assets of approximately $373 thousand and $404 thousand in relation to the sale of miners for Project Sophie and sale of the remaining Project Marie fixed assets including the Tesseracks (mobile, Bitcoin Mining Equipment).

There were no impairment charges for the three months ended September 30, 2024. During the nine months ended September 30, 2024, the Company had impairment charges of approximately $130 thousand. This charge related to the sale of S19 miners that occurred in April 2024, whereas the Company wrote down the net book value of the miners to the subsequent sales price. The Company had impairment charges of approximately $41 thousand for the three months ended September 30, 2023 due to revaluing the M31 and M32 miners to the current market conditions. During the nine months ended September 30, 2023, the Company had impairment charges of approximately $418 thousand in which related to impairment of approximately $165 thousand for power supply units (PSUs) at the Sophie location, $84 thousand for M31 miners based on sales of other recent M31 miners, in which the Company wrote down the net book value to sale price of the sold M32 miners, and $169 thousand due to revaluing the S19 miners to the current market conditions.

Equipment held for sale

In April 2023, Project Sophie entered into a 25 MW hosting contract with a sustainability-focused Bitcoin miner, which has shifted the Company’s business model at the Company’s modular data center at Project Sophie from proprietary mining to hosting Bitcoin miners for the customer. The Company obtained Board of Director approval to sell all remaining miners at the Sophie location and as of December 31, 2023, approximately $107 thousand remained outstanding whereas the Company expected to be sold within a year. For the nine months ended, September 30, 2024, the Company has sold all remaining Sophie assets held for sale for approximately $82 thousand. In March 2024, Project Dorothy 1B began to look to sell certain miners due to interest from third parties and sold $133 thousand of miners that were included as equipment held for sale as of March 31, 2024, therefore there is no remaining balance related to Dorothy 1B as of September 30, 2024. A balance of approximately $28 thousand in remaining outstanding as of September 30, 2024 related to Marie assets.

5. Intangible Assets

Intangible assets consist of the following as of September 30, 2024:

(Dollars in thousands)	Intangible Assets	Accumulated Amortization	Total

Strategic pipeline contract	$46,885	$27,349	$19,536
Assembled workforce	500	292	208
Patents	259	17	242
Total	$47,644	$27,658	$19,986

F-60

Intangible assets consist of the following as of December 31, 2023:

(Dollars in thousands)	Intangible Assets	Accumulated Amortization	Total

Strategic pipeline contract	$46,885	$20,317	$26,568
Assembled workforce	500	216	284
Patents	165	10	155
Total	$47,550	$20,543	$27,007

Amortization expense for the three and nine months ended September 30, 2024 and 2023 was approximately $2.4 million and $7.1 million, respectively.

The strategic pipeline contract relates to supply of a critical input to our digital mining and hosting business. The Company has analyzed this strategic pipeline contract similar to a permit for future benefit. The strategic pipeline contract relates to potential renewable energy datacenters that fit in the alignment of the Company structure to expand operations of the Company’s new focus in their business.

The Company expects to record amortization expense of intangible assets over the next five years and thereafter as follows:

(Dollars in thousands)
Year	2024
2024 (remainder of the year)	$2,372
2025	9,490
2026	7,910
2027	12
2028	12
Thereafter	190
Total	$19,986

6. Income Taxes

During the three and nine months ended September 30, 2024, the Company’s effective income tax rate was 8.3% and 7.6%, and for the three and nine months ended September 30, 2023, the Company’s effective tax rate was (4.5)% and 1.6%. The projected annual effective tax rate is less than the Federal statutory rate of 21%, primarily due to the change in the valuation allowance, as well as changes to estimated taxable income for 2024 and permanent differences. There was $547 thousand deferred income tax benefit and $569 thousand deferred income tax expense for the three months ended September 30, 2024 and 2023.. There was $1.8 million and $524 thousand deferred income tax benefit for the nine months ended September 30, 2024 and 2023, offset with a $63 thousand and $0 current tax expense for nine months ended September 30, 2024 and 2023.

In connection with the strategic contract pipeline acquired in the asset acquisition that occurred in October 2021, the Company is required to recognize a deferred tax impact of acquiring an asset in a transaction that is not a business combination when the amount paid exceeds the tax basis on the acquisition date. As such, the Company is required to adjust the value of the strategic contract pipeline by approximately $10.9 million at inception date, in which was recorded as a deferred tax liability and this amount will be amortized over the life of the asset. For the three and nine months ended September 30, 2024 and 2023, the Company amortized $547 thousand and $1.6 million.

The Company provides for recognition of deferred tax assets if the realization of such assets is more likely than not to occur in accordance with accounting standards that address income taxes. Significant management judgment is required in determining the period in which the reversal of a valuation allowance should occur. The Company has considered all available evidence, both positive and negative, such as historical levels of income and future forecasts of taxable income amongst other items, in determining its valuation allowance. In addition, the Company’s assessment requires us to schedule future taxable income in accordance with accounting standards that address income taxes to assess the appropriateness of a valuation allowance which further requires the exercise of significant management judgment.

The Company believes that the accounting estimate for the valuation of deferred tax assets is a critical accounting estimate because judgment is required in assessing the likely future tax consequences of events that have been recognized in our financial statements or tax returns. The Company based the estimate of deferred tax assets and liabilities on current tax laws and rates and, in certain cases, business plans and other expectations about future outcomes. In the event that actual results differ from these estimates, or the Company adjusts these estimates in future periods, the Company may need to adjust the recorded valuation allowance, which could materially impact our financial position and results of operations. The Company has a full valuation allowance for the deferred tax asset of $36.7 million and $36.8 million on September 30, 2024 and December 31, 2023, respectively. We will continue to evaluate the ability to realize our deferred tax assets and related valuation allowance on a quarterly basis.

F-61

7. Debt

The following table represents total debt outstanding by agreement as of September 30, 2024:

(Dollars in thousands):	Convertible notes payable	Current portion of debt	Long term debt	Total
Convertible Notes	$3,370	$-	$-	$3,370
NYDIG financing	-	9,183	-	9,183
Navitas term loan	-	292	-	292
June 2024 secured note	-	3,781	8,100	11,881
July 2024 additional secured note	-	1,273	-	1,273
Total Debt	$3,370	$14,529	$8,100	$25,999

The following table represents total debt outstanding by agreement as of December 31, 2023:

(Dollars in thousands):	Convertible notes payable	Current portion of debt	Long term debt	Total
Convertible Notes	$8,474	$-	$-	$8,474
NYDIG financing	-	9,183	-	9,183
Navitas term loan	-	1,681	-	1,681
Total Debt	$8,474	$10,864	$-	$19,338

Convertible Notes

Debt consists of the following

(Dollars in thousands):	Maturity Date	Interest Rate	September 30, 2024	December 31, 2023
Convertible Note	January 24, 2025	*18%	$3,370	$8,474

*	Default interest was waived on March 10, 2023, and no further default interest applied on the Convertible Note for the remainder of the year.

On October 25, 2021, pursuant to a Securities Purchase Agreement (the “October SPA”), the Company issued to certain accredited investors (the “Noteholders”) (i) secured convertible notes in an aggregate principal amount of $16.3 million for an aggregate purchase price of $15 million (collectively, the “October Secured Notes”), which were, subject to certain conditions, convertible at any time by the investors, into an aggregate of 1,776,073 shares of the Company’s common stock, at a price per share of $9.18 and (ii) Class A, Class B and Class C common stock purchase warrants (collectively, the “October Warrants”) to purchase up to an aggregate of 1,776,073 shares of common stock, at an initial exercise price of $12.50, $15 and $18 per share, respectively. The October Warrants are legally detachable and can be separately exercised immediately for five years upon issuance, subject to applicable Nasdaq rules.

On July 19, 2022 and on September 13, 2022, the Company entered an into an Addendum and Addendum Amendment which adjusted the terms such as maturity date, conversion prices, and the issuance of new warrants to the Noteholders. Pursuant to the Addendum and Addendum Amendment, the Company evaluated whether the new addendums qualified as debt modification or debt extinguishment. Based on ASC 470, Debt, the Company determined the Addendum and Addendum Amendment to fall under Debt Extinguishment treatment and the Company would be required to fair value the new debt, and in turn write off the existing debt on the books.

Following the debt extinguishment on July 19, 2022 as noted above, the Convertible Notes will be accounted for under the fair value method on a recurring basis upon issuance (e.g., upon execution of the Addendum) per guidance within ASC 480, and at each subsequent reporting period, with changes in fair value reported in earnings. Although the Notes are not being accounted for under 825-10, the substance of the debt is considered to be the same and is therefore considered outside the scope of ASC 470-60. As such, the Company performed a fair value analysis of the Convertible Notes. For the year-ended December 31, 2023 and quarter-ended September 30, 2024, the Company ran Monte Carlo simulations for the expected conversion dates of the Convertible Notes using risk free rates, annual volatility, daily trading volumes, likely conversion profiles, and other assumptions based on principal and accrued interest as of the period ends. The Company determined the fair value of the Convertible Notes uses certain Level 3 inputs.

F-62

Changes in Level 3 Financial Liabilities Carried at Fair Value

(in thousands)
Balance January 1, 2023	$12,254
Conversions of debt (January 2023- June 30, 2023)	(1,795)
Total revaluation losses, net (January 2023- June 30, 2023)	251
Balance June 30, 2023	10,710
Conversions of debt (July 1, 2023- September 30, 2023)	(650)
Total revaluation losses (July 1, 2023- September 30, 2023)	736
Balance September 30, 2023	10,796
Conversions of debt (October 1, 2023- December 31, 2023)	(3,569)
Total revaluation losses (October 1, 2023- December 31, 2023)	1,247
Balance December 31, 2023	8,474
Conversions of debt (January 1, 2024- June 30, 2024)	(3,712)
Extension fee	325
Total revaluation losses, net (January 1, 2024- June 30, 2024)	2,764
Balance June 30, 2024	7,851
Conversions of debt (July 1, 2024- September 30, 2024)	(2,166)
Total revaluation gains (July 1, 2024- September 30, 2024)	(2,315)
Balance September 30, 2024	$3,370

As of September 30, 2024, the Company had a fair value outstanding balance of approximately $3.4 million and a principal outstanding value of approximately $3.1 million.

The following table represents the significant and subjective fair value assumptions used for Convertible Notes during the nine months ended September 30, 2024:

Nine months ended September 30, 2024
Stock price	$2.88 – 6.09
Conversion price	$3.78
Volatility	80.0 – 115%
Risk-free interest rate	4.73- 5.46%

The events of default stated in the Notice of Acceleration and Repossession defined below with NYDIG Financing constituted a cross-default under the terms of secured convertible notes issued to the Noteholders. In addition to such cross-default, the failure of the Company pursuant to the Addendum dated as of July 19, 2022, to escrow an aggregate amount of $950 thousand for the benefit of the Noteholders by December 21, 2022, constituted an event of default under the Notes. Due to the default, the Company accrued interest at a rate of 18% which amounted to $617 thousand as of March 10, 2023. On March 10, 2023, the Company entered into a Second Addendum Amendment with the Noteholders, in which the Company paid the accumulated default accrued interest of $617 thousand using the restricted escrow accounts and contemporaneously with the payment, the Noteholders waived all existing events of default arising under the convertible notes.

On May 11, 2023, the Company entered into a Second Amendment Agreement (the “Second Amendment”) with the holders of its October Secured Notes to extend the maturity date of the October Secured Notes to July 25, 2024. In connection with the Second Amendment, the Company paid an extension fee of $250 thousand and increased the principal amount of the outstanding October Secured Notes by 14%. The Company also issued 240,000 new Class A warrants exercisable at $12.50 and 80,000 new Class B warrants exercisable at $20.00.

On November 20, 2023, the Company and the Noteholders entered into a Third Amendment Agreement to amend the Notes, the October SPA and related agreements (collectively, the “Transaction Documents”). The aim was to facilitate future financings by the Company that may include funds for prepayment of the Notes by permitting the Company to force conversion of up to $1.5 million of the Notes under certain circumstances, reduce the prepayment penalty in return for reducing the conversion price of the $4.7 million of the Notes and reducing the exercise price of 150,000 of the Warrants to $0.01.

F-63

On February 28, 2024 the Company and the Purchasers entered into a Fourth Amendment Agreement to amend the Notes, SPA and related agreements to facilitate future financings by the Company by amending the Transaction Documents as follows:

The Company shall be permitted to undertake at-the-market transactions in the future provided:

●	No Event of Default shall have occurred and be continuing under the Notes; and

●	The market price of the shares of common stock shall be at least the At-the-Market (“ATM”) Floor Price. ATM Floor Price means $10 per share initially, which is reduced to $8 per share six months after the ATM is effective and $6 per share 12 months after the after the effective date of the ATM.

In addition, the Company will be permitted to unilaterally extend the maturity date of the Notes for two 3-Month extensions if prior to the then in effect maturity date the Company gives notice to the Purchasers and increases the principal amount of the Notes on the date of each such extension by two percent (2%) the principal amount of the Notes outstanding on the date of this Agreement per each extension.

In consideration of the foregoing, the Company:

●	Reduced the conversion price of the Notes to $3.78 per share;

●	The Purchasers received an aggregate of 850,000 three year warrants exercisable at $0.01 per share;

●	An aggregate of 320,005 warrants held by the Purchasers had the exercise price reduced to $3.78 per share (the “$3.78 Warrants”); and

●	An aggregate of 478,951 warrants held by the Purchasers had the exercise price reduced to $6.00 per share (the “$6.00 Repriced Warrants”). For every one $6.00 Repriced Warrant exercised by a Purchaser, such Purchaser shall receive 1.36 new five-year warrants with an exercise price of $0.01, 1.6 new five-year warrants with an exercise price of $4.20, and 1.6 new five-year warrants with an exercise price of $5.70.

In June 2024, pursuant to the Fourth Amendment Agreement, the Company exercised its right to extend the maturity date of the Senior Notes for an additional six months, or until January 24, 2025, to enable the Company to continue to pursue its significant project development opportunities for Soluna Cloud, Dorothy 2 and other projects. The extension of the notes caused an increase in the convertible note balance of approximately $325 thousand and the extension fee was recorded within “Other Expense, net” for the nine months ended September 30, 2024.

The effect of the additional penny warrants, $3.78 warrants, and the $6.00 repriced warrants including additional warrants if exercised with the Noteholders, created a loss on debt extinguishment of approximately $5.8 million due to the fair value associated as of February 28, 2024. Such amounts were recorded as a loss on debt extinguishment and affected the Company’s warrant liability and additional paid in capital balance account. Due to the requirement of the shareholder approval associated with the Fourth Amendment, the warrants associated were initially treated as a liability. In addition, a warrant revaluation was done on March 31, 2024, which created a gain on revaluation associated with the warrant liability of approximately $1.5 million. On May 30, 2024, shareholder approval was obtained removing the cap containment provision for the warrants, and as such, the liability accounting treatment was no longer required. Since all other criteria were met to be treated as equity, the Company adjusted the warrant liability as of the date of shareholder approval and reclassified balance to equity. As such, the Company accounted for the change in the fair value of the warrant liability as of the date of the shareholder approval (May 30, 2024), in connection with its loss on revaluation of the warrant of approximately $1.6 million.

Pursuant to additional agreements with holders of another 51,618 outstanding warrants, similar adjustments with those warrants, resulted in a total adjustment to 530,569 warrants. As the 51,618 warrants were not with the Noteholders, the treatment of $6.00 repriced warrants was recorded as a deemed dividend and adjusted the Company’s earnings per share calculation noted in Footnote 9 for the nine months ended September 30, 2024. The fair value associated with the 51,618 warrants with non-Noteholders totaled approximately $386 thousand. On May 17, 2024, the Company permitted the holders of the Company’s Amended Class C Warrants, previously exercisable at $6 per share, to exercise such warrants at a reduced exercise price of $4 per share, provided that each such holder exercised at least 61.83% of their Amended Class C Warrants by the close of business on May 17, 2024. The Company also agreed to reduce the exercise price on all remaining Amended Class C Warrants. The adjustment in the exercise price, resulted in an additional deemed dividend which amounted to approximately $66 thousand for the nine months ended September 30, 2024.

For the nine months ended September 30, 2024, 529,161 of the Amended Class C warrants have been exercised by both the Noteholders and non-Noteholders, resulting in the issuance of 719,658 shares of $0.01 warrants, 846,657 shares of $4.20 warrants, and 846,657 shares of $5.70 warrants.

F-64

The following table represents the significant fair value assumptions used for warrants issued or repriced during the nine months ended September 30, 2024:

Nine months ended September 30, 2024
Stock price	$2.88- 4.07
Exercise price	$0.01- 20.00
Expected term in years	2.68 – 8.77
Expected dividend yield	0.00%
Volatility	110.0 – 137.50%
Risk-free interest rate	4.28- 4.44%

NYDIG financing

(Dollars in thousands)	Maturity Dates	Interest Rate	January 1, 2024 - September 30, 2024	January 1, 2023 - December 31, 2023
NYDIG Loans #1-11	April 25, 2023 thru January 25, 2027*	12% thru 15%	$9,183	$10,546

Less: repossession of collateralized assets			—	(1,363)
Total outstanding debt			$9,183	$9,183

*	Due to event of default- the entire NYDIG Financing became current, see note below.

On December 30, 2021, Soluna MC Borrowing 2021-1 LLC (the “Borrower”), an indirect wholly owned subsidiary of the Company entered into a Master Equipment Finance Agreement (the “Master Agreement”) with NYDIG ABL LLC (“NYDIG”) as lender, servicer and collateral agent (the “NYDIG facility”). The Master Agreement outlined the framework for a financing up to approximately $14.4 million in aggregate equipment financing. Subsequently, the parties negotiated the specific terms of each equipment financing transaction as well as the terms upon which the Noteholders would consent to the transactions contemplated by the Master Agreement.

On January 14, 2022, the Borrower effected an initial drawdown under the Master Agreement in the aggregate principal amount of approximately $4.6 million that bore interest at 14% and was to be repaid over 24 months. On January 26, 2022, the Borrower had a subsequent drawdown of $9.8 million. As part of the transactions contemplated under the Master Agreement, (i) the Company’s indirect wholly owned subsidiary, Soluna MC LLC, formerly EcoChain Block LLC (“Guarantor”), which is the owner of 100% of the equity interests of Borrower, executed a Guaranty Agreement in favor of NYDIG, as lender, dated as of December 30, 2021 (the “Guaranty Agreement”), (ii) Borrower has granted a lien on, and security interest in, all of its assets to NYDIG, as collateral agent, (iii) Guarantor entered into an equipment financing arrangement on assets purchased with the borrowed funds, (iv) Borrower would borrow from NYDIG the loans as forth in certain loan schedules (the “Specified Loans”), and (v) Borrower had executed a Digital Asset Account Control Agreement (the “ACA Wallet Agreement”) with NYDIG, as collateral agent and secured party, and NYDIG Trust Company LLC, as custodian, dated as of December 30, 2021, as well as such other agreements related to the foregoing as mutually agreed (collectively, the “NYDIG Transactions”).

On December 20, 2022, the Borrower received a Notice of Acceleration and Repossession (the “NYDIG Notice”) from NYDIG with respect to the Master Agreement, by and between Borrower and NYDIG. The obligations of Borrower under the Master Agreement and reflected in the NYDIG Notice are ring-fenced to Borrower and its direct parent company, Soluna MC LLC. The Company is not a party to any guaranty, collateral agreement or other support agreement with or for the benefit of NYDIG.

On February 23, 2023, NYDIG proceeded to foreclose on all of the collateral securing the MEFA, and repossessed the collateralized assets that totaled approximately $3.4 million, in which approximately $560 thousand was first used to pay off accrued interest and penalty to date. On September 5, 2023, NYDIG provided a letter finalizing the accounting for the repossessed collateralized assets totaling proceeds of approximately $3.4 million. This included legal and other expenses associated with the sale of the assets net a modest gain on the estimated net book value of the assets totaling $251 thousand that was expensed as a loss on disposition of assets for the year ended December 31, 2023. On December 7, 2023, NYDIG filed its Motion for Summary Judgment seeking entry of a judgment against Soluna in the approximate amount of $10.3 million for principal and interest and penalties. On January 12, 2024, Soluna filed its objection to NYDIG’s motion for summary judgment on the grounds that NYDIG failed to explain what collateral of which loan was sold and how the sale proceeds were allocated to each loan. A summary judgment motion was performed on February 13, 2024 and was agreed upon by both NYDIG and the Borrower, that the total outstanding loan principal balance would be approximately $9.2 million, in which a penalty fee was applied of approximately $1.0 million to the repossessed collateralized assets, and outstanding interest and penalty balance would be approximately $936 thousand as of December 31, 2023. The Company applied the per diem interest rate agreed upon with the summary judgement for the three and nine months ended September 30, 2024 and recorded interest expense of approximately $370 thousand and $1.1 million and has an outstanding interest and penalty accrual of approximately $1.9 million recorded within “Accrued Liabilities” as of September 30, 2024. See Note 9 for further information in relation to the NYDIG litigation matter.

F-65

Navitas term loan

(Dollars in thousands)	Maturity Date	Interest Rate	January 1, 2024- September 30, 2024	May 9, 2023- December 31, 2023
Term Loan and capitalized interest (excludes debt issuance cost)	May 9, 2025	15%	$1,707	$2,254
Less: principal and capitalized interest payments			(1,409)	(547)
Less: debt issuance costs			(6)	(26)
Total outstanding debt			$292	$1,681

On May 9, 2023, DVCC and Navitas West Texas Investments SPV, LLC entered into a 2-year Loan Agreement (“Term Loan”) for $2,050,000. The unpaid principal balance of the Term Loan shall bear interest at per annum rate equal to 15%. Beginning on the last Business Day of the month in which the In-Service Date occurs (date Dorothy 1B is put into full operation following the planned ramp-up period), and continuing on the last Business Day of each month thereafter until the repayment of all Term Loan debt principal and accrued interest occurs, DVCC shall make debt service payments on the Term Loan through a cash sweep with the Site-level Free Cash Flow (total revenue of DVCC minus power costs and site level costs listed in Loan and Security agreement), otherwise to be distributed to Soluna Holdings, Inc., the ultimate parent entity of DVCC (the “SLNH Cash”) being applied as a permanent repayment of the Loan in an amount equal to the greater of: (i) the sum of (A) the amount of accrued and unpaid interest that has not yet been added to the principal balance of the Term Loan, if any, plus (B) an amount equal to 1/24th of the then outstanding principal balance of the Term Loan; provided that the aggregate amount payable pursuant to this clause (i) shall not exceed SLNH Cash times 0.60; or (ii) SLNH Cash times 0.33.

Any and all monthly debt service amounts so paid to Lender shall be applied first to accrued and unpaid interest that has not yet been added to the principal balance of the Term Loan, if any, and then to repayment of the then outstanding principal balance of the Term Loan. On the Term Loan Maturity Date (May 9, 2025), all remaining principal and accrued and unpaid interest that has not yet been added to the principal balance of the Term Loan, if any, shall become immediately due and owing in full and shall be paid by wire transfer in immediately available funds. As of September 30, 2024 and December 31, 2023, approximately $292 thousand and $1.7 million is included in current portion of debt as the Company’s expectation is that principal and capitalized interest payments will be made to pay off the Term Loan within one year after quarter or year-end. The Company has paid approximately $1.4 million in principle for the nine months ended September 30, 2024 and $547 thousand in principal and capitalized interest payments for the year ended December 31, 2023. Interest expense related to the Navitas Term Loan for the three and nine months ended September 30, 2024 was approximately $21 and $122 thousand.

Equipment Loan Agreement

On May 16, 2024, SDI SL Borrowing – 1, LLC, an affiliate of Soluna Holdings, Inc. (the “Borrower”) entered into a loan agreement (the “Equipment Loan Agreement” or the “Loan”) with Soluna2 SLC Fund II Project Holdco LLC (the “Lender”, and collectively, the “Parties”). The Equipment Loan Agreement provides for the Company to borrow, from time to time, up to $1.0 million to be used to purchase necessary equipment for the progression of Project Dorothy 2. Any loans made under the Equipment Loan Agreement have a maturity date of May 16, 2027 and will bear interest at a rate of 15% per annum. The Equipment Loan Agreement includes customary covenants for loans of this nature, as well as a multiple on invested capital (“MOIC”) provision, which requires the Company to pay, in addition to principal and interest, an amount equal to the difference of (i) the greater of (a) the principal amount of the Loan being repaid plus all interest previously paid or simultaneously being paid to Lender in respect of such principal of the Loan, and (b) the principal amount of the Loan being repaid multiplied by three, minus (ii) the sum of the principal amount of the Loan being repaid plus all interest previously paid or simultaneously being paid to Lender in respect of such principal of the Loan.

On May 17, 2024, the Borrower drew down $720 thousand of the equipment loan with the Lender. On the July 22, 2024, the Borrower satisfied and repaid the borrowing amount in full by issuing the Investor Class B Membership Interests in the Dorothy 2 project valued at three times the borrowing amount (i.e., $2.16 million). The redemption of debt through equity created approximately a $1.4 million loss on debt for the three and nine months ended September 30, 2024. In addition, the Borrower had deferred financing costs associated with the line of credit of approximately $118 thousand. Per ASC 835-30-S45-1, debt issuance costs related to line of credits should be recorded as an asset and amortized over the life of the line of credit agreement. As such, the Company recorded $39 thousand within Prepaid expenses and other current assets and $64 thousand within Other assets on the condensed balance sheet as of September 30, 2024, in which $15 thousand has been amortized and recorded within Interest Expense.

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June 2024 secured note and July 2024 additional secured note

(Dollars in thousands)	Maturity Date	Interest Rate	June 20, 2024- September 30, 2024
Term Loan and capitalized interest (excludes debt issuance cost)	June 20, 2027	9%	$14,057
Less: principal and capitalized interest payments			-
Less: debt discount			(280)
Less: debt issuance costs			(623)
Total outstanding note			13,154
(Less) Current note outstanding			5,054
Long-term note outstanding			$8,100

On June 20, 2024, pursuant to the terms and subject to the conditions of a Note Purchase Agreement (the “June SPA”) by and among (i) Soluna AL CloudCo, LLC, a Delaware limited liability company (“CloudCo”), and indirect wholly owned subsidiary of Soluna Holdings, Inc., a Nevada corporation (the “Company”), (ii) Soluna Cloud, Inc., a Nevada corporation, indirect wholly owned subsidiary of the Company, and parent of CloudCo (“Soluna Cloud”), (iii) the Company and (iv) the accredited investor named therein (the “Investor”), CloudCo issued to the Investor a secured promissory note in a principal amount equal to $12.5 million (the “Note”). The Note accrues interest at a rate 9.0% per annum, subject to adjustment upon an event of default. The Note matures on June 20, 2027. CloudCo’s obligations under the Note will be secured by all or substantially all of CloudCo’s assets, including pursuant to a security agreement to be executed and delivered by CloudCo in favor of the Investor (the “CloudCo Security Agreement”, and together with the June SPA and the Note, the “CloudCo Agreements”).

As further inducement for the Investor to purchase the Note, Soluna Cloud issued to the Investor a warrant (the “Warrant”) exercisable within three years from June 20, 2024 for a number of shares of common stock of Soluna Cloud equal to the sum of (a) 12.5% of Soluna Cloud’s issued and outstanding common stock as of the date of the Warrant divided by 0.875, plus (b) the percentage of each Qualified Issuance (as defined below) divided by 0.875. For purposes of the Warrant, “Qualified Issuance” means (y) each issuance of common stock of Soluna Cloud during the period commencing on the day after the date of the Warrant and ending on the earlier to occur of (i) the conclusion of up to an additional $112.5 million of capital raised, whether in the form of debt, equity, mixed or otherwise, by Soluna Cloud and its subsidiaries and (ii) December 31, 2024 and (z) the number of shares of common stock of Soluna Cloud issuable upon the exercise or conversion of any convertible securities of CloudCo issued during such period (other than certain issuances pursuant to CloudCo’s equity compensation plans). On June 20, 2024, the Company determined that the warrant to be treated as a warrant liability and based on valuation, the Company booked a warrant liability of approximately $314 thousand and a related debt discount in which will be amortized over the life of the loan.

On July 12, 2024, the Company, CloudCo, Soluna Cloud, and the Existing Investor entered into a First Amendment to the Note Purchase Agreement (the “June SPA Amendment”). This amendment allows CloudCo to issue additional secured promissory notes totaling $1.25 million (the “Additional Notes”) to new accredited investors (the “Additional Investors”). These Additional Notes are subject to the same terms and conditions as the June SPA financing.

To further incentivize the Additional Investors, Soluna Cloud issued warrants (the “Cloud Additional Warrants”) to each Additional Investor. These Cloud Additional Warrants are exercisable within three years from the effective date of the June SPA Amendment. They allow the purchase of a number of shares of Soluna Cloud common stock equal to 1.25% of Soluna Cloud’s issued and outstanding common stock as of the Cloud Additional Warrant date, divided by 0.9875, plus 1.25% of each Qualified Issuance, divided by 0.9875. On July 12, 2024, the Company determined that the additional warrants to be treated as a warrant liability and based on valuation, the Company booked a warrant liability of approximately $13 thousand and a related debt discount in which will be amortized over the life of the loan.

A “Qualified Issuance” includes any issuance of common stock by Soluna Cloud from the day after the Cloud Additional Warrant date until the earlier of raising an additional $111.25 million or December 31, 2024, as well as shares issuable upon exercise or conversion of convertible securities issued during this period, excluding certain equity compensation plan issuances.

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For the three and nine months ended September 30, 2024, the Company has incurred approximately $430 thousand and $466 thousand in interest expense in relation to the June SPA and June SPA Amendment.

Line of Credit

On September 15, 2021, the Company entered into a $1.0 million unsecured line of credit with KeyBank National Association (“KeyBank”), that allows the Company to request loans and to use the proceeds of such loans for working capital and other general corporate purposes (the “KeyBank facility”). The line of credit bears interest at a rate of Prime + 0.75% per annum. Accrued interest is due monthly and principal is due in full following KeyBank’s demand. As of January 1, 2023, the Company had drawn on the line of credit and approximately $350 thousand of the amount drawn under the line of credit remained outstanding. As of December 31, 2023, the remaining $350 thousand had been paid down. The Company does not have any remaining balance outstanding as of September 30, 2024 and December 31, 2023. The Company does not plan to draw down on the line of credit in the foreseeable future. In addition, future drawdowns require pre-approval by KeyBank.

8. Stockholders’ Equity

Preferred Stock

The Company has two series of preferred stock outstanding: the Series A Preferred Stock, with a $25.00 liquidation preference; and the Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”). As of September 30, 2024 and December 31, 2023, there were 4,953,545 and 3,061,245 shares of Series A Preferred Stock issued and outstanding, respectively, and as of September 30, 2024 and December 31, 2023 there was 62,500 shares of Series B Preferred Stock issued and outstanding, respectively.

Series B Preferred Stock

On July 19, 2022, the Company entered into a Securities Purchase Agreement (the “Series B SPA”) with an accredited investor (the “Series B Investor”) pursuant to which the Company sold to the Series B Investor 62,500 shares of Series B Preferred Stock, for a purchase price of $5,000,000. The shares of Series B Preferred Stock are initially convertible, subject to certain conditions, into 46,211 shares of common stock, at a price per share of $135.25 per share, a 20% premium to the closing price of the common stock on July 18, 2022, subject to adjustment as set forth in the Certificate of Designations of Preferences, Rights and Limitations for the Series B Preferred Stock (“Series B Certificate of Designations”). On October 1, 2024, the Company agreed, as a condition of a waiver of the Series B Investor’s’ right of first refusal and participation rights in connection with the SEPA, to reduce the conversion price to $5.00 upon stockholder approval.

In addition, in 2022, the Company issued to the Series B Investor 60,000 common stock purchase warrants (the “Series B Warrants”) to purchase up to an aggregate of shares of common stock. In connection with the above referenced waiver, the exercise price of these warrants was reduced to $0.01 per share and an additional 140,000 warrants exercisable for $0.01 per share were issued. The Series B Investor is entitled to exercise the Series B Warrants at any time on or prior to January 19, 2028.

Effective from October 1, 2024, sale of Common Stock as a result of conversion of Series B Preferred Stock and exercise of the new 140,000 warrants is subject to a 12 month lockup, followed by a 12 month leak out where the holder may not sell shares during the lockup period and may sell up to 1/12th of total conversion and warrant exercise shares per month during the leak out.

Common Stock

The Company has one class of common stock, par value $0.001 per share. Each share of the Company’s common stock is entitled to one vote on all matters submitted to stockholders. As of September 30, 2024 and December 31, 2023, there were 7,649,478 and 2,505,620 shares of common stock outstanding, respectively.

Dividends

Pursuant to the Certificate of Designations, Preferences and Rights of 9.0% Series A Cumulative Perpetual Preferred Stock of the Company, dividends, when, as and if declared by the Board (or a duly authorized committee of the Board), will be payable monthly in arrears on the final day of each month, beginning August 31, 2021. The Board of Directors had not declared any Series A Preferred Stock dividends beginning October 2022 through December 31, 2023, as such the Company has accumulated approximately $8.6 million of dividends in arrears on the Series A Preferred Stock through December 31, 2023, and an additional $2.8 million and $7.1 million of dividends in arrears for the three and nine months ended September 30, 2024 million, for a total of approximately $15.7 million.

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The Company’s Series B Preferred Stock included a 10% accruing dividend compounded daily for 12 months from the original issue date of July 20, 2022, and annually thereafter, that may be paid in cash or stock at the Company’s option at the earlier of (i) the date the Series B Preferred Stock is converted, or (ii) the Series B Dividend Termination Date. On August 11, 2023, the Company paid a mandatory dividend on its outstanding Series B Convertible Preferred Stock in the amount of approximately $656 thousand. Pursuant to the Certificate of Designation for the Series B Stock, the Company had the option to pay the dividend in cash or shares of Common Stock. Pursuant to a Dividend Payment Agreement, the Company and the holder of the Series B Stock agreed to satisfy the payment of the dividend through the issuance of 44,000 shares of its Common Stock and 70,300 pre-funded warrants (the “Pre-funded Warrants”). Effective October 1, 2024 the dividend payment obligation has been modified to be annual.

Reservation of Shares

The Company had reserved common shares for future issuance as follows as of September 30, 2024:

Stock options outstanding	3,325
Restricted stock units outstanding	5,692
Warrants outstanding	3,222,446
Common stock available for future equity awards or issuance of options	456,707
Number of common shares reserved	3,688,170

The Company also notes that as of September 30, 2024, there are 14,888 Series A preferred stock available for future equity awards under the 2021 Plan.

Loss per Share

The Company computes basic loss per common share by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted loss per share reflects the potential dilution, if any, computed by dividing loss by the combination of dilutive common share equivalents, comprised of shares issuable under outstanding investment rights, warrants and the Company’s share-based compensation plans, and the weighted average number of common shares outstanding during the reporting period. Dilutive common share equivalents include the dilutive effect of in-the-money stock options, which are calculated based on the average share price for each period using the treasury stock method. Under the treasury stock method, the exercise price of a stock option and the amount of compensation cost, if any, for future service that the Company has not yet recognized are assumed to be used to repurchase shares in the current period.

The following table sets forth the reconciliation of the numerators and denominators of the basic and diluted per share computations for operations for the three and nine months ended September 30:

(Dollars in thousands, except shares)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Numerator:
Net loss	$(8,093)	$(6,016)	$(19,782)	$(22,705)
(Less) Net income (loss) attributable to non-controlling interest	(903)	646	3,535	(206)
Net loss attributable to Soluna Holdings, Inc.	(7,190)	(6,662)	(23,317)	(22,499)
Less: Preferred dividends or deemed dividends	-	(38)	(452)	(421)
Less: Cumulative Preferred Dividends in arrears	(2,786)	(1,722)	(7,117)	(5,166)
Balance	$(9,976)	$(8,422)	$(30,886)	$(28,086)
Denominator:
Basic and Diluted EPS:
Common shares outstanding, beginning of period, including penny warrants	6,878,723	1,189,907	2,592,454	1,061,497
Weighted average common shares issued during the period including penny warrants issued and outstanding as of quarter-end	859,941	222,733	2,555,148	101,192
Denominator for basic earnings per common shares —	7,738,664	1,412,640	5,147,602	1,162,689
Weighted average common shares	(1.29)	(5.96)	(6.00)	(24.16)

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The Company notes as continuing operations was in a net loss for the three and nine months ended September 30, 2024 and 2023, as such basic and diluted EPS is the same balance as continuing operations acts as the control amount in which would cause antidilution. Not included in the computation of earnings per share, assuming dilution, for the three and nine months ended September 30, 2024, were options to purchase 3,325 shares of the Company’s common stock, 5,692 nonvested restricted stock units, and 3,222,446 outstanding warrants not exercised which excludes penny warrants that can be potentially exercised. These potentially dilutive items were excluded because the calculation of incremental shares resulted in an anti-dilutive effect.

Not included in the computation of earnings per share, assuming dilution, for the three and nine months ended September 30, 2023, were options to purchase 52,392 shares of the Company’s common stock, 11,907 outstanding restricted stock units, and 1,230,130 outstanding warrants not exercised. These potentially dilutive items were excluded because the calculation of incremental shares resulted in an anti-dilutive effect.

9. Commitments and Contingencies

Commitments:

Leases

The Company determines whether an arrangement is a lease at inception. The Company and its subsidiaries have operating leases for certain mining and hosting facilities, office facilities and certain equipment. The leases have remaining lease terms under one year to less than ten years. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. As of September 30, 2024 and December 31, 2023, the Company has no assets recorded under finance leases.

Lease expense for these leases is recognized on a straight-line basis over the lease term. For the three and nine months ended September 30, total lease costs are comprised of the following:

(Dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Operating lease cost	$17	$61	$139	$177
Short-term lease cost	—	—	—	—
Total net lease cost	$17	$61	$139	$177

Short-term leases are leases having a term of twelve months or less. The Company recognizes short-term leases on a straight-line basis and does not record a related lease asset or liability for such leases.

Other information related to leases was as follows:

Nine Months Ended September 30, 2024

Weighted Average Remaining Lease Term (in years):
Operating leases	7.84

Weighted Average Discount Rate:
Operating leases	8.22%

(Dollars in thousands)	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023

Supplemental Cash Flows Information:
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$141	$172

Non-Cash Activity Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$-	$403

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Maturities of noncancellable operating lease liabilities are as follows for the quarter ending September 30:

(Dollars in thousands)	2024
2024 (remainder of year)	$18
2025	29
2026	29
2027	29
2028	29
Thereafter	116
Total lease payments	250
Less: imputed interest	(69)
Total lease obligations	181
Less: current obligations	26
Long-term lease obligations	$155

As of September 30, 2024, there were no additional operating lease commitments that had not yet commenced.

Contingencies:

Spring Lane Capital Contingency

The Company has a potential contingency associated with an agreement with Spring Lane of up to $250 thousand which would be reduced by a proportion of funding received from Spring Lane up to the $45.0 million aggregate contribution cap. The Company considers the probability of a payment for the contingency to be remote.

Legal

We are subject to legal proceedings, claims and liabilities which arise in the ordinary course of business. When applicable, we accrue for losses associated with legal claims when such losses are probable and can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change. Legal fees are charged to expense as they are incurred.

The Company has been named as a party in the December 19, 2019 United States Environmental Protection Agency (“EPA”) Demand Letter regarding the Malta Rocket Fuel Area Superfund Site (“Site”) located in Malta and Stillwater, New York in connection with an alleged release of hazardous materials into the environment. The EPA is seeking reimbursement of response costs from all named parties in the amount of approximately $358 thousand plus interest in connection with the investigation and disposal activities associated with the various drum caches discovered at the Site, issuance of the Explanation of Significant Differences (“ESD”) of the Site, and implementation of the work contemplated by the ESD. The Company considers the likelihood of a material adverse outcome to be remote and does not currently anticipate that any expense or liability it may incur as a result of these matters in the future will be material to the Company’s financial condition.

NYDIG ABL LLC, (“NYDIG”) filed a complaint against SMCB1(“Borrower”) and SMC (“Guarantor”, and together with Borrower, “NYDIG Defendants”) in Marshall Circuit Court of the Commonwealth of Kentucky on December 29, 2022 regarding a series of loans (the “NYDIG Loans”) made by NYDIG to Borrower pursuant to a Master Equipment Finance Agreement (“MEFA”) that were secured by certain assets of Borrower and guaranteed by Guarantor pursuant to a written guaranty agreement executed by Guarantor. On February 15, 2023, the Court approved an agreed order granting NYDIG’s motion for writ of possession which, among other things, ordered the NYDIG Defendants to provide NYDIG access to the collateral securing the NYDIG Loans and preserved the rights of NYDIG to pursue a deficiency judgment against the NYDIG Defendants. Also on February 15, 2023, the NYDIG Defendants filed their answer and affirmative defenses in this proceeding. On February 23, 2023, NYDIG proceeded to foreclose on all of the collateral securing the MEFA, and repossessed the collateralized assets that totaled approximately $3.4 million, of which approximately $560 thousand was first used to pay off accrued interest and penalties to date. On September 5, 2023, NYDIG provided a letter finalizing the accounting for the repossessed collateralized assets totaling proceeds of approximately $3.4 million. This included legal and other expenses associated with the sale of the assets, net a modest gain on the estimated net book value of the assets totaling $251 thousand that was expensed as a loss on disposition of assets for the year ended December 31, 2023. On December 7, 2023, NYDIG filed its Motion for Summary Judgment seeking entry of a judgment against the NYDIG Defendants in the approximate amount of $10.3 million for principal and interest and penalties. On January 12, 2024, the NYDIG Defendants filed their objection to NYDIG’s motion for summary judgment on the grounds that NYDIG failed to explain what collateral of which loan was sold and how the sale proceeds were allocated and applied to each loan. NYDIG and the NYDIG Defendants consensually resolved the motion in the form of a Stipulation and Agreed Judgment, which the Court approved on February 23, 2024

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On March 13, 2024, NYDIG served the NYDIG Defendants with a post-judgment discovery seeking information regarding the NYDIG Defendants’ assets and liabilities. Per agreement between NYDIG and the NYDIG Defendants, the deadline to respond to the discovery demands was extended to May 13, 2024 but with rolling weekly production that commenced on April 12, 2024. The NYDIG Defendants completed responding to NYDIG’s initial document requests on May 13, 2024. On September 24, 2024, NYDIG sent a letter seeking supplemental discovery from the NYDIG Defendants. The NYDIG Defendants responded seeking clarification from NYDIG regarding their supplemental requests.  On November 6, 2024, NYDIG sent a second “meet and confer” letter seeking (i) the production of additional/supplemental documents from Soluna by November 20, 2024 and (ii) the deposition of a representative of the Defendants on or before December 15, 2024.  The parties remain in discussions regarding the requested supplemental discovery.

Additionally, NYDIG has stated its intention to pursue SCI, the parent company of Guarantor, under a piercing of the corporate veil theory relating to NYDIG Defendants’ debts and liabilities under the loan documents. The Company intends to vigorously defend itself from NYDIG’s parent company claims. SCI denies any such liability and has filed a complaint for a declaratory judgment against NYDIG in the Eighth Judicial District Court in Clark County, Nevada on March 16, 2023, seeking a declaratory judgment as to such matter. NYDIG filed a motion to dismiss in response to SCI’s declaratory judgment complaint on April 13, 2023. SCI filed a response in opposition to NYDIG’s motion to dismiss on April 27, 2023. The court heard oral arguments on May 16, 2023. On June 22, 2023, the court issued an order granting NYDIG’s motion to dismiss, on the basis that the case was not ripe for decision, without prejudice. SCI intends to continue to vigorously defend any allegations regarding liability on account of NYDIG Defendants’ debts and liabilities to NYDIG under their loan documents and intends to refile a declaratory judgment complaint against NYDIG.

As of September 30, 2024, the Company still has an outstanding principal of approximately $9.2 million and outstanding interest and penalty balance of approximately $1.9 million. This settlement did not result in the admission of any liability on the part of SHI, whose declaratory judgment remains the subject of litigation.

In September 2023, Atlas Technology Group LLC (“Atlas”) filed a complaint against Soluna MC LLC, Soluna Computing, Inc., and Soluna Holdings, Inc. (collectively, the “Atlas Defendants”) in the Supreme Court of New York regarding a co-location services agreement. Atlas alleged that Soluna MC’s termination of the agreement was a breach, seeking a return of pre-paid fees of approximately $464 thousand, additional damages of at least $7.9 million, and reimbursement of legal fees. The complaint also mentioned alter ego liability and corporate veil piercing.

The Atlas Defendants filed a motion to dismiss, and on April 17, 2024, the Court dismissed three of the four counts. The remaining count was answered on May 6, 2024, with counterclaims against Atlas. The Court denied the dismissal of Soluna Computing, Inc. and Soluna Holdings, Inc. as parties, leading to an appeal filed on May 7, 2024.

On June 25, 2024, Atlas and the Atlas Defendants entered into a settlement agreement. Soluna MC recorded a gain on the settlement of approximately $254 thousand for the nine months ended September 30, 2024, in “Other Expense, net” on the condensed consolidated financial statements.

10. Related Party Transactions

MeOH Power, Inc.

On December 18, 2013, MeOH Power, Inc. and the Company executed a Senior Demand Promissory Note (the Note) in the amount of $380 thousand to secure the intercompany amounts due to the Company from MeOH Power, Inc. upon the deconsolidation of MeOH Power, Inc. Interest accrues on the Note at the Prime Rate in effect on the first business day of the month, as published in the Wall Street Journal. At the Company’s option, all or part of the principal and interest due on this Note may be converted to shares of common stock of MeOH Power, Inc. at a rate of $0.07 per share. Interest began accruing on January 1, 2014. The Company recorded a full allowance against the Note. As of September 30, 2024 and December 31, 2023, $379 thousand and $363 thousand, respectively, of principal and interest are available to convert into shares of common stock of MeOH Power, Inc. Any adjustments to the allowance are recorded as miscellaneous expense during the period incurred.

Legal Services

During the three and nine months ended September 30, 2024 and 2023, the Company incurred $1 thousand and $2 thousand, respectively, to Couch White, LLP for legal services associated with contract review. A partner at Couch White, LLP is an immediate family member of one of our Directors.

Employee Receivables

Certain employees have a receivable due to the Company based on their stock-based awards, in which $109 thousand and $110 thousand was outstanding as of September 30, 2024 and December 31, 2023, respectively. The balance is currently presented as $13 thousand within Notes receivable as of September 30, 2024 and December 31, 2023, and $96 thousand and $97 thousand, respectively within Other assets.

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HEL Transactions

As discussed in the Company’s Annual Report, on October 29, 2021, the Company completed the Soluna Callisto acquisition pursuant to the Merger Agreement. The purpose of the transaction was for SCI to acquire substantially all of the assets (other than those assets physically located in Morocco) formerly held by Harmattan Energy, Ltd. (“ HEL”), which assets consisted of SCI’s existing pipeline of certain cryptocurrency mining projects that HEL previously transferred to SCI, which was formed expressly for this purpose, and to provide SCI with the opportunity to directly employ or retain the services of four individuals whose services it had retained through HEL prior to the merger. As a result of the merger, each share of common stock of Soluna Callisto issued and outstanding immediately prior to the effective time of the merger, other than shares owned by the Company or any of our subsidiaries, was cancelled and converted into the right to receive a proportionate share of the Merger Consideration.

In connection with the Soluna Callisto acquisition, effective as of October 29, 2021, upon and subject to the terms and conditions of the Termination Agreement, on November 5, 2021: (1) the existing Operating and Management Agreements between HEL and SCI were terminated in all respects; and (2)(A) SCI paid HEL $725 thousand, (B) SHI issued to HEL the Termination Shares, and (C) HEL and SHI entered into an Amended and Restated Contingent Rights Agreement that, among other things, amended the existing Contingent Rights Agreement by and between HEL and SHI, dated January 13, 2020, to provide SHI the right to invest directly in certain cryptocurrency mining opportunities being pursued by HEL. SHI filed a registration statement with the SEC to register the resale of the Termination Shares on February 14, 2022.

Due to conditions being met within the Merger Agreement in relation to energization and retention of employees, the Company has advised SCI US Holdings LLC, a Delaware limited liability company, who is the sole Effective Time Holder (as defined in the Merger Agreement) of the right to receive the Merger Shares and that 19,800 Merger Shares were issued on May 26, 2023 and 39,600 Merger Shares were issued on October 10, 2023. SCI US Holdings LLC has consented to the issuance of such Merger Shares as required under the Merger Agreement and has directed the Company to issue such Merger Shares to its affiliate, HEL. Following the issuance of the 59,400 Merger Shares, a total of 59,400 Merger Shares remains available for possible issuance through October 29, 2026 pursuant to the terms of the Merger Agreement.

Several of HEL’s equity holders are affiliated with Brookstone Partners, the investment firm that holds an equity interest in the Company through Brookstone Partners Acquisition XXIV, LLC. The Company’s two Brookstone-affiliated directors also serve as directors and, in one case, as an officer, of HEL and also have ownership interest in HEL. In light of these relationships, the various transactions by and between the Company and SCI, on the one hand, and HEL, on the other hand, were negotiated on behalf of the Company and SCI via an independent investment committee of the Board and separate legal representation. The transactions were subsequently unanimously approved by both the independent investment committee and the full Board.

Four of the Company’s directors have various affiliations with HEL.

Michael Toporek, the former Chief Executive Officer, and current Executive Director of the Company, owns (i) 90% of the equity of Soluna Technologies Investment I, LLC, which owns 57.9% of HEL and (ii) 100% of the equity of MJT Park Investors, Inc., which owns 3.1% of HEL, in each case, on a fully diluted basis. Mr. Toporek does not own directly, or indirectly, any equity interest in Tera Joule, LLC, which owns 9.2% of HEL; however, as a result of his 100% ownership of Brookstone IAC, Inc., which is the manager of Tera Joule, LLC, he has dispositive power over the equity interests that Tera Joule owns in HEL.

In addition, one of the Company’s directors, Matthew E. Lipman, serves as a director and currently acting as President of HEL. Mr. Lipman does not directly own any equity interest in Tera Joule, LLC, which owns 9.2% of HEL; however, as a result of his position as a director and officer of Brookstone IAC, Inc., which is the manager of Tera Joule, LLC, he has dispositive power over the equity interests that Tera Joule owns in HEL. As a result, the approximate dollar value of the amount of Mr. Toporek’s and Mr. Lipman’s interest in the Company’s transactions with HEL for the nine months ended September 30, 2024 was $0 and $0.

John Belizaire, the Company’s Chief Executive Officer, and John Bottomley, who were elected to the Board upon the effective time of SCI’s acquisition of Soluna Callisto, serve as directors of HEL. In addition, Mr. Belizaire is the beneficial owner of 1,317,567 shares of common stock of HEL and 102,380 Class Seed Preferred shares, which are convertible into 86,763 shares of common stock of HEL. These interests give Mr. Belizaire an ownership of 10.54% in HEL. Mr. Belizaire also owns an interest in HEL indirectly through his 5.0139% interest of Tera Joule, LLC’s 965,945 Class Seed Preferred shares, which are convertible into 818,596 shares of common stock of HEL. Mr. Bottomley is the beneficial owner of 96,189, or approximately 0.72%, of the outstanding shares of common stock of HEL.

The Company owned approximately 1.79% of HEL, calculated on a converted fully diluted basis, as of September 30, 2024 and December 31, 2023. The Company may enter into additional transactions with HEL in the future.

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11. Stock Based Compensation

2023 Plan

The 2023 Plan was adopted by the Board on February 10, 2023 and approved by the stockholders on March 10, 2023. The 2023 Plan sets the number of shares of our Common Stock reserved for issuance thereunder, on a quarterly basis, to 9.75% of the shares of our Common Stock outstanding on the measurement date. Subject to certain adjustments as provided in the 2023 Plan, the maximum aggregate number of shares of our Common Stock that may be issued under the 2023 Plan (excluding the number of shares of our Common Stock subject to Specified Awards (as defined below)) (i) pursuant to the exercise of stock options, (ii) as unrestricted or restricted Common Stock, and (iii) in settlement of RSUs shall be limited to, beginning with the first quarter of our fiscal year ending December 31, 2023 (or January 1, 2023), 9.75% of the number of shares of our Common Stock outstanding as of the first trading day of each quarter . Subject to certain adjustments as provided in the 2023 Plan, (i) shares of our Common Stock subject to the 2023 Plan shall include shares of our Common Stock which revert back to the 2023 Plan in a prior quarter pursuant to the paragraph below, and (ii) the number of shares of our Common Stock that may be issued under the 2023 Plan may never be less than the number of shares of our Common Stock that are then outstanding under (or available to settle existing) 2023 Plan Award grants.

On June 29, 2023, at the Annual Shareholder Meeting, the Amended and Restated 2023 Stock Incentive Plan was approved. The Amended and Restated 2023 Plan will, among other things, increase the number of shares of our Common Stock reserved for issuance thereunder, on a quarterly basis, to 23.75% of the shares of our Common Stock outstanding on the measurement date. Subject to certain adjustments as provided herein, the maximum aggregate number of Common Shares that may be issued hereunder (excluding the number of Common Shares subject to Specified Awards (as hereinafter defined)) (i) pursuant to the exercise of Options, (ii) as unrestricted Common Shares or Restricted Stock, and (iii) in settlement of RSUs shall be limited to, beginning with the third quarter of our fiscal year ending December 31, 2023 (or July 1, 2023), 23.75% of the number of Common Shares outstanding as of the first trading day of each quarter. Subject to certain adjustments as provided herein, (A) Common Shares subject to this Plan shall include Common Shares which reverted back to this Plan in a prior quarter, and (B) the number of Common Shares that may be issued under this Plan may never be less than the number of Common Shares that are then outstanding under (or available to settle existing) Awards. For purposes of determining the number of Common Shares available under this Plan, Common Shares withheld by the Company to satisfy applicable tax withholding or exercise price obligations pursuant to Section 10(e) of this Plan shall be deemed issued under this Plan. In the event that, prior to the date this Plan shall terminate, any Award granted under this Plan expires unexercised or unvested or is terminated, surrendered or cancelled without the delivery of Common Shares, or any shares of Restricted Stock are forfeited back to the Company, then the Common Shares subject to such Award may be made available for subsequent Awards under the terms of this Plan. As used in this Plan, “Specified Awards” shall mean (i) Awards to Eligible Persons who are not employed or engaged by the Company or any of its subsidiaries as of the last day of any fiscal quarter of the Company, commencing with the fiscal quarter ending March 31, 2023 and (ii) Awards that have a grant date at least three (3) years prior to the last day of any fiscal quarter of the Company, commencing with the fiscal quarter ending March 31, 2023.

2021 Plan

The Company’s 2021 Plan was adopted by the Board on February 12, 2021 and approved by the stockholders on March 25, 2021. The 2021 Plan was amended and restated effective as of October 29, 2021, and May 27, 2022, respectively. The 2021 Plan authorizes the Company to issue shares of common stock upon the exercise of stock options, the grant of restricted stock awards, and the conversion of restricted stock units (collectively, the “Awards”). The Compensation Committee has full authority, subject to the terms of the 2021 Plan, to interpret the 2021 Plan and establish rules and regulations for the proper administration of the 2021 Plan. Subject to certain adjustments as provided in the 2021 Plan, the maximum aggregate number of shares of the Company’s common stock that may be issued under the 2021 Plan (i) pursuant to the exercise of options, (ii) as shares or restricted stock and (iii) in settlement of RSUs shall be limited to (A) during the Company’s fiscal year ending December 31, 2021 (the “2021 Fiscal Year”), 1,460,191 Shares, (B) for the period from January 1, 2022 to June 30, 2022, fifteen percent (15%) of the number of Shares outstanding on January 3, 2022, which was the first trading day of 2022, and (C) beginning with the third quarter of the Company’s fiscal year ending December 31, 2022 (the “2022 Fiscal Year”), fifteen percent (15%) of the number of Shares outstanding as of the first trading day of each quarter, net of any Shares awarded in the previous quarter(s). Subject to certain adjustments as provided in the 2021 Plan, (i) shares subject to the 2021 Plan shall include shares reverted back to the Company pursuant the 2021 Plan in a prior year or quarter, as applicable, as provided herein and (ii) the number of shares that may be issued under the 2021 Plan may never be less than the number of shares that are then outstanding under (or available to settle existing) Awards. For purposes of determining the number of shares available under the 2021 Plan, shares withheld by the Company to satisfy applicable tax withholding or exercise price obligations pursuant to the 2021 Plan shall be deemed issued under this Plan. In the event that, prior to the date on which the 2021 Plan shall terminate, any Award granted under the 2021 Plan expires unexercised or unvested or is terminated, surrendered, or cancelled without the delivery of shares of common stock, or any Awards are forfeited back to the Company, then the shares of common stock subject to such Award may be made available for subsequent Awards under the terms of the 2021 Plan.

F-74

On March 10, 2023, at the Special Shareholder Meeting, the Third Amended and Restated 2021 Stock Incentive Plan was approved. The Third Amended and Restated 2021 Plan will, among other things, (a) increase the number of shares of our Common Stock reserved for issuance thereunder, on a quarterly basis, to 18.75% of the shares of our Common Stock outstanding on the measurement date and (b) allow us to grant awards of shares of our 9.0% Series A Cumulative Perpetual Preferred Stock (“Series A Preferred Stock”) (with and without restrictions). Subject to certain adjustments as provided in the Third Amended and Restated 2021 Plan, the maximum aggregate number of shares of our Common Stock that may be issued under the Third Amended and Restated 2021 Plan (excluding the number of shares of our Common Stock subject to Specified Awards (as defined below)) (i) pursuant to the exercise of stock options, (ii) as unrestricted or restricted Common Stock, and (iii) in settlement of RSUs shall be limited to, beginning with the first quarter of our fiscal year ending December 31, 2023 (or January 1, 2023), 18.75% of the number of shares of our Common Stock outstanding as of the first trading day of each quarter. Subject to certain adjustments as provided in the Third Amended and Restated 2021 Plan, the maximum aggregate number of shares of our Series A Preferred Stock that may be issued under the Third Amended and Restated 2021 Plan as unrestricted or restricted Series A Preferred Stock shall equal $3,600,000 valued as of the effective date of the Third Amended and Restated 2021 Plan as determined at the lower of the closing price of our Series A Preferred Stock on Nasdaq on such date or the average of the daily volume weighted average price of our Series A Preferred Stock on Nasdaq as reported by Bloomberg L.P. for a period of five (5) consecutive trading days ending on such date. Subject to certain adjustments as provided in the Third Amended and Restated 2021 Plan, (i) shares of our Common Stock and Series A Preferred Stock, as applicable, subject to the Third Amended and Restated 2021 Plan shall include shares of our Common Stock and Series A Preferred Stock, as applicable, which revert back to the Third Amended and Restated 2021 Plan in a prior quarter or fiscal year, as applicable, pursuant to the paragraph below, and (ii) the number of shares of our Common Stock and Series A Preferred Stock, as applicable, that may be issued under the Third Amended and Restated 2021 Plan may never be less than the number of shares of our Common Stock and Series A Preferred Stock, as applicable, that are then outstanding under (or available to settle existing) 2021 Plan Award grants. For purposes of the Third Amended and Restated 2021 Plan, “Specified Awards” means (i) 2021 Plan Awards issued to Eligible Persons who are not employed or engaged by us or any of our subsidiaries as of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2023, and (ii) 2021 Plan Awards that have a grant date at least three (3) years prior to the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2023. The exclusion of Specified Awards from the determination of the maximum aggregate number of shares of our Common Stock available for issuance under the Third Amended and Restated 2021 Plan could have material effect on the number of shares of our Common Stock available for issuance thereunder and could have a material dilutive effect on our stockholders.

The Board approved amendments to both the 2021 and 2023 Plans on April 15, 2024. The amendments were subsequently approved by the stockholders at the 2024 Annual Meeting on May 30, 2024. Under the Plans, the number of shares of common stock available for awards is limited to, 18.75% for the 2021 Plan and 23.75% for the 2023 Plan of the number of Common Shares outstanding as of the first trading day of each quarter. The amendments to each Plan would change the calculation of this limitation to reflect the applicable percentage to 18.75% and 23.75% respectively, after giving effect to the increase in the number of shares subject to Awards after giving effect to the amount to the increase as of the date of the calculation.

Under the 2023 Plan and 2021 Plan, the Company may grant stock options, restricted stock awards (RSAs) and restricted stock units (RSUs) to executive, management, employees, directors, and certain nonemployee personnel. The awards issued under the Plans can vest immediately, over time or based upon the achievement of market, performance, or service conditions. RSAs and RSUs can vest immediately but generally vest ratably over three years and Performance RSUs generally fully vest after three years, subject to achieving market, service or performance conditions. In addition, the Company recognizes certain Awards held by certain employees and nonemployees that vest upon separation. Each share granted subject to an Award reduces the number of shares available under the 2023 Plan and 2021 Plan by one share.

The fair value of stock options is estimated based on the Black-Scholes model, taking into account the historical volatility of our stock, consistent with the accounting guidance. The risk-free interest rate is based on the risk-free zero-coupon rate for a period consistent with the expected option term at the time of grant. The expected option term is calculated based on our historical forfeitures and cancellation rates.

During April 2024, the Company cancelled certain vested Awards and modified the terms of certain unvested Awards, to permit different settlement outcomes. The service period and vesting terms were changed at the time of modification. All such vested Awards were fully vested as of the cancellation date and all compensation cost had been recognized. All such unvested equity awards were probable of vesting as of the modification date and the change was accounted for as a Type I modification. In a Type I modification, the Company is required to calculate the incremental difference of the awards, which equals the difference of new award value inclusive of estimated forfeitures and the fair value of the original award as of the modification date. As of the modification date, there is no reversal or adjustment of previously recognized stock compensation expense.

Within the 2021 and 2023 Plans, certain master grant agreements were executed on April 15, 2024 that have the potential for future additional grants based on additional stock activity through certain anti-dilution provisions. A mutual understanding of the terms and conditions for the specific awards cannot be obtained until a later date after all stock activity has occurred in the future period and necessary approvals are obtained. When Board approval is obtained and the two grant conditions are met, the grant date will be identified and evidenced through an additional restricted stock agreement. The compensation cost will be recognized per the vesting schedule within the agreement with no catch-up for the reduced period.

The accounting impact resulting from the recognition of this equity-based compensation limits the comparability of the Company’s financial statements between periods.

F-75

During the three months ended September 30, 2024, the Company awarded 542,896 restricted stock awards under the 2021 Plan, valued at $3.96 per share based on the closing market price of the Company’s common stock on the date of the grant. The Company awarded 645,795 restricted stock awards under the 2023 Plan, valued at $3.96 per share based on the closing market price of the Company’s common stock on the date of the grant. 12,844 of the restricted stock awards vest immediately, 682,526 of the restricted stock awards vest at separation from the Company, 14,505 of the restricted stock awards vest on June 1, 2025, 14,894 of the restricted stock award vest on June 1, 2026, 1,710 of the restricted stock awards vest on June 1, 2027, and 462,212 of the restricted stock awards vest 33% on September 1, 2025, 33% on September 1, 2026 and 34% on September 1, 2027.

During the nine months ended September 30, 2024, the Company awarded 391,544 restricted stock awards under the 2021 Plan, valued at $1.52 per share based on the closing market price of the Company’s common stock on the date of the grant. The Company awarded 90,734 restricted stock awards under the 2021 Plan, valued at $2.41 per share based on the closing market price of the Company’s common stock on the date of the grant. The Company awarded 542,896 restricted stock awards under the 2021 Plan, valued at $3.96 per share based on the closing market price of the Company’s common stock on the date of the grant. The Company awarded 1,892,300 preferred A restricted stock awards under the 2021 Plan, valued at $2.50 per share based on the closing market price of the Company’s preferred A stock on the date of the grant. The Company awarded 610,234 restricted stock awards under the 2023 Plan, valued at $1.52 per share based on the closing market price of the Company’s common stock on the date of the grant. The Company awarded 57,255 restricted stock awards under the 2023 Plan, valued at $2.41 per share based on the closing market price of the Company’s common stock on the date of the grant. The Company awarded 645,795 restricted stock awards under the 2023 Plan, valued at $3.96 per share based on the closing market price of the Company’s common stock on the date of the grant. 38,153 of the restricted stock awards vested immediately, 2,704,772 of the restricted stock awards vest at separation from the Company, 690,223 of the restricted stock awards vest 33% on June 1, 2024, 33% on June 1, 2025 and 34% on June 1, 2026, 304,289 of the restricted stock awards vest 33% on June 1, 2025, 33% on June 1, 2026 and 34% on June 1, 2027, 14,505 of the restricted stock awards vest on June 1, 2025, 14,894 of the restricted stock award vest on June 1, 2026, 1,710 of the restricted stock awards vest on June 1, 2027, and 462,212 of the restricted stock awards vest 33% on September 1, 2025, 33% on September 1 , 2026 and 34% on September 1, 2027.

During the three months ended September 30, 2023, the Company did not issue any equity awards under its 2021 or 2023 Plans.

During the nine months ended September 30, 2023, the Company awarded 20,000 restricted stock units under the 2021 Plan, valued at $7.465 per share based on the closing market price of the Company’s common stock on the date of the grant. The restricted stock units vested during May 2023.

The Company will recognize the compensation expense on a straight-line basis over the service period for the entire Awards. Accordingly, as of September 30, 2024, the Awards from the Plans are presented at fair value within the stockholders’ equity section of the Company’s balance sheet.

As of September 30, 2024, unrecognized compensation cost related to unvested Awards was approximately $8.8 million. That cost is expected to be recognized over a weighted-average period of approximately 1.9 years.

On April 15, 2024, a modification related to the cancellation of 48,547 under the water stock options granted to eight board members. The options were replaced with new awards of restricted stock. The amount of incremental compensation cost resulting from the modification was approximately $4.0 million. There were no modifications during the three and nine months ended September 30, 2023.

12. Effect of Recent Accounting Updates

Accounting Updates Effective for fiscal year 2024

Changes to U.S. GAAP are established by the Financial Accounting Standards Board (the “FASB”) in the form of accounting standard updates (“ASUs”) to the FASB’s Accounting Standards Codification (“ASC”). The Company considered the applicability and impact of all ASUs. ASUs not mentioned below were assessed and determined to be either not applicable or are expected to have minimal impact on our consolidated financial position or results of operations.

Accounting Updates Not Yet Effective

Improvements to Reportable Segment Disclosures

In November 2023, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) 2023-07, Segment Reporting (Topic 280): Improvement to Reportable Segment Disclosures (ASU 2023-07), which requires disclosure of incremental segment information on an annual and interim basis, primarily through enhanced disclosures of significant segment expenses. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024 and requires retrospective application to all periods presented upon adoption. Early adoption is permitted. The Company is currently evaluating the impact that ASU 2023-07 will have on its condensed consolidated financial statements and disclosures.

F-76

Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets

In December 2023, the FASB issued ASU 2023-08, Intangibles - Goodwill and Other - Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets, which establishes accounting guidance for crypto assets meeting certain criteria. Bitcoin meets this criteria. The amendments require crypto assets meeting the criteria to be recognized at fair value with changes recognized in net income each reporting period. Upon adoption, a cumulative-effect adjustment is made to the opening balance of retained earnings as of the beginning of the annual reporting period of adoption. ASU 2023-08 is effective for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. Early adoption is permitted. The guidance is not expected to have an impact on the Company’s condensed consolidated financial statements and disclosures, unless the Company intends to hold crypto assets.

Improvements to Income Tax Disclosures

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating the impact that ASU 2023-09 will have on its condensed consolidated financial statements and disclosures.

Stock Compensation

In March 2024, the FASB issued ASU 2024-01, Compensation—Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards (“ASU 2024-01”), to clarify the scope application of profits interest and similar awards by adding illustrative guidance in ASC 718, Compensation—Stock Compensation (“ASC 718”). ASU 2024-01 clarifies how to determine whether profits interest and similar awards should be accounted for as a share-based payment arrangement (ASC 718) or as a cash bonus or profit-sharing arrangement (ASC 710, Compensation—General, or other guidance) and applies to all reporting entities that account for profits interest awards as compensation to employees or non-employees. In addition to adding the illustrative guidance, ASU 2024-01 modified the language in paragraph 718-10-15-3 to improve its clarity and operability without changing the guidance. ASU 2024-01 is effective for fiscal years beginning after December 15, 2024, including interim periods within those annual periods. Early adoption is permitted. The amendments should be applied either retrospectively to all prior periods presented in the financial statements, or prospectively to profits interests and similar awards granted or modified on or after the adoption date. The Company is currently assessing the impacts of adopting ASU 2024-01 on its condensed consolidated financial statements and disclosures.

13. VARIABLE INTEREST ENTITIES AND VOTING INTEREST ENTITIES

On January 26, 2022, DVSL was created in order to construct, own, operate and maintain variable data centers in order to support the mining of cryptocurrency assets, batch processing and other non-crypto related activities (collectively, the “Project”). On May 3, 2022, SCI entered into a Bilateral Master Contribution Agreement (the “Bilateral Contribution Agreement”) with Spring Lane Capital, pursuant to which Spring Lane agreed, pursuant to the terms and conditions of such agreement, to make one or more capital contributions to, and in exchange for equity in, SCI or one of its subsidiaries up to an aggregate amount of $35 million to fund certain projects to develop green data centers co-located with renewable energy assets (the “Spring Lane Commitment”).

On August 5, 2022, the Company entered into a Contribution Agreement (the “Dorothy Contribution Agreement”) with Spring Lane, Soluna DV Devco, LLC (“Devco”), an indirect wholly owned subsidiary of SCI, and DVSL an entity formed in order to further the Company’s development for Project Dorothy, (each, a “Party” and, together, the “Parties”). Pursuant to the Dorothy Contribution Agreement, the Company committed to a capital contribution of up to approximately $26.3 million to DVSL (the “Company Commitment”), and on August 5, 2022, the Company was deemed to have contributed approximately $8.1 million, through payment of capital expenditures and development costs made on behalf of DVSL by the Company prior to August 5, 2022. Further under the Agreement, Spring Lane committed to a capital contribution of up to $12.5 million to DVSL (the “Spring Lane Dorothy Commitment”), and as of December 31, 2022, Spring Lane had actually contributed approximately $4.8 million. Under the Dorothy Contribution Agreement, the Company and Spring Lane have committed to make subsequent contributions, up to their respective Company Commitment and Spring Lane Dorothy Commitment amounts, on a pro rata basis, upon receipt of a contribution request from DVSL, as set forth in the Dorothy Contribution Agreement and subject to the satisfaction of certain conditions described therein. The proceeds of any subsequent commitments will be applied to pay project costs in accordance with the project budget.

In exchange for their contributions, the Company and Spring Lane were issued 67.8% and 32.2% of the Class B Membership Interests in DVSL, respectively, and were admitted as Class B members of DVSL. Further pursuant to the Agreement, DVSL issued 100% of its Class A Membership Interests to Devco.

The Company evaluated this legal entity under ASC 810, Consolidations and determined that DVSL is a variable interest entity (“VIE”) that should be consolidated into the Company, with a non-controlling interest recorded to account for Spring Lane’s equity ownership of the Company. The Company has a variable interest in DVSL. The entity was designed by the Company to create an entity for outside investors to invest in specific projects. The creation of this entity resulted in the Company, through its equity interest in DVSL, absorbing operational risk that the entity was created to create and distribute, resulting in the Company having a variable interest in DVSL.

F-77

On March 10, 2023, the Company along with Devco, and Soluna DVSL ComputeCo, LLC, a Delaware limited liability company (the “Project Company”) entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with Soluna SLC Fund I Projects Holdco, LLC, a Delaware limited liability company (“Spring Lane”) that is wholly owned indirectly by Spring Lane Management LLC. The Project Company was constructing a modular data center with a peak demand of 25 megawatts (the “Dorothy Phase 1A Facility”).

Under a series of transactions in February 2023 and March 2023, culminating in the March 10, 2023 Purchase and Sale Agreement, the Company sold to Spring Lane certain Class B Membership Interests for a purchase price of $7.5 million (the “Sale”). After giving effect to the Sale, the Company owned 6,790,537 Class B Membership Interests (constituting 14.6% of the Class B Membership Interests) and Spring Lane owns 39,791,988 Class B Membership Interests (constituting 85.4% of the Class B Membership Interests). The cash portion of the purchase price paid by Spring Lane to the Company was approximately $5.8 million, which represented the purchase price of $7.5 million less the Company’s pro rata share of certain contributions funded entirely by Spring Lane in the earlier portion of this series of transactions occurring during February 2023 and March 2023. As a further part of these transactions, the parties agreed that from January 1, 2023 onwards, the Company would bear only 14.6% of the costs relating to the construction and operation of the Dorothy Phase 1A Facility, compared to its 67.8% share until that time, including during the calendar year 2022. After Spring Lane Capital realizes an 16% Internal Rate of Return hurdle on its investments, the Company retains the right to 50% of the profits on Soluna DVSL ComputeCo. In connection with the Spring Lane transactions and agreements, Soluna DV Services, LLC. will be providing the operations and maintenance services to Soluna DVSL ComputeCo, LLC. Soluna DV Services, LLC expects to receive a margin of 20% for services rendered on certain expenses.

Concurrently with the Sale, the Company, Spring Lane, Devco and the Project Company entered into (a) the Fourth Amended and Restated Limited Liability Company Agreement of the Project Company, dated as of March 10, 2023 (the “Fourth A&R LLCA”), an amendment and restatement of the Third Amended and Restated Limited Liability Company Agreement of the Project Company dated as of March 3, 2023, and (b) the Amended and Restated Contribution Agreement, dated as of March 10, 2023 (the “A&R Contribution Agreement”), an amendment and restatement of the Contribution Agreement dated as of August 5, 2022. The Fourth A&R LLCA provides for certain updates in respect of Spring Lane’s majority ownership. The A&R Contribution Agreement reflects updated pro rata member funding percentages as a result of the Sale as well as updated contribution caps for each of the Company and Spring Lane.

As of January 1, 2023, there were no changes in the Limited Liability Agreement of DVSL other than those related to incorporating the new investment and the purpose and design of DVSL has not changed. The Company evaluated the concepts under ASC 810 for DVSL after the change in membership interest, concluding that this resulted in the Project Company not being structured with non-substantive voting rights, as the noncontrolling shareholders have disproportionately fewer voting rights but the activities are not conducted on their behalf. This, in conjunction with there being sufficient equity at risk to finance its activities and the equity holders as a group having the characteristics of a controlling financial interest in DVSL, results in DVSL not meeting the definition of a VIE. The Company’s consolidation model is based on the concept of power. Given the Company’s Class A membership interest, the Company has the ability to control the significant decisions made in the ordinary course of the business of DVSL. The non-controlling shareholders do not hold substantive participating rights, voting rights or liquidation rights. This results in the Project Company being a voting interest entity (“VOE”), therefore allowing the Company to continue to consolidate.

The carrying amount of the assets and liabilities was as follows for DVSL:

(Dollars in thousands)	September 30, 2024	December 31, 2023

Current assets:
Cash and restricted cash	$3,693	$2,275
Accounts receivable, net (allowance for expected credit losses $367 and $0 as of September 30, 2024 and December 31, 2023)	751	1,201
Other receivable, related party	397	185
Prepaids and other current assets	45	-
Total current assets	4,886	3,661

Other assets- long term, related party	2,452	2,172
Operating lease right-of-use assets	85	90
Property, plant, and equipment	12,970	13,712
Total assets	$20,393	$19,635

Current liabilities:
Due to intercompany	$20	$-
Accrued expense	1,509	677
Customer deposits-current	1,410	-
Operating lease liability	7	7
Total current liabilities	2,946	684
Operating lease liability	78	83
Customer deposits- long term	-	1,190
Other liabilities, related party	224	224

Total liabilities	$3,248	$2,181

F-78

Effective, January 1, 2023, the Company’s ownership in DVSL was reduced from 67.8% to 14.6%; see above for details.

On May 9, 2023, the Company’s indirect subsidiary DVCC completed a strategic partnership and financing with a special purpose vehicle, Navitas West Texas Investments SPV, LLC, (“Navitas”) organized by Navitas Global, to complete the second phase of the Dorothy Project (“Dorothy 1B”). Under a Contribution Agreement among the parties, the Company owned a substantially complete 25MW data center under construction, in which the Company had contributed capital expenditures for the data center. Soluna and Navitas amended and restated the Initial LLCA (the “Existing LLCA”) to reflect Navitas’ contribution of $4.5 million and its receipt of 4,500 Membership Interests, constituting 26.5% of the outstanding Membership Interests of the Company. On June 2, 2023, Soluna and Navitas amended and restated the Existing LLCA to (a) reflect (i) Navitas’s additional capital contribution of approximately $7.6 million and receipt of an additional 7,597 Membership Interests, for a total of 12,097 Membership Interests and 49% ownership of DVCC, and (ii) Soluna’s additional capital contribution of $1.34 million and receipt of an additional 1,340 Membership Interests, for a total of 12,590 Membership Interests and 51% ownership of DVCC, and (b) describe the respective rights and obligations of the Members and the management of DVCC. As of September 30, 2024, Navitas owns 49% and Soluna owns 51% of DVCC.

The Company evaluated this legal entity under ASC 810, Consolidations and determined that DVCC is a VIE that should be consolidated into the Company, with a non-controlling interest recorded to account for Navita’s equity ownership of the Company. The Company has a variable interest in DVCC. The entity was designed by the Company to create an entity for outside investors to invest in specific projects. The creation of this entity resulted in the Company, through its equity interest in DVCC, absorbing operational risk that the entity was created to create and distribute, resulting in the Company having a variable interest in DVCC.

DVCC is a VIE of the Company due to DVCC being structured with non-substantive voting rights. This is due to the following two factors being met as outlined in ASC 810-10-15-14 that require the VIE model to be followed.

a.	The voting rights of the Company are not proportional to their obligation to absorb the expected losses of the legal entity. The Company gave Navitas veto rights over significant decisions, which results in Soluna having fewer voting rights relative to their obligation to absorb the expected losses of the legal entity.

b.	Substantially all of DVCC’s activities are conducted on behalf of the Company, which has disproportionally fewer voting rights.

Also, the Company is the primary beneficiary due to having the power to direct the activities of DVCC that most significantly impact the performance of DVCC due to its role as the manager handling the day-to-day activities of DVCC as well as majority ownership and the obligation to absorb losses or gains of DVCC that could be significant to the Company.

Accordingly, the accounts of DVCC are consolidated in the accompanying financial statements.

The carrying amount of the VIE’s assets and liabilities was as follows for DVCC:

(Dollars in thousands)	September 30, 2024	December 31, 2023

Current assets:
Cash and restricted cash	$1,841	$2,575
Accounts receivable	31	217
Prepaids and other current assets	63	-
Other receivable, related party	449	476
Total current assets	2,384	3,268

Other assets- long term, related party	2,452	2,172
Operating lease right-of-use assets	85	90
Property, plant, and equipment, net	18,735	22,188
Total assets	$23,656	$27,718

Current liabilities:
Due to intercompany	$1,107	$1,259
Accrued expense	1,359	2,213
Operating lease liability	7	7
Current portion of debt	291	1,682
Total current liabilities	2,764	5,161

Operating lease liability	78	83
Total liabilities	$2,842	$5,244

F-79

On July 22, 2024 (the “Effective Date”), Soluna Holdings, Inc. (the “Company”) closed financing for the Dorothy 2 project. This project involves Soluna Digital, Inc. (the “Developer”) and Soluna DVSL II ComputeCo, LLC (the “ComputeCo”), a special purpose vehicle initially owned solely by the Developer. They are collaborating on the development, design, procurement, and construction of a 48 MW modular data center (the “Project Dorothy 2”) in Briscoe County, TX. This facility, located in Silverton, Texas, is owned by ComputeCo and operated by Soluna US Services, LLC, and may engage in cryptocurrency, batch processing, and other non-crypto related activities. It is adjacent to two other Company modular data center projects at the same site.

Project Dorothy 2 is financed by Soluna2 SLC Fund II Project Holdco LLC, an investment vehicle of Spring Lane Capital (“SLC”) with a capital contribution of up to $29.98 million, and the Developer, as the parent company of ComputeCo, with an initial capital contribution of up to $4.6 million. As of the Effective Date, the Company and the Developer became co-owners of ComputeCo.

Project Dorothy 2 allows the Developer to invest in ComputeCo, with the total ownership of the Developer and its affiliates capped at 49% of the Class B Membership Interests. This investment can occur within 30 days after the Effective Date (treated equally to the initial Investor), from day 31 to 180 days after the Effective Date (subject to a purchase price formula with a 20% discount rate), or after 180 days with the initial Investor’s approval.

On May 16, 2024, the Company secured $1.0 million in financing from SLC for equipment and machinery for Project Dorothy 2 through an Equipment Loan Agreement (the “ELA”) between SDI SL Borrowing - 1, LLC (the “Borrower”) and SLC. On that date, SLC lent the Borrower $720,000 to purchase medium voltage cables and low voltage switchboards. This debt was later assigned to ComputeCo on the Effective Date. Subsequently, the Borrowing amount in full by issuing the Investor Class B Membership Interests in the Dorothy 2 project valued at three times the borrowing amount (i.e., $2.16 million).

The Company evaluated this legal entity under ASC 810, Consolidations and determined that this is not a VIE. This entity is a VOE primarily due to there being sufficient equity at risk to finance its activities, the equity holders as a group having the characteristics of a controlling financial interest and the entity is not structured with non-substantive voting rights. The Company’s consolidation model is based on the concept of power. Given the Company’s Class A membership interest, the Company has the ability to control the significant decisions made in the ordinary course of the business of ComputeCo. Even though SLC has a majority of the Class B membership, the Company holds all the Class A membership, which gives them the ability to control the significant decisions made in the ordinary course of business. The non-controlling shareholders do not hold substantive participating rights, voting rights or liquidation rights. As of September 30, 2024, SLC owns 72% and SDI owns 28% of ComputeCo.

The carrying amount of the assets and liabilities was as follows for ComputeCo:

(Dollars in thousands)	September 30, 2024

Current assets:
Cash and restricted cash	$290
Accounts receivable, intercompany	2,855
Other receivable, related party	1,378
Total current assets	4,523

Other assets- long term, related party	4,028
Total assets	$8,551

Current liabilities:
Accounts payable, trade	$28
Accounts payable, related party	738
Due to intercompany	3
Total current liabilities	769
Total liabilities	$769

F-80

14. Segment Information

The Company applies ASC 280, Segment Reporting, in determining its reportable segments. The Company has three reportable segments: Cryptocurrency Mining, Data Center Hosting, and High-Performance Computing Services. In the third quarter of 2024, we initiated Soluna Cloud Services, a new business line to provide high performance computing services to support generative AI workstreams. Hosted at a third-party datacenter, the Company’s high-performance computing (“HPC”) services provide an integrated platform engineered to harness the process power of our fleet of NVIDIA H100 GPUs. The HPC services equipment is comprised of Graphics Processing Units (“GPUs”) servers, network equipment, and data storage equipment. In line with our commitment to sustainability, our HPC services equipment utilizes 100% carbon-free renewable energy from geothermal and hydroelectric sources.

The guidance requires that segment disclosures present the measure(s) used by the Chief Operating Decision Maker (“CODM”) to decide how to allocate resources and for purposes of assessing such segments’ performance. The Company’s CODM is comprised of several members of its executive management team who use revenue and cost of revenues of both reporting segments to assess the performance of the business of our reportable operating segments.

No operating segments have been aggregated to form the reportable segments. The Company does not allocate all assets to the reporting segments as these are managed on an entity-wide basis. Therefore, the Company does not separately disclose the total assets of its reportable operating segments.

The Cryptocurrency Mining segment generates revenue from the cryptocurrency the Company earns through its mining activities, which is currently generated from Project Dorothy, and previously from Project Sophie and Marie. The Data Center Hosting segment generated revenue from contracts for the provision/consumption of electricity and operation of the data center from the Company’s high performance computing facilities previously at Project Marie and currently from Project Sophie and Project Dorothy. The High-Performance Computing Services currently has not generated any revenue as of third quarter of 2024, as Project Ada is still working on building its customer base. Project Ada’s cost of revenue for the three and nine months ended is approximately $2.9 million in relation costs associated with HPE.

For the three months ended September 30, 2024 and 2023, approximately 100% and 97% of the Company’s cryptocurrency mining revenue was generated from Project Dorothy 1B (data center located in Silverton, Texas), 0% and 3% from Project Sophie (data center located in Murray, Kentucky), respectively. For the nine months ended September 30, 2024 and 2023, approximately 100% and 32% of the Company’s cryptocurrency mining revenue was generated from Project Dorothy 1B, 0% and 54% from Project Sophie, and 0% and 14% from Project Marie, respectively.

For three months ended September 30, 2024 and 2023, approximately 82% and 75% of the Company’s data center hosting revenue was generated from Project Dorothy 1A and 18% and 25% from Project Sophie. For nine months ended September 30, 2024 and 2023, approximately 74% and 64% of the Company’s data center hosting revenue was generated from Project Dorothy 1A, 26% and 31% from Project Sophie, 0% and 5% from Project Marie.

The Company evaluates performance based on profit or loss from operations before income taxes, accounting changes, items management does not deem relevant to segment performance, and interest income and expense. Inter-segment sales and expenses are not significant. Non-cash items of depreciation and amortization are included within both costs of sales and selling, general and administrative expenses.

The following table details revenue and cost of revenues for the Company’s reportable segments for three and nine months ended September 30, 2024 and 2023, and reconciles to net income (loss) on the consolidated statements of operations:

(Dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Reportable segment revenue:
Cryptocurrency mining revenue	$2,811	$1,786	$13,691	$5,497
Data hosting revenue	4,271	4,011	14,446	5,451
High-performance computing service revenue	-	-	-	-
Demand response service revenue	443	-	1,612	-
Total segment and consolidated revenue	7,525	5,797	29,749	10,948
Reportable segment cost of revenue:
Cost of cryptocurrency mining revenue, exclusive of depreciation	1,963	1,040	5,687	4,451
Cost of data hosting revenue, exclusive of depreciation	2,555	2,150	6,982	3,181
Cost of high-performance computing services	2,859	-	2,859	-
Cost of revenue-depreciation	1,512	1,200	4,540	2,364
Total segment and consolidated cost of revenues	8,889	4,390	20,068	9,996
Reconciling items:
General and administrative expenses	7,652	5,102	21,834	18,353
Impairment on fixed assets	-	41	130	418
Interest expense	821	495	1,694	2,355
(Gain) loss on debt extinguishment and revaluation, net	(1,203)	769	7,495	2,350
Loss on sale of fixed assets	-	373	21	404
Other expense, net	6	74	32	301
Income tax (benefit) expense from operations	(547)	569	(1,743)	(524)
Net loss	(8,093)	(6,016)	(19,782)	(22,705)
(Less) Net loss (income) attributable to non-controlling interest	903	(646)	(3,535)	206
Net loss attributable to Soluna Holdings, Inc.	$(7,190)	$(6,662)	$(23,317)	$(22,499)

Capital expenditures	3,542	9,639	3,820	12,534
Depreciation and amortization	3,915	3,579	11,750	9,498

F-81

15. Subsequent Events

SEPA Consents

As previously discussed in Footnote 1, the Company entered into a SEPA with YA II PN, LTD on August 12, 2024. In accordance with the terms of the SEPA, YA has agreed to purchase up to $25 million in aggregate gross purchase price of newly issued fully paid shares of the Company’s common stock from time to time subject to the limits and the conditions of the SEPA. Access to the SEPA is subject to a number of conditions precedent including the filing and effectiveness of a registration statement on Form S-1 covering the resale of the shares purchased under the SEPA (the “Registration Statement”), and various consents from the Company’s outstanding convertible noteholders (the “Noteholders”) and the holder (the “Series B Holder”) of the Company’s outstanding Series B Convertible Preferred Stock (the “Series B Stock”). The Company has entered into the following transactions on October 1, 2024, with the Noteholders and the Series B Holder as described below, satisfying the conditions precedent related to third parties to access the SEPA. Access to the SEPA remains subject to effectiveness of the Registration Statement, which the Company anticipates filing with the Securities and Exchange Commission, and other customary conditions.

Agreements with Convertible Noteholders

Master Consent Agreement

The Company entered into a Consent, Waiver, and Mutual Release Agreement (the “Master Consent”) on October 1, 2024 with the Noteholders that are parties to a Securities Purchase Agreement, dated October 25, 2021, as amended (the “SPA”), pursuant to which, among other things, the Company has issued convertible notes to various institutional investors (together with their respective agents, the “Purchasers”). The Master Consent provides the following from the Purchasers:

●	consent to the Company’s entry into the SEPA and the Payment Agreements (as described below);
●	waiver of any rights of first refusal or participation rights in connection with the SEPA;
●	standstill of the rights to exercise certain $0.01 warrants pursuant to the SPA;
●	the right to prepay the convertible notes with a 20% premium;
●	termination of the SPA and related agreements upon the full payoff of the convertible notes; and
●	mutual limited release of claims between the Purchasers and the Company.

In return for these consents, the Company agreed to pay the Purchaser agents a $750 thousand waiver fee and to prepay to the Purchasers the 20% premium for the prepayment of the Notes of approximately $625 thousand.

Payment Agreements

The Company entered into payment agreements with the Purchasers in connection with the SEPA (the “Payment Agreements”), pursuant to which the Company and the Purchasers agreed to permit the full or partial prepayment of any outstanding convertible note balances held by the Purchasers at any time with five business days’ notice.

Assignment and Assumption Agreements

Soluna AL CloudCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“CloudCo”), Soluna Cloud, Inc, an indirect wholly-owned subsidiary of the Company (“Soluna Cloud”) and the Company have entered into assignment and assumption agreements (the “Assignment Agreements”) on October 1, 2024 with one of the Purchasers and two other parties introduced by that Purchaser (together, the “Assignors”), with respect to an aggregate of $1.25 million of notes issued by CloudCo. Pursuant to the Assignment Agreements, the Company purchased such notes for a purchase price of $750 thousand, or 60% of face value.

Agreements with Series B Holder

The Company entered into Amendment No. 1 (the “Amendment”) on October 1, 2024 to the securities purchase agreement with the Series B Holder, pursuant to which the Series B Holder agreed to waive its right of first refusal and participation rights with respect to the SEPA, to modify its consent rights to future financings, and to limit warrant exercises and conversions in accordance with the terms of the Amendment. In return, the Company agreed to amend the conversion price of the Series B Stock from $135.25 to $5, to amend the exercise of price of outstanding warrants held by the Series B Holder to $0.01 per share, and to issue an additional 140,000 five-year warrants with an exercise price of $0.01 per share.

F-82

Up to 3,508,024 shares of Common Stock

PROSPECTUS

February 5, 2025